   As filed with the Securities And Exchange Commission on December 7, 1998.

                                                      Registration No. 333-64621
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                              --------------------


                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              --------------------

                        ST. FRANCIS CAPITAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


     WISCONSIN                     6711                                    39-1747461
---------------------------------  -----------------------------------------------------------
(State or other jurisdiction of    (Primary Standard                       (I.R.S. Employer
incorporation or organization)     Industrial Classification Code Number)  Identification no.)

                          13400 BISHOPS LANE, SUITE 350
                        BROOKFIELD, WISCONSIN 53005-6203
                                 (414) 486-8700
              (Address, including Zip Code, and Telephone Number,
       including Area Code, of Registrant's Principal Executive Offices)

                           THOMAS R. PERZ, PRESIDENT
                          AND CHIEF EXECUTIVE OFFICER
                        ST. FRANCIS CAPITAL CORPORATION
                         13400 BISHOPS LANE, SUITE 350
                        BROOKFIELD, WISCONSIN 53005-6203
                                 (414) 486-8700
     (Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                                   Copies To:
  W. CHARLES JACKSON, ESQ.                        CHRISTOPHER J. ZINSKI, ESQ.
MICHAEL BEST & FRIEDRICH LLP                         SCHIFF HARDIN & WAITE
100 EAST WISCONSIN AVENUE                              6600 SEARS TOWER
      SUITE 3300                                  CHICAGO, ILLINOIS 60606-6473
MILWAUKEE, WISCONSIN 53202

                           -------------------------

Approximate date of commencement of proposed sale of securities to the public:
At the effective time of the merger ("Merger") of Reliance Bancshares, Inc. ("Reliance") with and into St. Francis Capital Corporation ("St. Francis") as described in the attached Proxy Statement/Prospectus.




THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHOULD BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                     [RELIANCE BANCSHARES, INC. LETTERHEAD]


                               DECEMBER 11, 1998


DEAR FELLOW SHAREHOLDER:


THE SPECIAL MEETING OF SHAREHOLDERS (THE "SPECIAL MEETING") OF RELIANCE BANCSHARES, INC. ("RELIANCE"), A WISCONSIN CORPORATION AND THE HOLDING COMPANY FOR RELIANCE SAVINGS BANK ("RELIANCE SAVINGS BANK"), WILL BE HELD ON JANUARY 20, 1999, AT 2:00 P.M., MILWAUKEE, WISCONSIN TIME, AT THE CLARION HOTEL & CONFERENCE CENTER, 5311 SOUTH HOWELL AVENUE, MILWAUKEE, WISCONSIN 53207.

AT THE SPECIAL MEETING, YOU WILL BE ASKED TO CONSIDER AND VOTE UPON A PROPOSAL TO APPROVE AN AGREEMENT AND PLAN OF REORGANIZATION, DATED JUNE 30, 1998 (THE "MERGER AGREEMENT"), AND THE RELATED AGREEMENT AND PLAN OF MERGER, DATED SEPTEMBER 22, 1998 (THE "PLAN OF MERGER"), BY AND BETWEEN RELIANCE AND ST. FRANCIS CAPITAL CORPORATION ("ST. FRANCIS"), A WISCONSIN CORPORATION AND THE HOLDING COMPANY FOR ST. FRANCIS BANK, F.S.B., A FEDERALLY CHARTERED SAVINGS BANK ("ST. FRANCIS BANK"), PROVIDING FOR THE MERGER OF RELIANCE WITH AND INTO ST. FRANCIS (THE "MERGER"). As described in the accompanying proxy statement, in the Merger, each of your shares of Reliance common stock will be converted into the right to elect the consideration due you in cash, shares of St. Francis common stock, or a combination thereof, but such right is subject to the requirements that (i) the aggregate consideration to be paid to shareholders of Reliance must be equal to at least 60% in St. Francis common stock and no greater than 40% in cash, and (ii) the Merger must qualify as a tax-free reorganization. Thus, no guarantee can be given that an election by any given shareholder will be honored, or that Reliance shareholders will receive their elected form of consideration. As described further herein, the actual amount of cash and/or shares of St. Francis common stock to be received by shareholders of Reliance will be dependant upon the average of the last sale price of the day of one share of St. Francis Common Stock over a ten-day pricing period ending shortly before the effective time of the Merger. An election form and letter of transmittal is enclosed herewith, which you should read carefully in order to understand your rights in electing the Merger consideration.


RELIANCE'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT AND PLAN OF MERGER, BELIEVES THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF RELIANCE SHAREHOLDERS, AND RECOMMENDS THAT SHAREHOLDERS OF RELIANCE VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND PLAN OF MERGER.


The attached Notice of Special Meeting and Proxy Statement/Prospectus describe the formal business to be conducted at the Special Meeting, including details concerning the Merger Agreement, Plan of Merger and the Merger. Directors and officers of Reliance will be present at the Special Meeting to respond to any questions that our shareholders may have.


The affirmative vote of the holders of a majority of the issued and outstanding shares of common stock of Reliance will be required to approve the Merger. An abstention or failure to vote will have the same effect as a vote against the Merger. Accordingly, please complete, date, sign and promptly return your proxy card in the enclosed envelope. Returning your proxy card will not prevent you from voting in person at the Special Meeting, but will assure that your vote is counted if you are unable to attend.


You should not send in certificates for your shares of Reliance common stock with your proxy card. Please carefully read and follow the instructions set forth in the election form and letter of transmittal delivered to you under separate cover regarding the making of your election and the surrender of your Reliance stock certificates.



                                         ON BEHALF OF THE BOARD OF DIRECTORS

                                         /s/ ALLAN T. BACH
                                         -----------------

                                         ALLAN T. BACH
                                         PRESIDENT AND CHIEF
                                         EXECUTIVE OFFICER

                            RELIANCE BANCSHARES, INC.
                             3140 SOUTH 27TH STREET
                           MILWAUKEE, WISCONSIN 53215
                                 (414) 671-2222




                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 20, 1999
                   -----------------------------------------




TO THE HOLDERS OF COMMON STOCK OF RELIANCE BANCSHARES, INC.:


NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders (the "Special Meeting") of Reliance Bancshares, Inc. ("Reliance") will be held on January 20, 1999, at 2:00 p.m., Milwaukee, Wisconsin time, at the Clarion Hotel & Conference Center, 5311 South Howell Avenue, Milwaukee, Wisconsin. The Special Meeting is for the purpose of considering and voting upon the following matters, all of which are set forth more completely in the accompanying Proxy Statement/Prospectus:



1. To consider and vote upon the approval and adoption of the Agreement and Plan of Reorganization, dated as of June 30, 1998 (the "Merger Agreement"), and the related Agreement and Plan of Merger, dated as of September 22, 1998 (the "Plan of Merger"), between St. Francis Capital Corporation, a Wisconsin corporation ("St. Francis"), and Reliance.
     Copies of the Merger Agreement and Plan of Merger are attached as Exhibits A and B, respectively, to the accompanying Proxy Statement/Prospectus, providing, among other things, for the merger of Reliance with and into St. Francis (the "Merger"), and the issuance of shares of common stock of St. Francis and the payment of cash to the shareholders of Reliance in connection therewith. Pursuant to the Merger Agreement, shareholders of Reliance may elect, subject to certain election and allocation procedures, to exchange their shares of Reliance common stock for either cash in an amount ranging from $10.00 per Reliance share up to an amount equal to .2295 multiplied by the average market price of St. Francis' common stock over a ten-day pricing period ending shortly before the effective time of the Merger (the "St. Francis Average Stock Price") (the exact per share cash amount to be dependant upon the St. Francis Average Stock Price), between .2295 and .3085 fractional shares of St. Francis common stock (the exact fractional share amount to be dependant upon the St. Francis Average Stock Price), or an overall combination thereof, for each Reliance common share. However, the aggregate consideration to be paid to shareholders of Reliance must be equal to at least 60% in St. Francis common stock and no greater than 40% in cash and the Merger must qualify as a tax-free reorganization. Thus, no guarantee can be given that an election by any given shareholder will be honored, or that Reliance shareholders will receive their elected form of consideration.




2. To adjourn the Special Meeting to solicit additional votes in favor of the Merger Agreement and Plan of Merger in the event that the required vote for approval and adoption of the Merger Agreement and Plan of Merger has not been obtained by the date of the Special Meeting.




3. To consider and act upon such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof. The Board of Directors is not aware of any such other business.

     The Board of Directors has established December 4, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only shareholders of record as of the close of business on that date will be entitled to vote at the Special Meeting or any adjournments or postponements thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Special Meeting, the Special Meeting may be postponed or adjourned in order to permit further solicitation of proxies by Reliance.




                                        BY ORDER OF THE BOARD OF DIRECTORS,

                                        /s/ Carol A. Barnharst
                                        ----------------------

                                        Carol A. Barnharst
                                        Vice President, Chief Financial Officer,
                                        Secretary and Treasurer




December 11, 1998
Milwaukee, Wisconsin










YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  WHETHER
OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE
AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

PLEASE DO NOT SEND IN CERTIFICATES FOR YOUR SHARES OF RELIANCE COMMON STOCK WITH YOUR PROXY CARD. PLEASE CAREFULLY READ AND FOLLOW THE INSTRUCTIONS SET FORTH IN THE ELECTION FORM AND LETTER OF TRANSMITTAL REGARDING THE MAKING OF YOUR ELECTION AND THE SURRENDER OF YOUR RELIANCE STOCK CERTIFICATES.

                           RELIANCE BANCSHARES, INC.


                                Proxy Statement
         Special Meeting of Shareholders To Be Held on January 20, 1999

                        ST. FRANCIS CAPITAL CORPORATION
                                   PROSPECTUS
        UP TO 740,022 SHARES OF COMMON STOCK, $0.01 PAR VALUE PER SHARE
                        (AND ASSOCIATED PURCHASE RIGHTS)


This combined Proxy Statement and Prospectus ("Proxy Statement/Prospectus") is being furnished to the holders of common stock, $1.00 par value per share ("Reliance Common Stock"), of Reliance Bancshares, Inc., a Wisconsin corporation ("Reliance"), in connection with the solicitation of proxies by the Reliance Board of Directors for use at the Special Meeting of Shareholders of Reliance to be held on January 20, 1999, at 2:00 p.m., Milwaukee, Wisconsin time, at the Clarion Hotel & Conference Center, 5311 South Howell Avenue, Milwaukee, Wisconsin, or at any adjournments or postponements thereof (the "Special Meeting"). The primary purpose of the Special Meeting is for shareholders to consider and vote upon the merger (the "Merger") of Reliance with and into St. Francis Capital Corporation, a Wisconsin corporation ("St. Francis"). The Merger will be effected in accordance with an Agreement and Plan of Reorganization, dated as of June 30, 1998 (the "Merger Agreement"), and related Agreement and Plan of Merger, dated as of September 22, 1998 ("Plan of Merger"), by and between Reliance and St. Francis. At the Special Meeting, shareholders of Reliance also will consider and vote upon the possible adjournment of the Special Meeting, if necessary, to solicit additional votes in favor of the Merger.

In the Merger, each outstanding share of Reliance Common Stock will be converted into the right to receive either cash (the "Per Share Cash Distribution") (to be computed as described herein) or a fractional share of St. Francis common stock (the "Per Share Stock Distribution") (to be computed as described herein). The value of the Per Share Cash Distribution and Per Share Stock Distribution will be based on the average market price of St. Francis' common stock over a ten-day pricing period ending shortly before the effective time of the Merger (the "St. Francis Average Stock Price"). SEE PAGES 6-8, 14-16, AND 38-40 OF THE PROXY STATEMENT/PROSPECTUS FOR AN ILLUSTRATION OF THE COMPUTATION OF THE VALUE OF THE PER SHARE CASH DISTRIBUTION AND PER SHARE STOCK DISTRIBUTION.


Pursuant to the Merger Agreement, Reliance shareholders may elect, subject to certain election and allocation procedures, to exchange all of their shares of Reliance Common Stock for the Per Share Cash Distribution for each share, the Per Share Stock Distribution for each share, or an overall combination thereof. However, the aggregate consideration to be paid to shareholders of Reliance must be equal to at least 60% in St. Francis common stock and no greater than 40% in cash, and the Merger must qualify as a tax-free organization. Thus, no guarantee can be given that an election by any given shareholder will be honored, or that Reliance shareholders will receive their elected form of consideration. For a more detailed description of the terms of the Merger, see "Proposal to Approve the Merger."


     This Proxy Statement/Prospectus also constitutes a prospectus of St. Francis with respect to up to 740,022 shares of St. Francis common stock, $0.01 par value per share ("St. Francis Common Stock"), to be issued to the shareholders of Reliance upon consummation of the proposed Merger pursuant to the terms of the Merger Agreement. This Proxy Statement/Prospectus and accompanying form of proxy ("Proxy") are first being mailed on or about December 11, 1998 to shareholders of Reliance as of December 4, 1998 (the "Voting Record Date").

SEE "RISK FACTORS" BEGINNING ON PAGE 30 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH THE ACQUISITION OF ST. FRANCIS COMMON STOCK.


All information contained in this Proxy Statement/Prospectus relating to St. Francis has been supplied by St. Francis, and all information relating to Reliance has been supplied by Reliance. Neither St. Francis nor Reliance warrants the accuracy or completeness of information relating to the other.

THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF ST. FRANCIS COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.


        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS DECEMBER 8, 1998.

     As described above, this Proxy Statement/Prospectus incorporates by reference documents that are not presented herein or delivered herewith. These documents (other than exhibits to such documents that are specifically incorporated by reference into the text of such documents) are available, without charge, to each person, including any beneficial owner, to whom a copy of this Proxy Statement/Prospectus is delivered, upon written or oral request to William R. Hotz, 13400 Bishops Lane, Suite 350, Brookfield, Wisconsin 53005-6203. In order to ensure timely delivery of the documents, any request should be made by January 11, 1999. See "Incorporation of Certain Information By Reference."



     No person is authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by St. Francis, Reliance or any other person. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy a security, or a solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it would be unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities made pursuant to this Proxy Statement/Prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of St. Francis or Reliance or in the information set forth herein or in the documents incorporated herein by reference since the date of this Proxy Statement/Prospectus; however, if any material change occurs in such affairs or information during the period that this Proxy Statement/Prospectus is required to be delivered, this Proxy Statement/Prospectus will be amended and supplemented accordingly.



                           FORWARD-LOOKING STATEMENTS

     This Proxy Statement/Prospectus, including the information incorporated by reference herein, information included in, and incorporated by reference from, future filings by St. Francis with the Securities and Exchange Commission (the "SEC" or the "Commission"), and information contained in written material, press releases and oral statements issued by or on behalf of St. Francis or Reliance, contains, or may contain, certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, included in this Proxy Statement/Prospectus that address activities, events or developments that St. Francis or Reliance expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements are based on certain assumptions and analyses made by St. Francis or Reliance in light of their experience and perception of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties and are based on managements' current expectations. Examples of factors which could cause future results to differ from managements' expectations include, but are not limited to, the following: general economic and competitive conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; general market rates of interest; interest rates on competing investments; interest rates on funding sources; consumer demand for deposit and loan products and services; changes in accounting policies and guidelines; and changes in the quality or composition of St. Francis' and/or Reliance's loan and investment portfolios. In the case of St. Francis, some of these risks are described in more detail below under "Risk Factors." Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

                               TABLE OF CONTENTS

                                                                                      PAGE
        FORWARD-LOOKING STATEMENTS .................................................    2
        QUESTIONS AND ANSWERS ABOUT THE MERGER .....................................    5

        SUMMARY ....................................................................   11
        The Parties to the Merger ..................................................   11
        The Reliance Special Meeting ...............................................   12
        The Merger .................................................................   14
        Comparative per Share Information ..........................................   23
        Comparative Market and Stock Price Information .............................   24
        Selected Historical Financial Information ..................................   26

        INTRODUCTION ...............................................................   29

        RISK FACTORS ...............................................................   30

        THE SPECIAL MEETING ........................................................   34

        PROPOSAL TO APPROVE THE MERGER
        (Proposal No. 1) ...........................................................   37
        General ....................................................................   37
        The Merger and the Bank Merger .............................................   37
        Effect of The Merger .......................................................   37
        Effective Time .............................................................   38
        Merger Consideration .......................................................   38
        Price-Based Termination ....................................................   40
        Background of the Merger ...................................................   40
        Reasons For The Merger and Recommendation of the Reliance Board of Directors   43
        Opinion of Reliance Financial Advisor ......................................   46
        Election and Allocation Procedures .........................................   50
        Issuance of Stock and Payment of Cash ......................................   54
        Representations and Warranties .............................................   55
        Certain Covenants ..........................................................   55
        Conditions to Each Party's Obligations .....................................   56
        Regulatory Approvals .......................................................   58
        Conduct of Business Pending Merger .........................................   58
        Amendment and Waiver .......................................................   61
        Termination ................................................................   61
        Management After the Merger ................................................   62
        Interests of Certain Persons In The Merger .................................   62
        Effect On Reliance Employee Benefit Plans ..................................   65
        Certain Federal Income Tax Consequences ....................................   66
        Accounting Treatment .......................................................   69
        NASDAQ Listing .............................................................   69
        Expenses ...................................................................   69
        Voting Agreements ..........................................................   69
        Termination Fee Arrangements ...............................................   69
        Resales of St. Francis Common Stock ........................................   70
        No Appraisal or Dissenters' Rights .........................................   70


        DESCRIPTION OF ST. FRANCIS CAPITAL STOCK ....................................    71
        General .....................................................................    71
        St. Francis Common Stock ....................................................    71
        St. Francis Preferred Stock .................................................    72
        Rights Plan .................................................................    72
        Changes in Control ..........................................................    72

      COMPARISON OF SHAREHOLDERS' RIGHTS ............................................    75
        Vacancies on the Board of Directors .........................................    75
        Advance Notice of Nominations of Directors and Shareholder Proposals ........    75
        Shareholder Rights Plan .....................................................    75

        BUSINESS OF THE PARTIES TO THE MERGER .......................................    76
        St. Francis .................................................................    76
        Reliance ....................................................................    76
        Regulations .................................................................   103

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
        AND RESULTS OF OPERATIONS OF RELIANCE .......................................   113

        STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS ................................   132

        EXPERTS .....................................................................   132

        LEGAL MATTERS ...............................................................   133

        SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING............................   133
             Deadline for Submission of Shareholder Proposals for Inclusion in
             1999 Proxy Materials....................................................   133
             Advance Notice Requirement for Any Proposal or Nomination to be Raised
             by a Shareholder........................................................   133
             Discretionary Voting of 1999 Proxies....................................   134

        PROPOSAL TO ADJOURN THE SPECIAL MEETING
        (Proposal No. 2) ............................................................   134

        OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE SPECIAL MEETING ............   135

        AVAILABLE INFORMATION........................................................   135

        INCORPORATION OF CERTAIN INFORMATION BY REFERENCE ...........................   136

        FINANCIAL STATEMENTS OF RELIANCE ............................................   F-1
         Interim Financial Statements (Unaudited) ...................................   F-2

        Consolidated Statements of Financial Condition ..............................   F-2
        Consolidated Statements of Income ...........................................   F-3
        Consolidated Statements of Stockholders' Equity .............................   F-4
        Consolidated Statements of Cash Flows .......................................   F-5
        Notes to Consolidated Financial Statements ..................................   F-7

        ANNUAL FINANCIAL STATEMENTS ...................................................   F-9

              Report of Independent Auditors ..........................................   F-9
              Consolidated Statements of Financial Condition ..........................   F-10
              Consolidated Statements of Income........................................   F-11
              Consolidated Statements of Stockholders' Equity .........................   F-12
              Consolidated Statements of Cash Flows ...................................   F-13
              Notes to Consolidated Financial Statements ..............................   F-15
               EXHIBIT A:  AGREEMENT AND PLAN OF REORGANIZATION .......................   A-1
               EXHIBIT B:  AGREEMENT AND PLAN OF MERGER ...............................   B-1
               EXHIBIT C:  OPINION OF ROBERT W. BAIRD & CO. INCORPORATED...............   C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER





Q(1):  WHY IS RELIANCE BEING ACQUIRED BY ST. FRANCIS?

A(1): The Reliance Board has approved the Merger with St. Francis based upon its assessment of the financial condition and prospects of Reliance in particular and the competitive and regulatory environment for financial institutions generally. St. Francis is a Wisconsin-based thrift holding company for St. Francis Bank, F.S.B., a federally-chartered savings bank which operated 25 banking offices in Wisconsin as of September 30, 1998. Reliance's financial advisor has advised the Reliance Board that the merger consideration provided for in the Merger Agreement is fair, from a financial point of view, to the holders of Reliance Common Stock. The Merger will enable Reliance shareholders who elect to exchange their shares of Reliance Common Stock for St. Francis Common Stock to hold stock in a larger and more diversified entity whose shares are more widely held and more actively traded. Based upon these and other factors, the Reliance Board believes that combining with St. Francis is in the best interests of Reliance and Reliance shareholders. To review the background and reasons for the Merger, see pages 40 through 45.



Q(2):  AS A RELIANCE SHAREHOLDER, WHAT WILL I RECEIVE IN THE MERGER?

A(2): Prior to the Special Meeting, you will elect to receive shares of St. Francis Common Stock, cash, or a combination of the two, in exchange for your shares of Reliance Common Stock. You also will receive cash instead of fractional shares of St. Francis Common Stock. You will make this election on an Election Form being mailed to you under separate cover. See Question 5. See also Question 3 for a further discussion and an illustrative example of how the amount of stock and/or cash you will receive will be calculated under the Merger Agreement.



       The extent to which elections by Reliance shareholders to receive cash, stock or a combination thereof will be accommodated will depend upon the election of all other Reliance shareholders. Pursuant to the Merger Agreement and in order to ensure that the Merger qualifies as a tax-free reorganization, at least 60% of the total consideration paid in the Merger must be in the form of shares of St. Francis Common Stock. For example:


      (1) If all Reliance shareholders elect to receive cash for their shares, then each Reliance shareholder (other than the Reliance ESOP, which in all cases will receive cash) would receive 60% of their Merger consideration in shares of St. Francis Common Stock and 40% in cash;


      (2) If Reliance shareholders collectively elect to receive at least 60% of their total Merger consideration in shares of St. Francis Common Stock, then all Reliance shareholders' elections with respect to stock, cash or a combination thereof will be honored; and

      (3) If Reliance shareholders elect to receive 50% of the total Merger consideration in shares of St. Francis Common Stock and 50% in cash, then all Reliance shareholders electing stock would receive stock and all Reliance shareholders electing cash would receive, on a pro-rata basis, stock such that at least 60% of the total Merger consideration is in the form of shares of St. Francis Common Stock.


 However, in no event will a shareholder who elects to receive stock receive cash instead (except cash which may be issued in lieu of fractional shares).

Q(3): HOW WILL THE NUMBER OF SHARES OF ST. FRANCIS COMMON STOCK OR THE AMOUNT OF CASH I RECEIVE BE DETERMINED?

A(3): Generally, the Merger has been designed to give you between $10.00 and $10.50 in value for each share of Reliance Common Stock, assuming the St. Francis Average Stock Price (as hereinafter defined) is $32.41 or more but not greater than $45.74. However, the number of shares of St. Francis Common Stock and/or the amount of cash you receive will depend on the "St. Francis Average Stock Price," which is the average of the last sale price per share of St. Francis Common Stock for the ten consecutive trading days ending on the fifth business day prior to completion of the Merger.


 The following is a breakdown of the per share value (in stock and cash) that you will receive based upon various ranges of the St. Francis Average Stock
 Price:

     (1) If the St. Francis Average Stock Price is less than $32.41, St. Francis may elect not to complete the Merger; however, if St. Francis elects to complete the Merger, you will receive $10.00 per share in cash or shares of St. Francis Common Stock having a value of $10.00 per share;

     (2) If the St. Francis Average Stock Price is between $32.41 and $40.00, you will receive $10.00 per share in cash or shares of St. Francis Common Stock having a value of $10.00 per share;

     (3) If the St. Francis Average Stock Price is between $40.01 and $42.00, you will receive cash in an amount equal to .25 multiplied by the St. Francis Average Stock Price per share (i.e., between $10.00 and $10.25 per share) or .25 shares of St. Francis Common Stock per share;

     (4) If the St. Francis Average Stock Price is between $42.01 and $45.74, you will receive $10.50 per share in cash or shares of St. Francis Common Stock having a value of $10.50 per share; and

     (5) If the St. Francis Average Stock Price is $45.75 or more, you will receive cash in an amount equal to .2295 multiplied by the St. Francis Average Stock Price per share or .2295 shares of St. Francis Common Stock per share.

                FOR ILLUSTRATIVE PURPOSES ONLY, WE HAVE PROVIDED
                             THE FOLLOWING EXAMPLE.

     The average of the last sale price per share of St. Francis Common Stock for the ten consecutive trading days ending on December 1, 1998 (the latest practicable time period to obtain information prior to the printing of this Proxy Statement/Prospectus) was $41.28. Assuming the St. Francis Average Stock Price also is $41.28, then (as described above), the per share cash consideration to be received by a Reliance shareholder would be $10.32 and the per share value of St. Francis Common Stock to be received by a Reliance shareholder would be $10.32 (based on a conversion ratio of .2500).

     Assuming you own 1,000 shares of Reliance Common Stock, under the following scenarios you would receive the following, based on the stated assumptions.


     (1) Assuming that Reliance shareholders collectively elect to receive at least 60% of the total Merger consideration in shares of St. Francis Common Stock:


         (a) if you elected to receive all stock, you would receive 250 shares of St. Francis Common Stock and no in cash;

         (b) if you elected to receive one-half stock and one-half cash, you would receive 125 shares of St. Francis Common Stock and $5,160 in cash; and

         (c) if you elected to receive all cash, you would receive $10,320.

     (2) Assuming that Reliance shareholders collectively elect to receive 50% of the total Merger consideration in shares of St. Francis Common Stock and 50% in cash:

         (a) if you elected to receive all stock, you would receive 250 shares of St. Francis Common Stock and no cash;

         (b) if you elected to receive one-half stock and one-half cash, you would receive 150 shares of St. Francis Common Stock and $4,128 in cash; and

         (c) if you elected to receive all cash, you would receive 50 shares of St. Francis Common Stock and $8,256 in cash.


     THIS ILLUSTRATION SHOULD NOT BE CONSIDERED INDICATIVE OF THE ACTUAL ALLOCATION OF ST. FRANCIS COMMON STOCK AND CASH AS TO ANY INDIVIDUAL RELIANCE SHAREHOLDER. RATHER, THIS ILLUSTRATION IS INTENDED TO DEMONSTRATE ONLY TWO OF MANY POSSIBLE ALLOCATION SCENARIOS. THE FOREGOING EXAMPLE IS NOT INTENDED TO REFLECT WHAT THE ACTUAL ST. FRANCIS AVERAGE STOCK PRICE WILL BE WHEN FINALLY DETERMINED IN ACCORDANCE WITH THE MERGER AGREEMENT, NOR IS THE PER SHARE VALUE OF ST. FRANCIS COMMON STOCK AND PER SHARE CASH DISTRIBUTION ILLUSTRATED INTENDED TO REFLECT WHAT THE ACTUAL VALUE WILL BE WHEN FINALLY DETERMINED AND WHEN THE SHARES OF ST. FRANCIS COMMON STOCK ARE DISTRIBUTED IN ACCORDANCE WITH THE MERGER AGREEMENT.

     For a more detailed listing of the consideration to be received by Reliance shareholders in the Merger based upon various assumed St. Francis Average Stock Prices, see pages 14-16 and 38-40.

Q(4):  WHAT HAPPENS AS THE MARKET PRICE OF ST. FRANCIS COMMON STOCK FLUCTUATES?


A(4): As noted above in Q(2) and Q(3), the number of shares of St. Francis Common Stock and the amount of cash to be distributed to you in connection with the Merger is based upon an average of the market price of St. Francis Common Stock over a ten-day trading period prior to completion of the Merger. Because the market price of the shares of St. Francis Common Stock is subject to fluctuation, the amount of cash you receive and the number of shares of St. Francis Common Stock you receive in the Merger may increase or decrease between the date of this Proxy Statement/Prospectus and completion of the Merger. Furthermore, once the St. Francis Common Stock is distributed to Reliance shareholders upon completion of the Merger, the market price will be subject to fluctuation. You are encouraged to obtain current market quotations for St. Francis Common Stock prior to submitting your Election Form. See Question 5.


Q(5): HOW DO I MAKE MY ELECTION TO RECEIVE CASH, SHARES OF ST. FRANCIS COMMON STOCK, OR A COMBINATION THEREOF?


A(5): You will be required to submit an Election Form prior to the Special Meeting, which will be held before the Merger is completed, and prior to the calculation of the St. Francis Average Stock Price. Therefore, at the time you make your election decision, you will not know the exact per share value (in cash and stock) that will be distributed to Reliance shareholders in the Merger. No assurance can be given as to what the final St. Francis Average Stock Price will be during the actual valuation period shortly before completion of the Merger or as to what the market prices of St. Francis Common Stock will be at the time the Merger is completed. You are encouraged to obtain current market quotations for St. Francis Common Stock prior to submitting your Election Form.


       Follow the detailed instructions in the Election Form/Letter of Transmittal which are being sent to you in a separate mailing concurrently with the mailing of the Proxy Statement/Prospectus. YOUR ELECTION FORM, TOGETHER WITH STOCK CERTIFICATES REPRESENTING ALL SHARES OF RELIANCE COMMON STOCK REPRESENTED THEREBY (OR AFFIDAVITS AND INDEMNIFICATION REGARDING THE LOSS OR DESTRUCTION OF SUCH CERTIFICATES OR THE GUARANTEED DELIVERY OF SUCH CERTIFICATES), MUST BE RETURNED TO FIRSTAR BANK MILWAUKEE, N.A., AS EXCHANGE AGENT, NO LATER THAN 4:00 P.M., MILWAUKEE TIME, ON JANUARY 15, 1999.



Q(6):  WHAT RISKS SHOULD I CONSIDER?


       A(6): You should review "Risk Factors" on pages 30-33. You also should review the factors considered by Reliance's Board of Directors. See "Proposal to Approve The Merger -- Background of for the Merger" and "--Reasons for the Merger and Recommendation of the Reliance Board of Directors" (pages 40-45). In addition, you should read this Proxy Statement/Prospectus carefully and in its entirety.


Q(7):  WHEN IS THE MERGER EXPECTED TO BE COMPLETED?


A(7): We hope to complete the Merger during January 1999. If the Merger has not been completed by February 28, 1999 (subject to extension to May 31, 1999, in the case of a protest to the Merger under the Community Reinvestment Act of 1977, as amended), St. Francis and Reliance each have the right to terminate the Merger Agreement.


Q(8):  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?


A(8): We expect that for U.S. federal income tax purposes, your exchange of shares of Reliance Common Stock solely for shares of St. Francis Common Stock by virtue of the Merger generally will not cause you to recognize any gain or loss. Reliance shareholders will, however, have to pay taxes on recognized gains in connection with any cash received, including cash received instead of fractional shares. To review the tax consequences to Reliance shareholders in greater detail, see pages 66 through 68.


       YOUR TAX CONSEQUENCES WILL DEPEND ON YOUR PERSONAL SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q(9):  WILL RELIANCE SHAREHOLDERS HAVE DISSENTERS' RIGHTS?

A(9): No. Reliance shareholders will not have dissenters' rights as a result of the Merger.

Q(10):  WHAT AM I BEING ASKED TO VOTE UPON?

A(10): You are being asked to approve and adopt the Merger Agreement and the related Plan of Merger which provides for the acquisition of Reliance through a merger of Reliance with and into St. Francis. Approval of the proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Reliance Common Stock.

        THE RELIANCE BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE PLAN OF MERGER AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE PLAN OF MERGER.


        You also are being asked to approve a proposal to adjourn the Special Meeting, if necessary, in order that management of Reliance may solicit additional votes in favor of approval of the Merger Agreement and the Plan of Merger.

        THE RELIANCE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, IN ORDER TO SOLICIT ADDITIONAL VOTES IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AND THE PLAN OF MERGER.


Q(11):  WHAT SHOULD I DO NOW?

A(11): Just indicate on your proxy card how you want to vote, and sign and mail the proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the Special Meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the Merger Agreement. If you do not sign and send in your proxy (or vote by telephone) or you abstain, it will have the effect of a vote against the Merger.


        The Special Meeting will take place on January 20, 1999 at 2:00 p.m.
        You are invited to attend the Special Meeting. If you do sign your proxy card, you can cancel your proxy up to and including the date of the Special Meeting and change your vote by signing a new proxy or you may attend the Special Meeting and vote in person. We provide more detailed instructions about voting on pages 34-36.


        SEE QUESTION (5) FOR DIRECTIONS ON HOW TO MAKE YOUR ELECTION TO RECEIVE SHARES OF ST. FRANCIS COMMON STOCK, CASH OR A COMBINATION THEREOF.

        SEE QUESTION (13) FOR DIRECTIONS ON WHAT TO DO WITH YOUR CERTIFICATES FOR RELIANCE COMMON STOCK.


Q(12): IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?


A(12): Your broker will vote your shares of Reliance Common Stock only if you provide instruction on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted on the Merger proposal and this will have the effect of voting against the Merger.


Q(13):  WHEN AND WHERE SHOULD I SEND IN MY STOCK CERTIFICATES?


A(13): You should NOT send in your stock certificates representing shares of Reliance Common Stock along with your proxy card. Instead, you should send in your Reliance stock certificates along with your Election Form/Letter of Transmittal which are being sent to you in a separate mailing concurrently with the mailing of this Proxy Statement/Prospectus.

        Please follow the instructions carefully on the Election Form/Letter of Transmittal in making your election and surrendering your Reliance stock certificates. If for any reason the Merger is not completed, your Reliance stock certificates will be returned to you.



Q(14):  WHO CAN RELIANCE SHAREHOLDERS CALL WITH QUESTIONS?

A(14): Reliance shareholders who have questions about the Merger should contact the person below:

                               MR. ALLAN T. BACH
                           RELIANCE BANCSHARES, INC.
                             3140 SOUTH 27TH STREET
                              MILWAUKEE, WISCONSIN
                                 (414) 671-2222

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus and is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this Proxy Statement/Prospectus, including the exhibits and the documents incorporated by reference herein. As used in this Proxy Statement/Prospectus, the terms "St. Francis" and "Reliance" refer to such corporations, respectively, and where the context requires, such corporations and their subsidiaries on a consolidated basis.


     The information contained in this Proxy Statement/Prospectus with respect to St. Francis has been supplied by St. Francis. The information contained in this Proxy Statement/Prospectus with respect to Reliance has been supplied by Reliance. Neither St. Francis nor Reliance warrants the accuracy or completeness of information relating to the other.


                           THE PARTIES TO THE MERGER



ST. FRANCIS AND
 ST. FRANCIS BANK,
 F.S.B. St. Francis, a Wisconsin corporation, was incorporated on December 18, 1992 for the purpose of becoming the holding company for St. Francis Bank, F.S.B. ("St. Francis Bank") upon St. Francis Bank's conversion from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. This transaction was completed in June 1993. In November 1994, St. Francis consummated the acquisition of the stock of Valley Bank East Central in Kewaskum, Wisconsin as well as the acquisition of the deposits and certain assets of the Hartford, Wisconsin branch of Valley Bank Milwaukee. The acquired bank offices were combined as a commercial bank named Bank Wisconsin. In February 1997,
                    St. Francis completed the acquisition of Kilbourn State Bank in Milwaukee, Wisconsin, which subsequently was merged into Bank Wisconsin. In September 1997, Bank Wisconsin was merged into St. Francis Bank, with St. Francis Bank being the surviving entity.

                    At September 30, 1998, St. Francis had total assets of $1.9 billion, total deposits of $1.2 billion and shareholders' equity of $121.5 million. St. Francis has not engaged in any significant activity other than holding the stock of St. Francis Bank. St. Francis Bank is regulated by the Office of Thrift Supervision ("OTS") and its deposits are insured up to applicable limits under the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC").

                    St. Francis Bank's principal business consists of attracting retail deposits from the general public and investing those deposits, together with funds generated from other operations, in mortgage, consumer and other loans within its primary market area and mortgage-backed and related securities, and to a lesser extent, debt and equity securities. Primary areas of lending include single-family and multi-family residential mortgages, home equity lines of credit, second mortgages, commercial real estate and commercial loans.

                    At September 30, 1998, St. Francis operated 25 banking offices in Wisconsin. The principal executive offices of St. Francis are located at 13400 Bishops Lane, Suite 350, Brookfield, Wisconsin 53005-6203, and its telephone number is (414) 486-8700.

RELIANCE AND
 RELIANCE SAVINGS BANK... Reliance, a Wisconsin corporation incorporated on
                          November 10, 1995, is the holding company for Reliance Savings Bank, a Wisconsin state-chartered stock savings bank ("Reliance Savings Bank"), which consummated its conversion from mutual to stock form in April 1996. At September 30, 1998, Reliance had total assets of $40.5 million, total deposits of $17.4 million and shareholders' equity of $22.5 million. Reliance Savings Bank is regulated by the FDIC and the Wisconsin Department of Financial Institutions ("WDFI") and its deposits are insured up to applicable limits by the SAIF of the FDIC.


                          Reliance Savings Bank's principal business consists of attracting funds in the form of deposits and investing such funds in investment securities (including United States government and other agency obligations and mutual funds), mortgage-backed and related securities and loans secured by real estate. The primary lending activity of Reliance Savings Bank is on one- to four-family owner-occupied homes. While Reliance Savings Bank has in recent years had funds to lend, management of Reliance Savings Bank believes there has been a diminishing demand for one- to four-family mortgage loans in its local market area (generally defined as an area within a three-mile radius of its office). Since fiscal 1997, Reliance Savings Bank has been, and intends to continue, emphasizing one- to four-family mortgage lending in its local market area, but also has been originating and intends to continue to originate one- to four-family, residential construction, commercial real estate, commercial construction and land development and multi-family loans both within and outside its local market area in suburbs surrounding the City of Milwaukee, which encompasses the Wisconsin counties of Milwaukee, Waukesha, Ozaukee and Washington, in order to generate adequate earnings, adequately leverage its capital and make effective use of its liquid assets. Reliance Savings Bank invests a significant portion of its assets in investment securities and mortgage-backed securities, including U.S. Government and federal agency securities, short-term liquid assets and other marketable securities.


                          At September 30, 1998, Reliance and Reliance Savings Bank operated one banking office in Wisconsin. The principal executive offices of Reliance are located at 3140 South 27th Street, Milwaukee, Wisconsin 53215, and its telephone number is (414) 671-2222.



                          THE RELIANCE SPECIAL MEETING



PLACE, TIME AND DATE;
 PURPOSE................. The Special Meeting of Shareholders of Reliance will be held on January 20, 1999, at 2:00 p.m., Milwaukee, Wisconsin time, at the Clarion Hotel & Conference Center, 5311 South Howell Avenue, Milwaukee, Wisconsin. The purpose of the Special Meeting is to consider and vote upon proposals to approve the Merger Agreement, attached hereto as Exhibit A, and the related Plan of Merger, attached hereto as Exhibit B, and to adjourn the Special Meeting, if necessary, in order that management of Reliance may solicit additional proxies in favor of the Merger.

RECORD DATE; SHARES
 ENTITLED TO VOTE.......  The Board of Directors of Reliance (the "Reliance
                          Board") has fixed the close of business on December 4, 1998 as the record date (the "Voting Record Date") for the determination of shareholders entitled to notice of and to vote at the Special Meeting or any postponements or adjournments thereof. Only holders of shares of Reliance Common Stock of record on the Voting Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of Reliance Common Stock will be entitled to one vote. Shareholders who execute proxies retain the right to revoke them at any time prior to being voted at the Special Meeting or any postponements or adjournments thereof. On the Voting Record Date, there were 2,395,564 shares of Reliance Common Stock outstanding and Reliance had no other class of securities outstanding.

VOTES REQUIRED; VOTING
 AGREEMENTS;
 SECURITY  OWNERSHIP
 OF MANAGEMENT..........  The affirmative vote of the holders of a majority of the issued and outstanding shares of Reliance Common Stock is required for approval and adoption of the Merger Agreement and the related Plan of Merger. The affirmative vote of a majority of the total votes cast in person or by proxy is required to approve the proposal to adjourn the Special Meeting, if necessary, in order that management of Reliance may solicit additional proxies in favor of the Merger Proposal. Approval of the Merger by St. Francis shareholders is not required.


                          As of October 31, 1998, the directors and executive officers of Reliance and their affiliates beneficially owned or had the right to acquire 485,956 shares, or 18.22% of the outstanding shares of Reliance Common Stock, including 224,280 shares subject to unexercised options held by such persons at that date which were not exercised prior to the Voting Record Date, and thus cannot be voted at the Special Meeting. As an inducement to St. Francis to enter into the Merger Agreement, all of the directors and executive officers of Reliance entered into voting agreements ("Voting Agreements") with St. Francis to vote the shares of Reliance Common Stock beneficially owned by them in favor of the Merger. As of October 31, 1998, with the exception of one director of St. Francis who acquired shares of Reliance Common Stock in 1996, St. Francis directors, executive officers and their affiliates did not own any shares of Reliance Common Stock.



                          Pursuant to the Voting Agreements, the directors and executive officers of Reliance may not sell, assign, transfer or otherwise dispose of, or permit to be sold, assigned, transferred or otherwise disposed of, any shares of Reliance Common Stock owned of record or beneficially by such shareholder, whether such shares of Reliance Common Stock are owned of record or beneficially by such shareholder on the date of the Voting Agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, except (i) for transfers by will or by operation of law (in which case the Voting Agreement would bind the transferee), (ii) for sales, assignments, transfers or other dispositions necessitated by hardship with the prior written consent of St. Francis, or (iii) as St. Francis may otherwise agree in writing.

                                   THE MERGER



EFFECT OF THE MERGER. Pursuant to the Merger Agreement, at the Effective Time
                      (as defined below), Reliance will merge with and into St. Francis, which will be the surviving corporation. See "Proposal to Approve the Merger--Effect of the Merger." St. Francis also plans to merge Reliance Savings Bank into St. Francis Bank immediately following the Merger, or as soon as practicable after the Effective Time (the "Bank Merger"), and St. Francis and Reliance have agreed to take all action necessary and appropriate to effectuate the Bank Merger.

MERGER CONSIDERATION. The Merger Agreement provides that, subject to the election and allocation procedures provided for therein, each issued and outstanding share of Reliance Common Stock at the Effective Time will be converted into the right to receive, at the election of each holder thereof, either:


                      (a) A NUMBER OF SHARES OF ST. FRANCIS COMMON STOCK EQUAL TO (i) a fractional share of St. Francis Common Stock determined by dividing $10.00 by the St. Francis Average Stock Price (as defined herein) if the St. Francis Average Stock Price is between $32.41 and $40.00; (ii) .25 shares of St. Francis Common Stock, if the St. Francis Average Stock Price is between $40.01 and $42.00; (iii) a fractional share of St. Francis Common Stock determined by dividing $10.50 by the St. Francis Average Stock Price, if the St. Francis Average Stock Price is between $42.01 and $45.74; and (iv) .2295 shares of St. Francis Common Stock, if the St. Francis Average Stock Price is $45.75 or more (the "Per Share Stock Distribution"); or

                      (b) CASH EQUAL TO (i) $10.00, if the St. Francis Average Stock Price is between $32.41 and $40.00; (ii) an amount equal to .25 of the St. Francis Average Stock Price, if the St. Francis Average Stock Price is between $40.01 and $42.00; (iii) $10.50, if the St.
                           Francis Average Stock Price is between $42.01 and $45.74; and (iv) an amount equal to .2295 of the St. Francis Average Stock Price, if the St. Francis Average Stock Price is $45.75 or more (the "Per Share Cash Distribution").



                      If the St. Francis Average Stock Price is $32.40 or less, then St. Francis has the option of completing the Merger using a Per Share Cash Distribution of $10.00 and a Per Share Stock Distribution equal to a fractional share of St. Francis Common Stock determined by dividing $10.00 by the St. Francis Average Stock Price, or terminating the Merger Agreement.

                      THE "ST. FRANCIS AVERAGE STOCK PRICE" MEANS THE AVERAGE (ROUNDED TO THE NEAREST WHOLE CENT) OF THE LAST SALE PRICE OF THE DAY OF ONE SHARE OF ST. FRANCIS COMMON STOCK AS REPORTED IN THE WALL STREET JOURNAL FOR THE TEN CONSECUTIVE TRADING DAYS ENDING ON THE FIFTH BUSINESS DAY PRECEDING THE EFFECTIVE TIME (THE "VALUATION PERIOD").

                      The Merger Agreement also provides that the value of the aggregate number of shares of St. Francis Common Stock to be issued in the Merger must be equal to at least 60% of the aggregate value of all of the consideration to be paid in connection with the Merger, and the aggregate amount of consideration paid to Reliance shareholders in cash must be not more than 40% of the aggregate value of all of the consideration to be paid in connection with the Merger.

                    Assuming that (i) there are 2,443,404 shares of Reliance Common Stock outstanding, which represents the 2,395,564 shares of Reliance Common Stock issued and outstanding as of the Voting Record Date, plus 47,840 shares of Reliance Common Stock that will be issued and/or vested in connection with the closing of the Merger under the terms of the RRP;
                    (ii) no exercise of options for 247,097 shares of Reliance Common Stock currently outstanding under Reliance's stock option plan, (iii) the St. Francis Average Stock Price is $41.28, and (iv) the aggregate amount of consideration payable in cash is equal to 40% of the aggregate value of all of the consideration paid in connection with the Merger and the aggregate amount of consideration payable in value of whole shares of St. Francis Common Stock is equal to 60% of the aggregate value of all of the consideration paid in connection with the Merger, St. Francis will issue approximately 366,510 shares of St. Francis Common Stock and approximately $10.09 million in cash in the Merger. St. Francis intends to fund the cash portion of the purchase price with an existing line of credit maintained by St. Francis Bank with a third party financial institution.


                    Fractional shares of St. Francis Common Stock will not be issued in the Merger. Reliance shareholders otherwise entitled to a fractional share will be paid the value of such fraction in cash determined as described herein under "Proposal to Approve the Merger--Effect of the Merger."


     On December 1, 1998, the most recent date for which it was practicable to obtain market price data prior to the printing of this Proxy
Statement/Prospectus, the closing sales price per share of St. Francis Common Stock was $41.13.


     The following table sets forth various assumed St. Francis Average Stock Prices, the resulting conversion ratio, the value of St. Francis Common Stock to be received per share of Reliance Common Stock based on such assumed St. Francis Average Stock Price, and the Per Share Cash Consideration to be received based on such assumed St. Francis Average Stock Price.


                                       PER SHARE VALUE
      ASSUMED ST. FRANCIS              OF ST. FRANCIS       PER SHARE
            AVERAGE        CONVERSION   COMMON STOCK    CASH CONSIDERATION
          STOCK PRICE        RATIO     TO BE RECEIVED     TO BE RECEIVED
      -------------------  ----------  ---------------  ------------------

             30.00            .3333         $10.00            $10.00
             31.00            .3226          10.00             10.00
             32.00            .3125          10.00             10.00
             32.40            .3086          10.00             10.00
             33.00            .3030          10.00             10.00
             34.00            .2941          10.00             10.00
             35.00            .2857          10.00             10.00
             36.00            .2778          10.00             10.00
             37.00            .2703          10.00             10.00
             38.00            .2632          10.00             10.00
             39.00            .2564          10.00             10.00
             40.00            .2500          10.00             10.00
             41.00            .2500          10.25             10.25
             42.00            .2500          10.50             10.50
             43.00            .2442          10.50             10.50
             44.00            .2386          10.50             10.50
             45.00            .2333          10.50             10.50
             45.75            .2295          10.50             10.50
             46.00            .2295          10.56             10.56
             47.00            .2295          10.79             10.79
             48.00            .2295          11.02             11.02


     NONE OF THE ASSUMED ST. FRANCIS AVERAGE STOCK PRICES ARE INTENDED TO REFLECT WHAT THE ACTUAL ST. FRANCIS AVERAGE STOCK PRICE WILL BE WHEN FINALLY DETERMINED IN ACCORDANCE WITH THE MERGER AGREEMENT AND THE PLAN OF MERGER, NOR IS THE PER SHARE VALUE OF ST. FRANCIS COMMON STOCK TO BE RECEIVED AND PER SHARE CASH CONSIDERATION ILLUSTRATED AS TO BE RECEIVED INTENDED TO REFLECT WHAT THE ACTUAL VALUE WILL BE WHEN FINALLY DETERMINED WHEN THE SHARES OF ST. FRANCIS COMMON STOCK AND CASH ARE DISTRIBUTED IN ACCORDANCE WITH THE MERGER AGREEMENT AND THE PLAN OF MERGER.

                    Because under the Merger Agreement the number of shares of St. Francis Common Stock and the total amount of cash to be issued in the Merger are fixed in accordance with certain parameters, in part to ensure that the Merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), no guarantee can be given that an election by any given shareholder will be honored. Rather, the election by each holder will be subject to the election and allocation procedures described herein and in the Merger Agreement. Thus, holders may not receive their chosen form of consideration. See "Proposal to Approve the Merger--Election and Allocation Procedures."


                    Reliance shareholders who receive shares of St. Francis Common Stock also will receive attached Purchase Rights. See "Description of St. Francis Capital Stock--Rights Plan."



ELECTION BY RELIANCE
 SHAREHOLDERS........ Each shareholder of Reliance (except for the Reliance
                      ESOP which will receive the Per Share Cash Distribution for shares held by it) will have the opportunity to submit an election form and letter of transmittal ("Election Form") specifying the kind of consideration sought to be received in exchange for his or her shares of Reliance Common Stock. The Election Form will be mailed (the "Mailing Date") concurrently with this Proxy Statement/Prospectus to each holder of record of Reliance Common Stock as of the Voting Record Date. An Election Form and a copy of this Proxy Statement/Prospectus also will be mailed to persons who become shareholders of record of Reliance after the Voting Record Date up to one business day prior to the Election Deadline (as defined below). Election Forms also will be available at Reliance's main office, St. Francis' main office and from the Exchange Agent at all times through the Election Deadline.


                      The Election Form will permit Reliance shareholders (i) to indicate that they elect to receive in exchange for their Reliance shares (a) St. Francis Common Stock ("Stock Election Shares"), (b) cash ("Cash Election Shares"), or
                      (c) a combination thereof, or (ii) to make no election ("No Election Shares"). The No Election Shares will be converted into Stock Election Shares, Cash Election Shares or a combination thereof as necessary to ensure that (i) the aggregate amount of consideration payable in cash is not more than 40% of the aggregate value of all of the consideration issued or paid in connection with the Merger, and the total number of shares of St. Francis Common Stock to be issued in connection with the Merger shall be that number of whole shares of St. Francis Common Stock that has an aggregate value of at least 60% of the aggregate value of all of the consideration issued or paid in connection with the Merger, and (ii) the Merger will qualify as a tax-free reorganization.


                      THE ELECTION FORM, TOGETHER WITH STOCK CERTIFICATES REPRESENTING ALL SHARES OF RELIANCE COMMON STOCK COVERED THEREBY (OR AFFIDAVITS AND INDEMNIFICATION REGARDING THE LOSS OR DESTRUCTION OF SUCH CERTIFICATES OR THE GUARANTEED DELIVERY OF SUCH CERTIFICATES), MUST BE RETURNED TO FIRSTAR TRUST CO., AS EXCHANGE AGENT (THE "EXCHANGE AGENT"), NO LATER THAN 4:00 P.M., MILWAUKEE TIME, ON JANUARY 15, 1999 (THE "ELECTION DEADLINE"). Shares of Reliance Common Stock for which a properly completed Election Form has not been received by the Exchange Agent by the Election Deadline will be deemed No Election Shares. Accordingly, persons who become shareholders of Reliance after the Election Deadline will be deemed to hold No Election Shares, because they could not have made an effective election with respect to such shares. See "Proposal to Approve the Merger--Election and Allocation Procedures."

                         Because the number of shares of St. Francis Common Stock to be issued and the total amount of cash to be paid in the Merger will be fixed in accordance with certain parameters pursuant to the Merger Agreement, and because the Merger must qualify as a tax-free reorganization, the extent to which individual elections will be accommodated will depend upon the respective number of Reliance shareholders who elect cash and stock and who fail to make an election. Accordingly, a Reliance shareholder who elects to receive cash may instead receive a combination of cash and shares of St. Francis Common Stock, and a Reliance shareholder who elects to receive a combination of cash and shares of St. Francis Common Stock may instead receive a different combination of cash and shares of St. Francis Common Stock. However, in no event will a shareholder who elects to receive stock receive cash instead (except cash which may be issued in lieu of fractional shares).

                         If the cash election is oversubscribed, Reliance shareholders making no election will have their shares of Reliance Common Stock randomly selected and converted into St. Francis Common Stock to the extent necessary so that the cash election is not oversubscribed. If the cash election is still oversubscribed, Reliance shareholders making a cash election shall have their shares of Reliance Common Stock converted, on a pro rata basis, into shares of St. Francis Common Stock, to the extent necessary. However, the Merger Agreement also provides that no particular holder who has elected to receive cash or stock, as the case may be, will be allocated, or selected to receive, St. Francis Common Stock if such allocation or selection would threaten satisfaction of the conditions to the consummation of the Merger.

                         Because the tax consequences of receiving cash or St. Francis Common Stock will differ, shareholders of Reliance are urged to read carefully the information under the caption "Proposal to Approve the Merger--Certain Federal Income Tax Consequences" and consult their own tax advisor to determine the particular tax consequences to them of the Merger.

ALLOCATION PROCEDURES... The aggregate amount of consideration to be received by
                         Reliance shareholders in exchange for their shares of Reliance Common Stock shall consist of cash and St. Francis Common Stock, in such proportion as follows:
                         (i) the aggregate amount of consideration payable in cash ("Cash Amount") shall not be more than 40% of the aggregate value of all of the consideration issued or paid in connection with the Merger; and (ii) the total number of shares of St. Francis Common Stock to be issued in connection with the Merger ("Stock Amount") shall be that number of whole shares of St. Francis Common Stock that has an aggregate value of at least 60% of the aggregate value of all of the consideration issued or paid in connection with the Merger.


                         The Merger Agreement provides that the value of the aggregate number of shares of St. Francis Common Stock to be issued in the Merger must equal or exceed 60% of the aggregate value of all of the consideration to be paid in connection with the Merger. The relative percentages that the Cash Amount (i.e., up to 40%) and the Stock Amount (i.e., at least 60%) bear to the aggregate amount of consideration to be issued or paid in connection with the Merger will depend largely upon the elections of the Reliance shareholders. To the greatest extent possible, St. Francis will allocate cash and stock in accordance with each Reliance shareholder's election. However, if the cash portion is oversubscribed, Reliance shareholder elections will be adjusted in order to fall within the parameters set forth above. See "Proposal to Approve the Merger--Election and Allocation Procedures."

EXCHANGE OF CERTIFICATES;
 DELIVERY OF ST. FRANCIS
 COMMON STOCK AND CASH....... No holder of certificates formerly representing shares of Reliance Common Stock will be entitled to receive either cash or shares of St. Francis Common Stock until the certificates are properly surrendered to the Exchange Agent, and no interest will accrue in respect thereof. Each share of St. Francis Common Stock for which shares of Reliance Common Stock are exchanged in the Merger will be deemed to have been issued at the Effective Time. Accordingly, Reliance shareholders who receive St. Francis Common Stock in the Merger will be entitled to vote their shares and to receive any dividends or other distributions, without interest, that may be payable to holders of record of St. Francis Common Stock after the Effective Time, except that no such dividend will be remitted until the certificates representing Reliance Common Stock have been properly surrendered to the Exchange Agent.


                              Within five business days after the allocation described above under "--Allocation Procedures," the Exchange Agent will distribute St. Francis Common Stock and cash with respect to shares of Reliance Common Stock which have been properly surrendered to the Exchange Agent. Stock certificates will not be delivered for fractional shares resulting from the exchange of Reliance Common Stock for St. Francis Common Stock. Instead, each holder of shares of Reliance Common Stock who would otherwise be entitled to a fractional share of St. Francis Common Stock will receive in lieu thereof a check in an amount equal to the value of such fractional share based upon the St. Francis Average Stock Price.


                              DO NOT SEND IN YOUR CERTIFICATES FOR YOUR SHARES OF RELIANCE COMMON STOCK WITH YOUR PROXY CARD. PLEASE CAREFULLY READ AND FOLLOW THE INSTRUCTIONS SET FORTH IN THE ELECTION FORM/LETTER OF TRANSMITTAL DELIVERED TO YOU UNDER SEPARATE COVER REGARDING THE MAKING OF YOUR ELECTION AND THE SURRENDER OF YOUR RELIANCE STOCK CERTIFICATES.




RECOMMENDATION OF RELIANCE'S
 BOARD OF DIRECTORS.........  All members of the Reliance Board participated in the meeting at which the Merger Agreement and the related Plan of Merger were considered. The Reliance Board unanimously approved the Merger Agreement and Plan of Merger and recommends that Reliance shareholders vote in favor of approval of the Merger Agreement and Plan of Merger. The Reliance Board believes that the terms of the Merger are fair to, and in the best interests of, Reliance's shareholders. For a discussion of the factors considered by Reliance's Board in reaching its decision, see "Proposal to Approve the Merger--Reasons for the Merger and Recommendation of the Reliance Board of Directors" and "Proposed to Approve the Merger--Opinion of Reliance Financial Advisor."

OPINION OF RELIANCE
FINANCIAL ADVISOR..........   On June 30, 1998, Robert W. Baird & Co.
                              Incorporated ("Baird") rendered its opinion
                              (subsequently confirmed as of the date of this
                              Proxy Statement/Prospectus) to the effect that, as
                              of such date, the consideration to be received in
                              the Merger by the holders of Reliance Common Stock
                              was fair, from a financial point of view, to such
                              holders (other than St. Francis and its affiliated
                              companies).  The full text of Baird's written
                              opinion, dated December 8, 1998, which sets forth
                              the assumptions made, matters considered, the
                              scope and limitations of the review undertaken and
                              procedures followed by Baird in rendering its
                              opinion, is attached hereto as Exhibit C.  HOLDERS
                              OF RELIANCE COMMON STOCK ARE URGED TO AND SHOULD
                              READ SUCH OPINION CAREFULLY IN ITS ENTIRETY.   See
                              "Proposal to Approve the Merger--Opinion of Reliance Financial Advisor."

EFFECTIVE TIME OF
 THE MERGER.................. The Merger will become effective on the date articles of merger are filed with the WDFI in accordance with the Wisconsin Business Corporation Law (the "WBCL"), or on such later date as the Articles of Merger may specify (the "Effective Time"). The Articles of Merger will be filed upon satisfaction or waiver of all of the conditions to the Merger provided in the Merger Agreement but in no event later than the last business day of the month in which all conditions to the Merger set forth in the Merger Agreement have been satisfied or waived.
                              Assuming receipt of Reliance shareholder approval of the Merger and that certain other conditions precedent to closing have been met (as described herein), the parties expect that the Effective Time of Merger will occur in the end of January 1999. See "Proposal to Approve the Merger--Conditions to Each Party's Obligations."



CONDITIONS TO THE MERGER;
 REGULATORY APPROVAL......... The obligations of St. Francis and Reliance to consummate the Merger are subject to the satisfaction of certain conditions, including (i) obtaining requisite shareholder approval and requisite regulatory approvals for the Merger (as defined in the Merger Agreement), (ii) the receipt of an opinion of counsel with respect to certain tax aspects of the Merger, (iii) the absence of an adverse change with respect to Reliance; (iv) the absence of any Environmental Conditions (as defined in the Merger Agreement) with respect to any Real Property of Reliance (as defined therein) which is likely to have a material adverse effect (as defined therein) on St. Francis; (v) verification that Reliance's net worth (to be computed as described further therein) is not less than Reliance's net worth as of March 31, 1998; and (vi) the satisfaction of other customary closing conditions. Prior to the Effective Date of the Merger, any condition of the Merger Agreement may be waived by the party in whose favor the provision runs or may be amended or modified by an agreement in writing approved by both parties; provided, however, that after Reliance shareholder approval is obtained, no such extension, waiver, amendment or modification may adversely affect the amount of consideration to be received in the Merger by the Reliance shareholders. See "Proposal to Approve the Merger--Certain Federal Income Tax Consequences" and "Proposal to Approve the Merger--Conditions to Each Party's Obligations."


                              St. Francis and Reliance intend that Reliance Savings Bank will merge with and into St. Francis Bank immediately following the Merger or as soon as practicable after the Merger (the "Bank Merger"), and St. Francis and Reliance have agreed to take all action necessary and appropriate to effectuate the Bank Merger. See "Proposal to Approve the Merger--Regulatory Approvals."


                              The Merger and Bank Merger require the review and/or approval of the appropriate federal and state regulatory agencies, including the OTS and WDFI, all of which have been obtained prior to the mailing of this Proxy Statement/Prospectus. See "Proposal to Approve the Merger--Regulatory Approvals."

TERMINATION OF THE
 REORGANIZATION
 AGREEMENT......... The Merger Agreement may be terminated, and the Merger abandoned, before the Effective Time, either before or after its approval by the shareholders of Reliance, (a) by the mutual consent of St. Francis and Reliance, or (b) by either of them individually under certain specified circumstances, including (i) if the Merger has not become effective by February 28, 1999 (subject to extension to May 31, 1999, in the case of a protest to the Merger under the Community Reinvestment Act of 1977, as amended), or (ii) in the event of a breach by the other party of certain representations, warranties, covenants or agreements contained in the Merger Agreement. In addition to other customary termination provisions, pursuant to the Merger Agreement, Reliance may terminate the Merger Agreement, if the Board of Directors of Reliance determines in good faith and in the exercise of reasonable judgment (based on the advice of independent financial advisors and counsel) that a bona fide, written and unsolicited proposal or offer made by a corporation (excluding St. Francis or any of its subsidiaries or affiliates), partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act), with respect to an Acquisition Proposal (as defined therein) is more favorable to Reliance and its shareholders than the transactions contemplated hereby.
                    See "Proposal to Approve the Merger--Termination."


                    In addition, the Merger Agreement contains a price-based termination provision. Under this provision, the Merger Agreement may be terminated by St. Francis if the St. Francis Average Stock Price is $32.40 or less. Before making any decision to terminate the transaction, the St. Francis Board would consult with its financial and other advisors and would consider all financial and other information it deemed relevant to its decision. The matter would not, however, be resubmitted to shareholders. See "Proposal to Approve the Merger--Price-Based Termination."


INTERESTS OF
 CERTAIN PERSONS
 IN THE MERGER..... Certain members of Reliance's management and the Reliance
                    Board may be deemed to have interests in the Merger in addition to their interests, if any, as shareholders of Reliance generally. These include, among other things, provisions in the Merger Agreement relating to accelerated vesting of awards under the RRP, the grant of additional RRP awards contingent upon completion of the Merger, with recipients of awards under the RRP entitled to elect to receive either cash or stock in the same manner as other Reliance shareholders, accelerated vesting of outstanding options and cash payments under outstanding stock options or, in certain circumstances, the conversion of such outstanding options into options for shares of St. Francis Common Stock, the grant of additional stock options contingent upon completion of the Merger, service as a member of an advisory board of St. Francis and appointment of one director to St. Francis Bank's Board, benefits under the Reliance ESOP and Reliance Savings Bank Financial Institutions Retirement Fund ("Reliance Pension Plan"), assumption by St. Francis of Reliance's obligations under the Reliance Savings Bank Non-Qualified Deferred Retirement Plan for Directors ("Directors' Retirement Plan") and immediate vesting of benefits thereunder, maintenance of post-retirement medical and health coverage no less favorable than that maintained by Reliance with respect to eligible former and current officers and employees and current non-employee directors of Reliance and Reliance Savings Bank, and certain other benefits.

                    In addition, Mr. Allan T. Bach, President and Chief Executive Officer of Reliance and Reliance Savings Bank, will receive severance benefits, as described further herein, including severance salary payments over three years pursuant to the terms of his current employment agreement with Reliance and Reliance Savings Bank in the aggregate amount of $497,697 and other severance benefits. Ms. Carol
                    A. Barnharst, Vice President, Chief Financial Officer, Secretary and Treasurer of Reliance, will enter into a three-year employment agreement with St. Francis Bank, which will provide for a base salary of $65,600, as well as coverage under other St. Francis incentive compensation plans and other benefits.


                    In addition, as noted above, in April 1998, Mr. Allan T. Bach, Ms. Carol A. Barnharst, Mr. O. William Held, Mr. John
                    T. Lynch and Ms. Marjorie A. Spicuzza each were granted options to purchase Reliance Common Stock with respect to 5,000 shares, which option grants are contingent upon completion of the Merger ("Contingent Option Grants"), and Mr. Bach and Ms. Barnharst each were granted RRP awards with respect to 10,257 shares, which RRP awards are contingent upon completion of the Merger ("Contingent RRP Awards"). If the Merger is not consummated, the Contingent Option Grants and Contingent RRP Awards will be forfeited by the recipients.


                    In addition, as noted above, holders of options granted under Reliance's stock option plan may elect to surrender their options for cash, or in certain circumstances may be eligible to participate in the option plans established by St. Francis. In connection with the Merger and assuming the St. Francis Average Stock Price is $41.28, the executive officers and directors of Reliance could receive, if they choose to surrender their vested options (including the Contingent Option Grants) for cash, the following amounts: Mr. Allan T. Bach - $105,000; Ms. Carol A. Barnharst - $105,000; Mr. John T. Lynch - $105,000; Mr. O. William Held - $105,000; and Ms. Marjorie A. Spicuzza -
                    $105,000.   In addition, assuming the St. Francis Average
                    Stock Price is $41.28, the value of the aggregate RRP awards (including the Contingent RRP Awards) to executive officers and directors of Reliance would be as follows:
                    Mr. Allan T. Bach - $275,000 and Ms. Carol A. Barnharst - $219,000. See "Proposal to Approve the Merger--Interests of Certain Persons in the Merger" and "Proposal to Approve the Merger--Effect on Reliance Employee Benefit Plans."




TERMINATION FEE
  ARRANGEMENTS.....  Pursuant to the Merger Agreement, Reliance has agreed to pay St. Francis a fee of $875,000 in the event of the occurrence of a "Company Purchase Event." The term "Company Purchase Event" means any of the following events, or Reliance agreeing to enter into an agreement relating to any of the following events, occurring before the Effective Time or within 12 months of the date of termination of the Merger Agreement: (i) the acquisition by any person, other than St. Francis, of beneficial ownership of 25% or more of the shares of Reliance Common Stock; (ii) a merger, consolidation, share exchange, business combination or any other similar transaction involving Reliance or Reliance Savings Bank, other than a transaction involving St. Francis or any of its subsidiaries; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of Reliance or Reliance Savings Bank, in a single transaction or series of transactions; or (iv) the Reliance Board does not recommend approval of the Merger to the Reliance shareholders.

CERTAIN FEDERAL INCOME
 TAX CONSEQUENCES...... The Merger is intended to be a reorganization within the meaning of Section 368 of the Code; accordingly, a gain or loss generally will not be recognized by Reliance shareholders who receive solely St. Francis Common Stock in exchange for their Reliance Common Stock. Receipt of cash in the Merger will be a taxable event. The Merger Agreement provides that consummation of the Merger is conditioned upon receipt by St. Francis and Reliance of an opinion of Michael Best & Friedrich LLP, legal counsel to St. Francis, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. For a further discussion of the federal income tax consequences of the Merger, see "Proposal to Approve the Merger--Certain Federal Income Tax Consequences" and "Proposal to Approve the Merger--Conditions to Each Party's Obligations."


                        BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER AND OTHER FACTORS, EACH HOLDER OF RELIANCE COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS).



ACCOUNTING TREATMENT .. It is intended that the Merger will be accounted for as a purchase under generally accepted accounting principles ("GAAP").

COMPARISON OF
SHAREHOLDERS' RIGHTS .. See "Comparison of Shareholders' Rights" for a summary of the material differences between the rights of holders of shares of St. Francis Common Stock and holders of shares of Reliance Common Stock.

DISSENTERS' RIGHTS..... Under the WBCL, holders of shares of a Wisconsin corporation quoted on the NASDAQ Small-Cap Market on the record date for a meeting at which shareholders are to vote on a merger are not entitled to appraisal or dissenters' rights. Shares of Reliance Common Stock were quoted on the NASDAQ Small-Cap Market on the Voting Record Date. Therefore, holders of Reliance Common Stock are not entitled to dissenters' rights in connection with the Merger. See "Proposal to Approve the Merger--No Appraisal or Dissenters' Rights."

                       COMPARATIVE PER SHARE INFORMATION


     The following table sets forth unaudited comparative per share data of St. Francis on both a historical and pro forma combined basis and per share data of Reliance on both a historical and pro forma equivalent combined basis. The tables should be read in conjunction with the consolidated financial statements and notes thereto of St. Francis contained in the St. Francis Form 10-K for the fiscal years ended September 30, 1998, incorporated by reference herein, and the consolidated financial statements and notes thereto of Reliance for the fiscal year ended June 30, 1998, and the quarter ended September 30, 1998 (unaudited) which are included herein. See "Incorporation of Certain Information by Reference." Pro forma combined and pro forma equivalent per share data have been prepared giving effect to the Merger under the purchase method of accounting. The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position. As discussed under "Proposal to Approve the Merger--Merger Consideration," the conversion ratio is subject to adjustment as a result of changes in the market price of shares of St. Francis Common Stock.


                                                      AT OR FOR THE
                                                       YEAR ENDED
                                                   SEPTEMBER  30, 1998
                                                   -------------------
           BOOK VALUE PER SHARE(1)
           Historical:
           St. Francis ........................           $25.52
           Reliance ...........................             9.41
           Pro forma:
           St. Francis and Reliance combined ..            26.96
           Reliance equivalent(2) .............             6.74

           CASH DIVIDENDS PER SHARE(3)
           Historical:
           St. Francis ........................             0.56
           Reliance ...........................               --
           Pro forma:
           St. Francis and Reliance combined ..             0.56
           Reliance equivalent(2) .............             0.14

           DILUTED NET INCOME PER SHARE
           Historical:
           St. Francis ........................             2.85
           Reliance ...........................             0.21
           Pro forma(4)(5)
           St. Francis and Reliance combined ..             2.68
           Reliance equivalent(2) .............             0.67

-------------------------

(1) Book value per share has been computed assuming 5,242,000 diluted shares of St. Francis Common Stock outstanding at September 30, 1998. Included in the share amount are 480,000 shares assumed to have been issued by St. Francis in connection with the acquisition of Reliance. See "Proposal to Approve the Merger--Merger Consideration."

(2) The pro forma equivalent per share data for Reliance has been computed by multiplying the pro forma combined per share information by .2500, which represents the number of shares of St. Francis Common Stock into which each share of Reliance Common Stock may be converted if the St. Francis Average Stock Price is $41.28. The per share stock distribution and per share cash distribution are subject to adjustment pursuant to the Merger Agreement, depending upon the St. Francis Average Stock Price. See "Proposal to Approve the Merger--Merger Consideration."

(3)  Based on historical dividends of St. Francis and Reliance.

(4) Pro forma diluted net income per share has been computed assuming 5,671,000 diluted shares of St. Francis Common Stock outstanding for the year ended September 30, 1998. Included in the share amount are 480,000 shares assumed to have been issued by St. Francis in connection with the acquisition of Reliance. See "Proposal to Approve the Merger--Merger Consideration."

(5) Net income per share assumes goodwill amortization. Goodwill approximates $2.2 million and will be amortized over 25 years.

                 COMPARATIVE MARKET AND STOCK PRICE INFORMATION

     St. Francis Common Stock is quoted on the NASDAQ National Market System under the symbol "STFR." Reliance Common Stock is quoted on the NASDAQ "Small-Cap" Market under the symbol "RELI." The table below sets forth, for the calendar quarters indicated, (i) the high and low sales prices for St. Francis Common Stock as reported on the NASDAQ National Market System, (ii) the high and low sales prices as reported on the NASDAQ "Small-Cap" Market for Reliance Common Stock, and (iii) the dividends per share declared on St. Francis Common Stock and Reliance Common Stock in each quarter. No assurance can be given as to the market price of St. Francis Common Stock or Reliance Common Stock at, or in the case of St. Francis Common Stock, after, the Effective Time.





                                      ST. FRANCIS                 RELIANCE
                               -------------------------  -------------------------
                                SALES PRICE      CASH      SALES PRICE      CASH
                               --------------  DIVIDENDS  --------------  DIVIDENDS
                                HIGH    LOW      PAID      HIGH    LOW      PAID
                               ------  ------  ---------  ------  ------  ---------

1995
----

Quarter Ended March 31 ......  $18.50  $13.75         --      --      --         --
Quarter Ended June 30 .......   20.25   17.75         --      --      --         --
Quarter Ended September 30 ..   22.75   20.00         --      --      --         --
Quarter Ended December 31 ...   25.50   22.25      $0.10      --      --         --

1996
----

Quarter Ended March 31 ......   28.00   22.25       0.10      --      --         --
Quarter Ended June 30 .......   28.00   24.00       0.10  $ 8.75   $7.50         --
Quarter Ended September 30 ..   26.25   24.75       0.10    8.75    7.63         --
Quarter Ended December 31 ...   27.00   25.00       0.12   10.25    6.13      $3.00

1997
----

Quarter Ended March 31 ......   32.25   26.00       0.12    7.75    6.38         --
Quarter Ended June 30 .......   38.75   29.00       0.12    8.50    7.00         --
Quarter Ended September 30 ..   38.00   33.88       0.12    9.00    7.75         --
Quarter Ended December 31 ...   53.25   36.50       0.14    9.75    8.25         --

1998
----

Quarter Ended March 31 ......   51.00   41.25       0.14   10.13    8.75         --
Quarter Ended June 30 .......   45.50   34.38       0.14    9.31    8.06         --
Quarter Ended September 30 ..   43.50   35.00       0.14    9.88    9.00         --
Quarter Ended December 31
(through December 3, 1998) ..   42.00   34.50       0.16    9.63    8.63         --

     On June 29, 1998, the last trading day before the public announcement of the Merger Agreement, the reported closing sale prices of St. Francis Common Stock and Reliance Common Stock were $37.50 and $8.50, respectively. On December 1, 1998, the most recent date for which it was practicable to obtain market price data prior to the printing of this Proxy Statement/Prospectus, the closing sale prices per share of St. Francis Common Stock and Reliance Common Stock were $41.13 and $9.50, respectively. The Per Share Stock Distribution will be determined based on a formula set forth in the Merger Agreement that takes into consideration the average of the last sale price of the day of one share of St. Francis Common Stock as reported in the Wall Street Journal for the ten consecutive trading days ending on the fifth business day prior to the Effective Time of the Merger (the "Valuation Period"). If the Effective Time had been December 8, 1998, the St. Francis Average Stock Price would have been $41.28, based on a Valuation Period of November 17, 1998 through December 1, 1998, resulting in a Per Share Stock Distribution of $10.32 and a Per Share Cash Distribution of $10.32.

     The following table sets forth (i) the closing price per share of St. Francis Common Stock and the closing price per share of Reliance Common Stock on each of (a) June 29, 1998, the last full trading day before the public announcement of the signing of the Merger Agreement, and (b) December 1, 1998, the most recent date for which it was practicable to obtain market price data prior to the printing of this Proxy Statement/Prospectus, (ii) the St. Francis Average Stock Price determined as if the last day of the Valuation Period were such date, and (iii) the pro forma equivalent price per share of Reliance Common Stock determined as if the Effective Time were five business days after such date. The pro forma equivalent price per share of Reliance Common Stock at each specified date represents the closing price of a share of St. Francis Common Stock at such date multiplied by a fraction equal to the Per Share Stock Distribution that would have existed if the Effective Time had been five business days after such date.






                      ST. FRANCIS     RELIANCE        ST. FRANCIS
                        COMMON         COMMON        AVERAGE STOCK    PRO FORMA EQUIVALENT
                         STOCK          STOCK          PRICE FOR       PRICE PER SHARE OF
                     CLOSING PRICE  CLOSING PRICE  PERIOD THEN ENDED  RELIANCE COMMON STOCK
                     -------------  -------------  -----------------  ---------------------


June 29, 1998 .....     $37.50          $8.50          $36.89               $10.00

December 1, 1998 ..     $41.13          $9.50          $41.28               $10.32


     No assurance can be given as to what the St. Francis Average Stock Price will be during the actual Valuation Period or as to what the market price of the shares of St. Francis Common Stock will be at the time the Merger is consummated. Because the market price of the shares of St. Francis Common Stock is subject to fluctuation, the Per Share Stock Distribution and the Per Share Cash Distribution may change before the Merger. See "Proposal to Approve the Merger--Merger Consideration" and "Proposal to Approve the Merger--Price-Based Termination." Reliance shareholders are encouraged to obtain current market quotations for St. Francis Common Stock and Reliance Common Stock. No assurance can be given as to the market price of St. Francis Common Stock or Reliance Common Stock at, or in the case of St. Francis Common Stock, after, the Effective Time.

                   SELECTED HISTORICAL FINANCIAL INFORMATION


     The following tables set forth, for the periods indicated, certain selected historical financial information for St. Francis and Reliance. This information should be read in conjunction with the consolidated financial statements of St. Francis and Reliance, and the related notes thereto, included herein or in documents incorporated herein by reference. See "Incorporation of Certain Information by Reference."



     The historical balance sheet and income statement information included in the selected financial information for St. Francis for the five years ended September 30, 1998, and for Reliance for the five years ended June 30, 1998, are derived from audited financial statements as of, and for, such years. The results of Reliance for the three months ended September 30, 1997 and 1998 are unaudited but reflect, in the opinion of the management of Reliance, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for such periods. Results for the three months ended September 30, 1998 for Reliance are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

                        ST. FRANCIS CAPITAL CORPORATION
             SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)







                                                              AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                              --------------------------------------
                                                       1998        1997        1996        1995         1994
                                                     --------    --------     -------     -------      -------

INCOME STATEMENT DATA:
   Interest and dividend income ...............     $ 117,909    $108,146     $92,097     $83,787      $60,133
   Interest expense ...........................        76,063      69,363      56,413      50,223       31,633
                                                    ---------    --------     -------     -------      -------
      Net interest income .....................        41,846      38,783      35,684      33,564       28,500
   Provision for loan losses ..................         2,300       1,280       1,300         240          240
                                                    ---------    --------     -------     -------      -------
        Net interest income after provision
          for loan losses .....................        39,546      37,503      34,384      33,324       28,260
   Other operating income (expense), net:
        Loan servicing and loan related fees ..         2,125       1,813       1,258       1,276        1,116
        Impairment loss on mortgage
          backed securities ...................           --       (3,400)         --          --          --
        Securities gains (loss) ...............         1,243       2,015       3,420       3,674         (88)
        Gain on sales of mortgage
          loans held for sale, net ............         4,367       1,562       1,057         261         137
        Other Operating Income ................        11,173       6,672       4,879       3,120       2,329
                                                   ----------    --------     -------     -------     -------
   Total other operating income, net ..........        18,908       8,662      10,614       8,331       3,494
                                                   ----------    --------     -------     -------     -------
   General and administrative expenses(1) .....        41,831      32,903      31,622      22,679      19,381
                                                   ----------    --------     -------     -------     -------
   Income before income tax expense ...........        16,623      13,262      13,376      18,976      12,373
   Income tax expense .........................         1,826       1,544       2,911       6,277       4,336
                                                   ----------    --------     -------     -------     -------
   Net Income .................................    $   14,797     $11,718     $10,465     $12,699      $8,037
                                                   ==========    ========     =======     =======     =======
PER SHARE DATA:
   Net income (basic) ........................          $3.03       $2.33       $1.91       $2.18       $1.20
   Net income (diluted) ......................           2.85        2.20        1.82        2.10        1.16
   Dividends paid ............................           0.56        0.48        0.40         n/a         n/a
   Book value at end of period................          25.52       24.54       23.12       22.66       18.40

BALANCE SHEET DATA:
   Total assets ..............................     $1,864,176  $1,660,649  $1,404,116  $1,189,215  $1,026,806
   Cash and cash equivalents .................         30,746      42,858      22,459      20,780      15,951
   Loans receivable, net .....................        855,132     712,875     610,699     513,308     427,753
   Mortgage loans held for sale ..............         23,864      24,630      20,582       1,138       2,978
   Debt securities held to maturity ..........          1,817       3,833       6,215      49,928      23,804
   Debt and equity securities available
     for sale ................................        109,061      56,247      60,001       4,142       2,374
   Mortgage-backed and related
    securities held to maturity ..............         63,087      66,849      68,392     157,495     159,178
   Mortgage-backed and related
     securities available for sale ...........        634,003     620,716     519,766     360,077     336,772
   Real estate held for investment ...........         29,997      51,476      36,865      24,264       9,818
   Real estate held for sale .................         20,772        --          --          --          --
   Deposits ..................................      1,216,874   1,087,136     877,684     688,348     569,892
   Advances from the FHLB and
     other borrowings ........................        504,677     420,228     375,034     345,681     317,317
   Shareholders' Equity ......................        121,545     128,530     125,179     135,228     122,701

SELECTED RATIOS (UNAUDITED):
   RETURN on average assets ...................         0.87%       0.77%       0.82%       1.10%       0.87%
   Return on average equity ...................         11.29        9.17        7.81       10.02        6.44
   Average equity to average assets ...........          7.71        8.37       10.48       10.95       13.52
   Net interest rate spread ...................          2.47        2.45        2.56        2.56        2.61
   Net interest margin ........................          2.68        2.73        2.97        3.04        3.17
   General and administrative
     expenses to average assets ...............          2.46        2.16        2.47        1.96        2.10
   Allowance for loan losses to/
     non-performing assets ....................        257.52      181.82      131.41       65.06       44.89


-------------------------

(1) General and administrative expenses for the year ended September 30, 1996 included a one-time special SAIF assessment of $4.2 million.

                           RELIANCE BANCSHARES, INC.
           SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION(1)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                         At oR FOR THE
                                                      THREE MONTHS ENDED
                                                         SEPTEMBER 30,             AT OR FOR THE YEAR ENDED JUNE 30,
                                                      --------------------   --------------------------------------------
                                                        1998       1997         1998       1997       1996         1995
                                                      -------    --------     -------    -------    --------     --------
                                                           (UNAUDITED)
INCOME STATEMENT DATA:
Interest and dividend income ......................   $   786    $    856     $ 3,360    $ 3,472    $  2,724     $  2,453
Interest expense ..................................       259         315       1,189      1,072       1,153        1,083
                                                      -------    --------     -------    -------    --------     --------
Net interest income ...............................       527         541       2,171      2,400       1,571        1,370
Provision for loan losses .........................         5           5          22         22          22           22
                                                      -------    --------     -------    -------    --------     --------
Net interest income after provision
for loan losses ...................................       522         536       2,149      2,378       1,549        1,348
                                                      -------    --------     -------    -------    --------     --------
Gain (loss) on sale of investments ................        --          (4)         28          2          (3)         (11)
Other income ......................................        --          --          13         23           9           10
Loan fees and service charges .....................         3           2          10         11          11            9
                                                      -------    --------     -------    -------    --------     --------
Total non-interest income .........................         3          (2)         51         36          17            8
                                                      -------    --------     -------    -------    --------     --------
Operating income ..................................       525         534       2,198      2,414       1,566        1,356
Total non-interest expense ........................       333         253       1,262      1,431         721          680
                                                      -------    --------     -------    -------    --------     --------
Income before income taxes ........................       192         281         938        983         845          676
                                                      -------    --------     -------    -------    --------     --------
Income tax expense ................................        89         118         366        367         331          271
                                                      -------    --------     -------    -------    --------     --------
Net income ........................................       103         163     $   572    $   616    $    514     $    405
                                                      =======    ========     =======    =======    ========     ========
PER SHARE DATA:
Net income (basic) ................................     $0.04       $0.07       $0.24      $0.25       $0.21          N/A
Net income (diluted) ..............................      0.04        0.07        0.24       0.25        0.21          N/A
Dividends paid ....................................        --          --          --       3.00          --          N/A
Book value at end of period .......................      9.41        9.08        9.34       8.99       11.45          N/A
BALANCE SHEET DATA:
Total assets                                          $40,454     $46,987     $42,289    $47,009     $47,752      $32,260
Investments:
  Certificates of deposit-at cost .................       294         583         493        294         294          479
  Investment securities available for
  sale, at fair value .............................     8,037      13,549      10,949     11,481       7,882        6,193
  Investment securities held to maturity ..........        --       1,993          --      3,189      11,178        2,196
Mortgage-backed and related securities ............       411         520         456        685         800        1,020
Federal Home Loan Bank stock-at cost ..............       200         200         200        200         157          152
Loans receivable, net .............................    27,004      27,035      25,798     27,601      22,931       21,034
Accrued interest receivable .......................       104         194          87        182         173           95
Office properties and equipment ...................        71          82          75         86          84          107
Deposit accounts ..................................    17,380      17,702      17,330     17,596      18,200       22,312
Borrowed Funds ....................................        --       6,043       2,000      6,008          --           --
Shareholders' equity ..............................    22,535      22,698      22,372     22,966      29,348        9,616
SELECTED RATIOS (UNAUDITED)(2):
Return on average assets ..........................      0.96%       1.36%       1.24%      1.32%       1.40%        1.23%
Return on average equity...........................      1.72        2.72        2.43       2.44        3.45         4.32

Average equity to average assets ..................     53.93       49.86       50.88      54.08       40.71        28.49
Average interest rate spread ......................      2.31        2.11        2.23       2.55        2.25         2.96
Average net interest margin .......................      5.16        4.71        4.91       5.29        4.42         4.24
Allowance for loan losses to total loans
held for investment at end of period ..............      0.55        0.55        0.55       0.49        0.47         0.47
Non-interest expense to average assets ............      3.09        2.10        2.73       3.07        1.97         2.06

-------------------------

(1) Certain terminology used in the presentation of Reliance's historical data has been changed to conform with terminology used in St. Francis' presentation. Reliance Savings Bank consummated its conversion from mutual to stock form on April 18, 1996; on that date, Reliance issued shares of common stock to complete the conversion. Therefore, selected consolidated historical financial information prior to fiscal 1995 is not applicable.

(2)  Annualized for the three-month periods ended September 30, 1997 and 1998.

                                  INTRODUCTION


     GENERAL

     This Proxy Statement/Prospectus is being furnished to the holders of common stock, par value $1.00 per share ("Reliance Common Stock"), of Reliance Bancshares, Inc., a Wisconsin corporation ("Reliance"), in connection with the solicitation of proxies by the Board of Directors of Reliance (the "Reliance Board"), for use at the Special Meeting of Shareholders of Reliance to be held on January 20, 1999, at 2:00 p.m., Milwaukee, Wisconsin time, at the Clarion Hotel & Conference Center, 5311 South Howell Avenue, Milwaukee, Wisconsin, or at any adjournments or postponements thereof (the "Special Meeting"). This Proxy Statement/Prospectus also constitutes the Prospectus of St. Francis filed as part of its Registration Statement on Form S-4 ("Registration Statement") with respect to up to 740,022 shares of St. Francis Common Stock (and associated Purchase Rights) to be issued upon consummation of the Merger pursuant to the Merger Agreement.


     At the Special Meeting, holders of record of Reliance Common Stock as of the close of business on December 4, 1998 (the "Voting Record Date") will consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of June 30, 1998 (the "Merger Agreement"), and related Agreement and Plan of Merger, dated as of September 22, 1998 (the "Plan of Merger"), by and between Reliance and St. Francis Capital Corporation, a Wisconsin corporation ("St. Francis"), pursuant to which Reliance will be merged with and into St. Francis (the "Merger"). Pursuant to the Merger Agreement and the Plan of Merger, shareholders of Reliance may elect, subject to certain election and allocation procedures, to exchange their shares of Reliance Common Stock for either cash in an amount ranging from $10.00 per Reliance share up to an amount equal to .2295 multiplied by the average market price of St. Francis' Common Stock over a ten-day pricing period ending shortly before the Effective Time (the "St. Francis Average Stock Price") (the exact per share cash amount to be dependant upon the St. Francis Average Stock Price), between .2295 and .3085 fractional shares of St. Francis common stock (the exact fractional share amount to be dependant upon the St. Francis Average Stock Price), or an overall combination thereof, for each Reliance common share. The aggregate consideration to be paid to shareholders of Reliance will be at least equal to 60% in St. Francis Common Stock and not more than 40% in cash. The Reliance Board has unanimously approved the terms of the Merger Agreement and the Plan of Merger and recommends that shareholders of Reliance vote FOR the proposal to approve and adopt the Merger Agreement and the Plan of Merger.

     PARTIES TO THE MERGER



     St. Francis, a Wisconsin corporation, was incorporated on December 18, 1992 for the purpose of becoming the holding company for St. Francis Bank, F.S.B. ("St. Francis Bank") upon St. Francis Bank's conversion from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. This transaction was completed in June 1993. In November 1994, St. Francis consummated the acquisition of the stock of Valley Bank East Central in Kewaskum, Wisconsin as well as the acquisition of the deposits and certain assets of the Hartford, Wisconsin branch of Valley Bank Milwaukee. The acquired bank offices were combined as a commercial bank named Bank Wisconsin. In February 1997, St. Francis completed the acquisition of Kilbourn State Bank in Milwaukee, Wisconsin, which subsequently was merged into Bank Wisconsin. In September 1997, Bank Wisconsin was merged into St. Francis Bank, with St. Francis Bank being the surviving entity. At September 30, 1998, St. Francis had total assets of $1.9 billion, total deposits of $1.2 billion and shareholders' equity of $121.5 million. St. Francis has not engaged in any significant activity other than holding the stock of St. Francis Bank. St. Francis Bank is regulated by the Office of Thrift Supervision ("OTS") and its deposits are insured up to applicable limits under the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). St. Francis Bank's principal business consists of attracting retail deposits from the general public and borrowings from the FHLB and investing those deposits, together with funds generated from other operations, in mortgage, consumer and other loans within its primary market area and mortgage-backed and related securities, and to a lesser extent, debt and equity securities. Primary areas of lending include single-family and multi-family residential mortgages, home equity lines of credit, second mortgages, commercial real estate and commercial loans. At September 30, 1998, St. Francis operated 25 banking offices in Wisconsin. The principal executive offices of St. Francis are located at 13400 Bishops Lane, Suite 350, Brookfield, Wisconsin 53005-6203, and its telephone number is (414) 486-8700.


     Reliance, a Wisconsin corporation incorporated on November 10, 1995, is the holding company for Reliance Savings Bank, a Wisconsin state-chartered stock savings bank ("Reliance Savings Bank"), which consummated its conversion from mutual to stock form in April 1996. At September 30, 1998, Reliance had total assets of $40.5 million, total deposits of $17.4 million and shareholders' equity of $22.5 million. Reliance Savings Bank is regulated by the FDIC and the Wisconsin Department of Financial Institutions ("WDFI"), and its deposits are insured up to applicable limits by the SAIF of the FDIC. Reliance's principal business consists of attracting funds in the form of deposits and investing such funds in investment securities (including United States government and other agency obligations and mutual funds), mortgage-backed and related securities and loans secured by real estate. Reliance Savings Bank originates loans primarily on one- to-four-family owner-occupied homes. While Reliance Savings Bank has in recent years had funds to lend, management of Reliance Savings Bank believes there has been a diminishing demand for one- to four-family mortgage loans in its local market area (generally defined as an area within a three-mile radius of its office). Since fiscal 1997, Reliance Savings Bank has been, and intends to continue to emphasize one- to four-family mortgage lending in its local market area, but also has been originating and intends to continue to originate one- to four-family, residential construction, commercial real estate, commercial construction and land development and multi-family loans both within and outside its local market area in suburbs surrounding the City of Milwaukee, which encompasses the Wisconsin counties of Milwaukee, Waukesha, Ozaukee and Washington, in order to generate adequate earnings, adequately leverage its capital and make effective use of its liquid assets. Reliance Savings Bank invests a significant portion of its assets in investment securities and mortgage-backed securities, including U.S. Government and federal agency securities, short-term liquid assets and other marketable securities. At September 30, 1998, Reliance and Reliance Savings Bank operated one banking office in Wisconsin. The principal executive offices of Reliance are located at 3140 South 27th Street, Milwaukee, Wisconsin 53215, and its telephone number is
(414) 671-2222.


                                  RISK FACTORS

     IN ADDITION TO OTHER INFORMATION CONTAINED IN AND INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS, RELIANCE SHAREHOLDERS SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED BELOW IN DETERMINING WHETHER TO APPROVE THE MERGER AGREEMENT AND THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

UNCERTAIN LEGISLATIVE AND REGULATORY ENVIRONMENT


     The banking and financial services businesses in which St. Francis and Reliance engage are highly regulated. The laws and regulations affecting such businesses can be changed dramatically by the adoption of federal legislation. For example, on May 13, 1998, the U.S. House of Representatives (the "House") passed a sweeping financial modernization bill, H.R. 10, "The Financial Services Act of 1998," by a vote of 214 to 213. The bill was first proposed by the Clinton Administration on May 21, 1997 and the final House version differed from it in many respects. The House bill was sent to the U.S. Senate, where opposition from a variety of sources prevented it from being presented for a vote by that body.

     Financial industry reform legislation may be introduced in the next legislative session. It is impossible to predict whether such legislation would be as broad in scope as H.R. 10, what its exact form or content might be, or whether it would have any realistic chance of adoption. Accordingly, neither St. Francis nor Reliance can predict what changes will occur or the effect any such change would have on the ability of the combined entity to compete effectively or to take advantages of new opportunities after the Merger.


EFFECT OF INTEREST RATES

     The operations of St. Francis are, like those of financial institutions in general, significantly influenced by general economic conditions and the related monetary and fiscal policies of the federal government. Deposit flows and costs of funds are influenced by interest rates of competing investments and general market rates of interest. Lending activities are affected by the demand for commercial loans, mortgage financing and for consumer and other types of loans, which in turn are affected by the interest rates at which financing may be offered and by other factors affecting the availability of funds. St. Francis' profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. As a financial institution, St. Francis' vulnerability to changes in interest rates depends upon the effective maturing and repricing characteristics of its interest-earning assets and interest-bearing liabilities and the direction of market interest rate movements. Further information concerning the effect of interest rates on the business and financial condition of St. Francis is provided in St. Francis' periodic reports filed with the SEC under the Exchange Act which are incorporated by reference herein. See "Incorporation of Certain Information by Reference."

COMPETITION

     The markets in which St. Francis and Reliance operate are highly competitive. Competition in such markets is likely to increase in light of the changing legislative and regulatory environment in which St. Francis and Reliance operate. In addition, consolidation and mergers in the banking industry are expected to continue, resulting in stronger and more effective competitors. Neither St. Francis nor Reliance can predict the degree to which competition in the industry will increase in the future or the effect any such increased competition will have on the combined entity.

RAPID TECHNOLOGICAL CHANGES

     Evolving technology will play a major role in the processing and delivery of financial services. The effective use of new technology will enable banking and financial service businesses to improve information concerning their customers and markets. It also will enable them to reduce overhead expenses while improving the quality of service to customers. Communications technology will substantially improve the ability of financial institutions to exchange information with their customers and employees. Banks and financial institutions that are unwilling or unable to access this evolving new technology could experience lower earnings and a loss of competitiveness.

UNCERTAIN ECONOMIC ENVIRONMENT

     Until recently, banks and financial service companies in the Midwest have experienced a relatively long period of price stability and a growing economy. Price stability enables banks to better protect themselves against interest rate risks. A strong economy enhances the opportunity of the commercial sector of the economy to improve earnings and performance. It also provides an environment for financial institutions to experience positive and profitable growth. Any changes in the global economy may affect the regional or national economic market, which, in turn, presents risks for all banks and financial service companies.

SHARE PRICE FLUCTUATION

     The share price of St. Francis Common Stock on the NASDAQ National Market System is by nature subject to the general price fluctuations in the market for publicly-traded equity securities. Such fluctuations are not necessarily related to a change in the financial performance or condition of St. Francis.

YEAR 2000



     Advances and changes in available technology can significantly impact the business and operations of St. Francis. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any of St. Francis' programs or programs of third-party providers that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. If not corrected, Year 2000 issues could result in a major system failure or miscalculations and material costs to St. Francis.

     St. Francis is adhering to the Federal Financial Institution's Examination Council ("FFIEC") Year 2000 directives that have been published since 1996, which established policy guidelines and time frames to guide Year 2000 compliance. All management activities and plans have incorporated the FFIEC guidelines published to date.

     St. Francis' Year 2000 compliance efforts have included completing an inventory of all products and services that may be affected by Year 2000 date related issues. Each item has been categorized as either mission critical, moderate or low priority depending on its importance to the operation of St. Francis' business activities. St. Francis is adhering to FFIEC guidelines for completing the remediation, testing and implementation for all mission critical activities by June 30, 1999. St. Francis currently is on schedule to complete Year 2000 compliance activities within its designated time frame. The project is being overseen by a steering committee composed of representatives from all areas of St. Francis and being directed by St. Francis' Information Services division. Moderate and low priority issues are scheduled to be reviewed, tested and, if necessary remediated, by the end of 1999.

     St. Francis utilizes a national third party provider for the bulk of its data processing needs. As a result, a large part of St. Francis' missions critical Year 2000 testing is for products and services processed by that service provider. The service provider has completed the remediation and testing of its systems and has had its Year 2000 compliant systems in production since June 30, 1998. St. Francis is in the process of independently testing its activities on that system to verify that the service provider's system function in the Year 2000 for those services used by St. Francis. In October 1998, St. Francis successfully completed the first phase of that testing and is scheduled to complete testing by the spring of 1999. St. Francis has no custom developed system code. Therefore, the remediation phase of St. Francis' Year 2000 plan does not include code renovation.

     In addressing the Year 2000 issue, St. Francis has also taken into consideration technology issues beyond its data processing activities. Non-data processing systems include equipment in use which is not defined as computer hardware or software. Such equipment could result in service or product breakdown if not Year 2000 compliant. As part of its Year 2000 plan, St. Francis has addressed such items as alarm systems, elevators, keyless entry systems, telephone and data systems and others. The impact and status of these items are being reviewed in the same manner as St. Francis' data processing systems.

     The Year 2000 issue also may affect St. Francis' customers who may experience a disruption in business that could potentially result in financial difficulties and eventually result in an inability to repay their loans. St. Francis includes as part of its normal underwriting standards consideration of the Year 2000 credit risk. The assessment is made through personal contact and a questionnaire, which allows St. Francis to review the customer's Year 2000 awareness and compliance efforts. This process results in an overview of the customer's preparedness but does not give absolute assurance that the customer will not have problems with Year 2000 issues. The potential impact of Year 2000 on the customer's ability to repay loans cannot be determined at this time.

     The estimated costs of the Year 2000 issue are not expected to have a significant impact on St. Francis' results of operations, liquidity or capital resources. Direct costs of the Year 2000 issue have been estimated not to exceed $500,000 per year for the fiscal years ending September 30, 1998, 1999 and 2000. The primary direct costs include compensation and benefits paid to staff dedicated solely to the Year 2000 issue, direct costs paid to vendors or others related to Year 2000 preparedness and the income statement effect of hardware and software purchased to replace items not Year 2000 compliant. The figure does not include costs considered by St. Francis to be indirect costs. The primary indirect cost includes the time and effort of many of St. Francis' employees to prepare for the Year 2000 in addition to performing their normal work routines. The costs of the Year 2000 project are based on St. Francis' best estimates, which include numerous assumptions about future events. Actual costs may differ due to actual events being different than those assumed at the time the cost estimates were prepared.

     St. Francis presently believes that the compliance effort can and will be completed prior to the Year 2000. However, if required product or service upgrades are not complete by that time, the Year 2000 issues could disrupt normal business operations. Although not expected at this time, the most likely worst case scenario includes St. Francis being unable to process some or all of its transactions on a temporary basis. Because of the nature of this scenario, St. Francis is in the process of establishing contingency plans for all mission critical services. Those contingency plans will also be tested as part of St. Francis' Year 2000 preparedness. Additionally, a business resumption plan is being developed to mitigate risks associated with the failure of mission critical systems. The Year 2000 business resumption contingency plan will be designed to ensure that mission critical core banking processes will continue if one or more supporting systems fail and to allow for limited transaction processing until the Year 2000 problems are fixed.

     Reliance has developed a Year 2000 Compliance Plan and has conducted a review of its computer systems and its third-party systems, and has identified those that could be affected by the Year 2000 issue. Reliance believes that, with modifications to existing software used by Reliance and by its third-party providers, the Year 2000 problem will not pose significant operational issues for Reliance. Reliance does not anticipate costs to remedy the Year 2000 problem will have a material impact on the financial condition of Reliance.

                              THE SPECIAL MEETING

PLACE, TIME AND DATE


     The Special Meeting of Shareholders of Reliance will be held on January 20, 1999, at 2:00 p.m., Milwaukee, Wisconsin time, at the Clarion Hotel & Conference Center, 5311 South Howell Avenue, Milwaukee, Wisconsin. This Proxy Statement/Prospectus is being sent to holders of shares of Reliance Common Stock and is accompanied by an appointment form of proxy ("Proxy") which is being solicited by the Reliance Board for use at the Special Meeting or any adjournments or postponements thereof.


PURPOSE


     The purpose of the Special Meeting is to: (i) consider and vote upon the approval and adoption of the Merger Agreement and Plan of Merger described herein, providing for, among other things, the merger of Reliance with and into St. Francis, with St. Francis surviving the Merger, and the conversion of Reliance Common Stock into shares of St. Francis Common Stock or cash, or a combination thereof; (ii) adjourn the Special Meeting to solicit additional proxies in favor of the Merger Agreement and Plan of Merger in the event the required vote for approval and adoption of the Merger Agreement and Plan of Merger has not been obtained by the date of the Special Meeting; and (iii) consider and act upon such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.


RECORD DATE; SHARES ENTITLED TO VOTE


     The Reliance Board has fixed the close of business on December 4, 1998 (the "Voting Record Date") as the record date for the determination of Reliance shareholders entitled to notice of and to vote at the Special Meeting. Only those holders of Reliance Common Stock of record on the Voting Record Date will be entitled to notice of and to vote in person or by properly executed proxy at the Special Meeting or any adjournments or postponements thereof. Each share of Reliance Common Stock will be entitled to one vote on each matter presented for action at the Special Meeting. As of the Voting Record Date, 2,395,564 shares of Reliance Common Stock were issued and outstanding, and Reliance had no other class of securities issued and outstanding.

     RELIANCE SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES FOR RELIANCE COMMON STOCK WITH THEIR PROXY CARDS. AS DESCRIBED UNDER "PROPOSAL TO APPROVE THE MERGER--ELECTION AND ALLOCATION PROCEDURES," EACH RELIANCE SHAREHOLDER WILL BE PROVIDED WITH AN ELECTION FORM/LETTER OF TRANSMITTAL FOR EXCHANGING SHARES OF RELIANCE COMMON STOCK, AND SHOULD FOLLOW THE INSTRUCTIONS SET FORTH THEREIN.


VOTES REQUIRED

     A majority of the shares of Reliance Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes (referring to where a broker or nominee physically indicates on the proxy that it does not have discretionary authority as to certain shares of Reliance Common Stock to vote on a particular matter) will be considered present for purposes of determining whether a quorum exists. The following votes are required for various actions to be taken at the Special Meeting:



     - The affirmative vote of the holders of a majority of the issued and outstanding shares of Reliance Common Stock entitled to vote on the Merger Agreement and the Plan of Merger at the Special Meeting is required for approval and adoption of the Merger Agreement and the Plan of Merger. Abstentions and broker non-votes will have the same effect as votes cast against approval of the Merger Agreement and the Plan of Merger.

     - The affirmative vote of a majority of the total votes cast in person or by proxy is necessary to approve the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in favor of the Merger proposal. Any shares not voted will have no effect on the proposal to adjourn the Special Meeting provided that a quorum is present at the Special Meeting.

     THE REQUIRED VOTE OF RELIANCE SHAREHOLDERS ON THE MERGER AGREEMENT AND PLAN OF MERGER IS BASED UPON THE NUMBER OF OUTSTANDING SHARES OF RELIANCE COMMON STOCK, AND NOT THE NUMBER OF THOSE SHARES WHICH ARE ACTUALLY VOTED. ACCORDINGLY, THE FAILURE TO SUBMIT A PROXY CARD OR TO VOTE IN PERSON AT THE SPECIAL MEETING, OR THE ABSTENTION FROM VOTING BY A RELIANCE SHAREHOLDER, WILL HAVE THE SAME EFFECT AS A "NO" VOTE WITH RESPECT TO THE MERGER AGREEMENT AND PLAN OF MERGER. BROKER NON-VOTES WILL NOT BE COUNTED AS HAVING BEEN VOTED IN PERSON OR BY PROXY AT THE SPECIAL MEETING WITH RESPECT TO THE MERGER PROPOSAL AND WILL HAVE THE SAME EFFECT AS A "NO" VOTE WITH RESPECT TO THE MERGER AGREEMENT AND PLAN OF MERGER.


DISSENTERS' RIGHTS

     Holders of shares of Reliance Common Stock have no appraisal or dissenters' rights in connection with the Merger. See "Proposal to Approve the Merger--No Appraisal or Dissenters' Rights."

PROXIES


     Holders of shares of Reliance Common Stock may vote either in person or by properly executed Proxy. Shares of Reliance Common Stock represented by a properly executed Proxy received prior to or at the Special Meeting or any postponements or adjournments thereof will, unless such Proxy is revoked, be voted in accordance with the instructions indicated on such Proxy. If no instructions are indicated on a properly executed Proxy, the shares covered thereby will be voted FOR the proposal to approve the Merger Agreement and Plan of Merger, and FOR the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in favor of the Merger. If any other matters are properly presented at the Special Meeting for consideration, the persons named in the Proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment; provided, however, that no Proxy which is voted against the proposal to approve the Merger Agreement and Plan of Merger will be voted in favor of any adjournment. As of the date hereof, Reliance knows of no such other matters.

     Any Proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted by (i) filing with the Secretary of Reliance written notice thereof (Carol A. Barnharst, Secretary, Reliance Bancshares, Inc., 3140 South 27th Street, Milwaukee, Wisconsin 53215);
(ii) submitting a duly-executed Proxy bearing a later date; or (iii) appearing at the Special Meeting and giving the Secretary notice of his or her intention to vote in person. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the Special Meeting so that the inspector of election can ensure that votes associated with the shares beneficially owned by you are counted only once.


     If a quorum is not obtained, or if fewer shares of Reliance Common Stock are voted in favor of approval of the Merger Agreement and Plan of Merger than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional Proxies or votes, and at any subsequent reconvening of the Special Meeting, all Proxies will be voted in the same manner as such Proxies would have been voted at the original convening of the Special Meeting (except for any Proxies which have theretofore effectively been revoked or withdrawn).

     The cost of solicitation of Proxies on behalf of the Reliance Board will be borne by Reliance. The expense of printing this Proxy Statement/Prospectus, the cost of filing the Registration Statement on Form S-4 with the SEC registering the shares of St. Francis Common Stock to be issued in connection with the Merger (excluding the legal fees of the parties to the Merger incurred in connection therewith), and the cost of listing such shares of St. Francis Common Stock on the NASDAQ National Market System will be shared equally between Reliance and St. Francis. Proxies will be solicited principally by mail, but also may be solicited by personal interview, telephone, facsimile or other means of communication by directors, officers and other employees of Reliance. Such directors, officers and employees will receive no compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Reliance also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares of Reliance Common Stock held of record by the beneficial owners of such shares. Reliance will reimburse such holders for their reasonable out-of-pocket expenses.

RECOMMENDATION OF RELIANCE'S BOARD OF DIRECTORS REGARDING THE MERGER

     The Reliance Board has unanimously determined that the terms of the Merger Agreement and Plan of Merger are fair to, and in the best interests of, Reliance and the Reliance shareholders, has unanimously approved and adopted the Merger Agreement and the Plan of Merger and the transactions contemplated thereby, and recommends that shareholders of Reliance vote FOR approval and adoption of the Merger Agreement and Plan of Merger and the transactions contemplated thereby. See "Proposal to Approve the Merger--Background of the Merger,"--Reasons for the Merger and Recommendation of the Reliance Board of Directors," and "--Opinion of Reliance Financial Advisor."

SECURITY OWNERSHIP OF MANAGEMENT; VOTING AGREEMENTS


     As an inducement to St. Francis to enter into the Merger Agreement, the directors and executive officers of Reliance entered into voting agreements ("Voting Agreements") with St. Francis to vote the shares of Reliance Common Stock beneficially owned by them in favor of the Merger. As of October 31, 1998, the directors and executive officers of Reliance who signed the Voting Agreements beneficially owned or had the right to acquire 485,956 shares of Reliance Common Stock (or approximately 18.22% of the outstanding shares of Reliance Common Stock), including 224,280 shares subject to unexercised options held by such persons at that date which were not exercised prior to the Voting Record Date, and thus cannot be voted at the Special Meeting. As October 31, 1998, with the exception of one director of St. Francis who acquired shares of Reliance Common Stock in 1996, the directors and executive officers of St. Francis and their affiliates did not own any shares of Reliance Common Stock.


     Pursuant to the Voting Agreements, the directors and executive officers of Reliance may not sell, assign, transfer or otherwise dispose of, or permit to be sold, assigned, transferred or otherwise disposed of, any shares of Reliance Common Stock owned of record or beneficially by such shareholder, whether such shares of Reliance Common Stock are owned of record or beneficially by such shareholder on the date of the Voting Agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, except (i) for transfers by will or by operation of law (in which case the Voting Agreement would bind the transferee), (ii) for sales, assignments, transfers or other dispositions necessitated by hardship with the prior written consent of St. Francis, or (iii) as St. Francis may otherwise agree in writing.

OTHER MATTERS

     As of the date of this Proxy Statement/Prospectus, the Reliance Board does not intend to bring any other business before the Special Meeting other than as set forth in the Notice of Special Meeting of Shareholders and, so far as is known to the Reliance Board, no matters are to be brought before the Special Meeting except as specified in the Notice of Special Meeting of Shareholders. As to any other business that may properly come before the meeting, however, the proxy holders intend to vote the proxies in respect thereof in accordance with their best judgment and discretion.

                 PROPOSAL TO APPROVE THE MERGER
                        (PROPOSAL NO. 1)

GENERAL

     The following information, insofar as it relates to matters contained in the Merger Agreement and Plan of Merger between St. Francis and Reliance, is qualified in its entirety by reference to the Merger Agreement and Plan of Merger which are incorporated herein by reference and attached hereto as Exhibits A and B, respectively. RELIANCE SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT AND PLAN OF MERGER IN THEIR ENTIRETY.


     THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF RELIANCE COMMON STOCK ENTITLED TO VOTE ON THE MERGER AGREEMENT AND PLAN OF MERGER IS REQUIRED TO APPROVE THE MERGER AGREEMENT AND PLAN OF MERGER. UNLESS OTHERWISE SPECIFIED, THE SHARES OF RELIANCE COMMON STOCK REPRESENTED BY THE PROXIES SOLICITED HEREBY WILL BE VOTED IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT AND PLAN OF MERGER. THE RELIANCE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND PLAN OF MERGER.


THE MERGER AND THE BANK MERGER


     The Merger Agreement provides that St. Francis will acquire Reliance through a merger of Reliance with and into St. Francis with St. Francis being the surviving entity. Upon consummation of the Merger, all shares of Reliance Common Stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any shares of Reliance Common Stock will cease to have any rights with respect thereto, except the right to receive cash and/or shares of St. Francis Common Stock to be paid or issued upon the surrender of such certificate, without interest, as described below. St. Francis also plans to merge Reliance Savings Bank with and into St. Francis Bank immediately following the Merger, or as soon as practicable thereafter (the "Bank Merger"), and St. Francis and Reliance have agreed to take all action necessary and appropriate to effectuate the Bank Merger. There can be no assurance that the structure of the Bank Merger will not change from that presently contemplated by St. Francis and Reliance in order to obtain all necessary regulatory approvals.

EFFECT OF THE MERGER

     At the Effective Time, as defined below, Reliance will merge with and into St. Francis. The Reliance Common Stock will be exchanged for shares of St. Francis Common Stock or cash, or a combination of both stock and cash, as described under "--Merger Consideration." Each share of St. Francis Common Stock outstanding immediately prior to the Effective Time will remain outstanding and unchanged as a result of the Merger.

     No fractional shares of St. Francis Common Stock will be issued in connection with the Merger. In lieu of issuing fractional shares, St. Francis will make a cash payment equal to the fractional interest which a Reliance shareholder would otherwise receive multiplied by the St. Francis Average Stock Price.

     The amount and form of the consideration to be received by holders of Reliance Common Stock were arrived at through arm's length negotiations between St. Francis and Reliance. See "--Background of the Merger." For certain information concerning the historical range of sales prices of Reliance Common Stock, see "Summary--Comparative Market and Stock Price Information." For information regarding certain Purchase Rights attached to each share of St. Francis Common Stock, including, when issued, to each of the shares of St. Francis Common Stock to be issued in the Merger, see "Description of St. Francis Capital Stock--Rights Plan."

EFFECTIVE TIME


          The Merger will become effective on the date Articles of Merger are filed with the WDFI in accordance with the WBCL or such later date as the Articles of Merger may specify (the "Effective Time"). The Articles of Merger will be filed upon satisfaction or waiver of all of the conditions to the Merger provided in the Merger Agreement but in no event later than the last business day of the month in which all conditions to the Merger set forth in the Merger Agreement have been satisfied or waived. The parties expect that the Effective Time of the Merger will occur in the end of January, 1999.


MERGER CONSIDERATION

          The Merger Agreement provides that, subject to the election and allocation procedures provided for therein, each issued and outstanding share of Reliance Common Stock will be converted into the right to receive, at the election of each holder thereof, either:

          (a) A NUMBER OF SHARES OF ST. FRANCIS COMMON STOCK EQUAL TO (i) a fractional share of St. Francis Common Stock determined by dividing $10.00 by the St. Francis Average Stock Price (as defined herein) if the St. Francis Average Stock Price is between $32.41 and $40.00; (ii) .25 shares of St. Francis Common Stock, if the St. Francis Average Stock Price is between $40.01 and $42.00; (iii) a fractional share of St. Francis Common Stock determined by dividing $10.50 by the St. Francis Average Stock Price, if the St. Francis Average Stock Price is between $42.01 and $45.74; and (iv) .2295 shares of St. Francis Common Stock, if the St. Francis Average Stock Price is $45.75 or more (the "Per Share Stock Distribution"); or

          (b) CASH EQUAL TO (i) $10.00, if the St. Francis Average Stock Price is between $32.41 and $40.00; (ii) an amount equal to .25 of the St. Francis Average Stock Price, if the St. Francis Average Stock Price is between $40.01 and $42.00; (iii) $10.50, if the St. Francis Average Stock Price is between $42.01 and $45.74; and
               (iv) an amount equal to .2295 of the St. Francis Average Stock Price, if the St. Francis Average Stock Price is $45.75 or more (the "Per Share Cash Distribution").

          If the St. Francis Average Stock Price is $32.40 or less, then St. Francis has the option of completing the Merger using a Per Share Cash Distribution of $10.00 and a Per Share Stock Distribution equal to a fractional share of St. Francis Common Stock determined by dividing $10.00 by the St. Francis Average Stock Price, or terminating the Merger Agreement.

          The "St. Francis Average Stock Price" means the average (rounded to the nearest whole cent) of the last sale price of the day of one share of St. Francis Common Stock as reported in the Wall Street Journal for the ten consecutive trading days ending on the fifth business day preceding the Effective Time (the "Valuation Period").

          The Merger Agreement also provides that the value of the aggregate number of shares of St. Francis Common Stock to be issued in the Merger must be equal to at least 60% of the aggregate value of all of the consideration to be paid in connection with the Merger, and the aggregate amount of consideration paid to Reliance shareholders in cash must not be more than 40% of the aggregate value of all of the consideration to be paid in connection with the Merger.


          Assuming that: (i) there are 2,443,404 shares of Reliance Common Stock outstanding, which represents the 2,395,564 hares of Reliance Common Stock issued and outstanding as of the Voting Record Date, plus 47,840 shares of Reliance Common Stock that will be issued and/or vested in connection with the closing of the Merger under the terms of the RRP; (ii) no exercise of options for 247,097 shares of Reliance Common Stock currently outstanding under Reliance's stock option plan; (iii) the St. Francis Average Stock Price is $41.28; and (iv) the aggregate amount of consideration payable in cash is equal to 40% of the aggregate value of all of the consideration paid in connection with the Merger and the aggregate amount of consideration payable in value of whole shares of St. Francis Common Stock is equal to 60% of the aggregate value of all of the consideration paid in connection with the Merger, St. Francis will issue approximately 366,510 shares of St. Francis Common Stock and approximately $10.09 million in cash in the Merger. St. Francis intends to fund the cash portion of the purchase price with an existing line of credit maintained by St. Francis Bank with a third party financial institution.


     Fractional shares of St. Francis Common Stock will not be issued in the Merger. Reliance shareholders otherwise entitled to a fractional share will be paid the value of such fraction in cash determined as described herein under "Proposal to Approve the Merger--Effect of the Merger."


     On December 1, 1998, the most recent date for which it was practicable to obtain market price data prior to the printing of this Proxy
Statement/Prospectus, the closing sales price per share of St. Francis Common Stock was $41.13.


     The following table sets forth various assumed St. Francis Average Stock Prices, the resulting conversion ratio, the value of St. Francis Common Stock to be received per share of Reliance Common Stock based on such assumed St. Francis Average Stock Price, and the per share cash consideration to be received based on such assumed St. Francis Average Stock Price.


                                       PER SHARE VALUE
      ASSUMED ST. FRANCIS              OF ST. FRANCIS       PER SHARE
            AVERAGE        CONVERSION   COMMON STOCK    CASH CONSIDERATION
          STOCK PRICE        RATIO     TO BE RECEIVED     TO BE RECEIVED
      -------------------  ----------  ---------------  ------------------

              30.00          .3333          $10.00             $10.00
              31.00          .3226           10.00              10.00
              32.00          .3125           10.00              10.00
              32.40          .3086           10.00              10.00
              33.00          .3030           10.00              10.00
              34.00          .2941           10.00              10.00
              35.00          .2857           10.00              10.00
              36.00          .2778           10.00              10.00
              37.00          .2703           10.00              10.00
              38.00          .2632           10.00              10.00
              39.00          .2564           10.00              10.00
              40.00          .2500           10.00              10.00
              41.00          .2500           10.25              10.25
              42.00          .2500           10.50              10.50
              43.00          .2442           10.50              10.50
              44.00          .2386           10.50              10.50
              45.00          .2333           10.50              10.50
              45.75          .2295           10.50              10.50
              46.00          .2295           10.56              10.56
              47.00          .2295           10.79              10.79
              48.00          .2295           11.02              11.02


     None of the assumed St. Francis Average Stock Prices are intended to reflect what the actual St. Francis Average Stock Price will be when finally determined in accordance with the Merger Agreement and Plan of Merger, nor is the per share value of St. Francis Common Stock and per share cash consideration illustrated as to be received intended to reflect what the actual value will be when finally determined when the shares of St. Francis Common Stock and cash are distributed in accordance with the Merger Agreement and Plan of Merger.

     From November 17 through December 1, 1998, the most recent Valuation Period for which it was practicable to obtain information prior to the printing of this Prospectus/Proxy Statement, the average of the last sale price per share of St. Francis Common Stock, as reported on the NASDAQ National Market System, was $41.28. By way of example only, if the St. Francis Average Stock Price also is $41.28, the conversion ratio would be equal to .2500 which would have a value, determined on the basis of the St. Francis Average Stock Price, of $10.32 per share, and the per share cash consideration to be received would be $10.32.


     Reliance shareholders should note that the market price of the shares of St. Francis Common Stock they receive will continue to be subject to market fluctuations, as well as the future results of operations and financial condition of St. Francis, and therefore may be worth less than, or more than, the St. Francis Average Stock Price or the market price of St. Francis Common Stock on the date they receive their St. Francis Common Stock certificates. See "--Election and Allocation Procedures," and "--Issuance of Stock and Payment of Cash." For a description of certain tax consequences that may result from elections to receive stock or cash, or a combination thereof, as well as certain limitations and qualifications relating thereto, see "-- Certain Federal Income Tax Consequences."

     Because the number of shares of St. Francis Common Stock and the total amount of cash to be issued in the Merger will be fixed in accordance with certain parameters, no guarantee can be given that an election by any given shareholder will be honored. Rather, the election by each holder will be subject to the election and allocation procedures described herein. Thus, holders may not receive their chosen form of consideration. See "--Election and Allocation Procedures."

     If St. Francis effects a reclassification, recapitalization, stock split, consolidation or similar change in St. Francis Common Stock before the Effective Time, the Per Share Stock Distribution will be appropriately adjusted.

     Although the St. Francis Average Stock Price, which will determine the value of the Per Share Stock Distribution and Per Share Cash Distribution to be received by Reliance shareholders, will be based on the average market price of St. Francis Common Stock during the Valuation Period, the market price of St. Francis Common Stock may fluctuate thereafter and, on the Effective Time, may be more or less than the St. Francis Average Stock Price.

     At the Effective Time, all rights with respect to Reliance Common Stock pursuant to stock options granted by Reliance under Reliance's stock option plan that are outstanding at such time, will be converted into the right to receive, either an option to purchase shares of St. Francis Common Stock or cash, as discussed below in "--Interests of Certain Persons in the Merger" and "--Effect on Reliance Employee Benefit Plans."

     As of the Effective Time, each share of Reliance Common Stock held directly or indirectly by Reliance or Reliance Savings Bank, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled and retired, and no exchange or payment will be made with respect to such shares.

PRICE-BASED TERMINATION

     The Merger Agreement contains a price-based termination provision. Under this provision, the Merger Agreement may be terminated by St. Francis if the St. Francis Average Stock Price is $32.40 or less.

BACKGROUND OF THE MERGER


     In April 1996, Reliance Savings Bank converted from mutual to stock form and simultaneously formed Reliance as Reliance Savings Bank's parent holding company (the "Conversion"). As part of the Conversion, Reliance raised $19 million in new capital through a public stock offering. Since the Conversion, the Reliance Board has taken various steps to enhance shareholder value. One of the most significant challenges the Reliance Board has faced has been managing Reliance's unusually high capital-to-assets ratio, which was 49.96% at March 31, 1998. To manage Reliance's capital, the Reliance Board paid a special dividend of $3.00 per share to Reliance's shareholders of record on November 8, 1996. The distribution reduced Reliance's shareholders' equity by $7.3 million, representing more than 30% of Reliance's shareholders' equity at the time. Reliance also has repurchased its shares through several share repurchase programs, which has reduced the number of outstanding Reliance shares by approximately 6.5%, net of shares applied to fund stock based benefit programs.


     Reliance has engaged in discussions from time to time with other financial service companies interested in considering a possible business combination with Reliance. One of these companies was St. Francis. Thomas R. Perz, President and Chief Executive Officer of St. Francis, met with Allan T. Bach, President and Chief Executive Officer of Reliance, on several occasions to convey St. Francis' interest in negotiating a merger between the two companies. At the beginning of the 1998 calendar year, Mr. Perz expressed to Mr. Bach St. Francis' interest in acquiring Reliance whereby St. Francis would offer Reliance $10.50 per share of Reliance Common Stock as merger consideration
payable in St. Francis Common Stock.   Mr. Perz also asked Mr. Bach if he could
meet with the Reliance Board to discuss his proposal.


     Mr. Bach, with the approval of the Reliance Board, invited Mr. Perz to a Reliance Board meeting, held on March 24, 1998, to present St. Francis' proposal. During the meeting, Mr. Perz expressed St. Francis' interest in negotiating a transaction for $10.50 per share using St. Francis Common Stock as merger consideration, and he outlined and explained the basic terms of the proposed transaction. The Reliance Board convened a special board meeting on March 31, 1998 to consider St. Francis' verbal expression of interest, and discussed the proposal with a representative of Robert W. Baird & Co. Incorporated ("Baird"), Reliance's financial advisor, who also was present during the meeting.

     Discussion of Mr. Perz's presentation continued during a special meeting of the Reliance Board held on April 8, 1998. The consensus of the Reliance Board was to ask St. Francis to provide Reliance with additional information concerning its proposal. In anticipation of further discussions between St. Francis and Reliance, at the April 8, 1998 meeting, the Reliance Board authorized Mr. Bach to retain the law firm of Schiff Hardin & Waite as special counsel to Reliance with respect to business combination discussions ("Reliance's Legal Counsel") and to retain Baird as Reliance's financial adviser to assist Reliance in evaluating St. Francis' merger proposal. The Board also authorized Mr. Bach to negotiate with St. Francis toward a definitive business combination agreement. Following the April 8 meeting, Mr. Bach contacted Mr. Perz to express the interest of the Reliance Board in receiving more information concerning St. Francis and the terms of its proposal.

     On April 13, 1998, St. Francis forwarded a letter of intent to Reliance, which proposed that St. Francis would acquire all of the outstanding shares of Reliance through a merger transaction, and the Reliance shareholders would receive, as merger consideration, .2295 shares of St. Francis Common Stock for each share of Reliance common stock. The fixed exchange ratio set forth in the letter of intent was determined by dividing the proposed acquisition price of $10.50 per share by the trading price of St. Francis Common Stock as of the close of trading on March 24, 1998, which price was $45.75. The Reliance Board met during a regular board meeting on April 15, 1998 to consider the proposed letter of intent. It was the consensus of the Reliance Board that Reliance not accept the letter of intent. Rather, the Reliance Board directed Mr. Bach, to be accompanied by Reliance's Legal Counsel and Baird, to meet with St. Francis and its advisers to clarify certain terms of the transaction as expressed in the letter and, assuming certain issues were clarified to Reliance's satisfaction, to move directly toward a definitive business combination agreement. St. Francis agreed to a meeting, but requested that prior to the meeting Reliance enter into a confidentiality agreement that St. Francis had prepared, which included an agreement that Reliance negotiate exclusively with St. Francis for a period of 90 days.

     On April 23, 1998, St. Francis and Reliance entered into the confidentiality agreement that included the exclusive bargaining arrangement and the parties also held a meeting in the offices of St. Francis' legal counsel to discuss the terms of the transaction. Present during that meeting were Mr. Bach, Carol Barnharst, Chief Financial Officer of Reliance, a representative of Reliance's Legal Counsel, representatives of Baird, Mr. Perz and a representative of St. Francis' legal counsel. A few days after that meeting, Mr. Perz, Mr. Bach and Ms. Barnharst met to discuss certain social issues relating to the transaction and St. Francis gathered additional due diligence information concerning Reliance. After St. Francis had completed its additional due diligence investigation,

St. Francis directed its legal counsel to begin preparing a first draft of the definitive Merger Agreement. Reliance received a first draft of the definitive Merger Agreement on May 5, 1998.

     The Reliance Board held a special meeting on May 8, 1998 to consider the first draft of the definitive Merger Agreement. Reliance's Legal Counsel and representatives of Baird were present at the May 8 meeting to review the Merger Agreement with the Reliance Board. The first draft of the Merger Agreement included a provision allowing shareholders the option of choosing either cash or St. Francis common stock as merger consideration; however, the agreement provided that in no event would the cash consideration exceed 40% of the total consideration. While the draft included a $10.50 per share merger price, it reflected a floating rather than fixed exchange ratio, meaning that the exchange ratio would be established based on a measurement period immediately prior to closing and the average price of St. Francis Common Stock during that period. After receiving direction from the Reliance Board, Mr. Bach, Reliance's Legal Counsel and representatives of Baird continued negotiations with St. Francis concerning the terms of the definitive Merger Agreement. On May 22, 1998, Reliance entered into an agreement with Baird retaining Baird as its financial adviser for the proposed transaction with St. Francis.

     A revised draft of the definitive Merger Agreement, reflecting further negotiations between the parties, was presented to the Reliance Board at a regular board meeting held on May 26, 1998. Mr. Perz and a representative of St. Francis' legal counsel attended a portion of the May 26 meeting to answer questions members of the Reliance Board had concerning the terms of the transaction. St. Francis also gave the Reliance Board the option of choosing between either a fixed exchange ratio of .2295 shares of St. Francis stock for each share of Reliance stock or a floating exchange ratio derived by dividing the per share merger price of $10.50 by the average price for St. Francis Common Stock during a measurement period prior to closing of the transaction. The draft continued to provide that Reliance shareholders would have the option of choosing between cash and shares of St. Francis Common Stock, provided however, that the cash consideration not exceed 40% of the total consideration. The Reliance Board discussed the revised draft of the document with Reliance's Legal Counsel and representatives of Baird outside the presence of Mr. Perz and St. Francis' counsel and gave Mr. Bach, Reliance's Legal Counsel and representatives of Baird further direction for continuing negotiations with St. Francis regarding the terms of the definitive Merger Agreement.

     On May 28, 1998, Mr. Bach, representatives of Baird and a representative of Reliance's Legal Counsel conducted an on-site due diligence review of St. Francis. Baird's representatives continued this due diligence examination on May 29 and several days thereafter. On May 29, 1998, the Reliance Board held a special meeting to discuss the preliminary results of the due diligence examination with Mr. Bach and Baird, and to discuss with Baird the merger consideration that St. Francis had offered in the latest draft of the definitive Merger Agreement. On May 29, 1998, but subsequent to the Reliance Board meeting, Reliance received another draft of the definitive Merger Agreement reflecting further negotiations between the parties.

     The Reliance Board met again at a special meeting on June 2, 1998 to discuss the status of the transaction and the ongoing negotiations and to consider the May 29, 1998 revisions to the draft definitive Merger Agreement; the meeting was attended by representatives of Baird and Reliance's Legal Counsel. On June 1, 1998, St. Francis' stock price had closed at $41.25 per share. Baird reviewed with the Reliance Board the decrease in St. Francis' stock price since the March 24 date used in the April 1998 letter of intent. Based on that discussion, the Reliance Board directed Baird to propose an increase in the fixed exchange ratio from that proposed in the letter of intent to take into account the decline in the St. Francis stock price since March 24, 1998. The Reliance Board also directed Reliance's Legal Counsel to contact legal counsel for St. Francis and to negotiate further on issues identified by the Board, which issues included, among others, continuing the name of Reliance Savings Bank after the Merger, the proposed condition to closing that Reliance maintain a minimum amount of net worth, the terms of the service of the advisory Board of Directors, due diligence issues, the termination fee and certain social issues. On June 2 and June 3, 1998, the position of the Reliance Board regarding the exchange ratio and other terms of the transaction were communicated to St. Francis and its representatives. On June 3, 1998, St. Francis rejected Reliance's proposal concerning an increase in the fixed exchange ratio. Later on June 3, 1998, on behalf of Reliance, Baird proposed a modification to the exchange ratio, which on June 4, 1998, St. Francis rejected. On June 8, 1998, St. Francis proposed a revised exchange ratio to Reliance, which also reflected a reduction in the purchase price to $10.00 per share.

     The Reliance Board held a special meeting on June 11, 1998, to consider the revised proposal from St. Francis. Representatives of Baird and a representative of Reliance's Legal Counsel were present for the June 11, 1998 meeting. The Reliance Board gave directions to Mr. Bach, Baird and Reliance's Legal Counsel regarding points in the draft definitive Merger Agreement it wanted negotiated further, including the merger price and exchange ratio. Baird and Reliance's Legal Counsel communicated these points to St. Francis and its legal counsel. St. Francis considered these points, and in response requested that Mr. Perz be permitted to meet again with the Reliance Board to discuss the transaction, and specifically to explain St. Francis' latest modification to the amount of the merger consideration.

     On June 23, 1998, Mr. Perz met with the Reliance Board during a regular board meeting. Also present during the meeting were representatives of Baird and a representative of Reliance's Legal Counsel. The discussion at the meeting focused in particular on the $10.00 per share merger price that St. Francis had recently proposed and the proposed exchange ratio (because on June 22, 1998, the St. Francis stock price had closed at $36.00 per share), as well as other open issues. The representatives of Baird reviewed with the Reliance Board information concerning changes in the St. Francis stock price since negotiations between the two companies had begun in March 1998. At the conclusion of the meeting, there was a consensus that both parties would continue to work toward a definitive Merger Agreement. In that regard, discussions concerning the price, the exchange ratio and other terms of the definitive agreement continued through June 30, 1998 when the Reliance Board met to consider the definitive Merger Agreement.

     At the Reliance Board meeting on June 30, 1998, representatives of Baird were present along with a representative of Reliance's Legal Counsel. Prior to the meeting, copies of the proposed definitive Merger Agreement were made available to the directors. Baird provided a financial analysis of the offer and expressed its verbal opinion (subsequently confirmed in writing) to the effect that, as of such date, the merger consideration was fair, from a financial point of view, to the holders of Reliance common stock (see "The Merger--Opinion of Financial Advisor"). Reliance's Legal Counsel also reviewed with the Reliance Board the definitive Merger Agreement and discussed the Reliance Board's fiduciary duties in considering the Merger Agreement.

     The Reliance Board asked questions of Mr. Bach, Ms. Barnharst, Reliance's Legal Counsel and Baird regarding the Merger Agreement and Plan of Merger. Following discussion on the proposed Merger Agreement and Plan of Merger and the transactions related thereto, the opinion of Baird and numerous other factors (described below in "The Merger--Reasons for the Merger; and Recommendation of the Reliance Board of Directors"), the Reliance Board unanimously authorized and approved the Merger Agreement and Plan of Merger and the transactions contemplated thereby, determined that the Merger Agreement and Plan of Merger be submitted to a vote of Reliance's shareholders and authorized Mr. Bach to execute the Merger Agreement and Plan of Merger, subject to satisfactory resolution of final contract terms. The Merger Agreement was executed in the early evening of June 30, 1998, and the Merger was publicly announced through a joint press release that night. Baird subsequently delivered its fairness opinion that as of June 30, 1998, the merger consideration was fair, from a financial point of view, to the holders of the Reliance Common Stock.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE RELIANCE BOARD OF DIRECTORS

     St. Francis. The St. Francis Board authorized St. Francis management to negotiate with Reliance and approved the Merger Agreement and Plan of Merger and has determined that the Merger and the issuance of the shares of St. Francis Common Stock pursuant thereto are in the best interests of St. Francis and its shareholders. In doing so, the St. Francis Board considered a number of factors. The material factors considered by the St. Francis Board were the following:

     (a) The St. Francis Board's review, based in part on the presentations made and written material submitted by St. Francis management, of the business, operations, earnings and financial condition, including the capital levels and asset quality, of Reliance on a historical, prospective and pro forma basis;

     (b) The demographic, economic and financial characteristics of Reliance's market area, including existing competition and the ability to increase service options for St. Francis customers, while still recognizing savings in costs, because of the proximity of the Reliance office to an existing St. Francis branch; and

     (c) A variety of factors affecting and relating to the overall strategic focus of St. Francis, including St. Francis' desire to expand its operations in Reliance's market area and to improve its presence in southern portion of Milwaukee, Wisconsin.

     Reliance. The Reliance Board has concluded that the Merger would be in the best interests of Reliance and its shareholders. In reaching that determination, the Reliance Board consulted with Reliance's Legal Counsel with respect to the legal duties of the Reliance Board, regulatory matters, tax matters and the Merger Agreement and Plan of Merger and issues related thereto. The Reliance Board also consulted with Baird with respect to the financial aspects and fairness of the merger consideration. The Reliance Board considered the following material factors:


     (1) The prospects for enhancing shareholder value using strategic alternatives other than a sale of Reliance. At March 31, 1998, Reliance had shareholders' equity of $22.1 million, which represented 49.96% of Reliance's total assets as of that date. Although Reliance has been profitable, generating net income of $514,000 and $616,000 for the fiscal years ended June 30, 1996 and 1997, respectively, its extremely high capital-to-assets ratio has depressed its average return on equity, which was 3.45% and 2.44% for the 1996 and 1997 fiscal years. Since the Conversion, the Reliance Board has employed various strategies to improve Reliance's financial condition, operating results and return on equity. These strategies have included a one-time $3.00 distribution in late calendar year 1996 and several stock repurchase programs. While these methods have deployed some of Reliance's excess capital, they have had a marginal effect on Reliance's return on equity. Reliance also has considered expansion opportunities, including acquiring other financial institutions or branches thereof and de novo branching. In the case of acquisitions, Reliance has had difficulty finding acquisition candidates that would enhance value to its shareholders, while de novo branching would involve significant costs and business risks. Management and the Reliance Board also recognized that the prospects for significant internal growth of Reliance Savings Bank were limited because demand for one- to four-family mortgage loans was diminishing in Reliance Savings Bank's local market area (generally defined as an area within a three-mile radius of Reliance Savings Bank's office). The Reliance Board determined that a business combination with St. Francis was an attractive alternative for enhancing shareholder value relative to remaining independent.


     (2) Management succession issues. In light of the diminishing demand for one- to four-family mortgage loans within Reliance Savings Bank's local market area and increasing competition relating to such loans, Reliance Savings Bank has increasingly relied on a niche lending strategy involving the origination of comparatively large balance construction and land development loans, and commercial and multi-family loans. Reliance Savings Bank has been able to originate most of these "niche" loans in recent years because of the relationships and contacts Reliance Savings Bank's President and Chief Executive Officer, Allan T. Bach, has established with Milwaukee-area builders and developers. The Reliance Board has concerns regarding (i) management succession, as Mr. Bach has approached retirement age, and (ii) the difficulties of eventually replacing the income Mr. Bach generates for Reliance through his lending contacts. In addition, the small size of Reliance relative to other local financial institutions would make it difficult to attract high quality managers in the future should the need arise.

     (3) The amounts paid in recent acquisitions for thrift holding companies approximately the size of Reliance. The Reliance Board considered information supplied by Baird concerning the amounts paid in recent acquisitions for thrift holding companies approximately the size of Reliance, taking into account Reliance's unusually high capital-to-asset ratio. In consultation with Baird, the Reliance Board considered the value it could derive for shareholders by remaining independent compared to the value it could obtain for shareholders through a sale of the company.

     (4) The lack of liquidity for Reliance's shares. Reliance's market capitalization on June 29, 1998, the day before the Merger was announced, was $19.8 million and Reliance had 2,403,701 shares of common stock issued and outstanding. Since Reliance became a public company in April 1996, Reliance has experienced low liquidity for its shares. While Reliance attempted to create more liquidity for its shares through stock repurchase programs, the Reliance Board continued to remain concerned about the absence of liquidity for the Reliance shares. The lack of liquidity for Reliance shares caused investors difficulty in acquiring or selling Reliance shares at predictable prices, and it also hindered Reliance's ability to use its shares as merger consideration in connection with expanding through the acquisition of other financial institutions. By affiliating with St. Francis, a financial institution holding company having a market capitalization of $198.0 million as of June 30, 1998, the Reliance Board believes Reliance shareholders will have significantly more liquidity for their shares, and the other difficulties associated with liquidity would be significantly diminished.

     (5) The lack of critical mass posed potential competitive problems for Reliance in the years ahead. As a financial institution holding company with assets of $42 million at June 30, 1998, the Reliance Board determined that Reliance's smaller size relative to much larger Milwaukee-area financial institutions, like St. Francis, would be a disadvantage to Reliance in the years ahead. Critical mass and the associated economies of scale allow larger banking organizations like St. Francis to deliver products and services more cost effectively and efficiently, and provide a much greater opportunity for cross-selling other services and products.


     (6) The Reliance Board took into consideration and relied upon the advice of Baird, Reliance's financial adviser. At the Reliance Board meeting held on June 30, 1998, Baird provided a financial analysis of the St. Francis proposal and its verbal opinion that the merger consideration was fair, from a financial point of view, to the holders of Reliance Common Stock. Baird subsequently delivered its written opinion that as of June 30, 1998, the merger consideration was fair, from a financial point of view, to the holders of Reliance Common Stock. That opinion was updated as of the date of this Proxy Statement/Prospectus and is attached hereto as Exhibit C. The Reliance Board considered the presentation by Baird concerning the financial aspects of the Merger Agreement and the related transactions. For information regarding the presentation by Baird, see "The Merger -- Opinion of Reliance's Financial Adviser."


     The foregoing discussion of the information and factors considered by the Reliance Board is not intended to be exhaustive but is believed to include all material factors considered by the Reliance Board. Throughout its deliberations, the Reliance Board received the advice of its outside legal counsel. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement and Plan of Merger, considering, among other things, the information and factors described above (including reliance on the opinion of Baird), the Reliance Board concluded that the Merger is fair to, and in the best interests of, the Reliance shareholders. In reaching this conclusion, the Reliance Board did not assign relative or specific weights to the above information and factors or determine that any information or factor was of particular importance relative to others. A determination of various weighing would, in the view of the Reliance Board, be impractical. Rather, the Reliance Board viewed its position and recommendation as being based on the totality of the information and factors presented to and considered by it. In addition, individual members of the Reliance Board may have given different weight to different information and factors.

     FOR THE REASONS SET FORTH ABOVE, THE RELIANCE BOARD HAS DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, RELIANCE SHAREHOLDERS. ACCORDINGLY, THE RELIANCE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF RELIANCE VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE PLAN OF MERGER.

OPINION OF RELIANCE FINANCIAL ADVISOR



     The Reliance Board retained Baird to act as its financial advisor in connection with the Merger and to assist it in its examination of the fairness, from a financial point of view, of the merger consideration to the holders of Reliance Common (other than St. Francis and its affiliates). On June 30, 1998, Baird rendered its opinion to the Reliance Board (subsequently confirmed as of the date of this Proxy Statement/Prospectus) to the effect that the merger consideration was fair, from a financial point of view, to the holders of Reliance Common Stock (other than St. Francis and its affiliates).

     THE FULL TEXT OF BAIRD'S OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY BAIRD IN RENDERING ITS OPINION, IS ATTACHED AS EXHIBIT C TO THIS PROXY STATEMENT/PROSPECTUS. THE BAIRD OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF RELIANCE COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY RELIANCE SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. THE SUMMARY OF THE BAIRD OPINION SET FORTH IN THIS PROXY/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS EXHIBIT C HERETO, AND SHAREHOLDERS OF RELIANCE SHOULD READ THE BAIRD OPINION CAREFULLY AND IN ITS ENTIRETY.

     Baird's Analysis. In conducting its investigation and analysis and in arriving at its opinion, Baird reviewed such information and took into account such financial and economic factors as it deemed relevant. In doing so, Baird among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of Reliance and St. Francis furnished to Baird for purposes of its analysis, as well as publicly available information, including but not limited to Reliance's and St. Francis' recent filings with the Commission and equity analyst research reports prepared by various investment banking firms, including Baird; (ii) reviewed the Merger Agreement; (iii) compared the historical market prices and trading activity of Reliance Common Stock and St. Francis Common Stock with those of certain other publicly traded companies Baird deemed relevant; (iv) compared the financial position and operation results of Reliance and St. Francis with those of other publicly traded companies Baird deemed relevant; (v) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations involving thrift institutions Baird deemed relevant; and (vi) reviewed certain potential pro forma effects of the Merger on St. Francis. Baird held discussions with certain members of Reliance's and St. Francis' senior management concerning Reliance's and St. Francis' historical and current financial condition and operating results, as well as the future prospects of Reliance and St. Francis, respectively. Baird had not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of Reliance. Baird also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria as Baird deemed relevant for the preparation of its opinion. The merger consideration was determined by Reliance and St. Francis in arm's-length negotiations. Reliance did not place any limitation upon Baird with respect to the procedures followed or factors considered by Baird in rendering its opinion.

     In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to it by or on behalf of Reliance and St. Francis, and was not engaged to independently verify any such information. Baird assumed, with Reliance's and St. Francis' consent, that (i) all material assets and liabilities (contingent or otherwise, known or unknown) of Reliance and St. Francis are set forth in their respective financial statements; (ii) the Merger will be accounted for under the purchase method of accounting, (iii) the Merger will be consummated in accordance with the terms of the Merger Agreement without any amendment thereto and without any condition; (iv) the prospective cost savings and revenue enhancements contemplated by management of both companies following the Merger will be realized; and (v) all shareholder and required regulatory approvals will be obtained in a timely manner. Baird also assumed that the financial forecasts examined by it were reasonably prepared on bases reflecting the best available estimates and good faith judgments of Reliance's and St. Francis' respective senior managements, as to future performance of their respective companies. Baird did not undertake or obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Reliance or St. Francis, nor did it make a physical inspection of the properties or facilities of Reliance or St. Francis. Baird's opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date thereof, and did not predict or take into account any changes which may occur, or information which may become available, after the date thereof. Furthermore, Baird expressed no opinion as to the price or trading range at which shares of Reliance's or St. Francis' securities (including without limitation, the Reliance Common Stock and St. Francis Common Stock) would trade following the date of such opinion.

     Analysis of Selected Comparable Transactions. Baird reviewed certain information relating to two groups of transactions involving business combinations involving thrifts: (i) a group of 16 selected business combinations completed or pending, since August 1995 where the acquired entity had an equity to assets ratio exceeding 20% ("Highly Capitalized Group"); (ii) a group of 15 selected business combinations, completed or pending, since January 1996 where the acquired entity had an equity to asset ratio less than 20% ("Adjusted Capital Group"). Baird noted that in each group ratios based upon book value and tangible book value were identical.

     For the Highly Capitalized Group, the median price to book ratio and price to tangible book ratio for consideration paid was 116.82% and the mean was 120.30%. The transaction values ranged from a high of 150.73% to a low of 104.29% of book and tangible book. The median price to earnings multiple was 30.30X trailing 12 months earnings for the twelve months ended March 31, 1998 ("LTM") and the mean was 30.88X LTM. The high price to earnings multiple was 65.50X LTM and the low was 15.05X LTM. As a tangible premium to core deposits, the median premium was 7.75% and the mean was 9.08%. Tangible premium to core deposit values ranged from a high of 20.64% to a low of 1.25%. The stock price premium 1-day prior to the announcement reflects a median premium of 15.75% and a mean premium of 17.35%. The high stock price premium was 42.40% and the low stock price premium was (1.70%). The stock price premium 30-days prior to announcement was 21.70% for the median and 24.34% for the mean. The stock price premium ranged from 53.80% as a high to (3.40%) as the low. The stock price premium at 90-days prior to announcement was 23.85% at the median and 24.89% at the mean. The stock price premium ranged from 58.10% for the high to a low of (6.00%).

     For the Adjusted Capital Group, the median price to book and price to tangible book ratio for the consideration paid was 148.60% and the mean was 153.00%. The transaction values ranged from a high of 220.50% to a low of 114.90% of book and tangible book.

     Analysis of Reliance Valuation Multiples. Baird calculated the "Implied Equity Value Per Share" reflected by the terms of the Merger to be $10.00 for each share of Reliance Common Stock, obtained by multiplying an Exchange Ratio of 0.2685 by the closing price per share of St. Francis Common Stock of $37.25 on June 25, 1998. Baird then calculate the "Implied Total Equity Value" to be $24.9 million, obtained by multiplying the Implied Equity Value Per Share by the total number of outstanding shares of Reliance Common Stock, including shares issuable upon exercise of such stock options, less net proceeds from the exercise of such stock options. In performing its analysis, Baird used, among other items, operating statistics for Reliance's latest twelve months through March 31, 1998, as provided by Reliance management. Baird calculated multiples of the Implied Total Equity Value to Reliance's LTM fully diluted earnings per share, book value, tangible book value and tangible premium to core deposits. The calculations resulted in ratios of the Implied total Equity Value to net income ("P/E Ratios") of 40.27x based on LTM results, 112.94% of book value, 112.94% of tangible book value and a 13.96% tangible premium to core deposits.

     By comparison, Baird calculated based on current price of $10.00 per share for Reliance Common Stock as the consideration to be paid for Reliance in the transaction presented. Based upon historical capital and related to the "Highly Capitalized Group," this is a price to book and tangible book of 107.41% of Reliance book and tangible book at March 31, 1998, which compares to a median of 116.82% and a mean of 120.30% for the comparable companies. The range for the price to book and tangible book values of the comparable companies was a high of 150.73% to a low of 104.29%. The price to LTM for Reliance was 47.62X compared to a median of

30.30X and a mean of 30.88X for the comparable companies. The range for the price to LTM of the comparable companies was a high of 65.50X and a low of 15.05X. The tangible premium to core deposits was 13.96% for Reliance compared to a median of 7.75% and a mean of 9.08% for the comparable companies. The range for the price to tangible premium to core deposits for the comparable companies was a high of 20.64% and a low of 1.25%.

     In analyzing Reliance in the context of the Adjusted Capital Group, Baird adjusted Reliance's data for excess capital consistent with the median equity to assets ratio of the Adjusted Capital Group, in order to normalize Reliance's capital level. When comparing the "Adjusted Capital Group" to Reliance, the price to book and tangible group for Reliance was 185.79% compared to a median of 148.60% and a mean of 153.00% for the comparable companies. The range for the price to book and tangible book for the comparable companies was a high of 220.50% and a low of 153.00%.

     As no comparative group or transaction from any comparative group is identical to the Merger, Baird indicated to the Reliance Board that the analyses described above are not mathematical, but rather involve complex consideration and judgments concerning differences in operating and financial characteristics including, among other things, differences in revenue composition and earnings performance among Reliance and St. Francis and the selected companies and transactions reviewed.

     Analysis of Publicly Traded Companies Comparable to Reliance. Baird reviewed certain publicly available financial and stock market information for certain publicly traded companies which Baird deemed relevant. These companies consisted of: CKF Bancorp, Inc., Crazy Woman Creek Bancorp, CSB Financial Group, Inc., First Lancaster Bancshares, Mitchell Bancorp, Inc., Market Financial Corp., Great Pee Dee Bancorp, S. Carolina Community Bancshares and Scotland Bancorp Inc. (the "Comparable Companies"). The data described below for such group is as of the most recently reported period and are compared to Reliance's financial information, as reported, as of March 31, 1998.

     Baird noted that the equity to assets for Reliance was 49.96% compared with a median of 24.71% and a mean of 28.83% for the Comparable Companies. The equity to assets for the Comparable Companies ranged from a high of 45.12% to a low of 20.38%. Baird also noted the following operating performance statistics for Reliance compared to the Comparable Companies: (i) the LTM net interest margin for Reliance was 4.84% compared to a median of 4.00% and a mean of 4.03%. (The range for the latest 12 month net interest margin of the Comparable Companies was a high of 4.87% to a low of 3.43%); (ii) the LTM efficiency ratio for Reliance was 67.11% compared to a median of 55.56% and a mean of 55.11% for the Comparable Companies. (The range for the latest 12 months efficiency ratio for the Comparable Companies was 70.93% to 42.35%); (iii) the LTM return on average assets for Reliance was 1.02% compared to a median of 1.20% and a mean of 1.22% for the Comparable Companies. (The range of the 12 month return on average assets was 1.87% and 0.54% for the Comparable Companies); (iv) the LTM return on average equity for Reliance was 2.06% compared to a median of 3.85% and a mean of 4.38% for the Comparable Companies. (The range for the latest 12 month return on average equity was 8.15% to 2.25% for the Comparable Companies.)

     Discounted Earnings Analysis. Baird performed a discounted earnings analysis of Reliance on a stand-alone basis using Reliance management's projections of future earnings for the five-year period ending June 30, 2002. Baird estimated terminal values for Reliance using asset growth rates beginning at 5.54% and increasing to 5.73% by 2002, return on average assets between 1.46% to 1.60%, no cash dividends, discount rates of 9% to 11%, and terminal book value multiples of 100%, 110% and 120%. Based upon projections without synergies, Baird calculated an implied per share price from $7.00 to $9.00 per share of Reliance Common Stock. Using the same discount rates and terminal book value multiples as above but including synergies (per Reliance management estimates), an implied per share price of $9.00 to $11.00 per share of Reliance Common Stock. Baird noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth ratios, dividend payout rates, terminal values and discount rates.

     Analysis of St. Francis. In order to assess the relative public market valuation of the St. Francis Common Stock to be issued in the Merger, Baird reviewed certain publicly available financial information of the most recently reported period as of March 31, 1998 for St. Francis and stock market information and certain selected publicly traded companies which Baird deemed relevant. Such comparable companies consist of: Alliance Bancorp, Anchor BanCorp Wisconsin, CitFed Bancorp, Inc., D&N Financial Corp., First Indiana Corp., Flagstar Bancorp, Inc., First Federal Capital Corp., Jefferson Savings Bancorp, MAF Bancorp, Inc., and St. Paul Bancorp, Inc. (the "St. Francis Comparable Companies"). The data described below for such group is as of the most recently reported period and are compared to St. Francis' financial information, as reported, as of March 31, 1998. Baird noted the following operating performance statistics for St. Francis compared to the St. Francis Comparable Companies: (i) the LTM net interest margin, adjusted for the effect of tax credits received, was 2.51% compared to a median of 2.93% and a mean of 2.89% for the St. Francis Comparable Companies. (The range for the LTM net interest margin was 4.06% to 2.24% for the St. Francis Comparable Companies);
(ii) the LTM efficiency ratio for St. Francis, adjusted for the effect of tax credits received, was 62.06% compared with a median of 54.85% and a mean of 55.68% for the St. Francis Comparable Companies. (The range for the LTM efficiency ratio was 63.34% to 48.41% for the St. Francis Comparable Companies); (iii) the LTM return on average assets for St. Francis was 0.80% compared to a median of 1.05% and a mean of 1.03% for the St. Francis Comparable Companies. (The range for the LTM return on average assets was 1.31% to 0.78% for the St. Francis Comparable Companies); (iv) the LTM return on average equity for St. Francis was 9.93% compared to a median of 14.40% and a mean of 14.42% for the St. Francis Comparable Companies. (The range for the LTM return on average equity was 21.11% to 8.67% for the St. Francis Comparable Companies); (v) the ratio of non-performing assets to total assets for St. Francis was 0.20% compared with a median of 0.56% and a mean of 0.76% for the St. Francis Comparable Companies. (The range for the non-performing assets to total assets was 2.32% to 0.21% for the St. Francis Comparable Companies).

     Pro Forma Merger Analysis. Baird prepared a pro forma analysis of the financial impact of the Merger. Using financial forecasts for Reliance (prepared by Reliance management) and St. Francis (prepared by St. Francis management), Baird compared St. Francis' earnings per share and book value on a stand-alone basis to earnings and book value of the combined companies on a pro forma basis. Without any synergies, this analysis indicated that the Merger would be dilutive to earnings per share and after synergies as provided by Reliance's management less dilutive to earnings per share for each of the three years following the Merger. However, this analysis shows that it is immediately accretive to book value per share.

     Stock Trading Analysis. Baird reviewed the historical trading prices and volume of Reliance Common Stock and St. Francis Common Stock for the year ending June 23, 1998.

     Also, Baird compared the performance of the market value of Reliance Common Stock with that of the Comparable Companies and the NASDAQ Bank Index. During the year ended June 23, 1998, the market value of Reliance Common Stock underperformed an index of the Comparable Companies and the NASDAQ Bank Index. Additionally, since the conversion of Reliance from mutual to stock form on April 19, 1996 to June 18, 1998, Reliance Common Stock outperformed the index of Comparable Companies and underperformed the NASDAQ Bank Index.

     Additionally, Baird compared the performance of the market value of St. Francis Common Stock with that of the St. Francis Comparable Companies and the NASDAQ Bank Index. During the year ended June 24, 1998, the market value of St. Francis Common Stock underperformed an index of the St. Francis Comparable Companies and the NASDAQ Bank Index. Since the conversion of St. Francis from mutual to stock form on June 21, 1993 to June 1, 1998, St. Francis Common Stock has underperformed the index of the St. Francis Comparable Companies and the NASDAQ Bank Index.

     Contribution Analysis. Baird analyzed the contribution of each of Reliance and St. Francis to the pro forma company of assets, deposits, latest
12 months net income, estimated net income, tangible equity and ownership.
Baird calculated that: St. Francis would contribute 97.39% and Reliance 2.61% of assets; St. Francis would contribute 98.42% and Reliance 1.58% of deposits; St. Francis would contribute 96.49% and Reliance 3.51% of net income based upon the historical latest 12 months; St. Francis would contribute 96.29% and Reliance 3.71% of estimated net income; St. Francis would contribute 84.22% and Reliance 15.78% of tangible equity; and St. Francis would represent 88.84% and Reliance 11.16% based on prices for St. Francis Common Stock of $37.25 per share and the issuance by St. Francis of approximately 655,948 shares out of a pro forma total of 5,879,363 shares.


     In connection with its written opinion dated December 8, 1998, Baird confirmed the appropriateness of its reliance on the analyses used to render its opinion dated June 30, 1998, by performing procedures to update certain of its analyses and by reviewing assumptions on which such analyses were based and the factors considered therewith.


     The summary of the opinion set forth above does not purport to be a complete description of the presentation of Baird to the Reliance Board or the analyses performed by Baird. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. Baird believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses would create an incomplete view of the processes underlying the analyses conducted by Baird and its opinion. Baird did not attempt to assign particular weights to particular analyses. Any estimates contained in Baird's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

     Baird, as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Reliance retained Baird because of its experience and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions. In the ordinary course of business, Baird may from time to time trade securities of Reliance and St. Francis for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.


     Pursuant to an agreement, dated May 22, 1998, between Reliance and Baird, Reliance has paid Baird a non-refundable retainer fee of $25,000, a fee of $100,000 for rendering its opinion dated June 30, 1998 (against which the retainer was credited) and a fee of $25,000 for rendering its opinion dated December 8, 1998, payable upon delivery of such opinion. Reliance also has agreed to reimburse Baird for certain of its out-of-pocket expenses incurred in connection with its engagement. Additionally, Reliance has agreed to indemnify Baird against certain liabilities, including liabilities under the federal securities laws, incurred in connection with the engagement of Baird by Reliance. In the past, Baird has provided investment banking and financial advisory services to Reliance and St. Francis, including in connection with both Reliance's and St. Francis' conversion from mutual to stock companies, for which Baird has received its customary compensation.



ELECTION AND ALLOCATION PROCEDURES


     Description of Elections. Each record holder of Reliance Common Stock (except for the Reliance ESOP) will have the right to submit an election form and letter of transmittal (the "Election Form") specifying the kind of consideration sought to be received. The Election Form and other appropriate transmittal materials will be mailed by the Exchange Agent, Firstar
Bank Milwaukee, N.A., on the Mailing Date, December 11, 1998, under separate cover, to each holder of record of Reliance Common Stock as of the Voting Record Date. Holders of record of shares of Reliance Common Stock who hold such shares as nominees, trustees or in other representative capacities may submit multiple Election Forms that cover all the shares of Reliance Common Stock held by such record holder for each beneficial owner thereof. The Election Form will permit Reliance shareholders (1) to indicate that they elect to receive in exchange for their shares of Reliance Common Stock (i) the Per Share Cash Distribution with respect to a specified number of shares of Reliance Common Stock (the "Cash Election Shares"), (ii) the Per Share Stock Distribution with respect to a specified number of shares of Reliance Common Stock (the "Stock Election Shares"), or (iii) a combination thereof, or (2) to make no election with respect to a specified number of shares of Reliance Common Stock (the "No Election Shares").

     The No Election Shares will be converted into Stock Election Shares, Cash Election Shares or a combination thereof as necessary to ensure that (i) the aggregate amount of consideration payable in cash is not more than 40% of the aggregate value of all of the consideration issued or paid in connection with the Merger, and the total number of shares of St. Francis Common Stock to be issued in connection with the Merger shall be that number of whole shares of St. Francis Common Stock that has an aggregate value of at least 60% of the aggregate value of all of the consideration issued or paid in connection with the Merger, and (ii) the Merger will qualify as a tax-free reorganization.

     Each holder of shares of Reliance Common Stock may elect to receive either the Per Share Cash Distribution or the Per Share Stock Distribution for each share of Reliance Common Stock held. However, each individual beneficial owner of shares of Reliance Common Stock can only choose an overall combination of the Per Share Cash Distribution and the Per Share Stock Distribution relating to all of the shares of Reliance Common Stock beneficially owned by him, her or it, if he, she or it chooses the Per Share Stock Distribution such that he, she or it would receive at least 50 shares of St. Francis Common Stock in connection with the Merger. If the Exchange Agent determines that this 50-share limit has not been complied with, the shares of Reliance Common Stock to which the improper election has been made shall be deemed No Election Shares.


     The Election Form, together with stock certificates representing all shares of Reliance Common Stock covered thereby (or affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates), must be completed, signed and returned to the Exchange Agent no later than the Election Deadline, 4:00 p.m., Milwaukee time, on January 15, 1999. If a certificate for Reliance Common Stock has been lost, stolen or destroyed, an Election Form will be properly completed only if accompanied by appropriate evidence as to such loss, theft, or destruction, appropriate evidence as to the ownership of such certificate by such Reliance shareholder and appropriate and customary indemnification. SHARES OF RELIANCE COMMON STOCK FOR WHICH AN ELECTION FORM HAS NOT BEEN PROPERLY COMPLETED AND RECEIVED BY THE EXCHANGE AGENT BY THE ELECTION DEADLINE WILL BE DEEMED NO ELECTION SHARES. The Election Forms will be accompanied by instructions specifying other details of the exchange.


     RELIANCE SHAREHOLDERS SHOULD SEND THEIR CERTIFICATES ALONG WITH A COMPLETED ELECTION FORM IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED THEREIN.


     TO MAKE AN EFFECTIVE ELECTION, A RELIANCE SHAREHOLDER WILL BE REQUIRED TO RETURN A PROPERLY COMPLETED ELECTION FORM SUFFICIENTLY IN ADVANCE OF THE ELECTION DEADLINE SO THAT IT IS ACTUALLY RECEIVED BY THE EXCHANGE AGENT AT OR PRIOR TO THE ELECTION DEADLINE. AN ELECTION FORM WILL NOT BE CONSIDERED PROPERLY COMPLETED IF IT IS NOT ACCOMPANIED BY CERTIFICATES REPRESENTING ALL SHARES OF RELIANCE COMMON STOCK COVERED THEREBY (OR AFFIDAVITS AND INDEMNIFICATION REGARDING THE LOSS OR DESTRUCTION OF SUCH CERTIFICATES OR THE GUARANTEED DELIVERY OF SUCH CERTIFICATES). THE ELECTION DEADLINE IS 4:00 P.M., MILWAUKEE TIME, ON JANUARY 15, 1999.



     In the Merger, the aggregate number of shares of St. Francis Common Stock to be issued and the total amount of cash payable will be fixed in accordance with certain parameters. Accordingly, there can be no assurance that each Reliance shareholder will receive the form of consideration that such holder elects. In the event that the elections result in an oversubscription of cash, certain procedures for allocating St. Francis Common Stock and cash will be followed by the Exchange Agent.

     Any Election Form may be revoked or changed by written notice from the person submitting such Election Form to the Exchange Agent, but to be effective such notice must actually be received by the Exchange Agent on or before the Election Deadline. The Exchange Agent will have discretion to determine when any election, modification or revocation has been properly made, and such determination shall be final.


     Persons who become shareholders of record of Reliance after the Voting Record Date and up to one business day prior to the Election Deadline will be mailed an Election Form and a copy of this Proxy Statement/Prospectus. Any shareholder who needs an Election Form may obtain copies of the Election Form upon request from (i) St. Francis, either in writing at St. Francis, 13400 Bishops Lane, Suite 350, Brookfield, Wisconsin 53005-6203, Attention: William R. Hotz, or by telephone at (414) 486-8700, (ii) Reliance, either in writing at Reliance, 3140 South 27th Street, Milwaukee, WI 53215, Attention: Ms. Carol
A. Barnharst, Secretary, or by telephone at (414) 671-2222, or (iii) the Exchange Agent, either in writing at Firstar Bank Milwaukee, N.A., 1555 N. RiverCenter Drive, Suite 301, Milwaukee, Wisconsin 53212 or by telephone at
(414) 276-3737 or 1-800-637-7549 (toll free). Election Forms also will be available to all persons who become holders of Reliance Common Stock up until the close of business on the day prior to the Election Deadline at the principal offices of St. Francis and Reliance. Any shares of Reliance Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an effective election, shall be deemed No Election Shares. Accordingly, persons who become shareholders of Reliance after the Election Deadline will be deemed to hold No Election Shares, because they could not have made an effective election with respect to such shares.


     Because the Election Deadline likely will occur prior to the end of the Valuation Period during which the St. Francis Average Stock Price will be determined for purposes of fixing the conversion ratio, the St. Francis Average Stock Price and the conversion ratio, and thus the market value of the shares of St. Francis Common Stock to be received, will not be known by the time Reliance shareholders are required to submit their Election Forms.

     In the event the Merger Agreement is terminated prior to completion of the Merger, the Exchange Agent will promptly return all certificates representing shares of Reliance Common Stock submitted with Election Forms. In such event, shares of Reliance Common Stock held through the Depository Trust Company, the nominee for shares held in brokerage accounts, are expected to be available for sale or transfer promptly following termination of the Merger Agreement; however, Reliance stock certificates held directly by Reliance shareholders will be returned by registered mail. The Exchange Agent and St. Francis will use their commercially reasonable efforts to cooperate with Reliance and Reliance shareholders to facilitate return of Reliance stock certificates in the event of such termination, but return other than by registered mail will only be made at the expense, written direction and risk of Reliance shareholders, accompanied by a pre-paid, pre-addressed return envelope sent to the Exchange Agent.


     Allocation Procedures. Within five business days after the Effective Time, the Exchange Agent will allocate among holders of shares of Reliance Common Stock the right to receive shares of St. Francis Common Stock or cash as follows.



          (1) The aggregate amount of consideration that shall be payable to Reliance shareholders, including the ESOP, in cash (the "Cash Amount") shall be not greater than 40% of the aggregate value of all of the consideration to be issued or paid in connection with the Merger.



          (2)  The total number of shares of St. Francis Common
               Stock to be issued in connection with the Merger (the "Stock Amount") shall be that number of whole shares of St. Francis Common Stock that has an aggregate value, valuing such stock at the St. Francis Average Stock Price for this purpose, equal to or greater than 60% of the aggregate value of all of the consideration to be issued or paid in connection with the Merger.



          (3) The calculation of the aggregate amount of consideration, the Cash Amount and the Stock Amount shall be made by St. Francis. The relative percentages that the Cash Amount (i.e., up to 40%) and the Stock Amount (i.e., equal to or greater than 60%) bear to the aggregate amount of consideration to be issued or paid in connection with the Merger shall be determined as follows.


                (i)  If the aggregate value of the Stock
                     Election Shares, valuing each such Stock Election Share as the product of the St. Francis Average Stock Price multiplied by the Per Share Stock Distribution, is equal to or greater than 60%, the Stock Amount shall be equal to the product of the Stock Election Shares multiplied by the Per Share Stock Distribution (or such greater amount as determined by St. Francis in order that the Merger qualify as a reorganization within the meaning of Section 368 of the Code, as set forth above); and

               (ii) If the aggregate value of the Stock Election Shares, valuing each such Stock Election Share as the product of the St. Francis Average Stock Price multiplied by the Per Share Stock Distribution, is less than 60% of the aggregate value of all of the consideration to be issued or paid in connection with the Merger, the Stock Amount shall be equal to that number of whole shares of St. Francis Common Stock that has an aggregate value, valuing such stock at the St. Francis Average Stock Price for this purpose, equal to or greater than 60%, of the aggregate value of all of the consideration to be issued or paid in connection with the Merger.

          (4) Within five business days after the Effective Time, the Exchange Agent shall effectuate the allocation among holders of the shares of Reliance Common Stock of the right to receive the Cash Election Shares and/or the Stock Election Shares in the Merger as follows,


               (i) If the number of shares of St. Francis Common Stock that would be issued upon conversion in the Merger of the Stock Election Shares is less than the Stock Amount, then

                    (A) all shares of Reliance Common Stock electing Stock Election Shares will be converted into the right to receive the Per Share Stock Distribution,

                    (B) the No Election Shares will be converted, in a random method, mutually agreed by St. Francis and Reliance to be reasonable, unbiased and fair (the "Random Selection Basis"), by the Exchange Agent into the right to receive the Per Share Stock Distribution ("Stock Designee Shares"), and then (if necessary) Cash Election Shares will be converted on a Pro Rata Basis (as described below) by the Exchange Agent into Stock Designee Shares (in each case, subject to the requirement for issuance of at least 50 shares of St. Francis Common Stock to each recipient thereof) until such number of Stock Designee Shares will, when added to the number of Stock Election Shares, equal the Stock Amount (provided, however, that no particular holder of Cash Election Shares will be required to designate a portion of his, her or its Cash Election Shares as Stock Designee Shares if such designation would threaten satisfaction of any of the conditions to the consummation of the Merger set forth in the Merger Agreement), and

                    (C) the Cash Election Shares and the No Election Shares not converted into Stock Designee Shares will be converted into the right to receive the Per Share Cash Distribution.


               (ii) If, however, the number of shares of St. Francis Common
                    Stock that would be issued upon conversion of the Stock Election Shares is equal to or greater than the Stock Amount, then all shares of Reliance Common Stock electing Stock Election Shares will be converted into the right to receive the Per Share Stock Distribution and all Cash Election Shares and No Election Shares will be converted into the right to receive the Per Share Cash Distribution.

     The Pro Rata Basis shall be calculated for each record holder of Reliance Common Stock as a fraction, the numerator of which equals the number of shares of Reliance Common Stock held of record by such Reliance shareholder which were designated as Cash Election Shares and the denominator of which equals the total number of shares of Reliance Common Stock designated as Cash Election Shares multiplied by the number of shares necessary to be converted into Stock Designee Shares so that the Stock Election Shares plus the Stock Designee Shares equals the Stock Amount. The number of shares of Reliance Common Stock converted on the Pro Rata Basis for each shareholder shall be rounded up to the next higher whole share.

     The extent to which elections by holders of shares of Reliance Common Stock will be accommodated will depend upon the respective number of shares of Reliance Common Stock electing cash or stock (or making no election). Accordingly, a holder of shares of Reliance Common Stock who elects cash may instead receive a combination of cash and shares of St. Francis Common Stock, and a holder of shares of Reliance Common Stock who elects to receive a combination of cash and shares of St. Francis Common Stock may instead receive a different combination of cash and shares of St. Francis Common Stock. In addition, if so directed by St. Francis, the Exchange Agent may alter the selection and allocation procedures in order to ensure that all of the conditions to consummation of the Merger set forth in the Merger Agreement may be complied with. Because the tax consequences of receiving cash, St. Francis Common Stock or a combination of cash and St. Francis Common Stock will differ, shareholders of Reliance are urged to read carefully the information under "--Certain Federal Income Tax Consequences," and to consult with their own tax advisors before returning the Election Form.

     Notwithstanding the selection and allocation procedures described above, the Merger Agreement provides that no particular Cash Election Shares will be selected to receive or will be allocated St. Francis Common Stock if such selection or allocation would threaten satisfaction of any of the conditions to consummation of the Merger.

ISSUANCE OF STOCK AND PAYMENT OF CASH

     General. On or shortly after the Effective Time, St. Francis will deliver to the Exchange Agent certificates representing the number of shares of St. Francis Common Stock issuable and the amount of cash payable in the Merger. The Exchange Agent will not be entitled to vote or exercise any rights of ownership with respect to the shares of St. Francis Common Stock held by it pursuant to the Merger Agreement, except that it will receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

     Exchange of Certificates; Delivery of St. Francis Common Stock and Cash. At the Effective Time, holders of certificates representing shares of Reliance Common Stock will cease to have any rights as shareholders of Reliance and will have only the right to receive the cash or shares of St. Francis Common Stock into which their shares of Reliance Common Stock are to be converted. No holder of certificates formerly representing shares of Reliance Common Stock will be entitled to receive either cash or shares of St. Francis Common Stock until the certificates are properly surrendered and delivered to the Exchange Agent, and no interest will accrue in respect thereof. Each share of St. Francis Common Stock for which shares of Reliance Common Stock are exchanged in the Merger will be deemed to have been issued at the Effective Time. Accordingly, Reliance shareholders who receive St. Francis Common Stock in the Merger will be entitled to vote their shares and to receive any dividends or other distributions, without interest, that may be payable to holders of record of St. Francis Common Stock after the Effective Date, except that no such dividend will be remitted until the certificates representing Reliance Common Stock have been properly surrendered and delivered to the Exchange Agent.

     Until so surrendered, each certificate that before the Effective Time represented outstanding shares of Reliance Common Stock will, except as otherwise provided in the Merger Agreement, be deemed to evidence ownership of the number of shares of St. Francis Common Stock or the right to receive the amount of cash into which the same has been converted in the Merger. After the Effective Time, there will be no further transfers on the records of Reliance of certificates theretofore representing Reliance Common Stock and, if such certificates are presented to Reliance for transfer, they will be canceled against delivery of certificates for St. Francis Common Stock or cash, as the case may be.

     Within five business days after the allocation described above under "--Election and Allocation Procedures," the Exchange Agent will distribute shares of St. Francis Common Stock and cash with respect to shares of Reliance Common Stock which have been properly surrendered and delivered to the Exchange Agent. No dividends that have been declared on the shares of St. Francis Common Stock will be remitted with respect to shares of Reliance Common Stock that have been converted into shares of St. Francis Common Stock in the Merger until the certificate or certificates previously representing shares of Reliance Common Stock have been surrendered to the Exchange Agent, at which time such dividends will be remitted to such person, without interest. Stock certificates will not be delivered for fractional shares resulting from the exchange of Reliance Common Stock for St. Francis Common Stock. Instead, each holder of Reliance Common Stock who would otherwise be entitled to a fractional share will receive in lieu thereof cash in an amount equal to the value of such fractional share based upon the St. Francis Average Stock Price.

     Neither St. Francis, Reliance nor the Exchange Agent will be liable to any former holder of shares of Reliance Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties relating to, among other things: (a) each of St. Francis' and Reliance's organization and similar corporate matters; (b) each of St. Francis' and Reliance's capital structure; (c) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (d) conflicts under charters or bylaws, required consents or approvals and violations of any agreements, instruments or laws; (e) documents filed by each of St. Francis and Reliance with the Commission and the accuracy of information and financial statements contained therein; (f) absence of certain material adverse events, changes or effects; (g) undisclosed liabilities; (h) the accuracy of information supplied by each of St. Francis and Reliance in connection with the Registration Statement and this Proxy Statement/Prospectus;
(i) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (j) regulatory filings; (k) litigation; (l) compliance with law, including environmental law; (m) tax returns and audits, and (n) asset quality, loan portfolio matters and investment portfolio matters.

CERTAIN COVENANTS

     Recognition of Reliance Contributions. St. Francis has agreed to install a plaque in the branch office serving former Reliance Savings Bank customers to memorialize Reliance's service to the community and to provide customer continuity in the context of the Merger. Ms. Barnharst will manage the office servicing the accounts of former Reliance Savings Bank customers for the purpose of dealing at a local level with such marketing, competitive and other issues as may be particular to Reliance Savings Bank's market area. Subsequent to the Merger, St. Francis will consult with an Advisory Board comprised of former directors of Reliance Savings Bank, to attempt to ensure the continuity necessary to achieve the goal of uninterrupted, locally responsive service to Reliance Savings Bank's customers and market area.

     No Solicitation. The Merger Agreement provides that Reliance and its subsidiaries will not: (a) initiate, solicit or encourage inquiries or proposals with respect to the purchase of all or a substantial part of the assets or equity of Reliance or any of its subsidiaries, except as contemplated by the Merger Agreement; or (b) except to the extent required for the discharge by the Reliance Board of its fiduciary duties as advised in writing by legal counsel, furnish any information relating to, or participate in any negotiations or discussions concerning, any such inquires or proposals. The Merger Agreement provides that Reliance will notify St. Francis upon receipt of any such inquires or proposals.

     Employee Benefit Plans. St. Francis has agreed that employees and officers of Reliance and its subsidiaries who are employed by St. Francis or its subsidiaries following the Merger will be immediately entitled to participate in St. Francis' pension, welfare and employee benefit plans (including without limitation, group hospitalization, medical, life and disability insurance plans, severance plans, qualified retirement, ESOP and savings plans, stock option plans and management recognition plans) on the same terms as similarly situated employees and officers of St. Francis and its subsidiaries, giving effect to years of service with Reliance and its subsidiaries as if such service were with St. Francis for all purposes, including without limitation, for purposes of vesting and eligibility (except for St. Francis' retirement plan, in which case giving effect to years of service shall be for eligibility and vesting purposes only and not for benefit accrual purposes). Any expenses incurred by an employee of Reliance or its subsidiaries under its welfare benefit plans (such as deductibles or co-payments) will be counted for all purposes under the St. Francis plans. St. Francis will waive any pre-existing condition exclusions for conditions existing at the Effective Time, and actively at work requirements for periods ending at the Effective Time, contained in the St. Francis plans as they apply to employees of Reliance and its subsidiaries and former employees and their dependents, provided that St. Francis' waiver of pre-existing conditions shall not extend to any condition which has prevented an employee's coverage under comparable benefit plans of Reliance or Reliance Savings Bank.

     St. Francis has sole discretion with respect to the determination whether to terminate, merge or continue any employee benefit plan or program of Reliance or any of its subsidiaries (other than the Reliance ESOP, the Reliance Pension Plan or the Reliance Directors' Retirement Plan); provided, however, that St. Francis must continue to maintain Reliance plans other than stock-based incentive plans and the tax-qualified plans of Reliance until employees of Reliance are able to participate in similar plans of St. Francis. In addition, St. Francis must maintain post-retirement medical and health coverage no less favorable than that maintained by Reliance at the Effective Time with respect to former and current officers, employees and non-employee directors of Reliance and Reliance Savings Bank, and their dependents, who satisfied the requirements for coverage under such program.

     Employees and officers of Reliance and its subsidiaries who become employees and officers of St. Francis also will receive compensation arrangements and fringe benefits as are provided to St. Francis' employees and officers, as described under "--Interests of Certain Persons in the Merger" and "--Effect on Reliance Employee Benefit Plans." The treatment under the Merger Agreement of the holders of Reliance stock options also is described therein.

     Best Efforts to Consummate Merger. St. Francis and Reliance have each agreed to use their best efforts in good faith to take or cause to be taken all action necessary to consummate the Merger as promptly as practicable.

CONDITIONS TO EACH PARTY'S OBLIGATIONS

     The respective obligations of St. Francis and Reliance to effect the Merger are subject to certain conditions, including the following:

     (a) approval of the Merger by holders of a majority of the issued and outstanding shares of Reliance Common Stock;

     (b) procurement of all regulatory approvals and consents required for the Merger and the expiration of all waiting periods in connection therewith;

     (c) no discovery by St. Francis or Reliance of a material adverse change with respect to the business of the other;

     (d) verification that Reliance's net worth immediately preceding the Effective Time (computed as described further herein) is not less than Reliance's net worth as of March 31, 1998. For purposes of this condition to closing, Reliance's net worth shall be computed as the sum of its total shareholders' equity plus the allowance for loan losses, but excluding any adjustments made as a result of the application of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," any adjustments made pursuant to confirming and conforming accounting and reserve policies, plus an allowance of up to $210,000 for legal, accounting and investment advisor/fairness opinion fees incurred in connection with the transactions contemplated by the Merger Agreement.

          Reliance's net worth, computed in accordance with the above-noted procedures of the Merger Agreement, was $22.1 million at March 31, 1998;

     (e) representations and warranties made by St. Francis in the Merger Agreement shall be true and correct in all material respects as of the Effective Time, except for those matters which in the aggregate do not have a material adverse effect on the consolidated financial condition and earnings of St. Francis, and St. Francis shall have complied with all material covenants contained in the Merger Agreement in all material respects;

     (f) the absence of any unstayed or final injunction prohibiting consummation of the Merger or of any litigation or governmental proceeding seeking to restrain, prohibit or invalidate the Merger;

     (g) receipt by St. Francis of "comfort letters" from Reliance's independent accountants with respect to facts concerning the financial condition of Reliance;

     (h) receipt by each party of an acceptable legal opinion as is customary in a transaction of this kind;

     (i) the representations and warranties made by Reliance in the Merger Agreement shall be true and correct in all material respects as of the Effective Time, except for those matters which in the aggregate do not have a material adverse effect on the consolidated financial condition and earnings of Reliance and Reliance shall have complied with all material covenants contained in the Merger Agreement in all material respects;

     (j) the effectiveness of the Registration Statement filed with the Commission and compliance by St. Francis with all "Blue Sky" requirements necessary to consummate the transactions contemplated by the Merger;

     (k) St. Francis' Board of Directors shall by appropriate resolution have authorized and reserved the required number of shares of St. Francis Common Stock to be issued pursuant to the Merger and the shares of Common Stock to be issued upon consummation of the Merger shall have been authorized for listing on the NASDAQ National Market System subject to official notice of issuance;

     (l) Reliance shall have received an opinion from Baird, dated as of the date of the Proxy Statement/Prospectus, to the effect that, subject to the terms, conditions and qualifications set forth therein, the consideration to be paid by St. Francis to Reliance shareholders pursuant to the Merger is fair to such shareholders from a financial point of view;

     (m) receipt by Reliance and St. Francis from legal counsel of an opinion, dated the Effective Time, to the effect that for federal income tax purposes:

          (i)  the Merger will constitute a reorganization within the meaning of
               Section 368 of the Code; and

          (ii) with respect to counsel's opinion to Reliance only (except for cash in lieu of a fractional share, interest paid to holders of Reliance Common Stock and cash paid to those holders of Reliance Common Stock who receive the Per Share Cash Distribution):

               (x) no gain or loss will be recognized by a holder of Reliance Common Stock upon conversion in the Merger of such stock into St. Francis Common Stock,

               (y) the basis of the shares of St. Francis Common Stock to be received by a shareholder of Reliance will be the same as such shareholder's basis in the Reliance Common Stock exchanged therefor, and

               (z) the holding period of the St. Francis Common Stock received in the Merger by a holder of Reliance Common Stock exchanged therefor will include the period during which such holder held the Reliance Common Stock therefor, provided that such Reliance Common Stock was held as a capital asset immediately before the Effective Date; and

          (n) the absence of any Environmental Condition (as defined in the Merger Agreement) with respect to any Real Property of Reliance (as defined therein) which is likely to have a material adverse effect (as defined therein) on St. Francis.

REGULATORY APPROVALS


     The Merger and the Bank Merger are subject to the prior approval of the OTS under the Home Owners' Loan Act of 1933, as amended (the "HOLA"), and the regulations adopted under the HOLA, and to review by the WDFI under Chapter 214 and 221 of the Wisconsin Statutes and administrative rules and regulations promulgated thereunder. An application for approval of the Merger and related transactions was filed with the OTS on August 31, 1998. On November 23, 1998, the OTS approved the application and the transactions contemplated by the Merger Agreement and Plan of Merger.

     A copy of the application was filed with the WDFI on August 31, 1998. On November 17, 1998, the WDFI approved the application and the transactions contemplated by the Merger Agreement and Plan of Merger.

     Under the terms of the Merger Agreement, the obligation of each of St. Francis and Reliance to consummate the Merger and related transactions were conditioned upon the receipt of all requisite regulatory approvals (as defined in the Merger Agreement), including the approval of the OTS and the WDFI. The obligations of St. Francis and Reliance to consummate the Merger also were conditioned upon waiver by the Board of Governors of the Federal Reserve System ("FRB") of their requirement for receipt of an application under the Bank Holding Company Act of 1956, as amended (pursuant to the waiver authority under 12 C.F.R. Section 225.12), which waiver was granted by the FRB on September 11, 1998.


     St. Francis and Reliance are not aware of any governmental approvals or actions that may be required for consummation of the Merger except as described above. Should any such further approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Merger.

CONDUCT OF BUSINESS PENDING MERGER

     The Merger Agreement contains certain restrictions regarding the conduct of Reliance's and St. Francis' business pending consummation of the Merger. In particular, Reliance has agreed that, before the Effective Time, except as permitted by the Merger Agreement or as otherwise consented to by St. Francis, it will (i) conduct its business and operate only in the usual ordinary course of business in accordance with prudent and sound banking practices; (ii) maintain an allowance for loan losses deemed to be adequate based on GAAP; (iii) remain in good standing with all applicable federal and state regulatory authorities and preserve its existing banking locations; (iv) use its best efforts to retain the services of its present officers and employees; (v) maintain insurance covering the performance of its and their duties by its and their directors, officers and employees; (vi) take no action which would adversely affect or delay the ability of Reliance or St. Francis to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated by the Merger Agreement and use its best efforts to obtain all written consents and approvals from third parties necessary in order to consummate the Merger; (vii) consult with St. Francis prior to acquiring any interest in real property (except in the ordinary course of business) and before entering into any contract or agreement having a term of more than one year; (viii) take no action which would cause the termination or cancellation by the FDIC of insurance in respect of Reliance's deposits; (ix) cooperate with St. Francis in providing timely notice to Reliance's data processor to facilitate the continued customer account data processing; (x) cause all materials and other internal, nonpublic financial and business information obtained by it from St. Francis to be treated confidentially; and (xi) consult with St. Francis about any proposed settlement or lack thereof, or any disposition of, any litigation matter in which it is or becomes involved and the amount involved exceeds $50,000; (xii) within five business days of the Effective Time, consult with St. Francis regarding such accruals, reserves, charges, and changes in accounting and reserve policies as may be necessary to conform Reliance's practices in those areas with those of St. Francis and to recognize for financial accounting purposes the expenses related to the Merger; (xiii) provide St. Francis, its representatives and agents, with access to books, records, and facilities at all times during normal business hours; (xiv) cause its Board of Directors, subject to their fiduciary duties, to recommend approval of the Merger to the Reliance shareholders; (xv) cause such severance and termination benefits as may be payable in connection with the Merger not to exceed the level of payments and benefits which would be deductible under Section 280G of the Code, giving effect to any obligations of St. Francis and its subsidiaries; (xvi) obtain and deliver to St. Francis signed Voting Agreements obligating each of Reliance's executive officers and directors in their individual capacities not to dispose of any shares of Reliance Common Stock beneficially owned by them (subject to certain exceptions set forth in the Voting Agreements) and to vote all such shares in favor of the Merger; (xvii) advise St. Francis promptly and in writing of any fact or document which if existing or known as of the date of execution of the Merger Agreement would have been set forth, disclosed or made available to St. Francis or which would have made any of Reliance's disclosures, representations or warranties in the Merger Agreement materially untrue; and (xviii) use its best efforts to cause the conditions to the Merger Agreement to be satisfied.

     In addition, Reliance has agreed that it will not, directly or indirectly, initiate, solicit or knowingly encourage or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to take any such action, and notify St. Francis orally and in writing of all relevant details relating to all inquiries and proposals which it or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters. However, the Merger Agreement provides that this provision will not prohibit the Reliance Board from taking any of the foregoing actions necessary to fulfill their fiduciary obligations. "Acquisition Proposal" shall mean any of the following involving Reliance (other than the transactions contemplated hereunder): (a) any merger, consolidation, share exchange, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of Reliance in a single transaction or series of transactions; (c) any tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of Reliance or the filing of a registration statement under the Securities in connection therewith; or (d) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Furthermore, Reliance has agreed that, before the Effective Time, except as permitted by the Merger Agreement or as otherwise consented to by St. Francis, it will not: (i) amend its Articles of Incorporation, Charter or Bylaws; (ii) except in connection with the exercise of options, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock, or issue or grant any stock options, warrants, rights, calls or commitments of any character calling for or permitting the issue or sale of its capital stock; (iii) make payment of any form of cash or other dividend, or institute any other form of dividend or distribution, with respect to Reliance's capital stock; (iv) increase or reduce the number of shares of its capital stock issued or outstanding by repurchase, split-up, reverse split, reclassification, distribution of stock dividends, or change of par or stated value; (v) make or grant any general or individual wage or salary increase or fringe benefit increase except for general salary and wage adjustments now in progress, or, as part of the conduct of a normal salary administration program consistent with past practices, increase in any manner the compensation or fringe benefits of any of its directors, officers or employees, or pay any bonus, pension or retirement allowance to any such directors, officers or employees, or become a party to, adopt, amend or otherwise modify or make any contribution outside the ordinary course of business to any compensation and benefit plan, any bonus, pension, profit sharing, retirement or other compensation plan or enter into any contract of employment with any officer which is not terminable at will without cost or other liability, or enter into, modify, or renew (for a term longer than the prior term) any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by the Merger Agreement; provided however, that (x) the annual compensation of officers employed by Reliance and Reliance Savings Bank as of July 1, 1998 may be increased effective as of such date in a manner consistent with prior practice of Reliance and Reliance Savings Bank, provided that the combined amount of the annual increase put into effect for all such officers shall not exceed, in the aggregate, 5% of the total amount paid to such officers for the year ended June 30, 1998, and (y) Reliance and Reliance Savings Bank may pay to their employees year-end bonuses for the 1998 fiscal year in a manner and amount consistent with prior practices of Reliance and Reliance Savings Bank; (vi) incur any obligations or liabilities or make any capital expenditures except in the ordinary course of business or make any equity investment or commitment to make such an investment in real estate or in any real estate development project; (vii) mortgage, pledge or subject to any material lien, charge, permit a security interest on, or encumber any of its assets, properties or other rights; (viii) transfer or lease any of its or their assets or property except in the ordinary course of business, or close any banking office, or file any application to relocate or terminate the operations of any of its offices; (ix) transfer or grant any rights under any leases, licenses or agreements, other than in the ordinary course of business;
(x) other than with respect to loan transactions (including, without limitation, letters of credit and purchase of leases), and other than with respect to sales of real estate owned for less than $25,000, make or enter into any transaction, contract or agreement or incur any other commitment where the amount involved exceeds $50,000 or the term exceeds one year; (xi) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except for deposit liabilities and except for indebtedness incurred for liquidity purposes in the ordinary course of business; (xii) cancel or compromise any debt or claim which has not previously been charged off other than in the ordinary course of business; (xiii) enter into any transaction other than in the ordinary course of business or enter into any new, or materially alter or expand any present, line of business or change any of its methods of accounting; (xiv) take any action which constitutes a breach or default of its obligations under the Merger Agreement or cause any of the other conditions set forth in the Merger Agreement to fail; (xv) make or commit to any loan over $150,000; (xvi) purchase or commit to purchase any bulk loan servicing portfolio; (xvii) make any payment to any director, officer, employee or independent contractor in connection with or as a result of transactions contemplated by the Merger Agreement, or otherwise, which is not deductible to Reliance or is not an ordinary business expense for travel, meals or entertainment in connection with Reliance's business (exclusive of payments of the expenses of Reliance's professional advisors); (xviii) take or cause to be taken any action which would disqualify the Merger as a tax-free reorganization under Section 368 of the Code; or (ix) fail to comply in any material respect with any laws, regulations or governmental actions applicable to it or to the conduct of its business.

     St. Francis has agreed that it will: (i) conduct its business and operate in accordance with prudent and sound banking and business practices; (ii) use its best efforts to remain in good standing with all applicable banking regulatory authorities; (iii) take all actions necessary to have the shares of St. Francis Common Stock to be delivered in exchange for Reliance Common Stock qualified or registered for offering and sale, or to identify and perfect an exemption therefrom, under the federal securities laws and the securities or "Blue Sky" laws of each jurisdiction within the United States in which shareholders of Reliance reside; (iv) use all reasonable efforts to cause the shares of St. Francis Common Stock to be issued pursuant to the Merger Agreement to be approved for listing on The NASDAQ National Market System, subject to official notice of issuance; (v) generally cause all internal, nonpublic financial and business information obtained by it from Reliance which is reasonably designated as confidential at the time of delivery to be treated confidentially; (vi) file all necessary applications, notices or statements with the appropriate regulatory agencies and governmental entities for approval of the Merger and the transactions contemplated thereby; (vii) provide an employment agreement for Ms. Carol A. Barnharst, which will retain her as manager for the St. Francis office which is to serve customers formerly maintaining accounts at Reliance; (viii) honor the present provisions of the employment contract between Reliance and Mr. Allan T. Bach relating to the termination of employment following a change in control (which shall be deemed to have occurred upon consummation of the Merger); (ix) not take any action, or agree to take any action which constitutes a material breach or default of St. Francis' obligations under the Merger Agreement; (x) create an Advisory Board comprised of members of the Board of Directors of Reliance to assist in the integration of Reliance's customers and operations with those of St. Francis; (xi) not to take or cause to be taken any action that would disqualify the Merger as a tax-free reorganization under Section 368 of the Code; and (xii) in the event of any threatened or actual claim, action, suit, proceeding or investigation, civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Reliance or its Subsidiaries (the "Indemnified Parties"), is, or is threatened to be, made a party based on, or arising out of, or pertaining to (A) the fact that he or she is or was a director, officer or employee of the Reliance or its subsidiaries, or (B) the Merger Agreement or any of the transactions contemplated thereby, whether asserted or arising before or after the Effective Time, St. Francis will cooperate and use reasonable efforts to defend against and respond thereto, indemnifying and holding harmless, to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including payment of reasonable attorney's fees and expenses and other costs in advance of the final disposition of any claim, suit, proceeding or investigation incurred by each Indemnified Party upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time).

AMENDMENT AND WAIVER

     Prior to the Effective Time of the Merger, any condition of the Merger Agreement may be waived by the party in whose favor the provision runs or may be amended or modified by an agreement in writing approved by both parties; provided, however, that after Reliance shareholder approval is obtained, no such extension, waiver, amendment or modification may adversely affect the amount of consideration to be received in the Merger by the Reliance shareholders.

TERMINATION

     The Merger Agreement may be terminated and the Merger abandoned at any time before the Effective Date, whether before or after approval by the shareholders of Reliance: (a) by written agreement between St. Francis and Reliance authorized by a majority of the entire board of directors of each; (b) by either St. Francis or Reliance, if generally the other party has failed (i) to perform and comply with, in all material respects, its agreements and covenants under the Merger Agreement; and (ii) if such failure is not remedied by the failing party within 30 days of receipt from the other of written notice of such failure; (c) by either St. Francis or Reliance, if the Merger is not consummated on or before February 28, 1999 (subject to extension to May 31, 1999, in the case of a protest to the Merger under the Community Reinvestment Act), unless the delay is due to a breach by the party seeking to terminate; (d) by either party, if the Merger Agreement is not approved by holders of Reliance Common Stock; (e) by either party, if regulatory approvals are not obtained, unless the failure to obtain approval is due to a breach by the party seeking to terminate;
(f) by St. Francis, if the St. Francis Average Stock Price is less than $32.40;
(g) by St. Francis or Reliance, upon receipt of notice of changes to the other parties disclosure schedules as attached to the Merger Agreement if the terminating party reasonably determines that such changes would have a material adverse effect on the business of the other if the Merger were consummated; (h) by Reliance if its Board of Directors determines in good faith and in the exercise of reasonable judgment that a competing acquisition proposal is more favorable to Reliance and Reliance shareholders; (i) by St. Francis, if any person or group of persons other than St. Francis or its subsidiaries acquires 25% or more of Reliance's Common Stock, consummates a merger, consolidation, share exchange, business combination, or any other similar transaction with Reliance, acquires more than 50% of the assets of Reliance through sale, lease, exchange, pledge, mortgage or other form of transfer; or (j) by St. Francis, if the Reliance Board fails to recommend approval of the transaction to Reliance shareholders for any reason other than St. Francis' material breach of representations, warranties, or covenants.

     In the event of a valid termination of the Merger Agreement, the obligations of the parties to the Merger Agreement shall terminate, and there will be no liability on the part of either party except for (i) liability for willful breach of the Merger Agreement, (ii) the termination fee, if applicable, and (iii) certain expenses under various circumstances.

MANAGEMENT AFTER THE MERGER

     The directors and officers of St. Francis and St. Francis Bank immediately prior to the Effective Time will continue as directors and officers of those respective entities thereafter. Pursuant to the Merger Agreement, Ms. Carol A. Barnharst will enter into a three-year employment agreement on the Effective Time, whereby she will become a manager of the St. Francis Bank office that will service the accounts of former Reliance Savings Bank customers. St. Francis also has agreed to elect Mr. John T. Lynch to the Board of Directors of St. Francis Bank. In addition, St. Francis will cause St. Francis Bank to create an advisory board which will consist of all current members (other than Mr. Lynch) of the Board of Directors of Reliance Savings Bank. See "--Interests of Certain Persons In The Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Reliance Board, shareholders should be aware that certain members of Reliance's Board and management may be deemed to have interests in the Merger in addition to their interests, if any, as holders of Reliance Common Stock.

     Severance Arrangement with Mr. Allan T. Bach. Pursuant to the Merger Agreement, St. Francis will honor the provisions of the employment agreement between Reliance Savings Bank and Mr. Allan T. Bach, President and Chief Executive Officer of Reliance, relating to a termination of employment following a change in control of Reliance, which shall be deemed to have occurred upon completion of the Merger. Pursuant to Mr. Bach's employment agreement, upon completion of the Merger, Mr. Bach shall receive severance pay for a 36-month period, based upon his highest rate of base salary within the three years preceding termination, plus one-twelfth of his total bonus and incentive compensation based on his most recently completed calendar year of employment. In addition, Mr. Bach is entitled to all retirement and other benefits in which he was vested at the time of termination. St. Francis will maintain and provide to Mr. Bach, during the 36-month period following termination (or the earlier date on which Mr. Bach obtains full-time employment with another employer that provides benefits similar to those described in the employment agreement), at no cost to Mr. Bach, his continued participation in all group insurance, life insurance, health and other accident, disability and other employee benefit plans, programs and agreements, in which he was entitled to participate immediately prior to termination, other than certain specified retirement and deferred compensation plans, individual insurance policies or stock compensation plans described in the next sentence. Mr. Bach also is entitled to receive, as additional severance benefits, a benefit determined under each retirement and deferred compensation plan or individual insurance policy maintained by Reliance and its subsidiaries, determined as if Mr. Bach were fully vested under the plan and had accumulated the additional years of credit service under the applicable plan that he would have received had he continued in employment of Reliance or its subsidiaries during the period in which he is receiving severance payments.


     If the aggregated severance payments to which Mr. Bach is entitled following the change in control would constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, the aggregate severance benefits payable to Mr. Bach will be reduced to an amount equal to 2.99 times the average annual compensation paid to Mr. Bach during the five calendar years immediately preceding the year in which such change in control occurs. Under the terms of his employment agreement, due to the operation of the limits of Section 280G(b)(2) of the Code, Mr. Bach will receive severance payments of $497,697.

     Employment Agreement with Ms. Carol A. Barnharst. In connection with the Merger, St. Francis Bank will enter into a three-year employment agreement with Ms. Carol A. Barnharst. The employment agreement is intended to ensure that Ms. Barnharst will remain with St. Francis Bank following the Merger and that she will be available to assist in integrating of the former Reliance office into St. Francis Bank's operations and then to oversee ongoing operations and marketing in the area formerly served by Reliance.

     Under the employment agreement, which will become effective upon completion of the Merger, the base salary for Ms. Barnharst will be $65,500, the same amount as her current base salary from Reliance Savings Bank. Ms. Barnharst's base salary may be increased by St. Francis Bank's Board of Directors, but may not be reduced. In addition to base salary, the agreement provides for coverage under other St. Francis Bank incentive compensation plans and for other benefits, including participation in any group health, life, disability or similar insurance program and in any pension, profit-sharing, employee stock ownership plan, deferred compensation, 401(k) or other retirement plans maintained by St. Francis Bank. The agreement may be terminated by St. Francis Bank upon death, disability or retirement; for cause at any time; or in certain events specified by rules and regulations of the OTS. In the event of termination of Ms. Barnharst's employment by St. Francis Bank, she is entitled to severance pay (based on her then applicable base salary and her bonus and incentive compensation paid or vested for her most recently completed calendar year of employment) for the remaining unexpired term of her employment agreement, together with other compensation and benefits in which she was vested at the termination date. However, if the employment of Ms. Barnharst, pursuant to her employment agreement with St. Francis Bank, is terminated on or before six months following the effective date of the agreement, which is expected to be the closing date of the Merger, (i) by her for any reason other than disability, retirement or death, or (ii) by St. Francis or any of its subsidiaries for any reason other than cause, disability, retirement or death, Ms. Barnharst will be entitled to receive amounts and benefits that are not less than all amounts and benefits which she would have received under her prior employment agreement with Reliance Savings Bank (less amounts received previously under her employment agreement with St. Francis Bank).


     The employment agreement also provides for severance payments if Ms. Barnharst's employment terminates following a change in control. Under the agreement, a "Change in Control" is generally defined to include any change in control with respect to St. Francis Bank or St. Francis which is required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 25% or more of St. Francis' outstanding voting securities, or (ii) a change in a majority of the directors of St. Francis during any two-year period without the approval of at least two-thirds of the persons who were directors at the beginning of such period. In the event of termination following a Change in Control, Ms. Barnharst shall receive severance pay (based upon her average annual compensation for the three years preceding termination) for the remaining term of the employment agreement. In addition, if the aggregate severance benefits following a Change in Control would constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, the severance benefits payable to Ms. Barnharst will be reduced to an amount equal to the present value of 2.99 times the average annual compensation paid to the executive during the five calendar years immediately preceding the year in which such Change in Control occurs. If total payments following a Change in Control were to constitute excess parachute payments under Section 280G of the Code, it could result in the imposition of an excise tax on the recipient and denial of an income tax deduction to St. Francis Bank and St. Francis for such excess amounts.

     Reliance Stock Options. Pursuant to the Merger Agreement, the holders of all outstanding and unexercised options to purchase shares of Reliance Common Stock granted by Reliance under the Reliance Bancshares, Inc. 1997 Stock Option Plan (the "Reliance Option Plan"), whether or not the options are then exercisable under the terms of the Reliance Option Plan, will receive in replacement of their options to purchase Reliance Common Stock either:

     (a) cash in an amount equal to the excess of the Per Share Cash Distribution over the exercise price of the option, multiplied by the number of shares subject to such option; or

     (b) in the case of option holders who, by reason of their employment or other status with St. Francis Savings Bank after consummation of the Merger, would be eligible to participate in St. Francis' option plans, may elect to have their Reliance options converted into options to purchase shares of St. Francis Common Stock (rather than cash) in an amount and at a price adjusted to reflect the per share consideration received in the Merger by holders of Reliance Common Stock.

Subject to the foregoing, each option to buy shares of Reliance Common Stock will terminate upon consummation of the Merger. The determination of whether a Reliance option will be converted into the right to receive cash or a substitute St. Francis option will be made by each eligible option holder.


     In April 1998, Mr. Allan T. Bach, Ms. Carol A. Barnharst, Mr. O. William Held, Mr. John T. Lynch and Ms. Marjorie A. Spicuzza each were granted options to purchase Reliance Common Stock with respect to 5,000 shares (at an exercise price of $9.25 per share), which option grants are contingent upon completion of the Merger ("Contingent Option Grants"). If the Merger is not consummated, the recipients must forfeit the Contingent Option Grants.

     As of October 31, 1998, directors and officers as a group held options outstanding on 224,280 shares of Reliance Common Stock under the Reliance Option Plan with exercise prices of $7.81 and $9.25. In connection with the Merger, and assuming the St. Francis Average Stock Price is $41.28, the executive officers and directors, consisting of Allan T. Bach, Carol A. Barnharst, John T. Lynch,
O. William Held and Marjorie A. Spicuzza could receive, if they choose to exchange their vested options (including the Contingent Option Grants) for cash, $105,000, $105,000, $105,000, $105,000, and $105,000, respectively. The Merger
Agreement does not restrict the exercisability, before the Merger, of options for Reliance Common Stock, other than the Contingent Option Grants, that were granted under existing Reliance benefit plans.


     Shareholders of Reliance who have entered into the Voting Agreements may not sell, assign, transfer or otherwise dispose of, or permit to be sold, assigned, transferred or otherwise disposed of, any shares of Reliance Common Stock owned of record or beneficially by such shareholder, whether such shares of Reliance Common Stock are owned of record or beneficially by such shareholder on the date of the Voting Agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, except (i) for transfers by will or by operation of law (in which case the Voting Agreement would bind the transferee), (ii) for sales, assignments, transfers or other dispositions necessitated by hardship with the prior written consent of St. Francis, or (iii) as St. Francis may otherwise agree in writing.

     Retiree Medical Coverage. Following consummation of the Merger, St. Francis will maintain post-retirement medical and health coverage no less favorable than that maintained by Reliance prior to the Merger with respect to former and current officers and employees, and current non-employee directors of Reliance and Reliance Savings Bank, and their dependents, who satisfy the requirements for coverage under the Reliance Post-Retirement Medical Plan (the "Reliance Retiree Medical Coverage Program"), adopted by Reliance Savings Bank in October 1983. Pursuant to the Reliance Retiree Medical Coverage Program, eligible participants and their dependents receive supplemental medical, hospital and dental insurance for life, so long as they are not employed by another employer after retirement. As of the date of this Proxy Statement/Prospectus, six individuals are eligible to participate in the Reliance Retiree Medical Coverage Program, including Directors Lynch, Held and Spicuzza, and Ms. Barnharst. Mr. Bach is not eligible to participate in the Reliance Retiree Medical Coverage Program.

     Advisory Board. Pursuant to the Merger Agreement, St. Francis will create an advisory board to assist in, and advise with respect to, the integration of
Reliance's operations and customer base with those of St. Francis.   The
advisory board will consist of all current members of the Board of Directors of Reliance Savings Bank, other than Director John T. Lynch, all of whom will receive an annual retainer of $10,000. The Advisory Board is initially scheduled to meet with the same frequency as the St. Francis Bank Board. In addition, St. Francis intends to designate Ms. Carol A. Barnharst as the Advisory Board's liaison for purposes of reporting to the Board of Directors of St. Francis Bank. The Advisory Board will remain in existence for at least three years following the Effective Date, and thereafter as may be determined by St. Francis. See "Compensation of Executive Officers and Directors" for a description of the compensation arrangements with members of the Board of Directors of Reliance Savings Bank.

     Appointment to St. Francis Bank Board of Directors. The Merger Agreement provides that as soon as practicable following the Bank Merger, St. Francis will appoint Mr. John T. Lynch to the Board of Directors of St. Francis Bank.

     EFFECT ON RELIANCE EMPLOYEE BENEFIT PLANS

     General. Each person employed by Reliance prior to the Effective Date who remains an employee of St. Francis following the Effective Date (each, a "Continued Employee") shall be entitled to participate on the same basis as similarly situated employees of St. Francis in whatever employee benefit plans are in effect for employees of St. Francis (the "St. Francis Plans"). Such participation shall be subject to the terms of the St. Francis Plans in effect from time to time. Each St. Francis Plan, other than St. Francis' qualified retirement plans, shall recognize credit for all purposes for each Continued Employee's term of service with Reliance. Qualified retirement plans will recognize service with Reliance for purposes of determination of participation rights and vesting rights but not for purposes of benefit accrual.

     RRP. Reliance Savings Bank maintains the RRP for certain executive officers of Reliance. Unvested shares of Reliance Common Stock awarded pursuant to the RRP will become vested upon the Effective Date of the Merger. Such shares of Reliance Common Stock will be converted into the right to receive the Per Share Cash Distribution or Per Share Stock Distribution in the same manner as all other outstanding shares of Reliance Common Stock. In addition, in April 1998, Mr. Bach and Ms. Barnharst each were granted RRP awards with respect to 10,257 shares, which awards are contingent upon completion of the Merger (the "Contingent RRP Awards"). If the Merger is not consummated, Mr. Bach and Ms. Barnharst must forfeit the Contingent RRP awards.


     Of the 59,436 RRP shares granted to Mr. Bach, 32,786 have vested and 26,650 will vest as a result of the Merger (including the Contingent RRP Awards). Of the 43,057 RRP shares granted to Ms. Barnharst, 21,867 have vested and 21,190 will vest as a result of the Merger (including the Contingent RRP Awards). Assuming the per share fair value of the RRP shares upon vesting is $41.28 (the "St. Francis Average Stock Price" as of December 1, 1998), the approximate economic effect of the accelerated vesting of the Reliance Common Stock awarded to the certain executives of Reliance would be as follows: Mr. Bach, $275,000, and Ms. Barnharst, $219,000. The RRP will be terminated as soon as practicable after the Effective Time.


     Reliance Option Plan. The Merger Agreement provides that St. Francis will assume Reliance's obligations under the Reliance Option Plan. Holders of options granted under the Reliance Option Plan to buy shares of Reliance Common Stock that have not been exercised before the Effective Date, whether or not such options are exercisable, will be entitled to receive, at the option holder's election, (i) cash in an amount equal to the difference between the Per Share Cash Distribution and the exercise price of such option, whereupon such option shall terminate, or (ii) in replacement of their options to purchase Reliance Common Stock, an option to purchase St. Francis Common Stock on the same terms as the option to purchase shares of Reliance Common Stock, in an amount and at a price appropriately adjusted to reflect the Per Share Stock Consideration received in the Merger by holders of Reliance Common Stock.

     As of October 31, 1998, directors and executive officers as a group held options outstanding on 224,280 shares of Reliance Common Stock under the Reliance Option Plan with exercise prices of $7.81 and $9.25. See "--Interests of Certain Persons in the Merger" for a further discussion of the treatment of Reliance optionees. The Merger Agreement does not restrict the exercisability, before the Merger, of options for shares of Reliance Common Stock that were granted under the Reliance Option Plan. Also, the Merger Agreement does not restrict the ability of an option holder to sell, before the Merger, shares of Reliance Common Stock obtained after exercise of an option (unless the individual is a party to one of the Voting Agreements).


     Reliance ESOP and Reliance Pension Plan. Reliance maintains two qualified plans for eligible employees of Reliance, the Reliance Savings Bank Employee Stock Ownership Plan (the "Reliance ESOP") and the Financial Institutions Retirement Fund ("the Reliance Pension Plan"). As of the Effective Date, the Reliance ESOP and the Reliance Pension Plan will be terminated. Participants in the Reliance ESOP and the Reliance Pension Plan will begin participation in the St. Francis qualified plans as of the Effective Date of the Merger. The participation of Continued Employees in the St. Francis qualified plans will be on the same basis as similarly situated employees of St. Francis. For purposes of vesting and eligibility, St. Francis' qualified plans will recognize credit for service with Reliance.

     When it was established, the Reliance ESOP obtained a loan from Reliance for the purpose of acquiring shares of Reliance Common Stock. As of October 31 1998, the Reliance ESOP Trust held 89,125 shares of Reliance Common Stock. As of that date, a total of 22,360 of such shares were allocated to the accounts of participating employees and the remaining 66,765 shares were unallocated and pledged as collateral security for the aforementioned loan obtained to finance their purchase. On the Effective Date, all allocated and unallocated shares of Reliance Common Stock held by the Reliance ESOP will be converted into the right to receive the Per Share Cash Distribution. The Per Share Cash Distribution received by the Reliance ESOP in the Merger with respect to unallocated shares of Reliance Common Stock will be applied to prepay the remainder of the Reliance ESOP's outstanding loan in the principal amount of $449,000. Thereafter, the obligation of Reliance to make further contributions to the Reliance ESOP for purposes of debt amortization would be extinguished, and any Per Share Cash Distribution with respect to the unallocated shares remaining after the prepayment would be allocated among the ESOP accounts of eligible Reliance ESOP participants. All ESOP participants shall fully vest in their ESOP accounts as of the Effective Time.

     Non-Qualified Deferred Retirement Plan for Directors. St. Francis shall assume the obligations of Reliance under the Reliance Savings Bank Non-Qualified Deferred Retirement Plan for Directors (the "Directors' Retirement Plan") and shall continue to perform and satisfy the terms and obligations thereof, following the Effective Time of the Merger. Pursuant to the Directors' Retirement Plan, directors can elect to defer receipt of all or any portion of their directors' fees payable in each calendar year (the "Deferred Benefit"). In addition, each director also is eligible to receive a "Service Credit Benefit" upon retirement from active service on the Reliance Board. Each director receives one service credit for each full year of service on the Reliance Board, with a maximum of five service credits. The "Service Credit Benefit" for each director equals $10,000 for each service credit received. Directors Bach, Held, Lynch and Barnharst each have accumulated four years of service under the Deferred Retirement Plan. Director Spicuzza does not participate in the Deferred Retirement Plan. Pursuant to the Merger Agreement, the transactions contemplated by the Merger Agreement constitute a change of control of Reliance under the Directors' Retirement Plan, and therefore, the interests of Directors Bach, Held, Lynch and Barnharst with respect to their four years of Service Credit Benefits ($40,000 each) shall be vested in full as of the Effective Time of the Merger. To date, none of the participants in the Directors' Retirement Plan have elected to defer directors' fees and, accordingly, no Deferred Benefits have been accrued thereunder. Reliance Savings Bank owns a life insurance policy on each participating director representing his or her interest under the Directors' Retirement Plan.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     The following is a summary description of the material federal income tax consequences of the Merger and the Bank Merger. This summary is not a complete description of all of the consequences of the Merger and the Bank Merger and, in particular, does not address federal income tax considerations that may affect the treatment of certain holders, such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies, foreign taxpayers, holders which, at the Effective Time of the Merger, already own St. Francis Common Stock, individuals who acquired Reliance Common Stock pursuant to employee stock options or otherwise as compensation, and other special status taxpayers. Holders should be aware that the federal income tax rate for individuals on long-term capital gains may be significantly lower than the rate imposed on ordinary income or short-term capital gain. No information is provided herein with respect to the tax consequences of the Merger to any holder or party under applicable foreign, state or local laws. Consequently, each Reliance holder is advised to consult a tax advisor as to the specific tax consequences of the Merger to that holder.

     General. St. Francis has received an opinion from Michael Best & Friedrich LLP to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and St. Francis and Reliance each will be a party to that reorganization within the meaning of Section 368(b) of the Code, and (ii) the Bank Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and Reliance Savings Bank and St. Francis Savings Bank will each be a party to that reorganization within the meaning of Section 368(b) of the Code. The opinion of Michael Best & Friedrich LLP is based upon the Code, regulations now in effect thereunder, current administrative practice and judicial authority, and certain factual representations, and is subject to various assumptions and qualifications. The opinion also is based on certain factual representations made by St. Francis, Reliance, St. Francis Savings Bank and Reliance Savings Bank (including representations concerning the satisfaction of "continuity of shareholder interest" and "continuity of business enterprise" requirements) which legal counsel does not intend to investigate or verify. A ruling from the Internal Revenue Service (the "IRS") concerning the tax consequences of the Merger and the Bank

Merger will not be requested. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS and there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to counsel's opinion or that the opinion will be upheld if challenged by the IRS.


     The following discussion constitutes the opinion of Michael Best & Friedrich LLP as to the material income tax consequences of the Merger and the Bank Merger.

     Tax Treatment to St. Francis, Reliance, St. Francis Savings Bank and Reliance Savings Bank. No gain or loss will be recognized by St. Francis, Reliance, St. Francis Savings Bank and Reliance Savings Bank solely as a result of the Merger and the Bank Merger.


     Receipt of St. Francis Common Stock for Reliance Common Stock. No gain or loss will be recognized by a holder who receives solely shares of St. Francis Common Stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of Reliance Common Stock. The tax basis of the shares of St. Francis Common Stock received by a holder in such exchange will be equal (except for the basis attributable to any fractional shares of St. Francis Common Stock, as discussed below) to the basis of the Reliance Common Stock surrendered in exchange therefor. The holding period of the St. Francis Common Stock received will include the holding period of shares of Reliance Common Stock surrendered in exchange therefor, provided that such shares were held as capital assets at the Effective Time of the Merger.



     Receipt of St. Francis Common Stock and Cash in Exchange for Reliance Common Stock. A holder who receives a combination of St. Francis Common Stock and cash in exchange for his or her Reliance Common Stock will not be permitted to recognize any loss for federal income tax purposes. Such a holder will recognize gain, if any, equal to the lesser of (i) the amount of cash received, or (ii) the amount of gain "realized" in the transaction. The amount of gain a holder "realizes" will equal the amount by which (i) the cash plus the fair market value at the Effective Time of the Merger of the St. Francis Common Stock received exceeds (ii) the holders' basis in the Reliance Common Stock to be surrendered in the exchange therefor. Any recognized gain could be taxed as a capital gain or a dividend (or possibly a combination thereof), with the determination made as described below in "-- Certain Federal Income Tax Consequences -- Possible Dividend Treatment." The aggregate tax basis of the shares of St. Francis Common Stock received by such holder will be the same as the aggregate basis of the shares of Reliance Common Stock surrendered in exchange therefor, adjusted as provided in Section 358(a) of the Code for the cash received in exchange for such shares of Reliance Common Stock. The holding period for shares of St. Francis Common Stock received in the Merger will be the same as the holding period for Reliance Common Stock surrendered in exchange therefor, provided that such shares were held as capital assets of the holder at the Effective Time of the Merger.



     A holder's federal income tax consequences also will depend on whether his or her shares of Reliance Common Stock were purchased at different times at different prices. If they were, the holder could realize gain with respect to some of the shares of Reliance Common Stock and loss with respect to other shares. Such holder would have to recognize such gain to the extent such holder receives cash with respect to those shares in which the holder's adjusted tax basis is less than the amount of cash plus the fair market value at the Effective Time of the Merger of the St. Francis Common Stock received, but could not recognize loss with respect to those shares in which the holder's adjusted tax basis is greater than the amount of cash plus the fair market value at the Effective Time of the Merger of the St. Francis Common Stock received. Any disallowed loss would be included in the adjusted basis of the St. Francis Common Stock. Any holder who purchased shares of Reliance Common Stock at different times and different prices is urged to consult his or her own tax advisor regarding the tax consequences of the Merger on that holder.


     Possible Dividend Treatment. In certain circumstances, a holder who receives cash or a combination of cash and St. Francis Common Stock in the Merger may receive ordinary dividend, rather than capital gain, treatment on all or a portion of the gain recognized by that holder. The determination of whether a cash payment has the effect of a dividend distribution is made by treating a Reliance shareholder as if such holder had received solely St. Francis Common Stock in the Merger, and St. Francis immediately thereafter redeemed a number of shares of St. Francis Common Stock equal in value to the cash consideration received. This hypothetical redemption is then tested under the provisions and limitations of Section 302 of the Code to determine whether the holder's change in ownership in St. Francis results in a dividend distribution. For purposes of this hypothetical Section 302 redemption analysis, shares of St. Francis Common Stock held by certain members of the holder's family or certain entities in which the holder has an ownership or beneficial interest and stock that may be acquired pursuant to certain stock options must be aggregated with the holder's shares of St. Francis Common Stock. The amount of the cash payment that may be treated as a dividend is limited to the holder's ratable share of the accumulated earnings and profits of Reliance (or possibly of the total earnings and profits of Reliance and St. Francis) at the Effective Time of the Merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the holder's shares were held as capital assets on the Effective Date of the Merger. If such distribution is taxable as a dividend to a corporate shareholder, it may be subject to the "extraordinary dividend" provisions of Section 1059 of the Code.



     Because the determination of whether a cash payment will be treated as having the effect of a dividend will depend in part upon the facts and circumstances of each holder, all holders are advised to consult their own tax advisors regarding the tax treatment of cash received in the Merger.

     Receipt of Cash in Exchange for Reliance Common Stock. A holder who receives solely cash in exchange for all of his or her shares of Reliance Common Stock (and, unless such shares also are exchanged solely for cash, does not own any Reliance Common Stock constructively under the circumstances referred to above under "-- Certain Federal Income Tax Consequences -- Possible Dividend Treatment") and owns no St. Francis Common Stock actually or constructively, will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such holder's tax basis in the Reliance Common Stock surrendered in exchange therefor. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the holder at the Effective Time of the Merger. Such gain or loss will be long-term capital gain or loss if the holder's holding period is more than one year at the Effective Time of the Merger. The Code contains limitations on the extent to which a holder may deduct capital losses from ordinary income. A holder who receives solely cash for his or her shares but who owns actually or constructively shares of St. Francis Common Stock, or owns constructively shares of Reliance Common Stock which are not exchanged solely for cash, is advised to consult his or her own tax advisor regarding the tax consequences to the holder.


     Cash in Lieu of Fractional Shares. A holder who holds Reliance Common Stock as a capital asset and who receives in the Merger, in exchange for such stock, solely St. Francis Common Stock and cash in lieu of a fractional share interest in St. Francis Common Stock will be treated as having received such fraction of a share of St. Francis Common Stock and then as having received cash in redemption by St. Francis of the fractional share interest. Under the IRS's present advance ruling position, since the cash is being distributed in lieu of factional shares solely for the purpose of saving St. Francis the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained-for consideration, the cash received will be treated as having been received in part or full payment in exchange for the fractional share of stock redeemed, and as capital gain or loss, not as a dividend.

     Backup Withholding; Information Reporting. The cash payments due a holder upon the exchange of such Reliance Common Stock pursuant to the Merger (other than certain exempt persons or entities) will be subject to "backup withholding" for federal income tax purposes unless certain requirements are met. St. Francis or a third party paying agent, as the case may be, must withhold 31% of the cash payments to a holder, unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(ii) provides St. Francis or a third party paying agent, as the case may be, with his or her taxpayer identification number and completes a form in which he or she certifies that he or she has not been notified by the IRS that he or she is subject to backup withholding as a result of a failure to report interest and dividends. The taxpayer identification number of an individual is his or her Social Security number. Any amount paid as backup withholding will be credited against the holder's federal income tax liability. Holders who receive St. Francis Common Stock also must comply with the information reporting requirements of the Treasury regulations under Section 368 of the Code. Appropriate documentation for the foregoing purposes will be provided to holders with the Election Forms that will be sent to them by the Exchange Agent.

     All of the foregoing are subject to change (which change could be retroactive) and any such change could affect the continuing validity of this discussion. Since the federal income tax consequences of the Merger to a holder of Reliance Common Stock depend to a great extent on whether he or she receives St. Francis Common Stock or cash, it is important that each holder of Reliance Common Stock return the Election Form so that it is received before the Election Deadline.

ACCOUNTING TREATMENT

     St. Francis intends to treat the Merger as a "purchase" under GAAP. Under the purchase method of accounting, the assets and liabilities of Reliance will be, as of the Effective Date, recorded at their respective fair values and added to those of St. Francis. The expected excess of the consideration paid by St. Francis over the fair value of Reliance's assets and liabilities will be recorded as goodwill.

NASDAQ LISTING

     The shares of St. Francis Common Stock are listed on the NASDAQ National Market System. St. Francis has agreed in the Merger Agreement to use its best efforts to assure that the shares of St. Francis Common Stock to be issued pursuant to the Merger Agreement be authorized for listing on the NASDAQ National Market System. An application has been filed by St. Francis for listing the shares of St. Francis Common Stock issuable pursuant to the Merger Agreement on the NASDAQ National Market System.

EXPENSES

     Except as set forth below, whether or not the Merger is consummated, all expenses incurred in connection with the Merger Agreement shall be paid by the party incurring such expense. Expenses incurred in connection with the printing of the Registration Statement and this Proxy Statement/Prospectus and the cost of filing the Registration Statement with the SEC and the listing of additional shares of St. Francis Common Stock with NASDAQ shall be shared equally by St. Francis and Reliance. If the Merger Agreement is terminated by one party because of another party's breach of a representation, warranty or covenant or because of the discovery of an adverse condition with respect to the other party, then the breaching party or the party with respect to which a material adverse condition was discovered shall promptly pay its own transaction expenses and the other party's transaction expenses; provided, however, that in no event will Reliance be required to reimburse St. Francis for its fees and expenses in excess of $80,000, nor will St. Francis be required to reimburse Reliance for its fees and expenses in excess of $80,000.

VOTING AGREEMENTS


     As an inducement to St. Francis to enter into the Merger Agreement, all of the directors and executive officers of Reliance entered into voting agreements (the "Voting Agreements") to vote the shares of Reliance Common Stock beneficially owned by them in favor of the Merger. The directors and executive officers who signed Voting Agreements owned or had the right to acquire, as of October 31, 1998, 485,956 shares, including 224,280 shares subject to unexercised options, representing 18.22% of the outstanding shares of Reliance Common Stock.


     The executive officers and directors of Reliance who have entered into the Voting Agreements may not, pursuant to the Voting Agreements, sell, assign, transfer or otherwise dispose of, or permit to be sold, assigned, transferred or otherwise disposed of, any shares of Reliance Common Stock owned of record or beneficially by such shareholder, whether such shares of Reliance Common Stock are owned of record or beneficially by such shareholder on the date of the Voting Agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, except (i) for transfers by will or by operation of law (in which case the Voting Agreement would bind the transferee), (ii) for sales, assignments, transfers or other dispositions necessitated by hardship with the prior written consent of St. Francis, or (iii) as St. Francis may otherwise agree in writing.

TERMINATION FEE ARRANGEMENTS

     Pursuant to the Merger Agreement, Reliance has agreed to pay St. Francis a fee of $875,000 (i) if Reliance terminates the Merger Agreement as the result of a good faith determination by its Board of Directors that a different acquisition proposal is more favorable to Reliance shareholders than the transactions contemplated by the Merger Agreement, (ii) if St. Francis terminates the Merger Agreement as the result of a "Company Purchase Event" (as defined below), (iii) the Merger is not consummated as a result of a material breach of Merger Agreement obligations by Reliance or Reliance Savings Bank, or
(iv) a "Company Purchase Event" occurs at any time within 12 months of termination of the Merger Agreement where termination has occurred (A) by reason of Reliance having failed to perform and comply in all material respects with its agreements and covenants under the Merger Agreement and not having remedied such failure upon 30 days notice from St. Francis, (B) following receipt of notice by St. Francis due to changes to Reliance Disclosure Statements under the Merger Agreement, which changes St. Francis reasonably determines would have a material adverse impact on the business of Reliance, or
(C) following a failure of the shareholders of Reliance to have duly approved confirmed and ratified the Merger Agreement or a termination by Reliance as a result of the parties having failed to obtain the necessary regulatory approvals. The term "Company Purchase Event" means any of the following events, or Reliance or Reliance Savings Bank entering into any agreement relating to any of the following: (i) the acquisition by any person or group of persons, as defined in Section 13(d) of the Exchange Act, other than St. Francis and its affiliates, of beneficial ownership of 25% or more of Reliance Common Stock;
(ii) a merger, consolidation, share exchange, business combination or similar transaction involving Reliance or Reliance Savings Bank, other than with St. Francis and its affiliates; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of Reliance or Reliance Savings Bank, other than to St. Francis or its affiliates; or (iv) any failure by the Reliance Board to recommend approval of the Merger to Reliance shareholders for any reason (including a failure based upon a good faith determination by the Reliance Board that another person (as defined in Section 13(d) of the Exchange Act) has made an acquisition proposal more favorable to Reliance shareholders than the transaction contemplated under the Merger Agreement) other than a material breach by St. Francis of its representations, warranties or covenants under the Merger Agreement.

     Payment of the termination fee by Reliance will relieve it of any claim for damages or other remedy by St. Francis; provided that under certain circumstances specified in the Merger Agreement, a party may be entitled to reimbursement of up to $80,000 of transaction-related expenses if the other party's actions result in termination of the Merger Agreement.

RESALES OF ST. FRANCIS COMMON STOCK

     The shares of St. Francis Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any Reliance shareholder who is an "affiliate" of Reliance for purposes of Rule 145 under the Securities Act. Affiliates may not sell their shares of St. Francis Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. This Proxy Statement/Prospectus does not cover any resales of shares of St. Francis Common Stock received by persons who may be deemed to be affiliates of Reliance. Persons who may be deemed to be affiliates of Reliance generally include individuals or entities that control, are controlled by or are under common control with Reliance, and may include certain officers and directors as well as principal shareholders of Reliance.

     Reliance has agreed in the Merger Agreement to use its best efforts to cause each person who is an affiliate (for purposes of Rule 145 of the Securities Act) of such party to deliver to St. Francis a written agreement intended to ensure compliance with the Securities Act. Certificates surrendered for exchange by an "affiliate" of Reliance will not be exchanged for certificates representing shares of St. Francis Common Stock until St. Francis has received such an agreement from such person.

NO APPRAISAL OR DISSENTERS' RIGHTS

     Under the WBCL, holders of shares of a Wisconsin corporation quoted on the NASDAQ Small-Cap Market on the record date for a meeting at which shareholders are to vote on a merger are not entitled to appraisal or dissenters' rights. Shares of Reliance Common Stock were quoted on the NASDAQ Small-Cap Market on the Voting Record Date. Therefore, holders of Reliance Common Stock are not entitled to dissenters' rights in connection with the Merger.

                    DESCRIPTION OF ST. FRANCIS CAPITAL STOCK


     The following summary of certain provisions of the Articles of Incorporation of St. Francis (the "St. Francis Articles") and the Bylaws of St. Francis (the "St. Francis Bylaws") does not purport to be complete and is qualified in its entirety by reference to such instruments, each of which is incorporated by reference to the Registration Statement. See "Available Information" and "Incorporation of Certain Information by Reference."

GENERAL


     St. Francis is authorized to issue 12,000,000 shares of St. Francis Common Stock and 6,000,000 shares of preferred stock, $0.01 par value per share ("St. Francis Preferred Stock"). As of December 1, 1998, there were 4,635,265 shares of St. Francis Common Stock outstanding. As of the date of this Proxy Statement/Prospectus, no shares of St. Francis Preferred Stock or any class or series thereof were issued and outstanding; however, 120,000 shares of St. Francis Preferred Stock have been designated as St. Francis Series A Junior Participating Preferred Stock pursuant to St. Francis' shareholder rights plan (see "Rights Plan"). St. Francis Common Stock is listed for trading on the NASDAQ National Market System under the symbol "STFR." Each share of St. Francis Common Stock has the same relative rights and is identical in all respects with each other share of St. Francis Common Stock. Upon the issuance of St. Francis Common Stock in connection with the terms of the Merger, all such shares will be duly authorized, fully paid and nonassessable, subject to a limitation contained in Section 180.0622 of the WBCL, as judicially interpreted, which provides that shareholders of corporations such as St. Francis may be personally liable for all debts owing to employees of the corporation for services performed for such corporation for up to six months' services in any one case, but not in an amount greater than the consideration paid for such shares.


ST. FRANCIS COMMON STOCK

     Dividends. Subject to the prior rights of holders of any class or series of St. Francis Preferred Stock, the holders of shares of St. Francis Common Stock are entitled to such dividends as the St. Francis Board may declare out of funds legally available therefor. The payment of dividends by St. Francis is subject to limitations which are imposed by law and applicable regulations.

     Voting Rights. Each holder of shares of St. Francis Common Stock has one vote for each share held on all matters voted upon by shareholders, and there are no cumulative voting rights in elections of directors. For a description of certain laws which may reduce a shareholder's voting rights under certain circumstances, see "--Changes in Control."

     Preemptive Rights. The holders of shares of St. Francis Common Stock are not entitled to preemptive rights with respect to any securities which may be issued by St. Francis in the future. Therefore, holders of shares of St. Francis Common Stock may be subject to dilution in the event St. Francis issues additional shares of St. Francis Common Stock.

     Issuance of Stock. The St. Francis Articles authorize the St. Francis Board to issue authorized shares of St. Francis Common Stock without shareholder approval, except as otherwise provided by the WBCL or other law, rule or regulation.

     Liquidation Rights. In the event of liquidation, dissolution or winding up of St. Francis, whether voluntary or involuntary, the holders of St. Francis Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor). If shares of St. Francis Preferred Stock are issued, the holders thereof may have a priority over the holders of St. Francis Common Stock in the event of liquidation or dissolution.

ST. FRANCIS PREFERRED STOCK

     Pursuant to the St. Francis Articles, the St. Francis Board may, without further action of St. Francis shareholders, (i) issue one or more new classes or series of the authorized shares of St. Francis Preferred Stock, (ii) fix the number of shares constituting any such new classes or series, and (iii) fix the preferences, limitations and any other relative rights of the St. Francis Preferred Stock or any class or series thereof. If issued, the St. Francis Preferred Stock may be convertible into St. Francis Common Stock and may rank prior to St. Francis Common Stock as to dividend rights, liquidation preferences, or both. Accordingly, the issuance of St. Francis Preferred Stock could adversely affect the rights of holders of St. Francis Common Stock. Except for the designation of 120,000 shares of St. Francis Series A Junior Participating Preferred Stock, $0.01 par value per share ("Series A Preferred Stock"), pursuant to St. Francis' Rights Plan described below, the St. Francis Board has not acted to designate or issue any shares of St. Francis Preferred Stock.

RIGHTS PLAN

     On September 25, 1997, the St. Francis Board adopted a shareholders' rights plan (the "Rights Plan"). Under the terms of the Rights Plan, the St. Francis Board declared a dividend of one preferred share purchase-right (a "Right") for each outstanding share of St. Francis Common Stock. Upon becoming exercisable, each Right entitles shareholders to buy one one-hundredth of a share of St. Francis' Series A Preferred Stock at an exercise price of $150 per share. Rights do not become exercisable until eleven business days after any person or group has acquired, commenced, or announced its intention to commence a tender or exchange offer to acquire 15% or more of outstanding shares of St. Francis Common Stock, or in the event a person or group owning 10% or more of outstanding shares of St. Francis Common Stock is deemed to be "adverse" to St. Francis. If the Rights become exercisable, holders of each Right, other than the acquiror, upon payment of the exercise price, will have the right to purchase shares of St. Francis Common Stock (in lieu of Series A Preferred Stock) having a value equal to two times the exercise price. If St. Francis is acquired in a merger, share exchange or other business combination or 50% or more of its consolidated assets or earning power are sold, Rights holders, other than the acquiring or adverse person or group, will be entitled to purchase the acquiror's shares at a similar discount. If the rights become exercisable, St. Francis may also exchange Rights, other than those held by the acquiring or adverse person or group, in whole or in part, at an exchange ratio of one share of St. Francis Common Stock per Right held. Rights are redeemable by St. Francis at any time until they are exercisable at the exchange rate of $.01 per Right. Issuance of the Rights has no immediate dilutive effect, does not currently affect reported earnings per share, is not taxable to St. Francis or its shareholders, and will not change the way in which St. Francis' shares are traded. The Rights expire in ten years. See "Incorporation of Certain Information by Reference."

CHANGES IN CONTROL

     Acquisitions of control of St. Francis and St. Francis Bank are subject to various federal and state statutory regulatory restrictions. In addition to these restrictions, certain provisions of the St. Francis Articles and St. Francis Bylaws and the Rights Plan may have the effect of preventing, discouraging or delaying a change in control of St. Francis.

     Regulatory Restrictions. Acquisitions of 10% or more of any class of equity security of St. Francis generally shall be subject to prior approval of the OTS under the Home Owners' Loan Act of 1933, as amended ("HOLA"), which generally requires all persons seeking to obtain control of a savings bank indirectly through its holding company to obtain regulatory approval prior to obtaining control. "Control" for this purpose generally is defined as the power, directly or indirectly, to direct the management or policies of the institution or to vote 25% or more of any class of voting securities of the institution. Under OTS regulations, persons who (i) acquire the power to vote 10% or more of any class of voting securities (or more than 25% of any class of nonvoting stock) of an institution, and (ii) are subject to any one of eight "control factors," are presumed to be in control and must obtain OTS approval prior to acquiring control unless the presumption is rebutted. Under OTS regulations, a person also shall be deemed, subject to rebuttal, to have acquired control of a savings bank if the acquiror, directly or indirectly, or acting in concert with one or more persons, holds any combination of voting stock and revocable and/or irrevocable proxies representing more than 25% of any class of voting stock of a savings bank, excluding proxies held in connection with a solicitation by, or in opposition to, a solicitation on behalf of management of a savings bank, but including a solicitation in connection with any election of directors, and such proxies would enable the acquiror to (i) elect one-third or more of a savings bank's board of directors, (ii) cause the savings bank's shareholders to approve the acquisition or corporate reorganization of the savings bank, or (iii) exert a continuing influence on a material aspect of the business operations of a savings bank. The OTS is specifically empowered to disapprove an acquisition of control if it finds, among other reasons, that
(i) the acquisition would substantially lessen competition (ii) the financial condition of the acquiring persons might jeopardize the savings bank or depositors or (iii) the competency, experience or integrity of the acquiring person indicates that it would not be in the best interest of the depositors, the institution or the public to permit the acquisition of control by such person.

     Authorized but Unissued Shares of Capital Stock. The St. Francis Board has the authority to issue shares of St. Francis Preferred Stock, in any class or series with such rights and privileges, including voting rights, and additional shares of St. Francis Common Stock. Except as otherwise required to approve the transaction in which the additional shares are issued, shareholder approval generally would not be required for the issuance of these shares. Depending on the circumstances, however, shareholder approval may be required pursuant to the requirements for continued quotation of shares of St. Francis Common Stock on the NASDAQ National Market System or the requirements of any exchange on which shares of St. Francis Common Stock may be listed.

     One of the effects of the existence of unissued and unreserved shares of capital stock may be to enable the St. Francis Board to render more difficult or to discourage an attempt to obtain control of St. Francis by means of a merger, tender offer, proxy context or otherwise, and thereby to protect the continuity of St. Francis' management. If, in the due exercise of its fiduciary obligations, for example, the St. Francis Board were to determine that a takeover proposal was not in St. Francis' best interests, such shares could be issued by the St. Francis Board without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent shareholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent St. Francis Board, by effecting an acquisition that might complicate or preclude the takeover offer, or otherwise.

     Classification of Board of Directors. The St. Francis Board is divided into three classes, each serving three-year terms, so that approximately one-third of the number of directors of St. Francis are elected at each annual meeting of the shareholders of St. Francis. The St. Francis Articles provide that the number of directors is to consist of not less than seven nor more than 25 members as fixed by the St. Francis Bylaws. The St. Francis Bylaws provide that any vacancy occurring in the St. Francis Board shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office until the expiration of the term of office of the class to which they have been elected by the directors. The classified board is intended to provide for continuity of the St. Francis Board and to make it more difficult and more time consuming for a shareholder group to fully use its voting power to gain control of the St. Francis Board without the consent of the incumbent members of the St. Francis Board.

     Removal of Directors. The St. Francis Articles provide that a director of St. Francis may be removed only for cause and by (i) the affirmative vote of the holders of 80% of the issued and outstanding shares of capital stock then entitled to vote generally in an election of directors, or (ii) a majority of the total number of directors.

     Business Combinations. The St. Francis Articles provide for the restriction on offers and acquisitions of St. Francis by the election to be subject to the WBCL sections restricting business combinations, as described herein.

     Under Section 180.1150(2) of the WBCL, the voting power of shares of an "issuing public corporation," such as St. Francis, which are held by any person in excess of 20% of the voting power in the election of directors shall be limited (in voting on any matter) to 10% of the full voting power of such excess shares, unless full voting rights have been restored at a special meeting of the shareholders called for that purpose. This statute is a "scaled voting rights/control share acquisition" statute and is designed to protect corporations against uninvited takeover bids by reducing to one-tenth of their normal voting power all shares in excess of 20% owned by an acquiring person. Shares held or acquired under certain circumstances are excluded from the application of Section 180.1150(2), including (among others) shares acquired directly from St. Francis and shares acquired in a merger or share exchange to which St. Francis is a party. Article IV of the St. Francis Articles provides that St. Francis elects to be subject to the provisions of Section 180.1150 of the WBCL, regardless of whether or not it would be deemed to be an "issuing public corporation" for these purposes.

     Sections 180.1130 to 180.1134 of the WBCL provide generally that in addition to the vote otherwise required by law or the articles of incorporation of an "issuing public corporation," such as St. Francis, certain business combinations not meeting certain fair price standards specified in the statute must be approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by the outstanding voting shares of the corporation, and
(ii) two-thirds of the votes entitled to be cast by the holders of voting shares other than voting shares beneficially owned by a "significant shareholder" or an affiliate or associate thereof who is a party to the transaction. The term "business combination" is defined to include, subject to certain exceptions, a merger or share exchange of the issuing public corporation (or any subsidiary thereof) with, or the sale or other disposition of substantially all of the property and assets of the issuing public corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the issuing public corporation. The statute also restricts the repurchase of shares and the sale of corporate assets by an issuing public corporation in response to a takeover offer. Article X of the St. Francis Articles provides that St. Francis elects to be subject to the provisions of Section 180.1130 to 180.1134 of the WBCL, regardless of whether or not it would be deemed an "issuing public corporation" for these purposes.

     Sections 180.1140 to 180.1144 of the WBCL prohibit certain "business combinations" between a "resident domestic corporation," such as St. Francis, and a person beneficially owning 10% or more of the voting power of the outstanding voting stock of such corporation (an "interested shareholder") within three years after the date such person became a 10% beneficial owner, unless the business combination or the acquisition of such stock has been approved before the stock acquisition date by the corporation's board of directors. After such three year period, a business combination with the interested shareholder may be consummated only with the approval of the holders of a majority of the voting stock not beneficially owned by the interested shareholder at a meeting called for that purpose, unless the business combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by disinterested shareholders. Article X of the St. Francis Articles provides that St. Francis elects to be subject to the provisions of Sections 180.1140 to 180.1144 of the WBCL, regardless of whether or not it would be deemed an "issuing public corporation" for these purposes.

     Under the WBCL, a director or officer of the corporation, in discharging his or her duties to the corporation and in determining what he or she believes to be in the best interests of the corporation, may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers and customers of the corporation, the effects of the action on communities in which the corporation operates and any other factors which the director or officer considers pertinent.

     Amendment of St. Francis' Articles. The affirmative vote of the holders of at least 80% of the issued and outstanding capital stock of St. Francis entitled to vote generally in an election of directors is required to amend, alter, change or repeal any provisions of the St. Francis Articles; provided, however, that provisions relating to the corporate name and purpose must only be approved by a majority of the total votes eligible to be cast. Notwithstanding the foregoing, the St. Francis Articles may not be amended, altered, changed or repealed without the vote of the holders of any class or series of St. Francis Preferred Stock as may be required by the provisions establishing such class or series. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the WBCL for the amendment or repeal of such provisions of the St. Francis Articles.

     Rights Plan. The WBCL gives Wisconsin corporations the authority to adopt shareholder rights or option plans which adjust upon a reorganization, merger, share exchange, sale of assets or other occurrence. Such rights or option plans may include conditions that prevent the holder of a specified percentage of the outstanding shares of the corporation, including subsequent transferees of the holder, from exercising such rights or options. Generally, these so-called "poison pill" rights or option plans give a corporation's shareholders increased shares or value in the corporation or the acquiring corporation and thereby make an acquisition more expensive for a hostile acquiror. St. Francis adopted a Rights Plan on September 25, 1997. The Rights Plan generally provides that the Rights will become exercisable when a person or group attempts to acquire St. Francis in certain circumstances. The Rights will cause substantial dilution to such person or group, and accordingly, the existence of the Rights may defer certain potential acquirors from making certain takeover proposals or tender offers. The Rights should not interfere with any merger or business combination approved by the St. Francis Board since the Rights may be redeemed by St. Francis. For a description of St. Francis' Rights Plan, see "--Rights Plan."

                       COMPARISON OF SHAREHOLDERS' RIGHTS


     THIS SUMMARY CONTAINS A LIST OF THE MATERIAL DIFFERENCES IN SHAREHOLDERS' RIGHTS BUT IS NOT MEANT TO BE RELIED UPON AS AN EXHAUSTIVE LIST OR A DETAILED DESCRIPTION OF THE PROVISIONS DISCUSSED AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ST. FRANCIS ARTICLES, THE ST. FRANCIS BYLAWS, THE RELIANCE ARTICLES, THE RELIANCE BYLAWS, THE WBCL AND THE ST. FRANCIS RIGHTS AGREEMENT INCORPORATED BY REFERENCE HEREIN.

     Upon the consummation of the Merger, shareholders of Reliance may become shareholders of St. Francis. Since both St. Francis and Reliance are incorporated under the laws of the State of Wisconsin, Reliance shareholders who receive St. Francis Common Stock will continue to be subject to the privileges and restrictions provided in the WBCL. In addition, the rights presently enjoyed by Reliance shareholders under the relevant provisions of the Articles of Incorporation of Reliance (the "Reliance Articles") and the Bylaws of Reliance (the "Reliance Bylaws") differ in some respects from the rights they would have as shareholders of St. Francis under the relevant provisions of the St. Francis Articles and the St. Francis Bylaws.

VACANCIES ON THE BOARD OF DIRECTORS

     St. Francis. The St. Francis Bylaws provide that any vacancy occurring on the St. Francis Board may be filled by the affirmative vote of a majority of the remaining directors, even if the number of remaining directors does not constitute a quorum of the St. Francis Board. A director elected to fill a vacancy shall hold office until the next succeeding annual election of directors by the shareholders.

     Reliance. The Reliance Bylaws provide that any vacancy occurring on the Reliance Board may be filled by the affirmative vote of a majority vote of all remaining directors, even if the number of remaining directors does not constitute a quorum of Reliance Board; provided, however, that any vacancy created by the removal of a director by vote of the shareholders at a meeting called for such purpose may be filled by the vote of such shareholders at the same meeting.

ADVANCE NOTICE OF NOMINATIONS OF DIRECTORS AND SHAREHOLDER PROPOSALS.

     St. Francis. Pursuant to Article VII of the St. Francis Articles, any shareholder nomination of a director or proposal for any business to be considered at any annual or special meeting of shareholders must be received by the Secretary of St. Francis not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to shareholders.

     Reliance. Pursuant to Article VII of the Reliance Articles and Article II of the Reliance Bylaws, any shareholder nomination of a director or proposal for any business to be considered at any annual or special meeting of shareholders must be received by Reliance: (i) with respect to proposals to be brought before an annual meeting, not less than 60 days nor more than 90 days prior to the date of the previous year's annual meeting of shareholders, or in the event no annual meeting was held in the previous year, no later than ten days following the date notice of the annual meeting is mailed to shareholders; and (ii) with respect to proposals to be brought before a special meeting, not later than the close of business on the tenth day following the date notice of such special meeting is mailed to shareholders.

SHAREHOLDER RIGHTS PLAN

     St. Francis. On September 25, 1997, the St. Francis Board declared a dividend of one Right for each outstanding share of St. Francis Common Stock to shareholders of record at the close of business on October 10, 1997. For a description of the Rights and the related Rights Plan, together with a discussion of the effects of the Rights, see "Description of St. Francis Capital Stock--Rights Plan."

     Reliance.  The Reliance Board has not adopted a shareholder rights plan.

                     BUSINESS OF THE PARTIES TO THE MERGER

ST. FRANCIS

     GENERAL


     St. Francis, a Wisconsin corporation, was incorporated on December 18, 1992 for the purpose of becoming the holding company for St. Francis Bank upon St. Francis Bank's conversion from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. This transaction was completed in June 1993. In November 1994, St. Francis consummated the acquisition of the stock of Valley Bank East Central in Kewaskum, Wisconsin as well as the acquisition of the deposits and certain assets of the Hartford, Wisconsin branch of Valley Bank Milwaukee. The acquired bank offices were combined as a commercial bank named Bank Wisconsin. In February 1997, St. Francis completed the acquisition of Kilbourn State Bank in Milwaukee, Wisconsin, which subsequently was merged into Bank Wisconsin. In September 1997, Bank Wisconsin was merged into St. Francis Bank, with St. Francis Bank being the surviving entity. At September 30, 1998, St. Francis had total assets of $1.9 billion, total deposits of $1.2 billion and shareholders' equity of $121.5 million. St. Francis has not engaged in any significant activity other than holding the stock of St. Francis Bank. St. Francis Bank is regulated by the OTS and its deposits are insured up to applicable limits under the SAIF of the FDIC. St. Francis Bank's principal business consists of attracting retail deposits from the general public and investing those deposits, together with funds generated from other operations, primarily to originate mortgage, consumer and other loans within its primary market area and to invest in mortgage-backed and related securities, and to a lesser extent, debt and equity securities. Primary areas of lending include single-family and multi-family residential mortgages, home equity lines of credit, second mortgages, commercial real estate and commercial loans. At September 30, 1998, St. Francis operated 25 banking offices in Wisconsin. The principal executive offices of St. Francis are located at 13400 Bishops Lane, Suite 350, Brookfield, Wisconsin 53005-6203, and its telephone number is (414) 486-8700.

     Additional information concerning St. Francis is included in the St. Francis 1998 Annual Report. See "Incorporation of Certain Information by Reference."


RELIANCE

     GENERAL

     Reliance was formed for the purpose of owning all of the outstanding stock of Reliance Savings Bank issued in the mutual to stock conversion of the Bank (the "Conversion"). The Conversion was consummated on April 18, 1996; Reliance issued 2,562,344 shares of Reliance Common Stock in exchange for proceeds of $20.5 million, and Reliance purchased all of the issued and outstanding shares of common stock of Reliance Savings Bank for $9.5 million. Reliance Savings Bank is regulated by the WDFI and the FDIC. Reliance Savings Bank's deposits are insured up to the applicable limits by the SAIF of the FDIC. Reliance Savings Bank also is a member of the FHLB system. Reliance Savings Bank was organized in 1922, and has one full service office located in Milwaukee County, Wisconsin. Because Reliance's only significant business operations are that of Reliance Savings Bank, the business of Reliance Savings Bank is essentially the only business of Reliance.

     Reliance Savings Bank is a community oriented financial institution which emphasizes retail financial services to individuals and consumers within its market areas. Reliance Savings Bank's principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from other operations, primarily to originate residential mortgage loans within its primary market areas and invest in mortgage-backed securities and investment securities. The principal lending is on one-to four-family owner-occupied homes, including ARM loans, and to lesser extent, Reliance Savings Bank also originates, multi-family, other consumer, commercial/non-residential and residential construction loans. Reliance Savings Bank invests a significant portion of its assets in investment securities and mortgage-backed securities, including U.S. Government and federal agency securities, short-term liquid assets and other marketable securities. Reliance Savings Bank's revenues are derived principally from interest on its mortgage loan portfolio, interest on mortgage-backed securities and interest and dividends on its investment securities. Reliance Savings Bank's principal sources of funds are received from deposits, repayments on loans and mortgage-backed and related securities.

     MARKET AREA AND COMPETITION

     Reliance Savings Bank offers a variety of loan and deposit products and banking services primarily within the metropolitan Milwaukee area. Reliance Savings Bank's office is located at 3140 South 27th Street, Milwaukee, Wisconsin. The City of Milwaukee is located along the western shore of Lake Michigan, and is the largest metropolitan statistical area ("MSA") within the State of Wisconsin. The Milwaukee MSA includes Milwaukee, Waukesha, Ozaukee and Washington counties. Reliance Savings Bank's primary market area consists of the Milwaukee MSA, which in 1994 was the nation's 35th largest MSA. The Milwaukee MSA includes a diverse economic base, including business, industry and agriculture, and of the nation's 35 largest MSAs, Milwaukee ranked third in the percentage of its work force in manufacturing. Major employers include Johnson Controls, Inc., Harnischfeger Industries, Inc., Briggs & Stratton Corp., Harley-Davidson, Inc., A.O. Smith Corp., Allen-Bradley Co., GE Medical Systems, Miller Brewing Co., Master Lock Co., W.H. Brady Co., Quad/Graphics, Inc., Northwestern Mutual Life Insurance Co., and the home offices of numerous other insurance companies and financial institutions. The Milwaukee MSA has 11 colleges and universities each with enrollments exceeding 1,000 students, including the Milwaukee campus of the University of Wisconsin and Marquette University.

     Many of Reliance Savings Bank's present customers and businesses are centralized within Reliance Savings Bank's local market area. Reliance Savings Bank's local market area, generally defined as an area within a three-mile radius of Reliance Savings Bank's office, has experienced limited population growth, reduced employment and recessionary economic conditions in recent years. Reliance Savings Bank's local market area has experienced modest population declines in the last five years and decreasing median household income levels in the last five years, and both of these trends are expected to continue. The median household and per capita income levels of Reliance Savings Bank's local market area are below the Milwaukee MSA average, and may be a reflection of the area's primarily blue collar labor force and the migration of a large portion of the white collar residents to outlying suburban areas. Additionally, this local market area has experienced a general weakening of real estate values and a slow-down of home sales and construction. These factors, along with intensified competition from other financial institutions and mortgage brokers, have resulted in a diminishing demand for permanent one-to four-family mortgage loans and for deposit products in Reliance Savings Bank's local market area.

     Reliance Savings Bank's local market area has a high density of financial institutions, most of which are significantly larger and have greater financial resources than Reliance Savings Bank. Reliance Savings Bank has significant competition in both its mortgage and consumer lending business, as well as in attracting deposits. Reliance Savings Bank's competition for loans is principally from other thrift institutions, savings banks, mortgage banking companies, insurance companies and commercial banks. Its most direct competition for deposits historically has come from other thrifts, savings banks, commercial banks and credit unions. Because of the lower interest rate environment over the past several years, Reliance Savings Bank has faced additional competition for funds from a number of institutions, including the availability of short-term money market funds and other corporate and government securities funds offered by other financial service companies, such as brokerage firms and insurance companies.

     LENDING ACTIVITIES


     General. The largest component of Reliance Savings Bank's gross loan portfolio, which totaled $30.7 million at June 30, 1998, was first mortgage loans secured by owner-occupied one-to four-family residences. At June 30, 1998, one-to four-family mortgage loans totaled $9.3 million or 30.31% of gross loans. Of the total one-to four-family mortgage loans, $2.7 million or 29.03% were balloon loans or ARM loans. Of the non-one-to four- family held at June 30, 1998, 24.37% or $7.5 million were commercial real estate loans, 9.17% or $2.8 million were residential construction loans, 11.14% or $3.4 million were multi-family mortgage loans, 24.42% or $7.5 million were commercial construction and land development loans, and the balance were in consumer loans.

     The aggregate amount of loans that Reliance Savings Bank is permitted to make under applicable state regulations to any one borrower, including related entities, is generally an amount up to 15% of Reliance Savings Bank's capital plus an additional 10% for loans fully secured by readily marketable collateral. At June 30, 1998, the maximum amount which Reliance Savings Bank could lend under these limits to any one borrower and a borrower's related entities was $3.3 million. At June 30, 1998, Reliance Savings Bank had loans or groups of loans to related borrowers with outstanding balances of $4.3 million. Reliance Savings Bank has effectuated a $4.0 million participation agreement with St. Francis reduce the loans to below the limitation. At June 30, 1998, Reliance Savings Bank had nine borrowers or groups of borrowers with outstanding lending relationships in excess of $400,000, for a total of $11.5 million, all of which loans are performing in accordance with their terms. Reliance Savings Bank's single largest borrowing relationship at June 30, 1998 had multiple loans aggregating $4.3 million. All of such loans are performing in accordance with their terms.

     Composition of Loan Portfolio. The following tables sets forth the composition of Reliance Savings Bank's loan portfolio in dollar amounts and in percentages of the respective portfolios at the dates indicated

                                                               AT JUNE 30,
                                      ------------------------------------------------------------
                                            1996                 1997                  1998
                                      -----------------     -----------------    -----------------
                                                PERCENT              PERCENT               PERCENT
                                      AMOUNT    OF TOTAL    AMOUNT   OF TOTAL    AMOUNT   OF TOTAL
                                      ------    --------    ------   --------    ------   --------
                                                         (DOLLARS IN THOUSANDS)
MORTGAGE LOANS:
  One- to four-family ..........      $10,745    40.46%    $11,035     37.04%     $ 9,315    30.31%
  Multi-family .................        4,585    17.26       4,604     15.45        3,423    11.14
  Commercial real estate .......        4,163    15.68       5,376     18.05        7,489    24.37
  Residential construction .....        4,311    16.23       4,899     16.44        2,817     9.17
  Commercial construction/
   land development ............        2,390     9.00       3,521     11.82        7,503    24.42
                                      -------   ------     -------    ------      -------   ------
Total mortgage loans .........         26,194    98.63      29,435     98.80       30,547    99.41
CONSUMER LOANS:
  Home equity ..................          356     1.34         355      1.19          177     0.58
  Other consumer ...............            7     0.03           2      0.01            2     0.01
                                      -------   ------     -------    ------      -------   ------
    Total consumer loans .......          363     1.37         357      1.20          179     0.59
                                      -------   ------     -------    ------      -------   ------
Gross loans receivable .......         26,557   100.00%     29,792    100.00%      30,726   100.00%
                                                ======                ======                ======
LESS:
  Undisbursed loan proceeds ....        3,366                1,890                  4,595
  Allowance for loan losses ....          126                  147                    169
  Deferred loan fees and
   discounts ...................          134                  154                    164
                                      -------              -------                -------
   Total additions/deductions ..        3,626                2,191                  4,928
                                      -------              -------                -------
Loans receivable, net ........        $22,931              $27,061                $25,798
                                      =======              =======                =======



     Contractual Principal Repayments. The following table sets forth the maturity or period to repricing of Reliance Savings Bank's loan portfolio at June 30, 1998. Loans that have adjustable rates are shown as being due in the period during which the interest rates are next subject to change. The table does not include prepayments or scheduled principal amortization.



                                                           AT JUNE 30, 1998
                                   -------------------------------------------------------
                                                       MULTI-
                                      ONE- TO        FAMILY/NON-    CONSUMER
                                   FOUR-FAMILY(1)   RESIDENTIAL(1)    LOANS    TOTAL LOANS
                                   --------------  ---------------  --------   -----------
                                                            (IN THOUSANDS)
AMOUNTS DUE(2):
   Within one year ..............      $ 2,563         $ 2,798       $ 17        $ 5,378
   After one year:
      Two to three years ........        3,527          12,140        150         15,817
      Three to five years .......          216              74         --            290
      Five to ten years .........          629           1,058         11          1,698
      Ten to 20 years ...........        1,346             754         --          2,100
      Over 20 years .............        4,129           1,314         --          5,443
                                       -------         -------      -----       --------
       Total due or repricing
        after one year ..........        9,847          15,340        161         25,348
                                       -------         -------      -----       --------
      Total amounts due or
        repricing ...............       12,410          18,138        178         30,726
LESS:
   Deferred fees and discounts ..          (50)           (114)        --           (164)
   Allowance for loan losses ....          (66)           (102)        (1)          (169)
                                       -------         -------      -----       --------
      Gross loans receivable ....      $12,294         $17,922       $177        $30,393
                                       =======         =======      =====       ========



---------------

(1)  Includes some construction loans.


(2) These amounts are net of loans in process.

     The following table sets forth at June 30, 1998 the dollar amount of all loans and mortgage-backed securities due or scheduled to reprice after one year, and whether such loans have fixed or adjustable interest rates. Loans that have adjustable rates are shown as being due in the period during which the interest rates are subject to change.



                                                      DUE OR REPRICING
                                                     AFTER JUNE 30, 1999
                                              ----------------------------------
                                               FIXED      ADJUSTABLE     TOTAL
                                              -------     ----------   ---------
                                                       (IN THOUSANDS)
Mortgage loans:
  One- to four-family ......................  $ 8,872      $  975        $ 9,847
  Multi-family/non-residential(1) ..........   11,403       3,937         15,340
Consumer loans .............................      161          --            161
                                              -------      ------        -------
    Gross loans receivable .................   20,436       4,912         25,348
Mortgage-backed securities .................      420          --            420
                                              -------      ------        -------
  Gross loans receivable and mortgage-backed
    securities .............................  $20,856      $4,912        $25,768
                                              =======      ======        =======


---------------


(1)  Includes some construction loans.
(2)  These amounts are net of loans in process.

     One-to Four-Family and Residential Construction Lending. Reliance Savings Bank originates first mortgage loans secured by one-to four-family owner-occupied residences and residential construction loans within Reliance Savings Bank's primary lending area. All of Reliance Savings Bank's first mortgage loans are originated for Reliance Savings Bank's own loan portfolio. At June 30, 1998, $12.1 million, or 39.50%, of Reliance Savings Bank's gross loan portfolio consisted of loans secured by one-to four-family residential properties, which amount included residential construction loans. Of the one-to four-family residential mortgage loans in Reliance Savings Bank's gross loan portfolio, $2.8 million were in Reliance Savings Bank's residential construction loan category. At June 30, 1998, $9.4 million, or 77.69% of Reliance Savings Bank's one-to four-family residential mortgage loans consisted of fixed rate loans and $2.7 million, or 22.31%, consisted of balloon loans and ARM loans. At June 30, 1998, the average outstanding one-to four-family loan balance was $75,000 and the largest outstanding one-to four-family loan balance was $548,000.


     Because of the highly competitive mortgage loan market in which Reliance Savings Bank originates loans, a variety of mortgage products are available from Reliance Savings Bank, with a variety of interest rates, fees and other origination terms. Reliance Savings Bank offers conventional fixed rate mortgage loans and ARM loans with maturity dates which typically range from 15 to 30 years. Residential mortgage loans generally are underwritten to Federal Home Loan Mortgage Corporation ("FHLMC"), Federal National Mortgage Association ("FMNA"), and other agency guidelines. Reliance Savings Bank rarely originates loans in excess of these agency limits; however, if Reliance Savings Bank does originate jumbo loans, the loans are underwritten in accordance with Reliance Savings Bank's underwriting guidelines and are retained in Reliance Savings Bank's loan portfolio. Reliance Savings Bank charges origination fees ranging from zero to two points on mortgage loans. The interest rates charged on mortgage loans at any given date will vary, depending upon the amount of origination points to be paid. The interest rate at which Reliance Savings Bank offers to grant a mortgage loan also are determined by the secondary market pricing for comparable mortgage-backed securities, local mortgage loan competition and Reliance Savings Bank's yield requirements.

     Mortgage loan originations are solicited from real estate brokers, builders, developers, existing or past customers and residents of the local communities located in Reliance Savings Bank's primary market area. Reliance Savings Bank advertises its product offerings in newspapers and other media circulating throughout its primary market area in addition to its officers soliciting prospects. Upon receipt of a completed mortgage application from a prospective borrower, a credit report is ordered, income and other information is verified, and, as necessary, additional financial information is requested. An appraisal of the real estate that is to secure the loans is required. It is Reliance Savings Bank's policy to obtain title insurance on all real estate first mortgage loans. Borrowers must present evidence of appropriate hazard insurance and flood insurance (if applicable) prior to the closing. The lending policy of Reliance Savings Bank restricts mortgage loans to 80% of the lesser of the appraised value or purchase price of the real estate to be mortgaged by Reliance Savings Bank. Reliance Savings Bank makes mortgage loans to 95% of the lesser of the appraised value or purchase price, subject to the availability of private mortgage insurance insuring the amount in excess of 75% of the loan. Reliance Savings Bank reviews all the pertinent information and makes a credit decision for approval or denial within established Reliance Savings Bank guidelines. Most recommendations to deny applications based on underwriting considerations are reviewed by Reliance Savings Bank's President prior to a final loan denial. All one-to four-family mortgage loan applications are reviewed on a monthly basis by the Board of Directors. Mortgage loans in Reliance Savings Bank's loan portfolio include due-on-sale clauses, which provide Reliance Savings Bank with the contractual right to deem the loan immediately due and payable in the event the borrower transfers the ownership of the property without Reliance Savings Bank's consent. Reliance Savings Bank enforces the due-on-sale clauses of its mortgage loans.

     Reliance Savings Bank originates one and three year ARM loans. Reliance Savings Bank's one-year ARM loans typically adjust to a maximum of 200 basis points per year, with a lifetime cap of approximately 600 basis points above the interest rate established at the origination date of the ARM loan. Monthly payments of principal and interest are adjusted when the interest rate adjusts, in order to maintain full amortization of the mortgage loan within a maximum 30-year term. Reliance Savings Bank does not offer ARM loans which provide for negative amortization. Reliance Savings Banks three-year ARM loans adjust annually after the initial three year term. The initial rate offered on ARM loans fluctuates with general interest rate changes, and are predetermined by secondary market pricing, competitive conditions and Reliance Savings Bank's yield requirements. Currently, Reliance Savings Bank primarily utilizes the Seventh District Cost of Funds Index, plus a margin, in order to determine the interest rate payable upon the adjustment date of its ARM loans outstanding. In order to minimize the risk associated with ARM loans, borrowers under ARM programs are qualified at the higher of the initial offering rate or the fully-indexed rate and with a specified minimum interest rate. None of the ARM loans are granted with conversion options. As compared to fixed rate loans, ARM loans generally pose different risks. In a rising interest rate environment, the underlying loan payment rises, which increases the potential for default by the borrower. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. In a decreasing interest rate environment, mortgagors tend to refinance into fixed rate loans.

     Reliance Savings Bank also offers one-to four-family mortgage loans with balloon features. Under these loans, the interest rate and monthly payment are fixed for the initial term, which is usually one to five years, and thereafter, provided certain conditions are met at maturity, the loan would be paid off in full or renewed at the then-current rate.


     Reliance Savings Bank also offers owner-occupied one-to four-family residential construction loans. Residential construction loans are underwritten in conjunction with the regular first mortgage loans and terminate upon completion of the project. At June 30, 1998, Reliance Savings Bank had 17 one-to four-family construction loans in its portfolio, aggregating $2.8 million, and the average outstanding residential construction loan balance was $166,000; the largest outstanding residential construction loan balance was $548,000. Because most residential construction loans are ARM loans, residential construction loans afford Reliance Savings Bank the opportunity to decrease the interest rate sensitivity of its loan portfolio and to receive yields on fixed rate loans higher than those obtainable on fixed rate loans secured by existing one-to four-family residential properties. These higher yields, however, correspond to the higher risks associated with residential construction loans. Loan proceeds are disbursed in increments as construction of the residence progresses. Title company disbursement agents are utilized to clear all lien waivers and ensure Reliance Savings Bank's first lien position. These loans are structured to allow borrowers to pay interest only on the funds advanced during the construction period, which is generally six months. In most cases, Reliance Savings Bank structures residential construction loans to automatically convert to a regular first mortgage loan upon completion of the project and when certification of occupancy has been obtained.

     Upon completion of construction, residential construction loans generally become either 30-year fixed rate loans or ARM loans with one- and three-year interest rate adjustments. Residential construction loans made in conjunction with the first mortgage have a loan-to-value ratio limit not to exceed 95%. As with other one-to four-family residential mortgage loans, when the loan to value exceeds 80%, private mortgage insurance is required. Coverage is required to reduce Reliance Savings Bank's exposure to 75% of the value or less.

     Reliance Savings Bank offers one-to four-family residential construction loans to home builders for speculation and model homes. These residential construction loans convert to one-year ARM loans and typically are made at loan-to-value ratios of 80% or less. Payment terms are generally interest only for 12 months. Thereafter, the borrower is required to begin principal and interest payments to fully amortize the loan. Loan proceeds are disbursed in increments as construction of the residence progresses.

     Construction lending is generally considered to involve a higher degree of credit risk than residential mortgage lending. Reliance Savings Bank's risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction and the estimated cost (including interest) of construction. If the estimate of the value proves to be inaccurate, Reliance Savings Bank may be confronted with, at or before maturity of the loan, loan security with a value that is insufficient to assure full repayment. In addition, construction lending entails the risk that the project may not be completed due to cost overruns or changes in market conditions. These risks are compounded in Reliance Savings Bank's case because it lends large amounts of money to several home builders that, in turn, use the funds to finance the construction of homes for speculation and model homes. If a builder experiences financial problems that affects its ability to complete homes for which Reliance Savings Bank has advanced construction funds, Reliance Savings Bank has more credit risk than if it had made one residential construction loan to a single borrower because the credit is concentrated in that single borrower. Moreover, a builder's ability to repay construction loans will be dependent on the builder's ability to sell the newly constructed homes upon completion, which can be adversely affected by changes in the economy, the market for housing and the demand for, and the supply of, homes constructed by that builder.


     At June 30, 1998, the largest aggregate amount of loans outstanding to any one borrower totaled $4.3 million, and consisted of three commercial properties and four single family properties located in Waukesha County, Wisconsin. At June 30, 1998, all of these loans were current and performing in accordance with their terms. These loans did exceed the regulatory "loans to one borrower" limitation at June 30, 1998. Reliance Savings Bank has effectuated a $4.0 million participation agreement with St. Francis to reduce the loans to below the limitation.


     Multi-Family Lending. Reliance Savings Bank originates or participates in fixed rate and ARM loans secured by multi-family properties. Reliance Savings Bank holds in its loan portfolio 13 multi-family loans which at June 30, 1998 totaled $3.4 million, or 11.14% of Reliance Savings Bank's gross loans. The average outstanding loan balance on each multi-family loans at June 30, 1998 was $263,300. All payments under multi-family loans originated by Reliance Savings Bank were current and performing in accordance with their terms at June 30, 1998. All of Reliance Savings Bank's multi-family loans are secured by properties located in Reliance Savings Bank's primary market area. The rates charged on Reliance Savings Bank's ARM multi-family loans are typically 25 to 50 basis points higher than on one-to four-family residential properties. Multi-family ARM loans typically adjust in a manner similar to that of Reliance Savings Bank's other ARM loans. An origination fee of 1% to 2% is usually charged on such loans.

     Multi-family loans generally are underwritten in amounts of up to 80% of the lesser of the appraised value or purchase price of the underlying property. The underlying properties typically are apartment buildings generally with 24 or less units. Appraisals on properties which secure multi-family loans are performed by an independent appraiser designated by Reliance Savings Bank at the time the application is submitted. All appraisals on multi-family loans are reviewed by Reliance Savings Bank management. In underwriting such loans, Reliance Savings Bank primarily considers the net operating income generated by the real estate to support the debt service, the financial resources and income level of the borrower and Reliance Savings Bank's experience with the borrower. To assess the ability of a property to adequately service debt, Reliance Savings Bank uses debt service coverage ratios which will vary depending upon the size of the loan, and the verification of the borrower's credit history, and analysis of the borrower's income, personal financial statements and banking relationships, a review of the property, including cash flow projections and historical operating results, and an analysis of the borrower's experience in owning or managing similar properties. Reliance Savings Bank evaluates all aspects of multi-family lending in order to mitigate risk to the extent possible. Reliance Savings Bank seeks to ensure that the property securing the loans will generate sufficient cash flow to adequately cover operating expenses and debt service payments. Typically, individuals guarantee all of the their multi-family loans.

     Loans secured by multi-family real estate generally involve a greater degree of credit risk than one-to four-family mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced, the borrower's ability to repay the loans may be impaired. Despite the risk inherent in multi-family real estate lending, Reliance Savings Bank's delinquent multi-family loans as a percentage of gross loans has been minimal.

     The largest multi-family loan at June 30, 1998 had an outstanding balance of $797,800 and was secured by a 16-unit apartment building located in Pewaukee, Wisconsin. At June 30, 1998, this loan was current and performing in accordance with its terms.

     Commercial Real Estate Lending. Reliance Savings Bank originates or participates in commercial real estate loans secured generally by small office buildings, apartment buildings, hotels, and small industrial/manufacturing buildings. At June 30, 1998, Reliance Savings Bank's commercial real estate loan portfolio consisted of 23 loans totaling $7.5 million, or 24.37%, of Reliance Savings Bank's gross loan portfolio. Reliance Savings Bank's underwriting standards provide that commercial real estate loans generally may be made in amounts up to 80% of the appraised value of the property, subject to Reliance Savings Bank's current loans-to-one-borrower limit. These loans may be made with terms ranging from three years to 25 years, fully amortized, and generally are offered at interest rates which are fixed at prevailing market rates or which adjust in accordance with the Seventh District Cost of Funds index. Some of Reliance Savings Bank's commercial loans are balloon loans. Balloon loan payments generally are amortized on a 15-year to 25-year basis with a typical maturity of three to five years. Reliance Savings Bank generally has required that the properties securing commercial real estate loans have debt service coverage ratios of at least 1.0% to 1.5%.

     The average outstanding loan balance on each commercial/non-residential loan at June 30, 1998 was $325,600. The largest commercial real estate loan at June 30, 1998 had an outstanding balance of $1,329,000 and was secured by an office building located in Brookfield, Wisconsin. The concentration of commercial real estate loans to one borrower totaled $1,526,700 at June 30, 1998 and consisted of two loans secured by an office building in Brookfield, Wisconsin. All payments under Reliance Savings Bank's commercial real estate loans were current at June 30, 1998.

     The risks associated with commercial real estate lending are similar to the risks associated with multi-family lending. To minimize these risks, Reliance Savings Bank generally imposes similar underwriting standards in connection with commercial real estate lending as it does with multi-family lending. Commercial real estate loans generally are underwritten in amounts of up to 80% of the lesser of the appraised value or purchase price of the underlying property. Appraisals on properties which secure commercial real estate loans are performed by an independent appraiser designated by Reliance Savings Bank at the time the application is submitted. All appraisals on commercial real estate loans are reviewed by Reliance Savings Bank management. In addition, Reliance Savings Bank's underwriting procedures require verification of the borrower's credit history, and analysis of the borrower's income, financial statements and banking relationships, a review of the borrower's property management experience and references and a review of the property, including cash flow projections and historical operating results. Reliance Savings Bank evaluates all aspects of commercial real estate lending in order to mitigate risk to the extent possible. Reliance Savings Bank seeks to ensure that the property securing the loans will generate sufficient cash flow to adequately cover operating expenses and debt service payments. In addition, Reliance Savings Bank obtains financial statements on an annual basis to monitor cash flow and financial condition.

     Commercial Construction and Land Development Lending. Reliance Savings Bank also provides construction loans secured by multi-family projects and commercial real estate land development loans. At June 30, 1998, Reliance Savings Bank's commercial construction and land development loan portfolio totaled $7.5 million. Reliance Savings Bank's commercial construction and land development lending more than doubled between 1997 and 1998. The construction loans secured by multi-family projects usually will involve the construction of 8-unit to 24-unit apartment complexes. The construction loans secured by commercial real estate properties typically will involve hotels or motels and office and warehouse buildings. Reliance Savings Bank will originate land development loans to local developers for the purpose of developing the land (i.e., roads, sewer and water). Construction loans secured by multi-family projects and commercial real estate and land development loans generally are made to existing customers of Reliance Savings Bank and developers and contractors with which Reliance Savings Bank has had previous lending experience, or will involve the purchase of a participation interest from another financial institution. Multi-family and commercial real estate construction loans typically are originated as a one-year ARM loan, while land development loans typically are originated as a three-year ARM loan or a three-year fixed rate balloon loan. Multi-family and commercial real estate construction loans and land development loans typically are originated with interest only payments made during construction with amortization beginning upon completion. Balloon loan payments, however, are amortized on a 15-year to 25-year basis with a typical loan maturity of three years. These loans are priced at 250 to 350 basis points above the rate on U.S. Treasury securities for comparable maturities. Typically, these loans are made in amounts not to exceed 80% of an independent appraisal for multi-family or commercial real estate lending and 75% of appraisal on land development loans. These appraisals are made to reflect absorption rates in the marketplace for both loan types and discounted for carrying costs and cost of sale regarding land development lending. Reliance Savings Bank monitors individual draws with funds disbursed based on actual work in progress, a contractor's affidavit and an acceptable on-site inspection report. All multi-family and commercial real estate construction loans and all land development loans require a Phase I environmental audit prior to commitment.


     At June 30, 1998, Reliance Savings Bank had no multi-family construction loans in its loan portfolio; several commercial real estate construction loans in its loan portfolio, the largest consisting of a loan of $1,965,000 secured by an office building construction project located in Brookfield, Wisconsin; and two land development loans with an outstanding balance of $3,200,000 in its loan portfolio, secured by residential subdivision property located in Johnson Creek, Wisconsin. At June 30, 1998, all of these loans were current and performing in accordance with their terms.

     Commercial construction and land development lending generally is considered to involve a higher degree of risk than one-to four-family mortgage lending. Like residential construction loans to builders for speculation and model homes, commercial construction and land development loans involve inherent risks due to the extension of large amounts of credit to a single borrower. But the risks associated with commercial construction and land development loans are greater than those involved in residential construction because the individual projects tend to be much larger. Accordingly, if the builder cannot complete the commercial project or land development for which the loan is made, the risk of default is high and the amount of credit advanced is large. Furthermore, even if a commercial project is completed, repayment of the construction loan is contingent on the builder's ability to sell the property, which in turn, is often subject to the market prospects for leasing the property. Land development loans are especially risky, since the credit is secured by raw land. If the borrower were to default on the loan, Reliance Savings Bank would own the land, which would not be as readily marketable as developed property and Reliance Savings Bank may need to invest additional funds in the property to improve its marketability. Reliance Savings Bank believes this lending activity affords Reliance Savings Bank the opportunity to invest in relatively higher-yielding assets with shorter terms to maturity and repricing than in the case with one-to four-family mortgage lending. Therefore, Reliance Savings Bank is pursuing these lending opportunities to increase its loan portfolio.

     Other Consumer Lending. Reliance Savings Bank originates a variety of other consumer loans, generally consisting of home improvement loans and loans secured by savings accounts. At June 30, 1997 and 1998, Reliance Savings Bank's consumer loans totaled $357,000 and $179,000, respectively, or 1.20% and 0.59%, respectively, of gross loans at those dates. Home equity loans comprised 99.4% and 98.9% of other consumer loans at June 30, 1997 and 1998, respectively. Consumer loans generally have shorter terms and higher interest rates than mortgage loans but generally involve more risk than mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral.

     The underwriting standards generally employed by Reliance Savings Bank for other consumer loans include a determination of the applicant's payment history on other debts and assessment of the borrower's ability to meet payments on the proposed loans along with existing obligations. In addition to the credit-worthiness of the applicant, the underwriting process also includes a comparison of the value of the security in relation to the proposed loan amount. Upon receipt of completed consumer loan application from a prospective borrower, a credit report is ordered, income and other information is verified and, if necessary, additional financial information is required.

     For all consumer loans, Reliance Savings Bank's underwriters review all pertinent information prior to making a credit decision. Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciating assets such as automobiles. Although the level of delinquencies in Reliance Savings Bank's consumer loan portfolio has been low, there can be no assurance the delinquencies will not increase in the future.

     LOAN ORIGINATIONS, SALES AND PURCHASES

     The following table sets forth Reliance Savings Bank's loan originations and principal repayments for the periods indicated. During the periods, Reliance Savings Bank did not purchase or sell any loans.


                                              YEAR ENDED JUNE 30,
                                     --------------------------------------
                                      1996           1997            1998
                                     -------       -------         --------
                                              (IN THOUSANDS)
     MORTGAGE LOANS (GROSS):
     At beginning of period .......  $21,936        $26,194         $29,435
      Mortgage loans originated:
        One- to four-family .......    3,236            233           1,992
        Multi-family ..............       --            332              --
        Commercial real estate ....    1,965            200           1,352
        Residential construction ..    3,160          4,815           4,095
        Commercial construction/
         land development .........      940          2,893           6,206
                                     -------        -------        --------
          Total mortgage loans
           originated .............    9,301          8,473          13,645
      Principal repayments ........   (5,043)        (5,232)        (12,533)
      Sales of loans ..............       --             --              --
     Mortgage loans purchased(1) ..       --             --              --
                                     -------        -------        --------
     At end of period .............  $26,194        $29,435         $30,547
                                     =======        =======        ========

     CONSUMER LOANS (GROSS):
     At beginning of period .......      $12           $363            $357
      Loans originated ............      371             --              --
      Principal repayments ........      (20)            (6)           (178)
                                     -------        -------        --------
     At end of period .............     $363           $357            $179
                                     =======        =======        ========

-----------

(1) Mortgage loan purchases consist of whole loans purchased by Reliance Savings Bank from various other lending institutions. Mortgage loan participation are included in the appropriate loan category.

     Sale of Mortgage Loans. Reliance Savings Bank has originated substantially all of the loans in its portfolio and holds them to maturity. Reliance Savings Bank generally does not engage in the sale of loans. However, from time to time, Reliance Savings Bank may sell participation interests in loans which it has originated in order to spread risk associated with the loan because of the size of the loan relative to the size of Reliance Savings Bank's loan portfolio. Loan participations are sold on a non-recourse basis, and Reliance Savings Bank retains the servicing on all loans it originates and of which it sells participation interests. In the last five fiscal years, Reliance Savings Bank sold one participation interest in a commercial real estate loan. At June 30, 1998, Reliance Savings Bank's retained interest in this commercial real estate loan was $369,200 while the sold participation interest in this loan totaled $121,900.

     Purchase of Mortgage Loans. Reliance Savings Bank has purchased loans or participation interests in a variety of loans originated by other lenders from time to time. Reliance Savings Bank purchases participation interests with servicing released. As a participant, Reliance Savings Bank acquires an individual, non-recourse ownership interest in the loan, and thus does not have recourse against the selling institution, but rather, has direct recourse against the borrower. Prior to purchase, Reliance Savings Bank reviews each purchase or participation to ensure that the underlying loan complies with Reliance Savings Bank's lending policy and the loans-to-one borrower limit.

     At June 30, 1998, Reliance Savings Bank held five participation loans in its loan portfolio totaling $2.5 million, or 8.04%, of Reliance Savings Bank's gross loan portfolio, as follows: a multi-family loan of $704,000 (out of an original entire loan amount of $2.6 million) secured by a 60-unit apartment building and originated in 1992; a commercial real estate construction loan of $474,700 (out of an original entire loan amount of $2.9 million) secured by a hotel and originated in 1994; a land development loan of $750,000 (out of an original entire loan amount of $1.5 million) and originated in 1998; a multi-family loan of $407,200 (out of an original entire loan amount of $900,000) secured by a 24-unit apartment building and originated in 1998 and a commercial real estate loan of $135,000 (out of an entire loan amount of $485,000) secured by a warehouse and office building and originated in 1990.

     The purchase of participation loans involves the same risks as the origination of the same types of loans as well as additional risks related to the purchaser's lower level of control over the origination and subsequent administration of the loan. While Reliance Savings Bank intends to purchase additional participation loans in the future, management does not anticipate such activity will be significant.

     Mortgage Loan Brokering Fees. Because of its loans-to-one borrower regulatory limit, Reliance Savings Bank has from time to time received a brokering fee from other financial institutions in exchange for the opportunity to originate various mortgage loans from borrowers with whom Reliance Savings Bank already has a lending relationship. For the year ended June 30, 1997, Reliance Savings Bank did not have any loan brokering opportunities and therefore did not receive any loan brokering fees. For the year ended June 30, 1998, Reliance Savings Bank received real estate loan brokering fees of $11,000 for loan opportunities in the aggregate amount of $2.2 million.

     LOAN APPROVAL AND MONITORING

     The President of Reliance Savings Bank and at least one director have the authority to approve any consumer loan, one-to four-family mortgage loan, residential construction loan, multi-family loan, commercial real estate loan, commercial construction loan or land development loan, up to $150,000, provided the loan-to-value ratio does not exceed 80%. All loans exceeding this amount and all loans upon which the loan-to-value ratio exceeds 80% are presented to the Board of Directors for approval. Reliance Savings Bank's Board of Directors reviews on a monthly basis all loans made, and ratifies all actions taken relative to loan approvals.

     LOAN ORIGINATION, SERVICING AND OTHER FEES

     In addition to interest earned on loans, Reliance Savings Bank receives income through fees in connection with loan originations, loan modifications, late payments and for miscellaneous services related to its loans. Income from these activities varies from period to period with the volume and type of loans originated.

     In connection with the origination of mortgage loans, Reliance Savings Bank charges points for origination and commitment, and fees for processing and closing, in addition to requiring borrower reimbursement for out-of-pocket costs associated with obtaining independent appraisals, credit reports, title insurance, private mortgage insurance and other items. Because of the highly competitive mortgage market in which Reliance Savings Bank originates loans, the point structure varies considerably, depending upon the type of mortgage loan being made, its interest rate and other competitive factors. Reliance Savings Bank charges origination fees ranging from zero to two points on mortgage loan origination, and such points usually vary inversely with the interest rate on the loan. That is, the amount of the origination fee is typically higher with lower interest rate and lower if a higher interest rate is established for the loan. Fees are paid by the applicant at the time of loan commitment,whereas the origination fees are paid at the time of closing.

     Accounting standards adopted under FASB 91 prescribe the accounting treatment for origination and commitment fees. Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amounts amortized as an adjustment of the related loan's yield. These amounts are amortized to interest income using the level yield method over the contractual life of the related loans. Deferred loan fees totaled $134,000, $153,000 and $164,000 at June 30, 1996, 1997 and 1998, respectively. Deferred loan origination fees and costs associated with loans sold are recognized at the time of sale as a component of gain or loss on the sale of loans.

DELINQUENCIES, NON-PERFORMING ASSETS AND CLASSIFIED ASSETS

     At June 30, 1998, Reliance Savings Bank had two loans delinquent more than 89 days for a total of $197,000 which were classified as non-performing. Reliance Savings Bank had no classified assets at June 30, 1998. At June 30, 1997 and 1996, Reliance Savings Bank had no nonperforming assets, classified assets or loans delinquent more than 89 days.

     Delinquent Loans. Management and Reliance Savings Bank's Board of Directors perform a monthly review of all delinquent loans. The procedures taken by Reliance Savings Bank with respect to delinquencies vary depending on the type of loan, delinquent amount and age of delinquency. Reliance Savings Bank generally requires that delinquent loans be reviewed and a written late charge be mailed not later than the 15th day of delinquency. Reliance Savings Bank's policies provide that telephone contact will be attempted to ascertain the reasons for delinquency and the prospects of prompt payment. When contact is made with the borrower at any time prior to foreclosure, Reliance Savings Bank will attempt to obtain full payment or work out a repayment schedule with the borrower to avoid foreclosure. It is Reliance Savings Bank's general policy to continue to accrue interest on all loans which are past due up to 90 days. When a loan secured by a mortgage is delinquent for 90 or more days, Reliance Savings Bank generally will initiate foreclosure proceedings. Property acquired by Reliance Savings Bank as a result of foreclosure on a loan is classified as "real estate owned" and is recorded at the lower of the unpaid principal balance or fair value less costs to sell at the date of acquisition and thereafter. Upon foreclosure, it is Reliance Savings Bank's policy generally to require an appraisal of the property and, thereafter, appraisal of the property on an annual basis and external inspections on at least a quarterly basis.

     At June 30, 1996, 1997 and 1998, delinquencies in Reliance Savings Bank's loan portfolio were as follows:



                                                        AT JUNE 30, 1996                          AT JUNE 30, 1997
                                            ----------------------------------------    --------------------------------------
                                                                   90 DAYS OR                                 90 DAYS OR
                                                 60-89 DAYS           MORE(1)              60-89 DAYS           MORE(1)
                                            -------------------   ------------------    ------------------  ------------------
                                             NUMBER   PRINCIPAL    NUMBER  PRINCIPAL     NUMBER  PRINCIPAL   NUMBER  PRINCIPAL
                                               OF      BALANCE       OF     BALANCE        OF     BALANCE      OF     BALANCE
                                             LOANS     OF LOANS    LOANS    OF LOANS     LOANS    OF LOANS   LOANS    OF LOANS
                                            --------  ---------   -------  ---------    -------- ---------  -------- ---------
                                                                         (DOLLARS IN THOUSANDS)
MORTGAGE LOANS:
  One- to four-family ......................       0   $    --         0   $      --          2   $ 195           0    $   --
  Multi-family .............................       0        --         0          --          0      --           0        --
  Commercial real estate ...................       0        --         0          --          0      --           0        --
  Residential construction .................       0        --         0          --          0      --           0        --
  Commercial construction/land development .       0        --         0          --          0      --           0        --
                                            --------  --------   -------   ---------    -------   -----        ----    ------
    Total mortgage loans ...................       0        --         0          --          2     195           0        --

CONSUMER LOANS:
  Home equity ..............................       0        --         0          --          0      --           0        --
  Other consumer ...........................       0        --         0          --          0      --           0        --
                                            --------  --------   -------   ---------    -------   -----        ----    ------
    Total consumer loans ...................       0        --         0          --          0      --           0        --
                                            --------  --------   -------   ---------    -------   -----        ----    ------
       Total gross loans ...................       0  $     --         0   $      --          2   $ 195           0    $   --
                                            ========  ========   =======   =========    =======   =====        ====    ======
Delinquent loans to gross loans
 (including loans held for sale) ...........              0.00%                 0.00%              0.65%                 0.00%
                                                      ========             =========              =====                ======


                                                                             AT JUNE 30, 1998
                                                         ------------------------------------------------
                                                                                         90 DAYS OR
                                                                 60-89 DAYS                MORE(1)
                                                         -----------------------    ---------------------
                                                         NUMBER      PRINCIPAL      NUMBER     PRINCIPAL
                                                           OF         BALANCE         OF        BALANCE
                                                          LOANS       OF LOANS       LOANS      OF LOANS
                                                         ------   ---------------   --------   ----------
                                                                       (DOLLARS IN THOUSANDS)
MORTGAGE LOANS:
   One- to four-family .............................          1         $   31            2     $     197
   Multi-family ....................................         --             --           --            --
   Commercial real estate ..........................         --             --           --            --
   Residential construction ........................         --             --           --            --
   Commercial construction/land development ........         --             --           --            --
                                                         ------         ------       ------     ---------
      Total mortgage loans .........................          1             31            2           197

CONSUMER LOANS:
   Home equity .....................................          -             --           --            --
   Other consumer ..................................          -             --           --            --
                                                         ------         ------       ------     ---------
     Total consumer loans ..........................          -             --           --            --
                                                         ------         ------       ------     ---------
       Total gross loans ...........................          1           $ 31            2     $     197
                                                         ======         ======       ======     =========
Delinquent loans to gross loans
 (including loans held for sale) ...........                              0.10%                      0.64%
                                                                        ======                  =========

---------------------

(1) Reliance Savings Bank discontinues the accrual of interest on loans when the borrower is delinquent as to a contractually due principal or interest payment by 90 days or more.

     Non-Performing Assets. Loans are placed on non-accrual status when, in the judgment of Reliance Savings Bank management, the probability of collection of principal or interest is deemed insufficient to warrant further accrual of interest. Reliance Savings Bank discontinues the accrual of interest on loans when the borrower is delinquent as to a contractually due principal or interest payment by 90 days or more. When a loan is placed on non-accrual status, all of the accrued interest on that loan is reversed by way of a charge to interest income. Accrual of interest on a non-accrual loan is resumed when all contractually past due payments are current and when management believes the outstanding loan principal and contractually due interest is no longer doubtful of collection.

     Property acquired by Reliance Savings Bank as a result of a foreclosure, property upon which a judgment of foreclosure has been entered but prior to foreclosure sale and property which has been in substance foreclosed are classified as foreclosed properties. Foreclosed properties are recorded at the lower of the unpaid principal balance of the related loan or fair market value. The amount by which the recorded loan balance exceeds the fair market value at the time a property is classified as foreclosed property is charged against the allowance for loan losses. Any subsequent reduction in the carrying value of a foreclosed property, is charged against current earnings. At June 30, 1998, Reliance Savings Bank had no properties in foreclosed or in substance foreclosed.

     Non-performing loans include loans placed on non-accrual status and troubled debt restructurings. Non-performing assets consist only of non-performing loans, since there are no foreclosed properties for the periods indicated below. The following table sets forth non-performing loans and assets:



                                                    AT  JUNE 30,
                                        -----------------------------------
                                        1996            1997           1998
                                        -----          -----          -----
                                               (DOLLARS IN THOUSANDS)

   Nonaccrual mortgage loans .........  $  --          $  --           $197
   Nonaccrual consumer loans .........     --             --             --
   Real estate in judgment ...........     --             --             --
                                        -----          -----          -----
   Total non-performing assets .......  $  --          $  --           $197
                                        =====          =====          =====

   Total non-performing assets
    to gross loans receivable ........  0.00%           0.00%          0.64%
                                        =====          =====          =====
   Total non-performing assets
    to total assets ..................  0.00%           0.00%          0.46%
                                        =====          =====          =====

   Interest on non-performing loans
    on the accrual basis .............  $  --          $  --           $  6
   Actual interest received on
    non-performing loans .............     --             --             --
                                        -----          -----          -----
   Net reduction of interest income ..  $  --          $  --           $  6
                                        =====          =====          =====

     There are no concentrations of loans exceeding 10% of loans which are not otherwise disclosed as a category of loans.

     As of June 30, 1998, there were no other loans not included in the foregoing tables or discussed above where known information about the possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrower to comply with present loan repayment terms and which may result in disclosure of such loans in the future.

     As of June 30, 1998, Reliance Savings Bank had no real estate owned ("REO"). If Reliance Savings Bank were to acquire any REO, it would initially record the REO at the lower of the recorded investment in the loan or the fair market value of the assets securing the loan at the date of foreclosure, less costs to sell. Thereafter, if there were a further deterioration in value, Reliance Savings Bank would either further write down the REO directly or do so indirectly by providing a valuation allowance and charge operations for the reduction in value. The policy for loans secured by real estate, which comprise the bulk of Reliance Savings Bank's portfolio, is to establish loss reserves in accordance with Reliance Savings Bank's loan classification process, based on GAAP. It is the policy of Reliance Savings Bank to obtain an appraisal on all real estate acquired through foreclosure at the time of foreclosure.



     Classification of Assets. Federal regulations require that each insured financial institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions by regulatory authorities, regulatory examiners have authority to identify problem assets as Substandard, Doubtful or Loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that Reliance Savings Bank will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weakness of Substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, questionable, and there is a high possibility of loss. An asset classified as Loss is considered uncollectible and of such little value that continuance as an asset of Reliance Savings Bank is not warranted. Reliance Savings Bank has adopted an asset classification methodology which parallels that required by federal regulations. Assets classified as Substandard or Doubtful require Reliance Savings Bank to establish prudent general allowances for loan losses. Assets classified as Loss must either be charged off or must have a specific allowance established for 100% of the asset classified as a Loss.

     At June 30, 1998, based upon Reliance Savings Bank's asset classification methodology, Reliance Savings Bank had no assets classified as Substandard, Doubtful or Loss.

     Allowance for Loan Losses. Under federal regulations, when an insured institution classifies problem assets as Substandard or Doubtful, it is required to establish general allowances for loan losses in an amount deemed prudent by management. In addition to general valuation allowances, Reliance Savings Bank may establish specific loss reserves against specific assets in which a loss may be realized. General allowances represent loss allowances which have been established to recognize the inherent risks associated with lending activities, but which, unlike specific allowances, have not been allocated to recognize probable losses on particular problem assets. Reliance Savings Bank's determination as to its classification of assets and the amount of its specific and general valuation allowances are subject to review by the WDFI and the FDIC, either of which can order the establishment of additional general or specific loss allowances.

     The FDIC, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. While Reliance Savings Bank believes that it has established an adequate allowance for loan losses, there can be no assurance that regulators, in reviewing Reliance Savings Bank's loan portfolio, will not request Reliance Savings Bank to materially increase its allowance for loan losses, thereby negatively affecting Reliance Savings Bank's financial condition and earnings at that time. Although management believes that adequate specific and general loan loss allowances have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may become necessary.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on Reliance Savings Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may effect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions. There can be no assurance that the allowance for loan losses will be adequate to cover losses which may in fact be realized in the future and that additional provisions for loan losses will not be required. The amount of the provision for loan losses for the years ended June 30, 1996, 1997 and 1998 reflected management's intention to continue to make annual additions to Reliance Savings Bank's allowance for loan losses until it is equal to approximately 1.0% of Reliance Savings Bank's gross loan portfolio. However, Reliance Savings Bank will continue to monitor its loan loss experience, the condition and composition of its loan portfolio and general economic conditions, and may make further additions to its allowance for loan losses to a greater or lesser extent than it has done historically, depending upon changes in the aforementioned conditions.

     The following table sets forth Reliance Savings Bank's allowance for loan losses at the dates indicated.



                                                          AT JUNE 30,
                                                          -----------
                                                     1996     1997    1998
                                                     -----   ------  ------
                                                     (DOLLARS IN THOUSANDS)

Balance at beginning of period ....................   $104    $126     $147
Provision for loan losses .........................     22      21       22
Charge-offs net of recoveries:
  Mortgage loans ..................................     --      --       --
  Consumer loans ..................................     --      --       --
                                                     -----   -----   ------
Total charge-offs (net) ...........................     --      --       --
                                                     -----   -----   ------
Balance at end of period ..........................   $126    $147     $169
                                                     =====   =====   ======
Ratio of allowance for loan losses to gross
  loans receivable at the end of period ...........  0.47%   0.49%    0.55%
Ratio of allowance for loan losses to
  non-performing loans at the end of period .......  0.00%   0.00%   85.67%
Ratio of allowance for loan losses to total .......
  non-performing assets at the end of the period ..  0.00%   0.00%   85.67%
Ratio of net charge-offs to average gross
  loans during period .............................  0.00%   0.00%    0.00%

     The following table shows Reliance Savings Bank's total allowance for loan losses and the allocation to the various categories of loans held for investment at the dates indicated. It is not anticipated that charge-offs during the year ending June 30, 1998 will exceed the amount allocated to any individual category of loans.


                                                                              At June 30,
                                           ----------------------------------------------------------------------------------
                                                           1996                                     1997
                                           ----------------------------------    --------------------------------------------
                                                                    % OF                                              % OF
                                                        % OF      LOANS IN                       % OF               LOANS IN
                                                        TOTAL     CATEGORY                       TOTAL              CATEGORY
                                                        LOANS     TO TOTAL                       LOANS              TO TOTAL
                                                         BY      OUTSTANDING                       BY             OUTSTANDING
BREAKDOWN OF ALLOWANCE                      AMOUNT    CATEGORY      LOANS          AMOUNT       CATEGORY             LOANS
----------------------                     --------   --------    -----------      ------       ---------         -----------
                                                                            (DOLLARS IN THOUSANDS)
Mortgage loans:
   One- to four-family .................      $ 51       0.47%     40.46%           $ 53          0.49%            36.26%
   Multi-family ........................        20       0.47      15.68              27          0.49             18.32
   Commercial real estate ..............        22       0.47      17.26              23          0.49             15.95
   Residential construction ............        11       0.47       9.00              10          0.49              6.60
   Commercial construction/
    land development ...................        20       0.47      16.23              32          0.49             21.67
                                              ----                ------            ----                          ------
      Total mortgage loans .............       124                 98.63             145                           98.80
Consumer loans .........................         2         --       1.37               2            --              1.20
                                              ----                ------            ----                          ------
      Total allowance for loan losses ..      $126                100.00%           $147                          100.00%
                                              ====                ======            ====                          ======







                                                                                1998
                                                           -----------------------------------------
                                                                                            % OF
                                                                             % OF          LOANS IN
                                                                              TOTAL        CATEGORY
                                                                               BY        OUTSTANDING
BREAKDOWN OF ALLOWANCE                                      AMOUNT          CATEGORY         LOANS
----------------------                                      --------       ----------    ------------
                                                                        (DOLLARS IN THOUSANDS)
Mortgage loans:
   One- to four-family .................                     $ 51            0.55%            30.32%
   Multi-family ........................                       41            0.55             24.37
   Commercial real estate ..............                       19            0.55             11.14
   Residential construction ............                       42            0.55             24.42
   Commercial construction/
    land development ...................                       15            0.55              9.17
                                                             ----                            ------
      Total mortgage loans .............                      168                             99.42
Consumer loans .........................                        1              --              0.58
                                                             ----                            ------
      Total allowance for loan losses ..                     $169                            100.00%
                                                             ====                            ======

     INVESTMENT ACTIVITIES

     General. The investment policy of Reliance Savings Bank, which is established by the Board of Directors and implemented by Reliance Savings Bank's management, is designed primarily to provide and maintain required liquidity, generate a favorable return on investments without incurring undue interest rate and credit risk and complement Reliance Savings Bank's lending activities. Reliance Savings Bank primarily invests in mortgage-backed and related securities, United States treasury obligations and mutual funds (the assets of which are comprised primarily of government guaranteed mortgage-backed and related securities).

     Reliance Savings Bank's investment policy permits investment in various types of liquid assets authorized under FDIC and state regulations, which include U.S. Treasury obligations, securities of various agencies, certain certificates of deposit of insured banks and savings institutions, certain banker's acceptances and deposits at the FHLB-Chicago. Reliance Savings Bank also is permitted to invest in commercial paper, mutual funds, investment grade corporate debt securities and mortgage-backed and related securities. Investment and aggregate investment limitations and credit quality parameters of each class of investment are prescribed in Reliance Savings Bank's investment policy. Reliance Savings Bank performs analyses on mortgage related securities prior to purchase and on an ongoing basis to determine the impact on earnings and market value under various interest rate and prepayment conditions. Reliance Savings Bank's investment policy prohibits Reliance Savings Bank from engaging in hedging activities which involve the use of options, futures, interest rate swaps or forward commitments, and from purchasing non-investment grade corporate debt securities. During the years ended June 30, 1996, 1997 and 1998, Reliance Savings Bank did not hold any derivative financial instruments in its investment portfolio to which the provisions of SFAS No. 119 would apply.

     Reliance Savings Bank categorizes the securities it purchases into a "Held to Maturity" or "Available for Sale" portfolio as follows:

  1. Securities Held to Maturity. Reliance Savings Bank has the ability and intent to hold these assets to maturity. Upon acquisition, securities are classified as to Reliance Savings Bank's intent and a sale would only be effected due to deteriorating investment quality. The investment portfolio is not used for speculative purposes and is carried at amortized cost. in the event Reliance Savings Bank sells securities from this portfolio for other than credit quality reasons, all activities within the investment portfolio with matching characteristics may be reclassified as assets held for sale.

  2. Securities Available for Sale. Reliance Savings Bank does not intend to hold these assets to maturity and thus are carried at an amount which is the lower of aggregate cost or market value with unrealized losses recognized as a component of stockholders' equity. This portion of the securities portfolio is designated to meet anticipated loan demand and deposit runoff or to take advantage of market opportunities.


     During the year ended June 30, 1998, Reliance Savings Bank transferred its investments from its held-to-maturity portfolio to its available-for-sale portfolio. This was done as the result of a sale from its held-to-maturity portfolio of a $200,000 REMIC, on which a $1,375 realized loss was incurred, in which the nature and volatility was inconsistent with Reliance Savings Bank's conservative investment objectives. The remaining investments in the held-to-maturity portfolio transferred to the available-for-sale portfolio had an amortized cost of $3.8 million and resulted in an unrealized gain of $48,000.


     Mortgage-Backed Securities. At June 30, 1998, Reliance Savings Bank's mortgage-backed securities portfolio totaled $420,000, and consisted of $406,000 of GNMA participation certificates and $14,000 of FHLMC participation certificates.

     Mortgage-backed securities represent a participation interest in a pool of single-family or multi-family mortgage loans, the principal and interest payments on which are passed from the mortgage loan originators through intermediaries (generally federal government-sponsored enterprises) that pool and repackage the participation interest in the form of securities to investors such as Reliance Savings Bank. Such federal government-sponsored enterprises, which guarantee the payment of principal and interest to investors include FHLMC, FNMA and GNMA. Mortgage-backed securities generally increase the quality of Reliance Savings Bank's assets by virtue of the guarantees that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of Reliance Savings Bank.

     The actual maturity of a mortgage-backed security varies, however, depending on when the mortgagors prepay or repay the underlying mortgage loans. Prepayments of the underlying mortgage loans may shorten the life of the investment, thereby adversely affecting its yield to maturity and the related market value of the mortgage-backed security. The yield is based upon the interest income and the amortization of the premium or accretion of the discount, related to the mortgage-backed security. Premiums and discounts on mortgage-backed securities are amortized or accreted over the estimated term of the securities using a level yield method. The prepayment assumptions used to determine the amortization period for premiums and discounts can significantly affect the yield of the mortgage-backed security and these assumptions are reviewed periodically to reflect the actual prepayment. The actual prepayments of the underlying mortgage loans depend on many factors, including type of mortgage loans and general levels of market interest rates. The difference between the interest rates on the underlying mortgage loans and the prevailing mortgage interest rates is an important determinant in the rate of prepayments. During periods of falling mortgage interest rates, prepayments generally increase. If the coupon rate of the underlying mortgage loans significantly exceeds the prevailing market interest rate offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgage loans. Prepayment experience is more difficult to estimate for adjustable rate mortgage-backed securities. While mortgage-backed securities carry a reduced credit risk as compared to whole loans (and generally yield less than the loans that underlie such securities because of the cost payment guarantees or credit enhancements that result in nominal credit risk), such securities remain subject to the risk that a fluctuating interest rate environment, along with other factors such as the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of such mortgage loans and so affect both the prepayment speed and value of such securities.

     Mortgage-Related Securities. At June 30, 1998, Reliance Savings Bank's had no CMOs in its portfolio as compared to its portfolio of $100,000 as of June 30, 1997. The CMOs owned by Reliance Savings Bank at June 30, 1997 were issued by the FHLMC.

     COMPOSITION OF RELIANCE SAVINGS BANK'S MORTGAGE-BACKED AND RELATED SECURITIES PORTFOLIO

     The table below sets forth certain information regarding the carrying value, weighted average yields and maturities of Reliance Savings Bank's mortgage-backed and related securities held for sale at June 30, 1998. At June 30, 1998, Reliance Savings Bank did not have any mortgage-backed and related securities held for investment.

                                                                        AT JUNE 30, 1998
                              -----------------------------------------------------------------------------------------------------
                                    ONE YEAR               OVER ONE TO                 OVER FIVE TO
                                    OR LESS                 FIVE YEARS                   TEN YEARS               OVER TEN YEARS
                              --------------------     --------------------        ---------------------      ---------------------
                                          WEIGHTED                 WEIGHTED        WEIGHTED     WEIGHTED                   WEIGHTED
                              CARRYING    AVERAGE      CARRYING    AVERAGE         CARRYING     AVERAGE       CARRYING     AVERAGE
                               VALUE       YIELD        VALUE       YIELD           VALUE        YIELD          VALUE       YIELD
                              --------    --------     --------    --------        --------     --------      --------     --------
                                                                      (DOLLARS IN THOUSANDS)
MORTGAGE-BACKED SECURITIES:
  GNMA .......................  $--           --%         $--          --%           $147        8.57%           $259        10.80%
  FHLMC ......................   --           --           14        9.00              --          --              --           --

MORTGAGE-RELATED SECURITIES:
CMOs .........................   --           --           --          --              --          --              --           --
                                ---          ---          ---        ----            ----        ----             ----       -----
     Total mortgage-backed
      and related securities..  $--           --%         $14        9.00%           $147        8.57%            $259       10.80%
                                ===          ===          ===        ====            ====        ====             ====       =====


                                                 AT JUNE 30, 1998
                                   ---------------------------------------------
                                       MORTGAGE-BACKED AND RELATED SECURITIES
                                                       TOTALS
                                   ---------------------------------------------
                                    AVERAGE
                                   REMAINING              APPROXIMATE   WEIGHTED
                                   YEARS TO    CARRYING     MARKET      AVERAGE
                                   MATURITY     VALUE       VALUE        YIELD
                                  ----------   --------   -----------   --------
                                               (DOLLARS IN THOUSANDS)

MORTGAGE-BACKED SECURITIES:
  GNMA ........................     13.20        $406         $442        9.99%
  FHLMC .......................      2.92          14           14        9.00

MORTGAGE-RELATED SECURITIES:
  CMOs ........................        --          --           --          --
                                    -----        ----         ----        ----
    Total mortgage-backed
     and related securities ...     12.75        $420         $456         9.4%
                                    =====        ====         ====        ====



The following table sets forth certain information regarding carrying and market values and percentage of total carrying values of Reliance Savings Bank's mortgage-backed and related securities portfolio. The mortgage-backed and related securities portfolio was classified as held for investment as of June 30, 1997 and previous years. The portfolio was transferred to available for sale during the year ended June 30, 1997 as a result of the sale of a FHLMC CMO.



                                                                      AT JUNE 30,
                                 -------------------------------------------------------------------------------------
                                             1996                        1997                          1998
                                 --------------------------   --------------------------   ---------------------------
                                 CARRYING   % OF     MARKET   CARRYING    % OF    MARKET   CARRYING    % OF     MARKET
                                   VALUE    TOTAL     VALUE     VALUE     TOTAL    VALUE     VALUE     TOTAL     VALUE
                                 --------   -----    ------   --------    -----   ------   --------    -----    ------
                                                                 (DOLLARS IN THOUSANDS)
MORTGAGE-BACKED SECURITIES:
     GNMA.......................   $679      84.88%   $735      568        82.92%   616      $406      96.67%    $442
     FHLMC......................     21       2.62      22       17         2.48     19        14       3.33       14
MORTGAGE-RELATED SECURITIES:
     CMOs.......................    100       12.5      95      100        14.60     97        --         --       --
                                   ----     ------    ----     ----       ------   ----      ----      -----     ----
     Total mortgage-backed
      and related securities....   $800     100.00%   $852     $685       100.00%  $732      $420      00.00%    $456
                                   ====     ======    ====     ====       ======   ====      ====      =====     ====

The following table sets forth the activity in Reliance Savings Bank's mortgage-backed and related securities portfolio during the periods indicated.

                                                  YEAR ENDED JUNE 30,
                                              -----------------------------
                                               1996        1997       1998
                                              ------      ------    -------
                                                      (IN THOUSANDS)

     MORTGAGE-BACKED AND RELATED SECURITIES:
        At beginning of period .............  $1,020       $ 800      $ 685
          Purchases ........................      --          --         --
          Sales ............................      --          --      (100)
          Repayments .......................   (221)       (115)      (165)
          Adjustment to market value .......      --          --         36
          Premium/discount amortization ....       1          --         --
                                              ------       -----      -----
        End of period ......................  $  800       $ 685      $ 456
                                              ======       =====      =====


     Reliance Savings Bank may, in future periods, leverage its capital base by using the proceeds of borrowings from the FHLB-Chicago to purchase mortgage-backed and related securities or investment securities. Therefore, if the leveraging strategy is implemented, the size of Reliance Savings Bank's mortgage-backed and related securities portfolio may increase in future periods.


     Investment Securities. Reliance Savings Bank invests in various types of liquid assets that are permissible investments for state chartered savings banks, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposits of federally insured banks and savings institutions and federal funds. Subject to various restrictions, Reliance Savings Bank also may invest its assets in commercial paper, mutual funds, and investment grade corporate debt securities. Reliance Savings Bank's current investment policy permits the purchase of only investment grade securities (i.e., rated in one of the top four rating categories) by a nationally recognized statistical rating corporation ("NRSRO") and does not permit purchases of securities of non-investment grade quality. Investment securities generally are carried at cost, as adjusted for amortization of premiums and accretion of discounts, because it is management's intention to hold such securities to maturity.


     A portion of Reliance Savings Bank's investment securities portfolio consists of U.S. government and other agency obligations and mutual fund investments. At June 30, 1998, U.S. government and agency obligation investments totaled $2.0 million, or 17.78% of Reliance Savings Bank's total investment portfolio. The amount of these securities decreased significantly during the year ended June 30, 1998 due to the repayment of borrowings. At June 30, 1998, mutual funds investments, consisting of adjustable and floating rate mortgage securities issued or guaranteed by the U.S. Government or its agencies, totaled $4.7 million, or 40.81%, of Reliance Savings Bank's total investment securities portfolio. All of Reliance Savings Bank's mutual fund investments are permissible investments under Reliance Savings Bank's investment policy and all other applicable regulations. Mutual fund investments are carried at market value.

     The following table sets forth investment securities issued by a single entity with a total carrying value in excess of 10% of Reliance Savings Bank's retained earnings at June 30, 1998 and all mutual fund investments contained in Reliance Savings Bank's investment securities portfolio at June 30, 1998.

                                                             CARRYING            MARKET
                                                             VALUE AT           VALUE AT
                     NAME OF ISSUER                        JUNE 30, 1998    JUNE 30, 1998
                     --------------                        -------------  ----------------
                                                                   (IN THOUSANDS)

Federated ARMS Fund, Institutional Shares,
  251,004.016 shares ....................................         $2,500           $2,430
Asset Management Fund, Inc., Adjustable Rate Mortgage
  (ARM) Portfolio, 122,517.732 shares ...................          1,225            1,218
Federated Short-Term Income Fund (A Portfolio of
  Private Income Securities Trust), Institutional Shares,
  109,409.190 shares ....................................          1,000              956
FHLB Bond, due 06/23/2008 ...............................          2,000            2,006


COMPOSITION OF RELIANCE SAVINGS BANK'S INVESTMENT SECURITIES PORTFOLIO

     The following tables set forth certain information regarding the fair market values and the amortized cost or market value of Reliance Savings Bank's investment securities.



                                                                                  AT JUNE 30,
                                                      --------------------------------------------------------------------------
                                                                    1996                                   1997
                                                      ---------------------------------      -----------------------------------
                                                                              AMORTIZED     AMORTIZED                AMORTIZED
                                                      CARRYING       % OF      COST OR      CARRYING      % OF        COST OR
                                                        VALUE       TOTAL   MARKET VALUE     VALUE        TOTAL     MARKET VALUE
                                                      --------      -----   -------------   ---------    ------     ------------
                                                                               (DOLLARS IN THOUSANDS)

Securities available for sale:
  U.S. Government and other agency obligations...      $    --          --%      $    --       $ 2,592        22.58%     $ 2,582
  Equity securities-mutual funds.................        5,350       67.88         5,525         5,403        47.06        5,525
  Corporate debt securities......................        1,955       24.80         1,955         2,540        22.12        2,540
  Equity securities-FHLMC stock..................          577        7.32            28           946         8.24           28
                                                       -------     -------       -------       -------       ------      -------
   Total investment securities available for sale      $ 7,882      100.00%      $ 7,508       $11,481       100.00%     $10,675
                                                       =======     =======       =======       =======       ======      =======

SECURITIES HELD TO MATURITY:
  U.S. Government and other agency obligations...      $11,178       96.12%      $11,162       $ 3,189        86.59%     $ 3,202
   Certificates of deposit.......................          294        2.53           294           294         7.98          294
   FHLB stock....................................          157        1.35           157           200         5.43          200
                                                       -------     -------       -------       -------       ------      -------
   Total securities held to maturity.............      $11,629      100.00%      $11,613       $ 3,683       100.00%     $ 3,696
                                                       =======     =======       =======       =======       ======      =======

                                                                        AT JUNE 30,
                                                      -----------------------------------------------
                                                                          1998
                                                      -----------------------------------------------
                                                                                          AMORTIZED
                                                      CARRYING             % OF            COST OR
                                                      VALUE                TOTAL         MARKET VALUE
                                                      --------             -----         ------------
                                                                  (DOLLARS IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
  U.S. Government and other agency obligations .....   $ 2,006              17.94%           $ 2,000
  Equity securities-mutual funds ...................     4,604              41.18              4,725
  Corporate debt securities ........................     2,585              23.12              2,585
  Certificates of Deposit ..........................       493               4.41                486
  Equity securities - FHLB stock ...................       200               1.79                200
  Equity securities-FHLMC stock ....................     1,293              11.56                 28
                                                       -------             ------            -------
    Total investment securities available for sale .   $11,181             100.00%           $10,024
                                                       =======             ======            =======
SECURITIES HELD TO MATURITY:
  U.S. government and other agency obligations .....        --                 --                 --
  Certificates of deposit ..........................        --                 --                 --
  FHLB stock .......................................        --                 --                 --
                                                       -------             ------            -------
    Total securities held to maturity ..............        --                 --                 --
                                                       =======             ======            =======

     The table below sets forth certain information regarding the carrying value or amortized cost, weighted average yields and maturities of Reliance Savings Bank's investment securities at June 30, 1998.



                                                                             AT JUNE 30, 1998
                                      ----------------------------------------------------------------------------------------------
                                                                                                                             NO
                                                            OVER ONE TO FIVE     OVER FIVE TO TEN                        CONTRACTUAL
                                       ONE YEAR OR LESS           YEARS                YEARS         OVER TEN YEARS        MATURITY
                                      -------------------  -------------------  ------------------   ------------------   ---------
                                      CARRYING             CARRYING             CARRYING             CARRYING             CARRYING
                                      VALUE OR   WEIGHTED  VALUE OR   WEIGHTED  VALUE OR   WEIGHTED  VALUE OR   WEIGHTED  VALUE OR
                                      AMORTIZED  AVERAGE   AMORTIZED  AVERAGE   AMORTIZED  AVERAGE   AMORTIZED  AVERAGE   AMORTIZED
                                        COST     YIELD      COST      YIELD      COST      YIELD      COST      YIELD      COST
                                      ---------  --------  ---------  --------  ---------  --------   --------  --------  ----------
                                                                            (DOLLARS IN THOUSANDS)

SECURITIES AVAILABLE FOR SALE:

U.S. Government and other
  agency obligations...............     $  --       --       $  --       --       $ 2,006     6.66%      $    --     --     $   --

Equity securities-mutual funds.....        --       --          --       --            --       --            --     --      4,604

Corporate debt securities..........        --       --          --       --            --       --         2,585   5.70%        --

Certificates of deposit............       394     6.21%         99     5.60%           --       --            --     --         --

FHLB stock.........................        --       --          --       --            --       --            --     --        200

Equity securities-FHLMC
  stock............................        --       --          --       --            --       --            --     --      1,293
                                        -----                -----                -------                -------            ------
  Total securities available
  for sale.........................     $ 394     6.21%      $  99     5.60%      $ 2,006     6.66%      $ 2,585   5.70%    $6,097
                                        =====                =====                =======                =======            ======




                                                         AT JUNE 30, 1998
                                             ----------------------------------------
                                                   INVESTMENT SECURITIES TOTALS
                                             ----------------------------------------
                                             AVERAGE     CARRYING
                                             REMAINING   VALUE OR   APPROX.  WEIGHTED
                                              YEARS TO   AMORTIZED  MARKET   AVERAGE
                                              MATURITY      COST    VALUE    YIELD
                                              ---------   --------  ------   ---------
                                                      (DOLLARS IN THOUSANDS)

SECURITIES AVAILABLE FOR SALE:

U.S. Government and other
  agency obligations...............              9.92      $ 2,000   $ 2,006     6.60

Equity securities-mutual funds.....                --        4,725     4,604     5.48

Corporate debt securities..........             23.55        2,585     2,585     5.70

Certificates of deposit............              0.56          486       493     5.96

FHLB stock.........................                --          200       200       --

Equity securities-FHLMC
  stock............................                --           28     1,293    39.70
                                                -----      -------   -------    -----
  Total securities available
  for sale.........................                        $10,024   $11,181     5.77
                                                           =======   =======

     SOURCES OF FUNDS

     General. Reliance Savings Bank's primary sources of funds for use in lending, investing and for other general purposes are deposits, proceeds from principal and interest payments on loans, mortgage-backed and related securities and investment securities. Contractual loan payments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general market interest rates and economic conditions. Borrowings may be used on a short-term basis to compensate for seasonal or other reductions in normal sources of funds or for deposit inflows at less than projected levels. Reliance Savings Bank also has other lines of credit available for borrowing purposes with other local financial institutions.

     Deposits. Reliance Savings Bank offers a variety of deposit accounts having a range of interest rates and terms. Reliance Savings Bank's deposits principally consist of demand accounts (non-interest bearing checking, NOW, MMDA, and passbook) and certificates of deposit. The flow of deposits is influenced significantly by general economic conditions, changes in prevailing interest rates and competition. Reliance Savings Bank's deposits are obtained primarily from the area in which its office is located, and Reliance Savings Bank relies principally on customer service, marketing programs and long-standing relationships with customers to attract and retain these deposits. Various types and limited amounts of advertising and promotion to attract and retain deposit accounts also are used. Reliance Savings Bank does not currently solicit or currently accept brokered deposits. Management monitors Reliance Savings Bank's certificate accounts and, based on historical experience, management believes it will retain a large portion of such accounts upon maturity. Management considers Bank profitability, the matching of term lengths with assets, the attractiveness to customers and rates offered by competitors in deposit offerings and promotions. Reliance Savings Bank has been competitive in the types of accounts and interest rates it has offered on its deposit products. Reliance Savings Bank intends to continue its efforts to attract deposits as a primary source of funds for supporting its lending and investing activities.

     Reliance Savings Bank sets interest rates on its deposits on a weekly basis, based upon a number of factors, including: (i) the previous week's deposit flow; (ii) a current survey of a selected group of competitors' rates for similar products; (iii) external data which may influence interest rates;
(iv) investment opportunities and loan demands; and (v) scheduled maturities.

     The following table presents the deposit activity of Reliance Savings Bank for the periods indicated. During the low interest rate environment over the past three years, Reliance Savings Bank's deposits have declined, with depositors shifting funds from lower interest certificates of deposit to mutual funds and other investment alternatives offering higher yields. In addition, although Reliance Savings Bank has been competitively pricing its deposit products over the past two years, its core deposits have continued to decline. Reliance Savings Bank believes its office location and the characteristics of its local market area are primary contributors to this continued decline. See "--Market Area and Competition."



                                                   YEARS ENDED JUNE 30,
                                              ------------------------------
                                               1996        1997       1998
                                              -------     ------     ------
                                                       (IN THOUSANDS)
Deposits ...............................       $2,289     $4,518     $4,429

Withdrawals ............................        7,334      5,926      5,508
                                              -------     ------     ------

Net deposits (withdrawals) .............       (5,045)    (1,408)    (1,079)

Interest credited on deposits ..........          933        804        814
                                              -------     ------     ------

Total increase (decrease) in deposits ..      $(4,112)    $($604)     $(265)
                                              =======     ======     ======

     At June 30, 1997 and 1998, Reliance Savings Bank had outstanding $1.40 million and $1.40 million, respectively, in certificates of deposit in amounts of $100,000 or more maturing as follows:




                                                   AT JUNE 30,
                                                 ----------------
                                                  1997     1998
                                                 -------  -------
                                                  (IN THOUSANDS)

              Three months or less ............     $100      $--

              Over three through six months ...      112       --

              Over six through twelve months ..      843    1,196

              Over twelve months ..............      347      206
                                                 -------  -------

               Total ..........................   $1,402   $1,402
                                                 =======  =======

     The following table sets forth the distribution of Reliance Savings Bank's deposit accounts at the dates indicated and the weighted average nominal rates on each category of deposits presented.



                                                                           AT JUNE 30,
                                   -----------------------------------------------------------------------------------------
                                                1996                          1997                         1998
                                   -----------------------------  ----------------------------  ----------------------------
                                                        WEIGHTED                      WEIGHTED                      WEIGHTED
                                            PERCENT     AVERAGE            PERCENT    AVERAGE            PERCENT    AVERAGE
                                            OF TOTAL    NOMINAL            OF TOTAL   NOMINAL            OF TOTAL   NOMINAL
                                   AMOUNT   DEPOSITS     RATE     AMOUNT   DEPOSITS    RATE     AMOUNT   DEPOSITS    RATE
                                   ------   --------    --------  ------   --------   --------  ------   --------   --------
                                                                 (DOLLARS IN THOUSANDS)

DEMAND ACCOUNTS:
 Non-interest bearing ...........  $    89     0.49%        --%   $    35       0.20%     --%   $   68     0.39%        --%

 Interest-bearing (NOW) .........      126     0.69       2.50         92       0.52    2.50        35     0.20       2.50

 Money market ...................      952     5.23       3.45        926       5.26    3.45       852     4.92       3.40

 Passbook .......................    2,775    15.25       2.78      2,660      15.12    2.78     2,350    13.56       2.77
                                   -------  -------               -------     ------           -------   ------

  Total demand accounts .........    3,942    21.66       2.87      3,713      21.10    2.91     3,305    19.07       2.87


CERTIFICATE OF DEPOSIT ACCOUNTS:

 Six months and less ............    7,230    39.73       5.59      6,410      36.43    5.59     6,452    37.23       5.62

 Six to twelve months ...........    3,533    19.41       5.49      4,326      24.58    5.49     3,972    22.91       5.66

 Thirteen to 36 months ..........    2,813    15.46       5.84      2,807      15.95    5.84     3,221    18.59       5.91

 37 to 60 months ................      632     3.47       6.01        289       1.64    6.01       380     2.20       6.22

 61 to 90 months ................       50     0.27       8.00         51       0.29    8.00        --       --         --

 Jumbo (over 90 months) .........       --       --         --         --         --      --        --       --         --
                                   -------  -------               -------     ------           -------   ------

 Total certificates of deposit ..   14,258    78.34       5.64     13,883      78.90    5.63    14,025    80.93       5.71
                                   -------  -------               -------     ------           -------   ------

 Total deposit accounts .........  $18,200   100.00%      5.04    $17,596     100.00%   5.05   $17,330   100.00%      5.17
                                   =======  =======               =======     ======           =======   ======

     The following table presents, by various rate categories, the amount of certificate accounts outstanding at June 30, 1996, 1997 and 1998 and the periods to maturity of the certificate accounts outstanding at June 30, 1998.

                                                                   PERIOD TO MATURITY FROM JUNE 30, 1998
                                                                --------------------------------------------
                                           AT JUNE 30,
                                  --------------------------    WITHIN ONE  ONE TO THREE
                                    1996      1997      1998       YEAR        YEARS      THEREAFTER    TOTAL
                                  --------  --------  --------  ----------  ------------  ----------   -------
                                                                   (IN THOUSANDS)
CERTIFICATE OF DEPOSIT ACCOUNTS:

  3.99% and less ...............  $    10    $    11   $    11    $    11       $    --     $    --    $    11

  4.00% to 4.99% ...............       95         --        --         --            --          --         --

  5.00% to 5.99% ...............   11,180     11,138     9,938      7,971         1,738         229      9,938

  6.00% to 6.99% ...............    2,402      2,467     3,797      2,380         1,319          98      3,797

  7.00% to 7.99% ...............      521       216       227          63           164          --        227

  8.00% to 8.99% ...............       50        51        52          --            --          52         52

  9.00% to 9.99% ...............       --        --        --          --            --          --         --
                                  -------   -------   -------     -------       -------     -------    -------

    Total ......................  $14,258   $13,883   $14,025     $10,425       $ 3,221     $   379    $14,025
                                  =======   =======   =======     =======       =======     =======    =======

     Borrowings and Other Financial Transactions. Reliance Savings Bank's other available sources of funds include notes payable to the FHLB-Chicago and collateralized borrowings. As a member of the FHLB-Chicago, Reliance Savings Bank is required to own capital stock in and is authorized to apply for borrowings from the FHLB-Chicago. Each FHLB credit program has its own interest rate, which may be fixed or variable, and a range of maturities. The FHLB-Chicago may prescribe the acceptable uses for these borrowings, as well as limitations on the amount and repayment provisions. Reliance Savings Bank has borrowed funds in the past, and will continue to monitor use of this source in the future. At June 30, 1997 and 1998, Reliance Savings Bank had $4.0 million and $2.0 million, respectively, outstanding from the FHLB-Chicago. Other sources of funding are from correspondent banks on a short-term basis.

     Reliance Savings Bank's borrowings from time to time include reverse repurchase agreements and repurchase agreements. The form of reverse repurchase agreements used by Reliance Savings Bank involves the sale of securities owned by Reliance Savings Bank with a commitment to repurchase the same or substantially the same securities at a predetermined price at a future date, typically within 30 days to 12 months. The form of repurchase agreements used by Reliance Savings Bank generally are entered into with local businesses and institutions seeking to deposit funds in excess of insurable limits. Both of these transactions are treated as borrowings on Reliance Savings Bank's financial statements. These transactions are authorized by Reliance Savings Bank's Investment policy and are governed by agreements with primary government dealers under PSA Master Repurchase Agreements. At June 30, 1997, Reliance had $2.0 million outstanding reverse repurchase agreements. At June 30, 1998, Reliance had no outstanding reverse repurchase agreements.

     The following table sets forth certain information regarding Reliance Savings Bank's FHLB-Chicago advances, reverse repurchase agreements and repurchase agreements at or for the periods ended on the dates indicated.



                                                     AT OR FOR THE
                                                  YEAR ENDED JUNE 30,
                                                ------------------------
                                                1996     1997      1998
                                                ----    ------    ------
                                                      (IN THOUSANDS)
  FHLB-CHICAGO ADVANCES:
   Average balance outstanding .............    $134    $1,775    $3,812
   Maximum amount outstanding at
    any month-end during the period ........     650     4,000     4,000
   Balance outstanding at end of period ....      --     4,000     2,000
   Weighted average interest rate
    during the period(1) ...................    5.82%     5.91%     6.06%
   Weighted average interest rate
    at end of period .......................      --      5.97%     6.19%
  REVERSE REPURCHASE AGREEMENTS:
   No activity
  REPURCHASE AGREEMENTS:
   Average balance outstanding .............    $ --    $1,347    $  532
   Maximum amount outstanding at any
    month-end during the period ............      --     3,000     2,000
   Balance outstanding at end of period ....      --     2,000        --
   Weighted average interest rate during
    the period .............................      --      5.72%     5.80%
   Weighted average interest rate at end
    of period ..............................      --      5.70%       --


---------------

(1) Computed on the basis of average monthly balances.

REGULATIONS

     Reliance Savings Bank consummated its conversion from a mutual to a stock savings bank on April 18, 1996. The following discussion involves regulations as they apply to stock savings banks and is intended to be a summary of key regulatory issues and not a comprehensive description of all applicable regulations.


     Reliance Savings Bank is a Wisconsin-chartered stock savings bank and its deposit accounts are insured up to applicable limits by the FDIC under the SAIF. Reliance Savings Bank is subject to extensive regulation by the WDFI, as its chartering agency, and by the FDIC, as its deposit insurer and principal federal regulator. The lending and investment authority of Reliance Savings Bank is prescribed by Wisconsin law and regulations, as well as applicable federal law and regulations, and Reliance Savings Bank is prohibited from engaging in any activities not permitted by such law and regulations. Reliance is a one-bank holding company subject to regulatory oversight by the Board of Governors of the Federal Reserve System ("FRB"), the WDFI and the SEC.

     PENDING FINANCIAL MODERNIZATION LEGISLATION


     On May 13, 1998, the U.S. House of Representatives passed a sweeping financial modernization bill, H.R. 10, "The Financial Services Act of 1998," by a vote of 214 to 213. The bill was first proposed by the Clinton Administration on May 21, 1997. The final House version differed in many significant respects from the Administration's proposal. The Senate began hearings on the legislation in June 1998, and while significant progress was made in the Senate Banking Committee, a series of procedural moves by a small group of Senators prevented the bill from reaching the full Senate for a vote before the 105th Congress adjourned.

     It seems likely that financial industry reform legislation will be introduced in the next legislative session. It is impossible to predict whether such legislation would be as broad in scope as H.R.10, what its form or contents might be, or whether it would have any realistic chance of adoption.

     WISCONSIN SAVINGS BANK REGULATIONS


     Regulations administered by the Administrator of the WDFI-Division of Savings Institutions ("Administrator") govern various aspects of the activities and operations of Wisconsin-chartered savings banks.


     Examinations and Assessments. Reliance Savings Bank is required to file periodic reports with and is subject to examination at least once every 18-month period by the Administrator. Savings banks are required to pay examination fees and annual assessments to fund the supervisory operations of the Administrators. Based on the assessment rates published by the Administrator and Reliance Savings Bank's total assets of $43.4 million at December 31, 1997, Reliance Savings Bank paid $1,822 in assessments for the period ended June 30, 1998.

     Loans and Investments. Under Wisconsin law, Reliance Savings Bank is authorized to make, invest in, sell, purchase, participate or otherwise deal in mortgage loans or interests in mortgage loans without geographic restriction, including loans made on the security of residential and commercial property. Savings banks may lend funds, on a secured or unsecured basis, for commercial or consumer purposes, provided that aggregate commercial loans do not exceed 10% of the savings bank's total assets and aggregate consumer loans do not exceed 10% of the savings bank's total assets. Subject to certain limited exceptions, savings banks may not make a loan secured by a first lien mortgage in an amount in excess of 90% of the fair value of the real estate security.

     Subject to statutory and regulatory limitations, savings banks may also invest funds in certain types of debt and equity securities, including obligations of federal, state and local governments and agencies. Subject to prior approval of the Administrator, compliance with capital requirements, and certain other restrictions, savings banks may invest in residential housing development projects. Savings banks may invest in service corporations or subsidiaries with the prior approval of the Administrator, subject to certain restrictions. Reliance Savings Bank does not have any subsidiary operations.


     The lending and investment powers of Wisconsin savings banks also are limited by FDIC regulation and other federal law and regulations. See "Regulatory Legislation Affecting Deposit Insurance".

     Loans to One Borrower. Wisconsin-chartered savings banks may make loans and extensions of credit, both direct and indirect, to one borrower in amounts up to 15% of capital plus an additional 10% for loans fully secured by readily marketable collateral. In addition, savings banks may make loans to one borrower for any purpose in an amount not to exceed $500,000, or to develop domestic residential housing units in an amount not to exceed the lesser of $30 million or 30% of capital, provided certain conditions are satisfied. At June 30, 1998, Reliance Savings Bank had loans or groups of loans totaling $4.3 million which exceeded the loans-to-one borrower limitation of $3.3 million. Reliance Savings Bank has effectuated a $4.0 million participation agreement with St. Francis to reduce the loans below the limitation.


     Qualified Thrift Lender. As a Wisconsin-chartered savings bank, Reliance Savings Bank must qualify for and maintain a level of qualified thrift investments equal to 60% of its assets as prescribed in Section 7701(a)(19) of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code"). At June 30, 1998, Reliance Savings Bank maintained over 80% of its assets in qualified thrift investments and therefore met the qualified thrift-requirement.

     Dividend Limitations. A savings bank which meets its regulatory capital requirement may declare dividends on capital stock based upon net profits, provided that its paid-in surplus equals its capital stock. If the paid-in surplus of the savings bank does not equal its capital stock, the board of directors may not declare a dividend unless at least 10% of the net profits of the preceding half year in the case of quarterly or semi-annual dividends, or 10% of the net profits of the preceding year in the case of annual dividends, has been transferred to paid-in surplus. In addition, prior approval of the Administrator is required before dividends exceeding 50% of profits for any calendar year may be declared and before a dividend may be declared out of retained earnings. Under the Administrator's regulations, a savings bank which has converted from mutual to stock form also is prohibited from paying a dividend on its capital stock if the effect thereof would cause the regulatory capital of the savings bank to be reduced below the amount required for its liquidation account.

     Liquidity. Savings banks are required to maintain an average daily balance of liquid assets (including cash, certain time deposits, certain banker's acceptances, certain corporate debt securities and highly rates commercial paper, securities of certain mutual funds and specified United States government, state or federal agency obligations) of not less than 8% of its average daily balance during the preceding calendar month of its net withdrawable accounts plus its short-term borrowings. Also required is a "primary liquid assets" ratio of at least 4% of average daily withdrawable accounts and short-term borrowings. "Primary liquid assets" is defined as primary short-term liquid assets and U.S. government and federal agency securities. On June 30, 1998, Reliance Savings Bank's liquidity ratio was 78.56%.

     CERTAIN FEDERAL REGULATIONS

     Provisions of federal law address risk reduction and the promotion of standards of safety and soundness for insured depository institutions.

     Examinations and Audits. Federal regulations require: (i) annual on-site examinations for all depository institutions except those well-capitalized institutions with assets of less than $100 million; (ii) annual audits by independent public accountants for all insured institutions with assets in excess of $500 million; (iii) the formation of independent audit committees of the boards of directors of insured depository institutions for institutions with assets equal to or in excess of $500 million; and, (iv) management of depository institutions to prepare certain financial reports annually and to establish internal compliance procedures.

     Prompt Corrective Regulatory Action. Federal bank regulators are required to take certain supervisory actions with respect to undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Under the regulations, an institution shall be deemed to be: (i) "well-capitalized" if it has a total risk-based capital ratio of 10.0% or more, has Tier 1 risk-based capital of 6.0% or more, has a Tier 1 leverage capital ratio of 5.0% or more and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 4.0% or more and a Tier 1 leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well-capitalized"; (iii) "undercapitalized" if it has a total risk-based capital ratio less than 8.0%, a Tier 1 risk-based capital ratio less than 4.0% or a Tier 1 leverage capital ratio less than 4.0% (or less than 3.0% under certain circumstances); (iv) "significantly undercapitalized" if it has a total risk-based capital ratio less than 6.0%, a Tier 1 risk-based capital ratio less than 3.0% or a Tier 1 leverage ratio less than 3.0%; and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets equal to or less than 2.0%.

     Subject to limited exceptions, insured institutions in any of the undercapitalized categories are prohibited from declaring dividends, making any other capital distribution or paying a management fee to a controlling person. Undercapitalized and significantly undercapitalized institutions are subject to certain mandatory supervisory actions and face more severe restrictions. Reliance Savings Bank currently exceeds all applicable regulatory capital requirements and therefore is not subject to prompt corrective action.

     At June 30, 1998, Reliance Savings Bank was a "well-capitalized" institution under the prompt corrective actions regulations.

     Brokered Deposits; Interest Rate Limitations. FDIC regulations govern the acceptance of brokered deposits by insured depository institutions. The capital position of an institution determines whether and with what limitations an institution may accept brokered deposits. A "well-capitalized" institution (one that significantly exceeds specified capital ratios) may accept brokered deposits without restriction. "Undercapitalized" institutions (those that fail to meet minimum regulatory requirements) may not accept brokered deposits and "adequately capitalized" institutions (those that are not "well-capitalized" or "undercapitalized") may only accept such deposits with the consent of the FDIC. "Adequately capitalized" institutions may apply for a waiver by letter to the FDIC. An institution that is not "well-capitalized", even if meeting minimum capital requirements, may not solicit brokered or other deposits by offering interest rates that are significantly higher than the relevant local or national rate as determined under the regulations. As a "well-capitalized" institution, Reliance Savings Bank may accept brokered deposits without restrictions. At June 30, 1998, Reliance Savings Bank had no brokered deposits.

     Uniform Lending Standards. Savings banks must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit secured by liens or interests in real estate or made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards (including loan-to-value limits) that are clear and measurable, loan administration procedures and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies adopted by federal bank regulators. Reliance Savings Bank has adopted and maintains such policies.

     Standards for Safety and Soundness. On July 10, 1995, federal bank regulators adopted the Interagency Guidelines Establishing Standards for Safety and Soundness (the "Guidelines") and also adopted a final rule establishing deadlines for submission and review of safety and soundness compliance plans. Federal bank regulators are authorized, but not required, to request a compliance plan for failure to satisfy the safety and soundness standards set out in the Guidelines. An institution must file a compliance plan within 30 days of a request to do so from the institution's primary federal regulators. Regulators expect to request a compliance plan from an institution whose failure to meet one or more of the standards is of such severity that it could threaten the safe and sound operation of the institution.

     The Guidelines prescribe operational and managerial standards for all insured depository institutions relating to internal controls, information systems and audit systems; loan documentation; credit underwriting; interest rate risk exposure; asset growth; and compensation fees and benefits. Reliance Savings Bank believes that its operational and managerial standards substantially comply with the standards set forth in the Guidelines and that compliance with the Guidelines will therefore not impose a significant burden on Bank operations.

     Restrictions Upon State-Chartered Banks. FDIC regulations governing equity investments of Reliance Savings Bank prohibit certain equity investments and generally limit the activities and equity investments of FDIC-insured state-chartered banks and their subsidiaries to those permissible for federally chartered national banks and their subsidiaries. Reliance Savings Bank does not hold any impermissible equity investments.

     Reliance Savings Bank must obtain the FDIC's prior approval before directly, or indirectly through a majority-owned subsidiary, engaging "as principal" in any activity that is not permissible for a national bank unless certain exceptions apply. In order for a state bank to conduct an activity as principal without the FDIC's consent, the activity must be conducted in the same manner in which a national bank is authorized to conduct the activity. The activity regulations provide that state banks which meet all regulatory capital requirements may engage in certain activities that are not permissible for national banks which are deemed not to present a significant risk to the insurance fund, including guaranteeing certain obligations of others, activities which the FRB has found to be closely related to banking and certain securities activities conducted through subsidiaries. The FDIC will not approve an activity it determines would present a significant risk to the FDIC insurance fund. Reliance Savings Bank activities are of a type permissible under applicable federal regulations.

CAPITAL MAINTENANCE

     FDIC Regulation. FDIC-insured institutions are required to follow certain capital adequacy guidelines which prescribe minimum levels of capital and require that institutions meet certain risk-based capital requirements. Reliance Savings Bank is required to meet the following capital standards: (i) "Tier 1 capital" in an amount not less than 3% of total assets; (ii) "Tier 1 capital" in an amount not less than 4% of risk-weighted assets; and (iii) "total capital" in an amount not less than 8% of risk-weighted assets.

     FDIC-insured institutions in the strongest financial and managerial condition (with a composite rating of "1" under the Uniform Financial Institutions Rating System established by the Federal Financial Institutions Examination Council) are required to maintain "Tier 1 capital" equal to at least 3% of total assets (the "leverage capital" requirement). Tier 1 capital is defined to include the sum of stockholders' equity, noncumulative perpetual preferred stock (including any related surplus), and minority interests in consolidates subsidiaries, minus all intangible assets (with certain exceptions), identified losses and qualifying investments in securities subsidiaries. An institution that fails to meet the minimum leverage capital requirement must file a capital restoration plan with the appropriate

FDIC regional director. At June 30, 1998, Reliance Savings Bank's ratio of Tier 1 capital to total assets was 48.92% or 45.92% in excess of the minimum leverage capital requirement.

     FDIC-insured institutions also are required to adhere to certain risk-based capital guidelines which are designed to provide a measure of capital more sensitive to the risk profiles of individual banks. Under the risk-based capital guidelines, capital is divided into two tiers: core (Tier 1) capital, as defined above, and the supplementary capital (Tier 2). Tier 2 capital is limited to 100% of core capital and includes cumulative preferred stock, perpetual preferred stock, mandatory convertible securities, subordinated debt, intermediate preferred stock and allowance for possible loan and lease losses. Allowance for possible loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Total capital is the sum of Tier 1 and Tier 2 capital. The risk-based capital framework assigns balance sheet assets to one of four broad risk categories which are assigned risk-weights ranging from 0% to 100% based primarily on the degree of credit risk associated with the obligor. Off-balance sheet items are converted to an on-balance sheet "credit equivalent" amount utilizing certain conversion factors. The weighted sum of the four risk-weighted categories equals risk-weighted assets. At June 30, 1998, Reliance Savings Bank's Tier 1 capital to risk-weighted assets was 69.71% or 65.71% in excess of the FDIC requirement, and Reliance Savings Bank's total capital to risk-weighted assets was 49.32%, or 41.32% in excess of the FDIC requirement.

     Wisconsin Regulations. Wisconsin-chartered savings banks are required to maintain a minimum capital to assets ratio of 6% and must maintain total capital necessary to ensure the continuation of insurance of deposit accounts by the FDIC. If the Administrator determines that the financial condition, history, management or earning prospects of a savings bank are not adequate, the Commissioner may require a higher minimum capital level for the savings bank. If a savings bank' capital ratio falls below the required level, the Administrator may direct the savings bank to adhere to a specific written plan established by the Administrator to correct the savings bank's operations, including a prohibition on the declaration of dividends by the savings bank's board of directors. At June 30, 1998, Reliance Savings Bank's total capital, as calculated under Wisconsin law, was $21.2 million, or 51.08% of total assets, which was 45.08% in excess of the required amount.

     INSURANCE OF DEPOSITS


     Reliance Savings Bank's deposits are insured to applicable limits under the SAIF of the FDIC. The FDIC regulations assign institutions to a particular capital group based on the level of an institution's capital: "well capitalized", "adequately capitalized", or "under capitalized". These three groups are then divided into three subgroups reflecting varying levels of supervisory concern, from those institutions considered to be healthy to those which are considered to present substantial supervisory risk. This matrix results in nine assessment risk classifications, with well-capitalized, financially sound, institutions paying lower insurance of account premium rates than are paid by undercapitalized institutions that could pose a risk of loss to the insurance fund absent corrective action.

     At present, Reliance Savings Bank pays no deposit insurance premium based on its risk-based classification. While a future increase in insurance premiums could have an adverse effect on earnings, Reliance Savings Bank does not expect any increase in insurance assessments in the reasonably foreseeable future.


     The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. If insurance of accounts is terminated, the accounts at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which could result in termination of the deposit insurance of Reliance Savings Bank.

     REGULATORY LEGISLATION AFFECTING DEPOSIT INSURANCE

     Deposits of Reliance Savings Bank currently are insured to applicable limits by the FDIC under the SAIF. The FDIC also insures commercial bank deposits under the Bank Insurance Fund ("BIF"). Premium levels are set in order to permit the funds to be capitalized at a level equal to 1.25% of total fund deposits. Assessment rate changes made in 1995 created a deposit insurance premium disparity between the two funds; while most BIF members were paying only a nominal $2,000 annual premium, SAIF members were paying average rates of 23.4 basis points of deposits.

     On September 30, 1996, Congress passed legislation to address the deposit insurance premium disparity. The "Deposit Insurance Funds Act of 1996" (the "DIF Act"), included as part of an Omnibus Appropriations Bill, directed the FDIC to impose a special assessment on SAIF-assessable deposits at a rate that would cause the SAIF to achieve its designated reserve ratio of 1.25% of SAIF-insured deposits as of October 1, 1996. The DIF Act required that the special assessment be applied against the SAIF-assessable deposits held be institutions as of March 31, 1995. Pursuant to a final rule issued by the FDIC on October 16, 1996, the special assessment rate was determined to be 65.7 basis points. This one-time special assessment fully capitalized the SAIF and was collected on November 27, 1996.


     The amount of the assessment to Reliance Savings Bank was $144,000. The special assessment was recorded on September 30, 1996 and had the effect of reducing Reliance Savings Bank's earnings and capital by the after-tax amount of the assessment as of the date of enactment, which was $87,000 or $0.04 per share. As described below, with the recapitalization of the SAIF, BIF and SAIF regular premiums will be comparable.

     In addition, the DIF Act provided for the merger of BIF and SAIF into a single Deposit Insurance Fund. This provision was scheduled to become effective January 1, 1999, assuming that no insured depository institution is a savings association on that date. The DIF legislation contemplated that further federal legislation would be adopted to provide for a phase out over time of the savings association charter; however, no such legislation was or will be adopted prior to January 1, 1999. The DIF Act also calls for the Secretary of the Treasury to undertake a study concerning the development of a common charter for all insured depository institutions and the abolition of separate and distinct charters for banks and savings associations.

     Management does not anticipate that any of the foregoing legislation will have a material impact on the Company's financial condition in future periods.

     RESTRICTIONS ON LOANS TO AND TRANSACTIONS WITH INSIDERS AND AFFILIATES

     FRB regulations limit the total amount a savings bank may lend to its executive officers, directors, principal shareholders and their related interests (collectively referred to herein as "affiliated persons"). Generally, an affiliated person may borrow an aggregate amount not exceeding 15% of a savings bank's unimpaired capital and unimpaired surplus on an unsecured basis and an additional 10% on a secured basis. The regulations limit, with certain exceptions, the aggregate amount a depository institution may lend to affiliated persons as a class to an amount not exceeding the institution's unimpaired capital and unimpaired surplus.


     The FRB regulations also require that extensions of credit to insiders (a) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (b) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of the Reliance Savings Bank's capital. In addition, extensions of credit in excess of certain limits must be approved by the Bank's Board of Directors. Recent legislation now permits Reliance Savings Bank to make loans to executive officers, directors and principal stockholders on preferential terms, provided the extension of credit is made pursuant to a benefit or compensation program that is widely available to employees of Reliance Savings Bank or its affiliates and does not give preference to any insider over other employees of Reliance Savings Bank.


     Reliance Savings Bank also must comply with Sections 23A and 23B of the Federal Reserve Act relating to transactions with affiliates in the same manner and to the same extent as if the savings bank were a Federal Reserve member bank. Generally, Sections 23A and 23B limit the extent to which an insured institution or its subsidiaries may engage in certain covered transactions with an affiliate to an amount equal to 10% of such institution's capital and surplus, plus an aggregate limit on all such transactions with affiliates to an amount equal to 20% of such capital and surplus, and require that all transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to non-affiliates. The term "covered transaction" includes the making of loans, the purchase of assets, issuance of a guaranty and similar other types of transactions. The Administrator, for safety and soundness reasons, may impose more stringent restrictions on savings banks but may not exempt transactions from or otherwise abridge Sections 23A and 23B. Exemptions form 23A and 23B may be granted only by the FRB.

     Unless prior approval of the Administrator is obtained, a savings bank may not purchase, lease or acquire a site for an office building or an interest in real estate from an affiliated person, including a stockholder owning more than 10% of its capital stock, or from any firm, corporation, entity or family in which an affiliated person or 10% stockholder has a direct or indirect interest. Reliance Savings Bank has not been significantly affected by such restrictions on loans to and transactions with affiliates.

     COMMUNITY REINVESTMENT ACT


     Under the Community Reinvestment Act of 1977, as amended (the "CRA"), as implemented by FDIC regulations, Reliance Savings Bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services it believes are best suited to its particular community. The CRA requires the FDIC, in connection with its examination of a bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The law requires public disclosure of an institution's CRA rating and also requires the primary regulator to provide a written evaluation of an institution's performance. Reliance Savings Bank's latest CRA rating, received on December 15, 1997 was satisfactory.

     On May 4, 1995, the federal banking regulators adopted a final rule ("Final CRA Rule") governing compliance with the CRA. The Final CRA Rule eliminates the previous CRA regulation's 12 assessment factors and substitutes a performance based evaluation system. The Final CRA Rule will be phased in over a period of time and become fully effective by July 1, 1997. Under the Final CRA Rule, an institution's performance in meeting the credit needs of its entire community, including low- and moderate-income areas, as required by the CRA, will generally be evaluated under three assessment tests relating to lending, investment and service.


     Management of the holding company does not anticipate that the new CRA regulations will adversely affect Reliance Savings Bank.

     FEDERAL RESERVE SYSTEM


     Regulation D, promulgated by the FRB, imposes reserve requirements on all depository institutions, including savings banks and savings institutions, which maintain transaction accounts or non-personal time deposits. Checking accounts, NOW accounts and certain other types of accounts that permit payments or transfers to third parties all within the definition of transaction accounts and are subject to Regulation D reserve requirements, as are any non-personal time deposits (including certain money market deposit accounts) at a savings institution. For 1998, a depository institution must maintain average daily reserves equal to 3% of the first $47.8 million of net transaction accounts, plus 10% of that portion of total transaction accounts in excess of $47.8 million. The first $4.7 million of otherwise reservable balances are exempt from the reserve requirements. These percentages and threshold limits are subject to adjustment by the FRB. As of June 30, 1998, Reliance Savings Bank met its Regulation D reserve requirements.


     Thrift institutions also have authority to borrow from the Federal Reserve Bank "discount window", but FRB policy generally requires thrift institutions to exhaust all sources before borrowing from the Federal Reserve System. Reliance Savings Bank had no discount window borrowings as of June 30, 1998.

     FEDERAL HOME LOAN BANK SYSTEM


     The Federal Home Loan Bank System, consisting of 12 FHLBs, is under the jurisdiction of the Federal Housing Finance Board ("FHFB"). The designated duties of the FHFB are to supervise the FHLBs; ensure that the FHLBs carry out their housing finance mission; ensure that the FHLBs remain adequately capitalized and able to raise funds in the capital market; and ensure that the FHLBs operate in a safe and sound manner.

     Reliance Savings Bank, as a member of the FHLB-Chicago, is required to acquire and hold shares of capital stock in the FHLB-Chicago in an amount equal to the greater of: (i) 1% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or (ii) 1% of 30% of total assets. Reliance Savings Bank is in compliance with this requirement with an investment in FHLB-Chicago stock of $200,000 at June 30, 1998.

     Among other benefits, the FHLBs provide a central credit facility primarily for member institutions. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB-Chicago. At June 30, 1998, Reliance Savings Bank had $2.0 million in advances outstanding from FHLB-Chicago.

     HOLDING COMPANY REGULATION

     Federal Regulation. Reliance is a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the "BHCA"). As such, Reliance is subject to examination, regulation and periodic reporting under the BHCA, as administered by the FRB. The FRB has adopted capital adequacy guidelines for bank holding companies (on a consolidated basis) substantially similar to those of the FDIC for Reliance Savings Bank. Reliance's total Tier 1 capital significantly exceeded such capital adequacy requirements.

     Reliance is required to obtain the prior approval of the FRB to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior FRB approval will be required for Reliance to acquire direct or indirect ownership or control of any voting securities of any bank holding company if, after giving effect to such acquisition, it would directly or indirectly, own or control more than 5% of any class of voting shares of such bank or bank holding company. The BHCA also prohibits the acquisition by Reliance of more than 5% of the voting shares of substantially all the assets of a bank located outside the State of Wisconsin unless such an acquisition is specifically authorized by the laws of the state in which such bank is located.

     FRB regulations govern a variety of bank holding company matters, including redemption of outstanding equity securities, and non-banking activities. A bank holding company generally is prohibited from engaging in, acquiring direct or indirect control of any company engaged in non-bank activities. One of the principal exemptions to this prohibition is for activities found by the FRB to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities the FRB has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and
(vii) acquiring and/or operating a savings and loan association.

     Pursuant to FRB policy, dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with its capital needs, asset quality and overall financial condition. The FRB policy also requires that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity. These policies could affect the ability of Reliance to pay cash dividends.

     Subsidiary banks of a bank holding company are subject to certain quantitative and qualitative restrictions imposed by the Federal Reserve Act on any extension of credit to, or purchase of assets from, or letter of credit on behalf of, the bank holding company or its subsidiaries, and on the investment in or acceptance of stocks or securities of such holding company or its subsidiaries as collateral for loans. In addition, provisions of the Federal Reserve Act and FRB regulations limit the amounts of, and establish required procedures and credit standards with respect to, loans and other extensions of credit to officers, directors and principal shareholders of Reliance Savings Bank, the company, any subsidiary of Reliance and related interests of such persons. See "Restrictions on Loans and Transactions with Insiders and Affiliates." Moreover, subsidiaries of bank holding companies are prohibited from engaging in certain tie-in arrangements (with Reliance or any of its subsidiaries) in connection with any extension of credit, lease, sale of property or furnishing of services.

     Reliance and its subsidiary, Reliance Savings Bank, will be affected by the monetary and fiscal policies of various agencies in the United States government, including the Federal Reserve System. In view of changing conditions in the national economy and in the money markets, it is impossible for management of Reliance to accurately predict future changes in monetary policy or the effect of such changes on the business or financial condition of Reliance.

     State Savings Bank Holding Company Regulation. In addition to the FRB bank holding company regulations, a bank holding company that owns or controls, directly or indirectly, more than 25% of the voting securities of a savings bank also is subject to regulation as a savings bank holding company by the Administrator.

     ACQUISITION OF THE HOLDING COMPANY


     Under the federal Change in Bank Control Act of 1978, as amended ("CBCA"), a notice must be submitted to the FRB if any person (including a company), or group acting in concern, seeks to acquire 10% of more of the outstanding shares of Reliance Common Stock, unless the FRB has found that the acquisition will not result in a change in control of Reliance. Under the CBCA, the FRB has 60 days within which to act on such notices, taking into consideration convenience and needs of the communities served by Reliance and Reliance Savings Bank, and the anti-trust effects of the acquisition. Under the BHCA, company would be required to obtain prior approval from the FRB, or have such approval waived by the FRB, before it may obtain "control" of Reliance within the meaning of the BHCA. Control generally is defined to mean the ownership or power to vote 25% or more of any class of voting securities of Reliance or the ability to control in any manner the election of a majority of Reliance's directors. In addition, the BHCA prohibits the acquisition of Reliance by a bank holding company located outside the State of Wisconsin, unless such acquisition is specifically authorized by Wisconsin Law.


     EMPLOYEES

     Reliance Savings Bank had 5 full-time and 2 part-time employees at June 30, 1998. The employees of Reliance Savings Bank are not represented by a collective bargaining unit and Reliance Savings Bank believes its relationship with its employees to be good.

     PROPERTIES

     Reliance Savings Bank conducts its operations through its full-service office listed below.


                                                                NET BOOK VALUE
                                  YEAR                          OF PROPERTY AT
         LOCATION                OPENED      OWNED OR LEASED    JUNE 30, 1998
         --------                ------      ---------------    --------------
3140 South 27th Street            1953          Owned              $41,000
Milwaukee, WI 53215

     LEGAL PROCEEDINGS

     Reliance Savings Bank is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business, which in the aggregate involve amounts that are believed by management to be immaterial to the financial condition of Reliance Savings Bank.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF RELIANCE

GENERAL

     Reliance's business currently consists of the business of Reliance Savings Bank. Reliance Savings Bank is headquartered in Milwaukee, Wisconsin and is a community-oriented, full-service financial institution offering a variety of retail financial services to meet the needs of the communities it serves. Reliance Savings Bank's principal business consists of attracting funds in the form of deposits and investing such funds in loans secured by real estate, investment securities (including United States government and other agency obligations and mutual funds) and mortgage-backed and related securities.

     The earnings of Reliance Savings Bank depend primarily on its level of net interest income, which is the difference between interest earned on interest-earning assets, consisting primarily of mortgage loans, mortgage-backed and related securities and other investment securities, and the interest paid on interest-bearing liabilities, consisting primarily of deposits. Net interest income is a function of Reliance Savings Bank's interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities as well as a function of the average balance of interest-earning assets as compared to interest-bearing liabilities. Many of Reliance Savings Bank's assets, including mortgage loans and mortgage-backed and related securities, are subject to reinvestment risk. During periods of falling interest rates, higher yielding loans and mortgage-backed and related securities are more likely to prepay and Reliance Savings Bank may not be able to reinvest the proceeds from such repayment in loans or securities with yields similar to those prepaying. Reliance Savings Bank's earnings also are affected by the level of its other income, including loan servicing, commitment and origination fees and gains on sale of loans and investments as well as its level of noninterest expenses, including employee compensation and benefits, directors' fees, occupancy and equipment costs and federal deposit insurance premiums. Reliance Savings Bank's operating results are significantly affected by general economic conditions, and the monetary, fiscal and regulatory policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flow and cost of funds likewise are heavily influenced by prevailing market rates of interest on competing investment alternatives, account maturities and the levels of personal income and savings in Reliance Savings Bank's primary market area.






YEAR 2000 ISSUE

     The "Year 2000 Issue" concerns a problem resulting from computer programs being written using two digits rather than four digits to define the applicable year. Any of Reliance's software programs, or software programs used by its third-party providers, that are date-sensitive may recognize a date using "00" as the year 1900 rather than the year 2000. If not corrected, this problem could cause a major system failure or miscalculations and represent a material cost to Reliance.

     During 1997, Reliance developed a Year 2000 Compliance Plan and conducted a review of its computer systems and its third-party systems identifying those that could be affected by the Year 2000 Issue. The inventory prepared included a review of its non-computer equipment and infrastructure issues, such as its heating, ventilation and air-conditioning equipment, and security equipment, which could have embedded systems, to verify that they will function in Year 2000. The plan also identified all third-party service providers, vendors, and commercial credit customers doing business with Reliance.

     All of Reliance's equipment, vendors and suppliers, and commercial credit customers were analyzed and segregated into two categories, critical systems and non-critical systems. Critical systems were defined as those having date-sensitive attributes which, if not Year 2000 compliant, could have a material impact on the operations of Reliance. Non-critical systems were defined as those having date-sensitive attributes which, if not Year 2000 compliant, could continue to function by alternative methods which would not have a material impact on the operations of Reliance. An example of a critical system is Reliance's internal data-processing systems and those of its third-party providers since non-compliance would pose a significant risk to Reliance. An example of a non-critical piece of equipment is Reliance's postage meter since, if non-compliant, the alternative is to use stamps.

     During the first quarter of 1998, Reliance initiated formal communications with all of its significant vendors, suppliers, and commercial credit customers to inform them of Reliance's plan for Year 2000 compliance and to determine the extent to which Reliance is vulnerable to those third parties' failure to remedy their own Year 2000 issue. There can be no assurance that the systems of other organizations upon which Reliance's operations rely, including essential utilities and telecommunications providers, will be timely converted, or would not have a materially adverse effect on Reliance. A target date of December 31, 1998 has been established for the initial assessment of the responses of vendors, suppliers and significant credit customers.

     Reliance has not incurred any costs to date associated with its Year 2000 readiness plans other than the soft-dollar costs relating to its review process. Reliance estimates its costs to be between $30,000 and $40,000 to upgrade its computer hardware to be Year 2000 compliant. Reliance believes that, with modifications to existing software used by Reliance and by its third-party providers, the Year 2000 problem will not pose significant operational problems for Reliance. Reliance does not anticipate costs to remedy the Year 2000 issue will have a material impact on the financial condition of Reliance.

     Due to the pending merger with St. Francis, the concerns related to the Year 2000 issue may have little or no impact on the operations of Reliance as it exists now. However, Reliance has developed contingency plans should the merger not be completed. Those plans include the purchase of Year 2000 computer hardware and for the testing of its computer systems with its third-party servicer to be completed before the end of the first quarter of 1999.


MANAGEMENT STRATEGY

     For many years, Reliance Savings Bank's financial condition has been characterized by high capital and liquidity levels. While Reliance Savings Bank has in recent years had funds to lend, Reliance Savings Bank believes there has been a diminishing demand for one- to four-family mortgage loans in its local market area (generally defined as an area within a three-mile radius of Reliance Savings Bank's office). Reliance Savings Bank intends to continue to emphasize one- to four family mortgage lending in its local market area, but also has been originating, and intends to continue to originate one- to four-family, residential construction, commercial real estate, commercial construction and land development and multi-family loans both within and outside its local market area in suburbs surrounding the City of Milwaukee, which encompass the Wisconsin counties of Milwaukee, Waukesha, Ozaukee and Washington, in order to generate earnings, adequately leverage its capital and make effective use of its liquid assets.

     Financial highlights and operating strategies of Reliance Savings Bank include the following:


     1. Profitability and Capital Strength. Reliance Savings Bank has been profitable and has met all of its regulatory capital requirements over at least the past 20 years. For the years ended June 30, 1997 and 1998 and for the three months ended September 30, 1997 and 1998, Reliance's net income was $616,000, $572,000, $163,000 and $103,000, respectively. Reliance's return on average assets for the years ended June 30, 1997 and 1998 and for the three months ended September 30, 1997 and 1998 was 1.32%, 1.24%, 1.36% and 0.96%, respectively.
Reliance's return on average equity for the years ended June 30, 1997 and 1998 and for the three months ended September 30, 1997 and 1998 was 2.44%, 2.43%, 2.72% and 1.77%, respectively.

     At September 30, 1998, Reliance had $22.4 million of stockholders' equity, or 55.71% of total assets, and met all of its regulatory capital requirements, in each case on a fully phased-in basis, with GAAP capital of 55.71% of total assets and Tier 1 capital of 51.42% of total risk-weighted assets.

     2. Diversification of Lending Activities. The largest portion of Reliance Savings Bank's loan portfolio is one- to four-family residential mortgage loans, which amounted to $8.5 million, or 26.73% of total gross loans, at September 30, 1998. The remaining $23.1 million, or 73.27% of total gross loans, at September 30, 1998 consisted of $3.4 million of multi-family loans, $7.4 million of commercial real estate loans, $4.3 million of residential construction loans, $8.0 million of commercial construction and land development loans, and $195,000 of consumer loans.

     3. Asset Quality. Reliance Savings Bank focuses on high asset quality in its lending activities. At September 30, 1998, Reliance Savings Bank had one non-performing loan totaling $193,000 representing only 0.48% of total assets, and Reliance Savings Bank had no other non-performing assets during the last three fiscal years. Moreover, Reliance Savings Bank has not had any loan charge-offs during the last three fiscal years or for the three months ended September 30, 1998. During the years ended June 30, 1997 and 1998, respectively, Reliance Savings Bank added $22,000 to its allowance for loan losses and there were no charge-offs. During the three months ended September 30, 1997 and 1998, Reliance added $5,000 to its allowance for loan losses and there were no charge-offs.



COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997



     GENERAL

     Reliance had net income of $103,000 for the three months ended September 30, 1998 compared to net income of $163,000 for the three months ended September 30, 1997. The primary reason for the decrease in net income was due to decreased interest income on investment securities and loans partially offset by decreased interest expense on borrowings. Net income for the 1998 period was also affected by higher professional services expense relating to Reliance's pending merger partially offset by lower compensation and benefits expense.

     NET INTEREST INCOME

     Net interest income decreased $14,000 from $541,000 for the three months ended September 30, 1997 to $527,000 for the three months ended September 30, 1998. The decrease in net interest income was due to decreased interest income on investment securities and loans partially offset by decreased interest expense on borrowings. Interest income on loans decreased as a result of a lower portfolio average balance and a lower average yield while interest income on investment securities decreased as a result of a lower portfolio average balance. Interest expense on borrowings decreased due to a lower average balance of borrowings.

     PROVISION OF LOAN LOSSES

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on Reliance Savings Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. There can be no assurance that the allowance for loan losses will be adequate to cover losses which may in fact be realized in the future and that additional provisions for loan losses will not be required. The amount of the provision for loan losses for the three months ended September 30, 1998 and 1997 reflected management's intention to continue to make additions to Reliance Savings Bank's allowance for loan losses until it is equal to approximately 1.0% of Reliance Savings Bank's gross loan portfolio. However, Reliance Savings Bank will continue to monitor its loan loss experience, the condition and composition of its loan portfolio and general economic conditions, and may make further additions to its allowance for loan losses to a greater or lesser extent than it has done historically, depending upon changes in the aforementioned conditions.

     There was one nonperforming loan of $197,000 at September 30, 1998 and none at September 30,1997. As a result of this evaluation, Reliance Savings Bank's provision for loan losses for the three months ended September 30, 1998 and 1997 amounted to $5,000 and $5,000 respectively.

     NON-INTEREST INCOME

     Non-interest income increased $5,000 from ($2,000) for the three months ended September 30, 1997 to $3,000 for the three months ended September 30, 1998. The increase in non-interest income was the result of the $4,000 loss on the sale of investments for the three months ended September 30, 1997.

     NON-INTEREST EXPENSE

     Non-interest expense increased $80,000 from $253,000 for the three months ended September 30, 1997 to $333,000 for the three months ended September 30, 1998. Compensation and benefits decreased $30,000 from $160,000 for the three months ended September 30, 1997 to $130,000 for the three months ended September 30, 1998 due to the decrease in costs associated with the pension plan. Fees for professional services increased $107,000 from $22,000 for the three months ended September 30, 1997 to $129,000 for the three months ended September 30, 1998 due to legal fees for services rendered in connection with the pending merger with St. Francis.

     INCOME TAX EXPENSE

     Income taxes fluctuated during the two periods due to the level of pre-tax earnings.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1998 AND 1997

     GENERAL

     Net income for the year ended June 30, 1998 decreased 5.6% to $572,000 compared to $616,000 for the year ended June 30, 1997. The decrease in the net income was primarily attributable to a decrease in net interest income. Net interest income decreased 9.5% to $2.17 million for the year ended June 30, 1998 compared to $2.40 million for the year ended June 30, 1997, due primarily to an increase in average interest-bearing liabilities, a decrease in interest-earning assets, and a decrease in the interest rate spread. Non-interest income increased 41.7% to $51,000 for the year ended June 30, 1998 compared to $36,000 for the year ended June 30, 1997. Non-interest expense decreased 11.8% to $1,262,000 for the year ended June 30, 1998 compared to $1,431,000 for the year ended June 30, 1997, primarily due to a $96,000 decrease in compensation and benefits and a $151,000 decrease in federal insurance premiums partially offset by a $65,000 increase in professional services. Income taxes decreased 0.3% to $366,000 for the year ended June 30, 1998 compared to $367,000 for the year ended June 30, 1997. The return on average assets decreased to 1.24% for the year ended June 30, 1998 compared to 1.32% for the year ended June 30, 1997. The return on average equity decreased to 2.43% for the year ended June 30, 1998 compared to 2.44% for the year ended June 30, 1997.

     NET INTEREST INCOME

     Net interest income is determined by an institution's interest rate spread, the relative dollar amount or mix of interest-earning assets and interest-bearing liabilities and the degree of match in the maturity and repricing of its interest-earning assets and interest-bearing liabilities.

     Net interest income decreased $229,000 to $2.17 million for the year ended June 30, 1998 compared to $2.40 million for the year ended June 30, 1997. The decrease was due to a $112,000 decrease in total interest income and an increase in total interest expense of $117,000. The decrease in net interest income was the result of a 5.5% increase in average interest-bearing liabilities, and a 2.4% decline in average interest-earning assets, coupled with a 32 basis point decrease in the interest rate spread. The decrease in interest rate spread between June 30, 1998 and 1997 was due primarily to the increase in the average cost of deposit accounts by 11 basis points and a 77 basis point increase in the average cost of borrowing, while the average yield on interest-earning assets declined 6 basis points for the same period.

     The decrease in average interest-earning assets over interest-bearing liabilities between June 30, 1998 and 1997 was due to the increase in the average borrowings between periods of $1.48 million and a decrease in the average balances of deposits accounts of $316,000 while the average balances of loans and investments decreased by $1.11 million for the same period. Management believes deposits declined due to general demographic changes in Reliance Savings Bank's local market area and due to competition from alternative investments that were more attractive to depositors during the period.

     INTEREST INCOME

     Total interest income decreased $112,000, or 3.2% to $3.36 million for the year ended June 30, 1998 compared to $3.47 million for the year ended June 30, 1997, as a result of an decrease in the average balance of interest-earning assets and a decrease in the average yield on interest-earning assets. The average yield on interest-earning assets decreased 6 basis points to 7.60% for the year ended June 30, 1998 compared to 7.66% for the year ended June 30, 1997. For the year ended June 30, 1998, Reliance Savings Bank's average yield on investments was 5.41% compared to 6.07% for the year ended June 30, 1997. Total interest-earning assets decreased 2.4% to $44.2 million for the year ended June 30, 1998 from $45.3 million for the year ended June 30, 1997.

     Interest income on loans increased to $2.41 million for the year ended June 30, 1998 compared to $2.23 million for the year ended June 30, 1997. The increase was primarily due to an increase in average loan balances of $1.8 million, and an increase in the average yield of 6 basis points. Interest income on investments decreased to $886,000 for the year ended June 30, 1998 from $1,162,000 for the year ended June 30, 1997.

     Interest income on mortgage-backed and related securities declined to $48,000 for the year ended June 30, 1998 compared to $68,000 for the year ended June 30, 1997. The decline was due to a reduction in the balance of mortgage-backed and related securities.

     INTEREST EXPENSE

     Total interest expense consists of interest expense on deposits which increased $4,000, or 0.4% to $915,000 for the year ended June 30, 1998 from $911,000 for the year ended June 30, 1997 and interest expense on borrowings which increased $113,000 to $274,000 for the year ended June 30, 1998 from $161,000 for the year ended June 30, 1997. The general increase in market rates of interest during the year ended June 30, 1998 resulted in increases in average rates paid on all of Reliance Savings Bank's major categories of deposits to 5.18% for the year ended June 30, 1998 from 5.07% for the year ended June 30, 1997. This increase was partially offset by a $316,000 decrease in average deposits to $17.7 million for the year ended June 30, 1998 from $18.0 million for the year ended June 30, 1997. The level of deposit inflows during any given period is heavily influenced by factors such as the general level of interest rates in the economy as well as alternative yields that investors may obtain on competing investment instruments. Management believes the higher returns on equity investments over the past few years has made alternative financial products, such as mutual funds, more competitive with Reliance Savings Bank's traditional deposit base. In addition, Reliance Savings Bank's deposit base has been decreasing due to general demographic changes in Reliance Savings Bank's local market area and to competition from alternative investments that were more attractive to depositors during the period.

     PROVISION FOR LOAN LOSSES

     The provision for loan losses was $22,000 for both years ended June 30, 1998 and 1997. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on Reliance Savings Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may effect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. The amount of the provision for loan losses for both the years ended June 30, 1998 and 1997 reflect management's intention to continue to make annual additions to Reliance Savings Bank's allowance for loan losses until it is equal to approximately 1.0% of Reliance Savings Bank's gross loan portfolio. However, Reliance Savings Bank will continue to monitor its loan loss experience, the condition and composition of its loan portfolio and general economic conditions, and make further additions to its allowance for loan losses to a greater or lesser extent than it has done historically, depending upon changes in the aforementioned factors. The allowance for loan losses totaled $169,000 and $147,000 at June 30, 1998 and 1997, respectively. The allowance for loan losses was 0.55% of gross loans at June 30, 1998 and 0.49% of gross loans at June 30, 1997. Nonperforming loans totaled $197,000 at June 30, 1998. There were no nonperforming loans at June 30, 1997. There were no charge-offs recorded by Reliance for the years ended June 30, 1998 and 1997.

     NON-INTEREST INCOME

     Non-interest income increased to $51,000 for the year ended June 30, 1998 compared to $36,000 for the year ended June 30, 1997. The change was due in part to an $28,000 investment gain during the year ended June 30, 1998 compared to an $2,000 investment gain during the year ended June 30, 1997. The remainder of the change was due to a decrease in the cash surrender value of life insurance of $20,000 and an increase in real estate loan brokerage fee income of $11,000 for the year ended June 30, 1998.

     NON-INTEREST EXPENSE

     Non-interest expense decreased $169,000, or 11.8%, to $1,262,000 for the year ended June 30, 1998 from $1,431,000 for the year ended June 30, 1997. The decrease was due primarily to a decrease in compensation and benefits of $96,000 due to decreases in ESOP expense and pension expense and a decrease in federal insurance premiums of $151,000 partially offset by an increase in fees for professional services of $65,000. Non-interest expense as a percentage of average assets (on an annualized basis) was 2.73% and 3.07%, respectively, for the years ended June 30, 1998 and 1997.

     INCOME TAX EXPENSE

     Income tax expense decreased $1,000, or 0.3%, to $366,000 for the year ended June 30, 1998 from $367,000 for the year ended June 30, 1997, primarily due to decreased income before income taxes. The decrease reflects the decrease in income before taxes from $983,000 for the year ended June 30, 1997 to $938,000 for the year ended June 30, 1998. Reliance's effective tax rates were 39.0% and 37.3%, respectively, for the years ended June 30, 1998 and 1997.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1997 AND 1996

     GENERAL

     Net income for the year ended June 30, 1997 increased 20.2% to $616,000 compared to $514,000 for the year ended June 30, 1996. The increase in the net interest was primarily attributable to an increase in net interest income. Net interest income increased 52.8% to $2.40 million for the year ended June 30, 1997 compared to $1.57 million for the year ended June 30, 1996, due primarily to a decrease in average interest-bearing liabilities and an increase in interest-earning assets, and an increase in the interest rate spread. Non-interest income increased 111.8% to $36,000 for the year ended June 30, 1997 compared to $17,000 for the year ended June 30, 1996. Non-interest expense increased 98.5% to $1,431,000 for the year ended June 30, 1997 compared to $721,000 for the year ended June 30, 1996, primarily due to a $112,000 increase in the FDIC assessment, a $155,000 increase in professional services and a $406,000 increase in compensation and benefits. Income taxes increased 10.9% to $367,000 for the year ended June 30, 1997 compared to $331,000 for the year ended

June 30, 1996. The return on average assets decreased to 1.32% for the year ended June 30, 1997 compared to 1.40% for the year ended June 30, 1996. The return on average equity decreased to 2.44% for the year ended June 30, 1997 compared to 3.45% for the year ended June 30, 1996.

     NET INTEREST INCOME

     Net interest income increased $829,000 to $2.40 million for the year ended June 30, 1997 compared to $1.57 million for the year ended June 30, 1996. The increase was due to a $748,000 increase in total interest income and a decrease in total interest expense of $81,000. The increase in net interest income was the result of a 1.5% decline in average interest-bearing liabilities, and a 27.4% increase in average interest-earning assets, coupled with a 30 basis point increase in the interest rate spread. The increase in interest rate spread between June 30, 1997 and 1996 was due primarily to the decrease in the average cost of deposit accounts by 30 basis points, while the average yield on interest-earning assets remained level for the same period.

     The increase in average interest-earning assets over interest-bearing liabilities between June 30, 1997 and 1996 was due to the decrease in the average balances of deposit accounts between periods of $3.20 million while the average balances of loans and investments increased by $9.76 million for the same period. Management believes deposits declined due to general demographic changes in Reliance Savings Bank's local market area and due to competition from alternative investments that were more attractive to depositors during the period.

     INTEREST INCOME

     Total interest income increased $748,000, or 27.5%, to $3.47 million for the year ended June 30, 1997 compared to $2.72 million for the year ended June 30, 1996, as a result of an increase in the average balance on interest-earning assets. The average yield on interest-earning assets remained level at 7.66% for the years ended June 30, 1997 and 1996. For the year ended June 30, 1997, Reliance Savings Bank's average yield on loans was 8.82% compared to 8.55% for the year ended June 30, 1996. Total interest earning assets increased 27.5% to $45.3 million for the year ended June 30, 1997 from $35.6 million for the year ended June 30, 1996.

     Interest income on loans increased to $2.23 million for the year ended June 30, 1997 compared to $1.89 million for the year ended June 30, 1996. The increase was primarily due to an increase in average loan balances of $3.2 million, and an increase in the average yield of 27 basis points. Interest income on investments increased to $1,162,000 for the year ended June 30, 1997 from $743,000 for the year ended June 30, 1996.

     Interest income on mortgage-backed and related securities declined to $68,000 for the year ended June 30, 1997 compared to $84,000 for the year ended June 30, 1996. The decline was due to a reduction in the balance of mortgage-backed and related securities due to increased prepayments on a mortgage-backed pool yielding over 10%.

     INTEREST EXPENSE

     Total interest expense decreased $81,000, or 7.0% to $1.07 million for the year ended June 30, 1997 from $1.15 million for the year ended June 30, 1996. The general decrease in market rates of interest during the year ended June 30, 1997 resulted in decreases in average rates paid on all of Reliance Savings Bank's major categories of deposits to 5.07% for the year ended June 30, 1997 from 5.41 % for the year ended June 30, 1996. This decrease was coupled with a $3.2 million decrease in average deposits to $18.0 million for the year ended June 30, 1997 from $21.2 million for the year ended June 30, 1996.

     PROVISION FOR LOAN LOSSES

     The provision for loan losses was $22,000 for both years ended June 30, 1997 and 1996. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on Reliance Savings Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. The amount of the provision for loan losses for both the years ended June 30, 1997 and 1996 reflect management's intention to continue to make annual additions to Reliance Savings Bank's allowance for loan losses until it is equal to approximately 1.0% of Reliance Savings Bank's gross loan portfolio. However, Reliance Savings Bank will continue to monitor its loan loss experience, the condition and composition of its loan portfolio and general economic conditions, and make further additions to its allowance for loan losses to a greater or lesser extent than it has done historically, depending upon changes in the aforementioned factors. The allowance for loan losses totaled $147,000 and $126,000 at June 30, 1997 and 1996, respectively. The allowance for loan losses was 0.49% and 0.47% of gross loans at June 30, 1997 and 1996, respectively. There were no nonperforming loans at June 30, 1997 and 1996. There were no charge-offs recorded by Reliance for the years ended June 30, 1997 and 1996.

     NON-INTEREST INCOME

     Non-interest income increased to $36,000, for the year ended June 30, 1997 compared to $17,000 for the year ended June 30, 1996. The change was due in part to an $2,000 investment gain during the year ended June 30, 1997 compared to an $3,000 investment loss during the year ended June 30, 1996. The remainder of the change was due to an increase in the cash surrender value of life insurance of $23,000 and a decrease in real estate loan brokerage fee income of $8,000 for the year ended June 30, 1997.

     NON-INTEREST EXPENSE

     Non-interest expense increased $710,000, or 98.5%, to $1,431,000 for the year ended June 30, 1997 from $721,000 for the year ended June 30, 1996. The increase was due primarily to a special one-time FDIC assessment of $112,000, an increase in compensation and benefits of $406,000, and an increase in fees for professional services of $155,000. Reliance Savings Bank anticipates a continued increase in non-interest expense as a result of the Conversion due to anticipated increased legal and accounting fees. Noninterest expense as a percentage of average assets (on an annualized basis) was 3.07% and 2.06%, respectively, for the years ended June 30, 1997 and 1996.

     INCOME TAX EXPENSE

     Income tax expense increased $36,000, or 10.9%, to $367,000 for the year ended June 30, 1997 from $331,000 for the year ended June 30, 1996. The increase reflects the increase in income before taxes from $845,000 for the year ended June 30, 1996 to $983,000 for the year ended June 30, 1997. Reliance's effective tax rates were 37.3% and 39.2%, respectively, for the years ended June 30, 1997 and 1996.

FINANCIAL CONDITION

     The following table summarizes certain information relating to Reliance's statement of financial condition at the dates indicated.



                                      AT
                                 SEPTEMBER 30,            AT JUNE 30,
                                      1998        1998        1997      1996
                                 -------------   -------  -----------  -------
                                                  (DOLLARS IN THOUSANDS)
ASSETS:
  Cash and cash equivalents ...     $ 4,099      $ 4,346    $ 3,048    $ 4,055
  Investment securities .......       8,037       10,987     14,964     19,354
  Mortgage-backed securities ..         411          456        685        800
  Loans receivable, net .......      27,004       25,798     27,601     22,931
LIABILITIES:
  Deposits ....................      17,380       17,330     17,596     18,200
  Borrowings ..................          --        2,000      6,008         --
STOCKHOLDERS' EQUITY,
SUBSTANTIALLY RESTRICTED ......      22,535       22,372     22,966     29,348


     The statements of financial condition at June 30, 1998 and 1997 are consolidated (see "Principles of Consolidation" in the Notes to Consolidated Financial Statements).

     CASH AND CASH EQUIVALENTS


     Cash and cash equivalents increased to $4.3 million at June 30, 1998 from $3.0 million at June 30, 1997. The increase between 1997 and 1998 was attributable to the decrease in investment securities during the period and the decrease in borrowings. Cash and cash equivalents decreased $247,000 to $4.1 million at September 30, 1998 from $4.3 million at June 30, 1998, which resulted from the use of cash to repay a portion the $2 million in borrowings retired during the period.


     INVESTMENT SECURITIES


     Investment securities decreased to $11.4 million at June 30, 1998 from $15.6 million at June 30, 1997. The change between 1997 and 1998 was primarily due to the sale of investment securities to repay borrowings in the aggregate amount of $4.0 million. Investment securities decreased $2.5 million to $8.4 million at September 30, 1998 from $10.9 million at June 30, 1998. The decrease was primarily due to the sale of investment securities during the three months ended September 30, 1998 in order to repay $2 million in borrowings.

     Mortgage-backed and related securities declined to $463,000 at June 30, 1998 from $685,000 at June 30, 1997. The decrease was the result of normal principal payments and from the sale of the $100,000 CMO. Mortgage-backed and related securities decreased to $411,000 at September 30, 1998 from $456,000 at June 30, 1998. Management decided to reinvest the repayment and prepayment proceeds into higher yielding mortgage loans and other investment securities.


     Reliance Savings Bank may, in future periods, leverage its capital base by using the proceeds of borrowings from the FHLB-Chicago to purchase mortgage-backed and related securities and investment securities. Therefore, if the leveraging strategy is implemented, the size of Reliance Savings Bank's mortgage-backed and related securities portfolio may increase in future periods.

     LOANS RECEIVABLE


     Net loans receivable decreased to $25.8 million at June 30, 1998 from $27.6 million at June 30, 1997. The net change in loans arising from originations and principal repayments for the years ended June 30, 1998 and 1997 was $(1,720,000) and $290,000 for one- to four-family loans, respectively; $(1,181,000) and $19,000 for multi-family loans, respectively; $1.9 million and $1.7 million for construction and land development loans, respectively; and, $2.1 million and $1.2 million for commercial real estate loans, respectively. There were no loans sold during these periods. As a result of the originations and repayments during these periods, mortgage loans increased or decreased as follows: one- to four-family mortgage loans were $9.3 million at June 30, 1998, compared to $11.0 million at June 30, 1997; commercial construction and land development loans were $10.3 million at June 30, 1998, compared to $8.4 million at June 30, 1997; multi-family loans were $3.4 million at June 30, 1998, compared to $4.6 million at June 30, 1997; and commercial real estate loans were $7.5 million at June 30, 1998, compared to $5.4 million at June 30, 1997. The large increase in commercial and land development loans is due to a strategic decision to pursue these higher-yielding, shorter maturity loans. Net loans receivable increased $1.2 million to $27 million at September 30, 1998 from $25.8 million at June 30, 1998. The majority of the increase for the three months ended September 30, 1998 relates to commercial and land development loans.


     DEPOSITS AND BORROWINGS


     Deposits were $17.3 million and $17.6 million at June 30, 1998 and 1997, respectively. Deposits are Reliance Savings Bank's primary source of externally generated funds. The level of deposits is heavily influenced by factors such as the general level of short and long-term interest rates, as well as alternative yields that investors may obtain on competing investment instruments such as mutual funds. In recent years, the lower yields on bank deposit products have made alternative financial products more competitive with Reliance Savings Bank's traditional deposit products. During the year ended June 30, 1998, Reliance Savings Bank's certificate of deposit accounts increased by $142,000 and non-certificate accounts declined by $408,000. At June 30, 1998 and 1997, demand accounts, which consist of interest-bearing and noninterest-bearing NOW accounts, money market accounts and passbook accounts, were $3.3 million and $3.7 million, respectively. The general decrease in these accounts was primarily due to the increased competition from non-deposit accounts offering higher yields than traditional deposit products. Reliance Savings Bank intends to focus on increasing its core deposits in order to maintain a more stable deposit base. However, although Reliance Savings Bank has been competitively pricing its deposit products over the past two years, its core deposits have continued to decline. Deposits increased $50,000 from June 30, 1998 to $17.4 million at September 30, 1998.

     Reliance Savings Bank had $2.0 million and $6.0 million in outstanding advances or other borrowings at June 30, 1998 and 1997, respectively. Borrowings decreased $2 million between June 30, 1998 and September 30, 1998, so that at September 30, 1998 Reliance Savings Bank had no outstanding borrowings. This decrease is primarily attributable to the narrowing spread between the yield on investments and the cost of borrowings and management's decision to repay the borrowings as they came due.


     STOCKHOLDERS' EQUITY


     Reliance's stockholders' equity declined to $22.4 million at June 30, 1998 from $23.0 million at June 30, 1997. The decrease was primarily attributable to the stock repurchased through the various share repurchase programs initiated to improve the return on equity. Stockholders' equity increased as a result of Reliance's net income of $572,000 for the year ended June 30, 1998. In addition, stockholders' equity also increased by unrealized gains, net of taxes, for Reliance Savings Bank's securities which were held as available for sale. For the year ended June 30, 1998, the unrealized gain was $239,000, which was net of assumed taxes of $154,000, and for the year ended June 30, 1997, the unrealized gain was 263,000, which was net of assumed taxes of $169,000. Stockholders' equity increased $163,000 from $22.4 million at June 30, 1998 to $22.5 million at September 30, 1998, which increase is attributable to Reliance's net income for the three months ended September 30, 1998.

LIQUIDITY, CAPITAL RESOURCES AND REGULATORY CAPITAL


     Reliance Savings Bank's primary source of funds are deposits, proceeds of principal and interest payments on loans, and principal and interest payments on mortgage-backed and related securities and investment securities. Although maturity and scheduled amortization of loans and investments are predictable, sources of funds, deposit flows, mortgage loan prepayments and prepayments on mortgage-backed and related securities are influenced significantly by general interest rates, economic conditions and competition. During the year ended June 30, 1998, rates in general declined more significantly than during the year ended June 30, 1997 causing mortgage loan prepayments to increase more than two times the level experienced during the preceding year. For the years ended June 30, 1998 and 1997, Reliance Savings Bank reinvested loan and mortgage-backed and related securities repayments into new mortgage loan originations, primarily commercial and land development loans, and investment securities. In a period of low and rising interest rates, it is anticipated that mortgage loan prepayments will decrease, and any proceeds from such prepayments would be invested in higher yielding loans or investments which would have the effect of increasing interest income.

     Reliance Savings Bank is required to maintain minimum levels of liquid assets under Wisconsin law. Savings banks are required to maintain an average daily balance of liquid assets (including cash, certain time deposits, certain banker's acceptances, certain corporate debt securities and highly rated commercial paper, securities of certain mutual funds and specified United States government, state or federal agency obligations) of not less than 8% of its average daily balance of net withdrawable accounts plus short-term borrowings. Reliance Savings Bank's liquidity ratios were 78.56% and 75.05%, at June 30, 1998 and 1997, respectively and 61.73% at September 30, 1998.

     Reliance's most liquid assets are cash and cash equivalents, which include investments in highly liquid, short-term investments. The levels of these assets are dependent on Reliance Savings Bank's operating, financing, lending and investing activities during any given period. At June 30, 1998 and 1997, and September 30, 1998, cash and cash equivalents were $4.3 million, $3.0 million and $4.1 million, respectively. The increase in cash and cash equivalents was attributable to the increase in mortgage loan repayments during the year.

     Liquidity management for Reliance Savings Bank is both a daily and long-term component of Reliance Savings Bank's management strategy. Reliance Savings Bank maintains liquidity levels sufficient to accommodate normal deposit fluctuations and various funding needs, and to meet its asset and liability management objectives. Excess funds generally are invested in short-term investments.

     The primary investing activity of Reliance Savings Bank is the origination of loans. For the years ended June 30, 1998 and 1997 and the three months ended September 30, 1998 and 1997, Reliance Savings Bank originated $13.6 million, $8.5 million, $4.8 million and $3.1 million in mortgage loans, respectively. There were no sales or purchases of mortgage loans during these periods. Reliance Savings Bank also did not originate or purchase any mortgage-backed and related securities during these periods. During the years ended June 30, 1998 and 1997 and the three months ended September 30, 1998 and 1997, Reliance Savings Bank received principal repayments on loans totaling $12.5 million, $5.2 million, $3.8 million and $3.7 million, respectively, and principal repayments on mortgage-backed and related securities of $166,000, $115,000, $45,000 and $161,000 respectively.

     At June 30, 1998 and September 30, 1998, Reliance Savings Bank had $946,000 and $475,000 in outstanding loan commitments, respectively. Reliance Savings Bank had no commitments to purchase mortgage-backed and related securities at those dates. Reliance Savings Bank anticipates it will have sufficient funds available to meet its current loan commitments, including loan applications received and in process prior to the issuance of firm commitments. Certificates of deposit which are scheduled to mature in one year or less at June 30, 1998 were $10.4 million. Based on its historical experience, management believes that a significant portion of such deposits will remain with Reliance Savings Bank.

     Effective June 7, 1993, Reliance Savings Bank converted from a state-chartered mutual savings and loan regulated by the OTS to a state-chartered mutual savings bank subject to regulation by the FDIC and the Wisconsin Department of Financial Institutions. Applicable FDIC regulations require institutions to meet three capital standards: (i) "Tier 1 capital" in an amount not less than 3% of total assets; (ii) "Tier 1 capital" in an amount not less than 4% of risk-weighted assets; and (iii) "Total Capital" in an amount not less than 8% of risk-weighted assets. Wisconsin-chartered savings banks also are required to maintain a minimum capital to assets ratio of 6%. The percent of assets for Wisconsin regulatory capital purposes is based on total unconsolidated assets. See "Business of the Parties to the Merger -- Reliance -- Regulations" for a discussion of Reliance Savings Bank's regulatory capital requirements.

     A summary of Reliance Savings Bank's regulatory capital follows:



                                                AT SEPTEMBER                     AT JUNE 30,
                                             ------------------   -----------------------------------------
                                                    1998                 1997                  1998
                                             ------------------   -------------------   -------------------
                                                       PERCENT               PERCENT               PERCENT
                                              AMOUNT  OF ASSETS    AMOUNT   OF ASSETS    AMOUNT   OF ASSETS
                                             -------  ---------   -------   ---------   -------   ---------
                                                                 (DOLLARS IN THOUSANDS)
Total capital under generally accepted
 accounting principles ....................  $21,179    53.38%    $20,157     47.28%    $21,026     50.67%
                                             =======    =====     =======     =====     =======     =====
Tier 1 capital leverage ...................  $20,399    51.42%    $19,670     46.18%    $20,297     48.92%
Tier 1 capital leverage requirement .......    1,190     3.00       1,278      3.00       1,245      3.00
                                             -------    -----     -------     -----     -------     -----
Excess ....................................  $19,209    48.42%    $18,392     43.18%    $19,052     45.92%
                                             =======    =====     =======     =====     =======     =====

Tier 1 risk-based capital .................  $20,399    68.08%    $19,670     74.18%    $20,297     69.71%
Tier 1 risk-based capital requirement .....    1,188     4.00       1,061      4.00       1,165      4.00
                                             -------    -----     -------     -----     -------     -----
Excess ....................................  $19,211    64.08%    $18,609     70.18%    $19,132     65.71%
                                             =======    =====     =======     =====     =======     =====

Total risk-based capital ..................  $20,573    51.86%    $19,817     46.52%    $20,466     49.32%
Total risk-based capital requirement ......    2,376     8.00       2,122      8.00       2,329      8.00
                                             -------    -----     -------     -----     -------     -----
Excess ....................................  $18,197    43.86%    $17,695     38.52%    $18,137     41.32%
                                             =======    =====     =======     =====     =======     =====

Wisconsin regulatory capital ..............  $21,353    52.78%    $20,304     47.66%    $21,195     51.08%
Wisconsin regulatory capital requirement ..    2,427     6.00       2,556       6.00      2,489      6.00
                                             -------    -----     -------     ------    -------     -----
Excess ....................................  $18,926    46.78%    $17,748      41.66%   $18,706     45.08%
                                             =======    =====     =======     ======    =======     =====

     Cash flows are categorized as to whether they relate to the operating, investing or financing activities of Reliance Savings Bank. Cash flow from operating activities include net income plus or minus non-cash income statement items and cash flow related to the origination and sale of mortgage loans held for sale. Cash flow from investing activities includes proceeds from the sale or maturity of investment securities, principal payments collected on loans and mortgage-backed and related securities, loan originations and purchases of investments and mortgage-backed and related securities. Cash flow from financing activities includes the increase or decrease in deposits, borrowings and escrows and common stock transactions. The amount of principal repayments on loans and mortgage-backed and related securities are heavily influenced by the general level of interest rates in the economy. During periods in which Reliance Savings Bank is unable to originate a sufficient amount of loans that it intends to retain, such as ARM loans and other loans with shorter terms, and during periods of high principal repayments, Reliance Savings Bank will increase liquid assets, with remaining amounts invested in mortgage-backed and related securities.


     Deposits were $17.3 million, $17.6 million and $17.4 million at June 30, 1998 and 1997 and September 30, 1998, respectively. Reliance Savings Bank's certificates of deposit accounts at June 30, 1998 and 1997 and September 30, 1998 were $14.0 million, $13.9 million and $14.1 million, respectively, and demand accounts, which consist of NOW accounts, money market accounts and passbook accounts, were $3.3 million, $3.7 million and $3.3 million, respectively, at June 30, 1998 and 1997 and September 30, 1998. The net decrease was due to the increased competition for nondeposit products offering higher yields than traditional deposit accounts.


DIVIDENDS


     The Board of Directors of Reliance authorized a special distribution of $3.00 per share to shareholders of record on November 8, 1996. A significant portion of the special distribution represented a non-taxable return of capital that resulted in a reduction in the cost basis of each share. Approximately $0.075 per share of the special distribution represented the payment of a cash dividend.

     Declaration of future dividends by the Board of Directors will depend upon a number of factors, including investment opportunities available to Reliance and Reliance Savings Bank, capital requirements, regulatory limitations and Reliance Savings Bank's and Reliance's financial condition and results of operations, tax considerations and general economic conditions. The payment of cash dividends by Reliance Savings Bank to Reliance will be subject to significant regulatory restrictions. No assurances can be given that any dividends will be paid or will continue to be paid.


COMMON STOCK REPURCHASE AND PURCHASE PROGRAMS

     Reliance adopted two share repurchase programs for its common stock on August 29, 1996 and June 20, 1997. The repurchase programs were adopted to improve earnings per share and return on equity, and represented an attractive investment alternative compared to other available investments. The repurchased shares became treasury shares and have been used for general corporate purposes. Reliance has notified the Wisconsin Department of Financial Institutions and the FDIC of the repurchase program and has obtained regulatory approval for the program consistent with applicable regulations.

     Under the August 29, 1996 program, Reliance planned to purchase up to 5% of the outstanding shares of common stock, or approximately 128,117 shares, at prevailing market prices. Approximately 34,000 shares were repurchased at an approximate cost of $283,000. Under the June 20, 1997 program, up to 126,424 shares or 5% of the outstanding shares of common stock would be repurchased at prevailing market prices commencing in late July 1997. In total, 126,424 shares were repurchased at an approximate cost of $1,125,000.

     Also on June 20, 1997, Reliance announced that the administrators of the Reliance Savings Bank Recognition and Retention Plan (the "Retention Plan") would begin the open market purchase of up to 75,855 shares, or 3% of the outstanding shares of Reliance's common stock, which will be used for awards under the Retention Plan. The purchase program calls for shares to be purchased at prevailing market prices over a six-month period of time commencing in late July 1997. Approximately 69,000 shares were purchased at an approximate cost of $611,000.

IMPACT OF INFLATION AND CHANGING PRICES


     Reliance's Consolidated Financial Statements and Notes thereto have been prepared in accordance with generally accepted accounting principles ("GAAP"), which requires the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of Reliance's operations. Unlike most industrial companies, nearly all of the assets and liabilities of Reliance are monetary in nature. As a result, interest rates have a greater impact on Reliance's performance than do the effects of general levels on inflation. Interest rates do not necessarily move in the same direction or to the extent as the price of goods and services.


ACCOUNTING DEVELOPMENTS


     In October, 1995, the FASB issued SFAS No. 123, "Accounting for Stock Compensation." The statement encourages companies to account for stock compensation awards based on their fair value at the date the awards are granted. The resulting compensation cost would be shown as an expense on the income statement. SFAS No. 123 is effective for calendar year 1996. However, companies will be required to include in that year's financial statements information about options granted in 1995. Companies can choose not to apply the new accounting method and continue to apply current accounting requirements, which generally result in no compensation cost for most fixed stock option plans. Those that do so, however, will be required to disclose in the notes to the financial statements what net income earnings per share would have been if they had followed the new accounting method. Reliance Savings Bank has elected to retain the accounting under APB Opinion No. 25.


     In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinquishments of Liabilities." The Statement focuses on the issues of accounting for transfers and servicing of financial assets, extinquishments of liabilities and financial assets subject to prepayment. SFAS No. 125 is effective for transfers and servicing of financial assets and extinquishments of liabilities occurring after December 31, 1996. The provisions of this statement for financial assets subject to prepayment is effective for financial assets held on or acquired after January 1, 1997. SFAS No. 125 is not expected to have a material impact on the financial position or results of operations of Reliance.


     FASB issued SFAS No. 128, "Earnings per Share." SFAS No. 128 applies to (a) companies with common stock or potential common stock (such as options, warrants, or convertible securities) traded in a public market and (b) companies that have filed or are in the process of filing with a regulatory agency to sell securities in a public market. SFAS No. 128 requires companies to report earnings per share data using the weighted-average number of common shares outstanding during the period. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997 and may not be applied earlier.


     In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items required to be recognized under accounting standards as components of comprehensive income in a financial statement displayed with the same prominence as other financial statements.

     In June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers.


     In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for years beginning after June 15, 1999, although earlier adoption is permitted. This standard establishes new rules for the recognition and measurement of derivatives and hedging activities. It requires all derivatives to be recorded on the balance sheet at fair value, although the timing of recognition in earnings will depend on the classification of the hedge according to criteria established by SFAS No.
133. Changes in fair value of derivatives that do not meet these criteria are required to be included in earnings in the period of the change. Reliance has not determined the impact that SFAS No. 133 will have on its financial statements and believes that such determination will not be meaningful until closer to the date of initial adoption.

ASSET/LIABILITY MANAGEMENT

     Reliance Savings Bank's profitability, like that of most financial institutions, depends to a large extent upon its net interest income, which is the difference between the interest it earns on interest-earning assets, such as loans and investments, and the interest expense it pays on interest-bearing liabilities, such as deposits and borrowings. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institutions' interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it matures or re-prices within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or re-price within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or re-price within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities that mature or re-price within a specified time period. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets that mature or re-price within a specified time period. During a period of rising interest rates, therefore, a negative gap theoretically would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap position would theoretically tend to result in an increase in net interest income while a positive gap would tend to affect net interest income adversely.

     In an attempt to manage vulnerability to interest rate changes, management monitors Reliance Savings Bank's interest rate risk. The principal objective of Reliance Savings Bank's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk for Reliance Savings Bank given its operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with board approved guidelines. Through such management, Reliance Savings Bank seeks to reduce the vulnerability of its operations to changes in interest rates. Reliance Savings Bank monitors its interest rate risk as such risk relates to its operating strategies. Reliance Savings Bank's Board of Directors has established an Asset/Liability Committee, responsible for reviewing its asset/liability policies and interest rate risk position, which meets monthly and reports trends to the Board of Directors on a monthly basis and Reliance Savings Bank's interest rate risk position on a quarterly basis.

     Generally, Reliance Savings Bank utilizes the following strategies to manage interest rate risk: (i) emphasizing the origination of adjustable rate one- to four-family mortgage loans and non-one- to four-family mortgage loans (which typically are either adjustable rate or short-term) for its loan portfolio; (ii) holding primarily short-term mortgage-backed and related securities and investment securities, and (iii) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing core and longer-term deposits.

     By originating ARM loans and other mortgage loans with short to medium terms and investing in relatively short to medium term mortgage-backed and related securities and investment securities, Reliance Savings Bank has been able to reduce interest rate risk by more closely matching the terms and repricing characteristics of its assets and liabilities. Although Reliance Savings Bank has significantly increased its emphasis upon originating ARM loans and has been developing other types of mortgage loans with shorter average lives or terms and invests in mortgage-backed and related securities with shorter average lives, the level of Reliance Savings Bank's portfolio of fixed rate mortgage loans and investments with longer average lives continues to affect its gap position. Reliance Savings Bank's ARM loans also typically have annual and lifetime caps on interest rate increases, which reduces the extent to which they protect Reliance Savings Bank against interest rate risk. Further, mortgage-backed securities are subject to reinvestment risk. For example, during periods of falling interest rates, mortgage-backed securities are more likely to prepay, and Reliance Savings Bank may not be able to reinvest the proceeds from prepayments in securities or other assets with yields similar to those of the prepaying mortgage-backed securities. Mortgage-backed and related securities also are subject to extension risk, which is the risk that the effective maturity of the security may increase in a rising interest rate environment. The market value of a security with a longer maturity typically is more sensitive to changes in market rates of interest, and rising interest rates may have a more pronounced adverse effect on the market value of mortgage-backed and related securities than on other types of investment securities.

     Reliance Savings Bank continues to closely monitor its interest rate risk as that risk relates to its strategies. At June 30, 1998, total interest-earning assets maturing or re-pricing within one year exceeded total interest bearing liabilities maturing or re-pricing in the same period by $7.4 million, representing a positive cumulative one year gap ratio of 17.4%. With a positive gap position, during periods of rising interest rates, it is projected that the cost of

Reliance Savings Bank's interest-bearing liabilities would rise slower than the yield on its interest-earning assets, which would have a positive effect upon net interest income. The opposite effect on net interest income would occur in periods of falling interest rates. Reliance Savings Bank also could experience substantial prepayments of its fixed rate mortgage loans in periods of falling interest rates, which would likely result in the reinvestment of such proceeds at market rates which are lower than current rates.

ASSET/LIABILITY MANAGEMENT SCHEDULE

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities at June 30, 1998, which are anticipated by Reliance to mature or reprice in each of the time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. It is intended to provide an approximation of the projected repricing of assets and liabilities at June 30, 1998 on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable rate loans and fixed rate loans, and as a result of contractual rate adjustments on adjustable rate loans. For loans on residential properties, adjustable rate loans and fixed rate loans are projected to prepay at rates between 15% and 30% annually. Prepayment assumptions are based on OTS prepayment assumptions of 10% -30% based on loan type. Mortgage-backed and related securities are projected to prepay at rates between 23% and 29% annually. Money market savings accounts, passbook accounts and negotiable order of withdrawal ("NOW") accounts are assumed to have decay rates between 40% and 70% annually.

                                                                                      AT JUNE 30, 1998
                                                            ----------------------------------------------------------------------
                                                                                    MORE THAN    MORE THAN
                                                              WITHIN    FOUR TO      ONE YEAR    THREE YEARS
                                                               THREE     TWELVE      TO THREE      TO FIVE    OVER FIVE
                                                              MONTHS     MONTHS        YEARS        YEARS       YEARS       TOTAL
                                                            ---------  --------     ----------  ------------  ---------   --------
                                                                                      (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS(1):
Mortgage loans(2):
  Fixed...................................................    $ 1,136     $3,330       $ 4,644       $   897    $ 7,079    $17,086
  Variable................................................        559      4,160         3,818            --         --      8,537
Consumer loans(2).........................................         23         65            81             3          5        177
Mortgage-backed and related securities....................          7         20            53            55        285        420
Investment securities and other assets....................     11,951         95            99            --      3,764     15,909
                                                              -------     ------       -------       -------    -------    -------
  Total interest-earning assets...........................    $13,676     $7,670       $ 8,695       $   955    $11,133    $42,129
                                                              =======     ======       =======       =======    =======    =======
INTEREST-BEARING LIABILITIES:
Deposits(3):
  Interest-bearing demand NOW accounts....................        $10     $   31           $40           $14         $8       $103
  Money market accounts...................................        168        505           115            41         23        852
  Passbook accounts.......................................        235        705           902           325        183      2,350
  Certificates of deposit.................................      3,834      6,590         3,221           380         --     14,025
  FHLB advances...........................................      2,000         --            --            --         --      2,000
                                                              -------     ------       -------       -------    -------    -------
    Total interest-bearing liabilities....................    $ 6,247     $7,831       $ 4,278       $   760    $   214    $19,330
                                                              =======     ======       =======       =======    =======    =======
Excess (deficiency) of interest-earning
  assets over interest-bearing liabilities................    $ 7,429     ($161)       $ 4,417       $   195    $10,919    $22,799
                                                              =======     ======       =======       =======    =======    =======
Cumulative excess (deficiency) of interest-earning
  assets over interest-bearing liabilities................    $ 7,429     $7,268       $11,685       $11,880    $22,799    $22,799
                                                              =======     ======       =======       =======    =======    =======
Cumulative excess (deficiency) of interest-
  earning assets over interest-bearing
  liabilities as a percent of total assets................      17.57%     17.19%        27.63%        28.09%     53.91%     53.91%
                                                              =======     ======       =======       =======    =======    =======

----------------------

(1) Adjustable and floating rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate assets are included in the periods in which they are scheduled to be repaid based on scheduled amortization, in each case adjusted to take into account estimated prepayments utilizing OTS prepayment assumptions of 10% - 30% based on loan type.

(2) Balances have been reduced for undisbursed loan proceeds, unearned interest, deferred loan fees and allowances for loan losses, which aggregated $4,926,000 at June 30, 1998. Consumer loans include home equity loans.

(3) Although Reliance Savings Bank's NOW accounts, money market accounts and passbook accounts generally are subject to immediate withdrawal, management considers a certain amount of such accounts to be core deposits having significantly longer effective maturities and times to repricing based on Reliance Savings Bank's historical retention of such deposits in changing interest rate environments. NOW accounts, passbook savings accounts and money market accounts have been assumed to be withdrawn at annual rates of 40%, 40% and 79%, respectively, of the declining balance of such accounts during the period shown. The withdrawal rates are higher than Reliance Savings Bank's historical rates but are considered by management to be more indicative of expected withdrawal rates currently. If all of Reliance Savings Bank's NOW accounts, passbook savings and money market deposit accounts had been assumed to be subject to repricing within one year, the one-year cumulative excess of interest-earning assets over interest-bearing liabilities would have been $5.7 million or 12.9% of total assets.

     Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans and mortgage-backed securities, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of ARM loans and mortgage-backed securities in Reliance Savings Bank's portfolios could decrease in future periods if market interest rates remain at or decrease below current levels due to the exercise of conversion options and refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

AVERAGE BALANCE SHEET

     The following table sets forth certain information relating to Reliance's average statements of financial condition and the statements of income for the years ended June 30, 1998, 1997 and 1996, and reflects the average yield on assets and average cost of liabilities for the periods indicated.


                                                                                 YEAR ENDED JUNE 30,
                                            -------------------------------------------------------------------------------------
                                                           1996                         1997                     1998
                                             ------------------------------  --------------------------  ------------------------
                                                                   AVERAGE                     AVERAGE                    AVERAGE
                                             AVERAGE               YIELD/    AVERAGE           YIELD/   AVERAGE            YIELD/
                                             BALANCE     INTEREST   COST     BALANCE  INTEREST  COST    BALANCE  INTEREST   COST
                                            --------     -------   -------   -------  -------- ------   -------  --------  ------
                                                                               (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
 Loans                                          $22,079   $1,887     8.55%  $25,290   $2,230    8.82%   $27,150  $2,412     8.88%
 Mortgage-backed and related securities             895       84     9.39       716       68     9.50       506      48     9.49
 Investment and other securities                 12,444      743     5.97    19,156    1,162     6.07    16,363     886     5.41
 Federal Home Loan Bank stock                       153       10     6.54       168       12     7.14       200      14     7.00
                                                -------   ------     ----   -------   ------    -----   -------   -----     ----
 Total interest-earning assets(1)                35,571    2,724     7.66    45,330    3,472     7.66    44,219   3,360     7.60
                                                                     ====                        ====                       ====
 Non-interest earning assets                      1,021       --              1,273       --              2,013      --
                                                -------   ------            -------   ------            -------  ------
  Total assets                                  $36,592   $2,724            $46,603   $3,472            $46,232  $3,360
                                                =======   ======            =======   ======            =======  ======
LIABILITIES AND RETAINED EARNINGS:
Interest-bearing liabilities:
 Total deposits                                 $21,167   $1,146     5.41   $17,971     $911     5.07   $17,655    $915     5.18
 Advances from borrowers for taxes and
 insurance                                            7       --       --        --       --       --        --      --       --
 Borrowings                                         134        7     5.22     3,025      161     5.32     4,502     274     6.09
                                                -------   ------    -----   -------   ------     ----   -------  ------     ----
  Total interest-bearing liabilities             21,308    1,153     5.41    20,996    1,072     5.11    22,157   1,189     5.37
                                                                    =====                        ====                       ====
 Non-interest-bearing liabilities                   387       --                403       --                554      --
 Retained earnings                              14,897       --             25,204       --             23,521      --
                                                -------   ------            -------   ------            -------  ------
  Total liabilities and retained earnings       $36,592   $1,153            $46,603   $1,072            $46,232  $1,189
                                                =======   ======            =======   ======            =======  ======
 Net interest income/interest rate spread(2)              $1,571     2.25%            $2,400     2.55%           $2,171     2.23%
                                                          ======     ====             ======     ====            ======     ====
 Net interest-earning assets/net
  interest margin(3)                            $14,263              4.42%  $24,334              5.29%  $22,062             4.91%
                                                =======              ====   =======              ====   =======             ====
 Average interest-earning assets to
  average interest-bearing liabilities                     166.9%                      215.9%                     199.6%
                                                           =====                       =====                      =====

_________________________

(1) Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses.

(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.

(3) Net interest margin represents net interest income divided by average interest-earning assets.

     Such yields and costs are derived by dividing income or expense by the average balance of assets or Inabilities, respectively, for the periods shown. Average balances are derived principally from average daily balances and include non-accruing loans. The yields and costs include fees which are considered adjustments to yields. The amount of interest income resulting from the recognition of loan fees was $91,000, $68,000 and $22,000 for the years ended June 30, 1998, 1997 and 1996, respectively. Interest income on nonaccruing loans is reflected in the period it is collected and not in the periods it is earned. Such amounts are not material to net interest income or net change in net interest income in any period. Nonaccrual loans are included in the average balances and do not have a material effect on the average yield.

RATE VOLUME ANALYSIS

     The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected Reliance's interest income and interest expense during the periods indicated. Information is provided in each category with respect to:
(i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (change in rate multiplied by prior volume), and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the change due to volume and the changes due to rate.


                                                    YEAR ENDED JUNE 30, 1997             YEAR ENDED JUNE 30, 1996
                                                         COMPARED TO                            COMPARED TO
                                                    YEAR ENDED JUNE 30, 1998             YEAR ENDED JUNE 30, 1997
                                                ------------------------------          ------------------------------
                                                      INCREASE (DECREASE)                   INCREASE (DECREASE)
                                                           DUE TO                                 DUE TO
                                                ------------------------------          ------------------------------
                                                 RATE       VOLUME        NET            RATE       VOLUME       NET
                                                ------     -------       -----          ------      ------      ------
                                                                      (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
    Loans ...................................    $   17       $ 165        $ 182        $ 62        $ 281       $ 343
    Mortgage-backed and related securities ..        --         (20)         (20)          1          (17)        (16)
    Investment and other securities .........      (117)       (159)        (276)         12          407         419
    Federal Home Loan Bank stock ............        --           2            2           1            1           2
                                                 ------       -----        -----        ----        -----       -----
      Total interest-earning assets .........    $ (100)      $ (12)       $(112)       $ 76        $ 672       $ 748
                                                 ======       =====        =====        ====        =====       =====
INTEREST-BEARING LIABILITIES:
    Total deposits ..........................    $   19       $ (15)       $   4        $(70)       $(165)      $(235)
    Advances from borrowers for taxes
      and insurance .........................        --          --           --          --           --          --
    Borrowings ..............................        25          88          113          --          154         154
                                                 ------       -----        -----        ----        -----       -----
    Total interest-bearing liabilities ......        44          73          117         (70)         (11)        (81)
                                                 ------       -----        -----        ----        -----       -----
    Net change in net interest income .......    $ (144)      $ (85)       $(229)       $146        $ 683       $ 829
                                                 ======       =====        =====        ====        =====       =====

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Shareholders of record as of the close of business on the Voting Record Date are entitled to one vote for each share of Reliance Common Stock then held. As of the Voting Record Date, the Company had 2,395,564 shares of Reliance Common Stock issued and outstanding.

     The following table sets forth the beneficial ownership of shares of Reliance Common Stock as of the Voting Record Date by each director of Reliance and all directors and executive officers as a group. Members of the Reliance Board also serve as directors of Reliance Savings Bank.



                                               NUMBER OF SHARES
                                                 BENEFICIALLY
                    NAME                          OWNED (1)              PERCENT OF CLASS
                    ----                       ----------------          ----------------
         Allan T. Bach (2)(3)(4) ............       139,249                    5.64%
         Carol A. Barnharst (2)(3)(4) .......       122,520                    4.98
         O. William Held (2) ................        71,975                    2.98
         John T. Lynch (2) ..................        76,106                    3.12
         Marjorie A. Spicuzza (2)(5) ........        76,106                    3.12
         All directors and executive officers
          as a group (5 persons) ............       485,956                   18.22%


--------------------


(1) Unless otherwise indicated, includes shares of Reliance Common Stock held directly by the individuals as well as by members of such individuals' immediate family who share the same household, shares held in trust and other indirect forms of ownership over which shares the individuals exercise sole or shared voting power and/or investment power. Fractional shares of Common Stock held by certain executive officers under the Reliance ESOP have been rounded to the nearest whole share. Includes 18,286 shares of Reliance Common Stock underlying stock options granted to each of the named individuals under the Reliance Option Plan that vest upon completion of the Merger. Also includes 16,393 and 10,933 shares of Reliance Common Stock granted to Mr. Bach and Ms. Barnharst, respectively, under the RRP that vest upon completion of the Merger. For purposes of this disclosure, it is assumed that the Merger is completed within 60 days of the date of this Proxy Statement/Prospectus.

(2) Includes shares of Reliance Common Stock which the named individuals and certain executive officers have the right to acquire within 60 days of the Voting Record Date pursuant to the exercise of stock options: Mr. Bach - 44,856 shares; Ms. Barnharst - 44,856 shares; Mr. Held - 44,856 shares; Mr. Lynch - 44,856 shares; and Ms. Spicuzza - 44,856 shares.

(3) Includes 32,786 and 21,866 shares of Reliance Common Stock awarded to Mr. Bach and Ms. Barnharst, respectively, that have vested under the RRP. Includes 10,257 shares of Reliance Common Stock awarded to Mr. Bach and Ms. Barnharst, under the RRP that vest upon completion of the Merger.

(4) Includes shares of Reliance Common Stock allocated to certain executive officers under the Reliance ESOP, for which such individuals possess shared voting power, of which approximately 9,957 shares and 9,258 shares have been allocated to the accounts of Mr. Bach and Ms. Barnharst, respectively.

(5) Of the 76,106 shares indicated as beneficially owned by Ms. Spicuzza, 10,000 are owned by her sister who has sole voting and investment power over such shares, and as to which Ms. Spicuzza disclaims beneficial ownership.


                                    EXPERTS


     The consolidated financial statements of Reliance included herein for the fiscal years ended June 30, 1998 and 1997 have been audited by Schenck & Associates, S.C., independent auditors, as set forth in their report thereon included herein, and such consolidated financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of St. Francis as of September 30, 1998 and 1997, and for each of the years in the three-year period ended September 30, 1998, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the shares of St. Francis Common Stock to be issued in the Merger will be passed upon for St. Francis by Michael Best & Friedrich LLP, Milwaukee, Wisconsin. Certain legal matters will be passed upon for Reliance by Schiff Hardin & Waite, Chicago, Illinois.


               SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     Due to the proposed Merger, Reliance does not currently expect to hold a 1999 Annual Meeting of Shareholders because Reliance will be merged with and into St. Francis, with St. Francis as the surviving corporation following the Merger. In the event the Merger is not consummated and such a meeting is held, the following outlines the requirements for shareholder proposals and voting on such proposals.

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR INCLUSION IN 1999 PROXY MATERIALS

     Any proposal which a shareholder wishes to have included in the proxy materials of Reliance relating to the 1999 annual meeting of the shareholders of Reliance, which is scheduled to be held in October 1999, must be received at the principal executive offices of Reliance, 3140 South 27th Street, Milwaukee, Wisconsin 53215, Attention: Carol A. Barnharst, Secretary, no later than May 20, 1999. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of shareholders. It is urged that any such proposals be sent certified mail, return receipt requested.

     Nothing in this section shall be deemed to require Reliance to include in its proxy statement and proxy relating to the 1999 Annual Meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

ADVANCE NOTICE REQUIREMENT FOR ANY PROPOSAL OR NOMINATION TO BE RAISED BY A SHAREHOLDER

     Shareholder proposals which are not submitted for inclusion in Reliance's proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article VII of the Reliance Articles, which provides that: (i) with respect to proposals to be brought before an annual meeting, such proposal must be received by Reliance not less than 60 days nor more than 90 days prior to the date of the previous year's annual meeting of shareholders, or in the event no annual meeting was held in the previous year, no later than ten days following the date notice of the annual meeting is mailed to shareholders; and (ii) with respect to proposals to be brought before a special meeting, not later than the close of business on the tenth day following the date notice of such special meeting is mailed to shareholders.

     In accordance with Article VII of the Reliance Articles, the advance notice of a proposal described above must set forth certain information, including the shareholder's name and address, as they appear on Reliance's record of shareholders, the class and number of shares of Reliance Common Stock beneficially owned by such shareholder, a brief description of the proposed business, the reason for considering the business at the shareholder meeting and any material interest of the shareholder in the proposed business. In addition, with respect to nominations for election to the Board of Directors made by a shareholder, in accordance with Article VII of the Reliance Articles and Article III of the Reliance By-laws, the following information must be provided: (i) the name and address of the shareholder who intends to make the nomination and of the person(s) to be nominated; (ii) a representation that the shareholder is a holder of record of the stock of Reliance entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and to nominate the person(s) specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) written consent of each nominee to serve as a director of Reliance if so elected.

DISCRETIONARY VOTING OF 1999 PROXIES

     Effective June 29, 1998, the SEC amended Rule 14a-4(c) under the Exchange Act which governs a company's use of discretionary proxy voting authority with respect to shareholder proposals that are not being included in a company's proxy solicitation materials pursuant to Rule 14a-8 of the Exchange Act. New Rule 14a-4(c)(1) provides that if a shareholder fails to notify Reliance of such proposal at least 45 days prior to the month and day of mailing of the prior year's proxy statement, then the management proxies named in the form of proxy distributed in connection with Reliance's proxy statement would be allowed to use their discretionary voting authority to address the proposal submitted by the shareholder, without discussion of the proposal in the proxy statement. Accordingly, if a shareholder who intends to present a proposal at the 1999 Annual Meeting does not notify Reliance of such proposal on or prior to August 3, 1999, then management proxies would be allowed to use their discretionary voting authority to vote on the proposal when the proposal is raised at the annual meeting, even though there is no discussion of the proposal in the 1999 proxy statement.

                    PROPOSAL TO ADJOURN THE SPECIAL MEETING
                                (PROPOSAL NO. 2)

     As described herein, the Reliance Board believes that shareholder approval of the Merger proposal is in the best interests of Reliance's shareholders. Also as noted herein, approval of the Merger proposal requires an affirmative vote of the holders of a majority of the shares of Reliance Common Stock entitled to vote on the Merger Agreement and Plan of Merger at the Special Meeting.


     If by the date of the Special Meeting, including any adjournments thereof, the required vote for approval of the Merger proposal has not been obtained, there are an insufficient number of persons present in person or by proxy to constitute a quorum, or events subsequent to the date of this Proxy Statement/Prospectus require St. Francis and Reliance to furnish additional Proxy soliciting information to the Reliance shareholders and to give the shareholders time to assimilate such information, the Reliance Board intends to sponsor a proposal (or proposals), at such times and as often as necessary, to adjourn the Special Meeting to a later date for the purpose of soliciting additional votes on the Merger proposal. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies which have theretofore effectively been revoked or withdrawn). The time, date and place at and to which the Special Meeting would be reconvened will be announced at the Special Meeting, and at any adjournments thereof. If, however, the Special Meeting is adjourned more than 120 days after the date for which the meeting was originally noticed, a new record date would be fixed for the adjourned meeting and written notice of the place, date and time of the adjourned meeting will be given.


     In order to approve a proposal for adjournment of the Special Meeting, the affirmative vote of a majority of the total votes cast in person or by proxy must vote in favor of the proposal. In order to allow Reliance's management to vote proxies received by Reliance at the time of the Special Meeting in favor of such an adjournment, in the event that Reliance determines, in its sole discretion, that such an adjournment is in the best interests of Reliance and its shareholders, Reliance has submitted the questions or adjournment as a separate matter for the consideration and vote of the shareholders. The Board of Directors of Reliance recommends that shareholders vote FOR the proposal to adjourn the Special Meeting so that such proxies may be voted in favor of such adjournment under the circumstances described under this Proposal No. 2.

     St. Francis or Reliance may terminate the Merger Agreement if the Merger is not consummated by February 28, 1999 (subject to extension to May 31, 1999, in the case of a protest to the Merger under the Community Reinvestment Act of 1977, as amended) (the "Termination Date"). If the Special Meeting is adjourned to a date after the Termination Date, the Reliance Board would seek to obtain an extension of the Termination Date from St. Francis. No assurances can be made that St. Francis will agree to the extension, or that the other closing conditions would not be adversely affected. See "Proposal To Approve The Merger--Amendment and Waiver" and "--Termination." The fact of the possible extension of the Termination Date will not be deemed to invalidate proxies previously received, unless Reliance receives a later-dated proxy superseding a prior one.



                        OTHER MATTERS WHICH MAY PROPERLY
                        COME BEFORE THE SPECIAL MEETING

     The Board of Directors knows of no business which will be presented for consideration at the Special Meeting other than as stated in the Notice of Special Meeting of Shareholders. If, however, other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the accompanying Proxy to vote the shares represented thereby on such matters in accordance with their best judgment.


                             AVAILABLE INFORMATION

     St. Francis and Reliance are subject to the informational and reporting requirements of the Exchange Act, and, in accordance therewith, file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by St. Francis and Reliance can be inspected and copied at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained form the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Reports, proxy and information statements and information regarding St. Francis and Reliance also may be obtained through the Web site maintained by the Commission at http://www.sec.gov.

     St. Francis has filed with the Commission a Registration Statement under the Securities Act with respect to the St. Francis Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to St. Francis and the St. Francis Common Stock. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, where a copy of such document has been filed as an exhibit to the Registration Statement or otherwise has been filed with the Commission, reference is made to the copy so filed. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE



     The following documents or portions of documents filed with the Commission by St. Francis (File No. 0-21298) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus and made a part hereof:

          1. St. Francis' Annual Report on Form 10-K for the fiscal year ended September 30, 1998 (provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K shall not be deemed to be incorporated by reference herein);

          2. The description of St. Francis Common Stock and St. Francis Series A Junior Participating Preferred Stock and Preferred Stock Purchase Rights set forth in St. Francis' Registration Statement on Form 8-A, dated September 25, 1997; and

          3. All other reports filed by St. Francis pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal period covered by the annual report referred to in (1) above.

     The information relating to St. Francis and Reliance contained in this Proxy Statement/Prospectus does not purport to be complete and should be read together with the information in the documents that accompany this Proxy Statement/Prospectus and the additional documents that are incorporated by reference herein.

     All documents filed by St. Francis pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting will be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part hereof, except as so modified or superseded.


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                          FOR RELIANCE BANCSHARES, INC.




INTERIM FINANCIAL STATEMENTS (UNAUDITED):

      Consolidated Statements of Financial Condition at September 30, 1998 and June 30, 1998 .........    F-2
      Consolidated Statements of Income for the three months ended September 30, 1998 and 1997 .......    F-3
      Consolidated Statements of Stockholder's Equity for the three months ended September 30, 1998 ..    F-4
      Consolidated Statements of Cash Flows for the three months ended September 30, 1998 and 1997 ...    F-5
      Notes to Unaudited Consolidated Financial Statements ...........................................    F-7

ANNUAL FINANCIAL STATEMENTS:

      Independent Auditors' Report ...................................................................    F-9
      Consolidated Statements of Financial Condition at June 30, 1998 and 1997 .......................   F-10
      Consolidated Statements of Income for the years ended June 30, 1998, 1997 and 1996 .............   F-11
      Consolidated Statements of Stockholders' Equity for the years ended June 30, 1996, 1997 and 1998   F-12
      Consolidated Statements of Cash Flows for the years ended June 30, 1998, 1997 and 1996 .........   F-13
      Notes to Consolidated Financial Statements .....................................................   F-15

                    RELIANCE BANCSHARES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITIONS

                                 (IN THOUSANDS)

                                                                   SEPTEMBER 30,  JUNE 30,
                                                                       1998         1998
                                                                   -------------  ---------
                                                                    (UNAUDITED)   (AUDITED)
ASSETS
   Cash .........................................................     $   180      $   842
   Cash equivalent interest-bearing deposits ....................       3,919        3,504
                                                                      -------      -------
       Total cash and cash equivalents ..........................       4,099        4,346
   Investments:
       Certificates of deposit ..................................         294          493
       Investment securities available for sale, at fair value ..       8,448       10,949
   Federal Home Loan Bank stock -- at cost ......................         200          200
   Loans receivable -- net ......................................      27,004       25,798
   Accrued interest receivable ..................................         104           87
   Office properties and equipment ..............................          71           75
   Prepaid expenses and other assets ............................         234          341
                                                                      -------      -------
       Total assets .............................................     $40,454      $42,289
                                                                      =======      =======

LIABILITIES AND EQUITY
   Deposit accounts .............................................     $17,380      $17,330
   Borrowed funds ...............................................          --        2,000
   Income taxes:
       Current ..................................................         (37)          20
       Deferred .................................................         292          263
   Accrued and other liabilities:
       Interest .................................................          21           31
       Other ....................................................         263          273
                                                                      -------      -------
         Total liabilities ......................................      17,919       19,917
                                                                      -------      -------

Commitments and contingencies ...................................          --           --

Stockholders' equity:
   Common stock, $1.00 par value; 6,000,000 shares
       authorized; 2,562,344 shares issued ......................       2,562        2,562
   Additional paid-in-capital ...................................      10,010       10,001
   Unearned ESOP compensation ...................................        (449)        (449)
   Accumulated other comprehensive income .......................         780          729
   Retained earnings -- substantially restricted ................      11,146       11,043
   Treasury stock, at cost, 166,780 and 166,780 shares ..........      (1,514)      (1,514)
                                                                      -------      -------
       Total stockholders' equity ...............................      22,535       22,372
                                                                      -------      -------
           Total liabilities and stockholders' equity ...........     $40,454      $42,289
                                                                      =======      =======

     See accompanying Notes to Unaudited Consolidated Financial Statements

                    RELIANCE BANCSHARES, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                         THREE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                         ------------------
                                                                           1998     1997
                                                                           -----    -----
                                                                             (UNAUDITED)
Interest and dividend income:
   Mortgage loans .....................................................    $ 582    $ 599
   Investment securities ..............................................      191      239
   Mortgage-backed and related securities .............................       10       15
   Other loans ........................................................       --       --
   Dividends on stock in Federal Home Loan Bank .......................        3        3
                                                                           -----    -----
       Total interest and dividends ...................................      786      856
                                                                           -----    -----

Interest expense:
   Deposits and escrows ...............................................      227      227
   Notes payable and other borrowings .................................       32       88
                                                                           -----    -----
       Total interest expense .........................................      259      315
                                                                           -----    -----
       Net interest income ............................................      527      541
Provisions for loan losses ............................................        5        5
                                                                           -----    -----
   Net interest income after provision for loan losses ................      522      536
                                                                           -----    -----

Non-interest income:
   Gain (loss) on sales of investment .................................       --       (4)
   Other income .......................................................       --       --
   Loan fees and service charges ......................................        3        2
                                                                           -----    -----
       Total non-interest income ......................................        3       (2)
                                                                           -----    -----
       Operating income ...............................................      525      534
                                                                           -----    -----

Non-interest expense:
   Compensation and benefits ..........................................      130      160
   Occupancy ..........................................................        7        7
   Advertising ........................................................        1        2
   Furniture and equipment ............................................        1        1
   Federal insurance premiums .........................................        3        3
   Professional services ..............................................      129       22
   Data processing ....................................................       20       18
   Stationery, communications and other operating expenses ............       19       20
   Directors' fees and expenses of directors, officers and employees ..       23       20
                                                                           -----    -----
       Total non-interest expense .....................................      333      253
                                                                           -----    -----
       Income before income taxes .....................................      192      281
                                                                           -----    -----

Income taxes:
   Current ............................................................       92      121
   Deferred ...........................................................       (3)      (3)
                                                                           -----    -----
       Total income taxes .............................................       89      118
                                                                           -----    -----
       Net income .....................................................    $ 103    $ 163
                                                                           =====    =====

Earnings per share (basic and diluted) ................................    $0.04    $0.07
                                                                           =====    =====

Dividends per share ...................................................    $  --    $  --
                                                                           =====    =====


     See accompanying Notes to Unaudited Consolidated Financial Statements

                    RELIANCE BANCSHARES, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)

                                 (IN THOUSANDS)


                                                                                 ACCUMULATED
                                                   ADDITIONAL     UNEARNED         OTHER                              TOTAL
                                           COMMON   PAID-IN         ESOP        COMPREHENSIVE  RETAINED  TREASURY  STOCKHOLDERS'
                                           STOCK    CAPITAL     COMPENSATION       INCOME      EARNINGS   STOCK      EQUITY
                                           ------  ----------   -------------   -------------  --------  --------  -------------
Balances at June 30, 1998 ........         $2,562    $10,001        $(449)          $729        $11,043   $(1,514)    $22,372

Comprehensive Income
  Net income .....................             --         --           --             --            103        --         103

  Other comprehensive income, net of tax:
        Change in unrealized gain
           (loss) on securities
           available for sale, net
           of applicable deferred
           income taxes of $32 ...             --          --          --             51             --        --          51
                                                                                                                      -------

        Total Comprehensive Income                                                                                        154
                                                                                                                      -------
Amortization of unearned
  ESOP compensation ..............             --           9          --             --             --        --           9
                                          -------     -------      ------          -----        -------   -------     -------
Balances at June 30, 1998 ........         $2,562     $10,010       $(449)          $780        $11,146   $(1,514)    $22,535
                                          =======     =======      ======          =====        =======   =======     =======


     See accompanying Notes to Unaudited Consolidated Financial Statements

                    RELIANCE BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)



                                                                         THREE MONTHS ENDED
                                                                            SEPTEMBER 30,
                                                                         ------------------
                                                                          1998       1997
                                                                         -------    -------
                                                                            (UNAUDITED)
Cash Flows from Operating Activities:
      Net income ......................................................  $   103    $   163
      Adjustments to reconcile net income to net cash provided
       by operating activities ........................................        4          4
         Provision for depreciation ...................................        5          5
         Provision for loan losses ....................................      (24)       (25)
         Amortization of premiums, discounts and fees-net .............        9         28
         ESOP expenses ................................................      (57)        81
         Provision for (reduction of) deferred income taxes ...........       (3)        (3)
         Increase (decrease) in interest receivable ...................      (17)       (12)
         Net increase (decrease) in accrued/other liabilities .........      (20)        11
         Net (increase) decrease in prepaid expense and other assets ..      107          6
         Loss (gain) on investments ...................................       --          4
                                                                         -------    -------
            Net cash provided (used) by investing activities ..........      107        262
                                                                         -------    -------

Cash Flows from Investing Activities:
      Proceeds from sale/maturities of investment securities
       available for sale .............................................    4,752        776
      Purchase of investment securities available for sale ............   (2,000)    (1,898)
      Net (increase) decrease in loans ................................   (1,185)       583
      Principal payments collected on mortgage-backed securities ......       29        165
                                                                         -------    -------
         Net cash provided (used) by investing activities .............    1,596       (374)
                                                                         -------    -------

Cash Flows from Financing Activities:
      Purchase of treasury stock ......................................       --       (483)
      Repayments of short-term borrowing ..............................   (2,000)        --
      Proceeds from securities sold under repurchase agreements .......       --      2,043
      Payments on securities sold under repurchase agreements .........       --     (2,008)
      Increase (decrease) in deposit accounts .........................       50        106
                                                                         -------    -------
         Net cash provided (used) by financing activities .............   (1,950)      (342)
                                                                         -------    -------
         Increase (decrease) in cash and cash equivalents .............     (247)      (454)
Cash and Cash Equivalents at beginning of period ......................    4,346      3,048
                                                                         -------    -------
Cash and Cash Equivalents at end of period ............................  $ 4,099    $ 2,594
                                                                         =======    =======

     See accompanying Notes to Unaudited Consolidated Financial Statements.

                    RELIANCE BANCSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)



                                                              THREE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              ------------------
                                                               1998      1997
                                                              ------    ------
                                                                  (UNAUDITED)
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid during the period for:
     Interest on deposit accounts . . . . . . . . . . . . .   $   27    $   28
     Income taxes . . . . . . . . . . . . . . . . . . . . .      148       109
     Interest on borrowings . . . . . . . . . . . . . . . .       32        88

  Noncash investing activities:
     Loans transferred to foreclosed properties
     and real estate in judgment  . . . . . . . . . . . . .       --        --

     Total increase in unrealized gains on securities
     available for sale . . . . . . . . . . . . . . . . . .       84        40

     Investments transferred to available for sale
       from held-to-maturity, at cost . . . . . . . . . . .       --     3,818


Accounting Policies Note:  Cash equivalents include demand deposits at other financial institutions and the Federal Home Loan
                           Bank.


     See accompanying Notes to Unaudited Consolidated Financial Statements

                    RELIANCE BANCSHARES, INC. AND SUBSIDIARY

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


1. The information contained in the accompanying consolidated financial statements at and for the three months ended September 30, 1998 and 1997 is unaudited. In the opinion of management, the interim financial statements contain all adjustments (none of which were other than normal recurring entries) necessary for a fair statement of the results of operations for the interim periods. The results of operations for the interim periods are not necessarily indicative of the results which may be expected for the entire fiscal year. The accompanying consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended June 30, 1998 contained elsewhere herein.

2. In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" (SFAS No. 128). SFAS 128 simplifies the standards for computing earnings per share and makes the calculation comparable to international standards. SFAS 128 replaces primary earnings per share with a presentation of basic earnings per share. It also requires dual presentation basic and diluted earnings per share and a reconciliation of basic to diluted earnings per share.

     Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

     SFAS, 128 is effective for financial statements issued for periods ending after December 15, 1997, and requires restatement of all prior earnings per share data.

     The following reconciles amounts reported in the financial statements:



                                                 THREE MONTHS ENDED
                                                 SEPTEMBER 30, 1998
                                       -------------------------------------
                                         INCOME        SHARES      PER SHARE
                                       (NUMERATOR)  (DENOMINATOR)    AMOUNT
                                       -----------  -------------  ---------
    Income available to
     Common Shareholders:
       Basic earnings per share .....    $103,000     $2,329,287      $0.04
                                                                      =====

    Effect of diluted securities
       Options ......................          --         34,334
                                         --------     ----------

    Income available to
     Common Shareholders:
       Diluted earnings per share ...    $103,000     $2,363,287      $0.04
                                         ========     ==========      =====


Weighted-average shares outstanding for the three months ended September 30, 1997 were 2,445,689 for basic and 2,452,142 for diluted.

3. During the quarter ended September 30, 1997, the Company transferred its investments from its held-to-maturity portfolio to is available-for-sale portfolio. This was done as the result of the sale, from its held-to-maturity portfolio, of a $200,000 REMIC, on which a $1,375 realized loss was incurred, whose nature and volatility was inconsistent with the Company's investment objectives. The remaining investments in the held-to-maturity portfolio transferred to the available-for-sale portfolio had an amortized cost of $3.8 million and resulted in an unrealized gain of $48,000.

4. The Financial Accounting Standards Board (FASB) has issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company adopted SFAS No. 130 on July 1, 1998.

     The Company's comprehensive income for the three months ended September 30, 1998 and 1997 is as follows:



                                                         THREE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                         -------------------

                                                            1998      1997
                                                          --------  --------
         Net income...................................... $103,000  $163,000
         Other comprehensive income, net of taxes
                  Unrealized gains (losses) arising
                  during the period......................   51,000    24,000
                                                          --------  --------

         Comprehensive income............................ $154,000  $187,000
                                                          ========  ========

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Reliance Bancshares, Inc.
Milwaukee, Wisconsin

     We have audited the accompanying consolidated statements of financial condition of RELIANCE BANCSHARES, INC. as of June 30, 1998 and 1997 and the related consolidated statements of income, retained earnings, and cash flows for the three years in the period ended June 30, 1998. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RELIANCE BANCSHARES, INC. as of June 30, 1998 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.





SCHENCK & ASSOCIATES, SC



Brookfield, Wisconsin
July 31, 1998

                    RELIANCE BANCSHARES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITIONS



                                                                                   JUNE 30,
                                                                    -------------------------------------
                                                                          1998                 1997
                                                                        -------              -------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS
   Cash .........................................................       $   842              $   829
   Cash equivalent interest-bearing deposits ....................         3,504                2,219
                                                                        -------              -------
       Total cash and cash equivalents ..........................         4,346                3,048
   Investments:
       Certificates of deposit ..................................           493                  294
       Investment securities available-for-sale, at fair value ..        10,949               11,481
       Investment securities held-to-maturity
           (estimated market value of $3,934 in 1997) ...........            --                3,874
   Federal Home Loan Bank stock - at cost .......................           200                  200
   Loans receivable - net .......................................        25,798               27,601
   Accrued interest receivable ..................................            87                  182
   Office properties and equipment ..............................            75                   86
   Prepaid expenses and other assets ............................           341                  243
                                                                        -------              -------
       Total assets .............................................       $42,289              $47,009
                                                                        =======              =======
LIABILITIES AND EQUITY
   Deposit accounts .............................................       $17,330              $17,596
   Borrowed funds ...............................................         2,000                6,008
   Income taxes:
       Current ..................................................            20                   --
       Deferred .................................................           263                  197
   Accrued and other liabilities:
       Interest .................................................            31                   32
       Other ....................................................           273                  210
                                                                       --------            ---------
           Total liabilities ....................................        19,917               24,043
                                                                       --------            ---------
Commitments and contingencies ...................................            --                   --

Stockholders' equity:
   Common  stock, $1.00 par value; 6,000,000 shares
       authorized; 2,562,344 shares issued ......................         2,562                2,562
   Additional paid-in-capital ...................................        10,001                9,947
   Unearned ESOP compensation ...................................          (449)                (449)
   Unrealized gain on securities available for sale, net of
       applicable deferred income taxes .........................           729                  490
   Retained earnings - substantially restricted .................        11,043               10,471
   Treasury stock, at cost, 166,780 and 6,519 shares ............        (1,514)                 (55)
                                                                       --------            ---------
       Total stockholders' equity ...............................        22,372               22,966
                                                                       --------            ---------
           Total liabilities and stockholders' equity ...........       $42,289              $47,009
                                                                       ========            =========

          See accompanying Notes to Consolidated Financial Statements.

                    RELIANCE BANCSHARES, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME


                                                                   YEARS ENDED JUNE 30,
                                                             ------------------------------
                                                              1998         1997       1996
                                                             ------       ------     ------
                                                                     (IN THOUSANDS)
      Interest and dividend income:
         Mortgage loans ....................................  $ 2,412    $ 2,230     $ 1,886
         Investment securities .............................      886      1,162         743
         Mortgage-backed and related securities ............       48         68          84
         Other loans .......................................     --         --             1
         Dividends on stock in Federal Home Loan Bank ......       14         12          10
                                                              -------    -------     -------
             Total interest and dividends ..................    3,360      3,472       2,724
                                                              -------    -------     -------

      Interest expense:
         Deposits and escrows ..............................      915        911       1,146
         Notes payable and other borrowings ................      274        161           7
                                                              -------    -------     -------
             Total interest expense ........................    1,189      1,072       1,153
                                                              -------    -------     -------
             Net interest income ...........................    2,171      2,400       1,571
      Provisions for loan losses ...........................       22         22          22
                                                              -------    -------     -------
         Net interest income after provision for loan losses    2,149      2,378       1,549
                                                              -------    -------     -------

      Non-interest income:
         Gain (loss) on sales of investment ................       28          2          (3)
         Other income ......................................       13         23           9
         Loan fees and service charges .....................       10         11          11
                                                              -------    -------     -------
             Total non-interest income .....................       51         36          17
                                                              -------    -------     -------
             Operating income ..............................    2,200      2,414       1,566
                                                              -------    -------     -------

      Non-interest expense:
         Compensation and benefits .........................      668        764         358
         Occupancy .........................................       29         30          30
         Advertising .......................................        8          7           7
         Furniture and equipment ...........................       12         14          22
         Federal insurance premiums ........................       11        162          50
         Professional services .............................      251        186          31
         Data processing ...................................       74         72          70
         Stationery, communications and other
          operating expenses ...............................       99         96          60
         Directors' fees and expenses of directors,
          officers and employees ...........................      110        100          93
                                                              -------    -------     -------
             Total non-interest expense ....................    1,262      1,431         721
                                                              -------    -------     -------
             Income before income taxes ....................      938        983         845
                                                              -------    -------     -------

      Income taxes:
         Current ...........................................      455        433         336
         Deferred ..........................................      (89)       (66)         (5)
                                                              -------    -------     -------
             Total income taxes ............................      366        367         331
                                                              -------    -------     -------
             Net income ....................................  $   572    $   616     $   514
                                                              =======    =======     =======

      Earnings per share (basic and diluted) ...............  $  0.24    $  0.25    $   0.21
                                                              =======    =======    ========
      Dividends per share ..................................  $  --      $  3.00    $     --
                                                              =======    =======    ========

          See accompanying Notes to Consolidated Financial Statements

                    RELIANCE BANCSHARES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY




                                                                         UNREALIZED
                                                                         GAIN (LOSS)
                                                                        ON SECURITIES
                                                                          AVAILABLE
                                                                        FOR SALE, NET
                                            ADDITIONAL      UNEARNED    OF APPLICABLE                               TOTAL
                                    COMMON   PAID-IN          ESOP         DEFERRED       RETAINED    TREASURY   STOCKHOLDERS'
                                    STOCK    CAPITAL      COMPENSATION   INCOME TAXES     EARNINGS     STOCK        EQUITY
                                    ------  ----------    ------------  -------------     --------    --------   -------------
                                                                      (IN THOUSANDS)
Balances at June 30, 1995 ........  $   --     $    --        $  --          $ 83         $ 9,533     $    --      $ 9,616
Sale of 2,562,344 shares of
  commons stock at $8 per share,
  net of related expenses ........   2,562      17,225         (713)           --              --          --       19,074
Net income .......................      --          --           --            --             514          --          514
Change in unrealized gain (loss)
  on securities available for
  sale net of applicable deferred
  income taxes of $92 ............      --          --           --           144              --          --          144
                                    ------     -------        -----          ----         -------     --------     -------

Balances at June 30, 1996 ........   2,562      17,225         (713)          227          10,047          --       29,348
Net income .......................      --          --           --            --             616          --          616
Cash dividend ($3.00 per share) ..      --     (7,374)            2            --           (192)          --       (7,317)
Purchase of treasury stock .......      --          --           --            --              --        (283)        (283)
Issuance of treasury stock for
  retention plan .................      --        (15)           --            --              --         228          213
Amortization of unearned
  ESOP compensation ..............      --         111           15            --              --          --          126
Change in unrealized gain (loss)
  on securities available for
  sale, net of applicable
  deferred income taxes of $169 ..      --          --           --           263              --          --          263
                                    ------     -------        -----          ----         -------     -------      -------

Balances at June 30, 1997 ........   2,562       9,947         (449)           490         10,471         (55)      22,966
Net income .......................      --          --           --            --             572          --          572
Purchase of treasury stock .......      --          --           --            --              --      (1,736)      (1,736)
Issuance of treasury stock for
  retention and option plans .....      --          --           --            --              --         277          277
Amortization of unearned
  ESOP compensation ..............      --          54           --            --              --          --           54
Change in unrealized gain (loss)
  on securities available for
  sale, net of applicable
  deferred income taxes of $154 ..      --          --           --           239              --          --          239
                                    ------     -------        -----          ----         -------     -------      -------

Balances at June 30, 1998 ........  $2,562     $10,001        $(449)         $729         $11,043     $(1,514)     $22,372
                                    ======     =======        =====          ====         =======     =======      =======

          See accompanying Notes to Consolidated Financial Statements

                    RELIANCE BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                           YEARS ENDED JUNE 30,
                                                   ---------------------------------------
                                                    1998            1997            1996
                                                   -------       ----------       --------
                                                              (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income .....................................   $  572          $616           $514
 Adjustments to reconcile net income to net cash
     provided (used) by operating activities:
   Provision for depreciation ...................       16            18             23
   Provision for loan losses ....................       22            22             22
   Amortization of premiums, discounts
     and fees-net ...............................     (100)          (79)           (33)
   ESOP expenses ................................       54           126             --
   Increase (decrease) in income taxes payable ..       20            (5)           (59)
   Provision for (reduction of) deferred
     income taxes ...............................      (89)          (66)            (4)
   (Increase) decrease in interest receivable ...       95            (9)           (78)
   Net increase (decrease) in accrued/other
     liabilities ................................       62           126             15
   Net (increase) decrease in prepaid expense
     and other assets ...........................      (98)          (31)             9
   Loss (gain) on investments ...................      (28)           (2)             3
                                                    ------        ------        -------
     Net cash provided (used) by operating
       activities ...............................      526           716            412
                                                    ------        ------        ------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of Federal Home Loan Bank stock .......       --           (43)            (5)
 Proceeds from sale/maturities of investment
   securities held to maturity ..................       --         9,460          5,434
 Purchase of investment securities
   held to maturity .............................       --        (1,000)       (12,188)
 Proceeds from sales/maturities of
   investment securities available for sale .....   11,371         3,192          1,505
 Purchase of investment securities
   available for sale ...........................   (7,000)       (6,818)        (4,994)
 Net (increase) decrease in loans ...............    1,873        (4,624)        (1,896)
 Principal payments collected on
   mortgage-backed securities ...................      266           115            220
 Purchase of fixed assets .......................       (5)          (20)            --
                                                    ------        ------        -------
   Net cash provided (used) by investing
     activities .................................    6,505           262        (11,924)
                                                    ------        ------        -------

          See accompanying Notes to Consolidated Financial Statements

                    RELIANCE BANCSHARES, INC. AND SUBSIDIARY

                                                              YEARS ENDED JUNE 30,
                                                         ----------------------------
                                                          1998       1997       1996
                                                         -------   -------    -------
                                                                     (IN THOUSANDS)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of common stock ..........       --        --     19,074
  Purchase of treasury stock ..........................   (1,736)     (283)        --
  Treasury stock issued ...............................      227       213         --
  Repayments of short-term borrowing ..................   (2,000)       --       (650)
  Proceeds from short-term borrowing ..................       --     4,000        650
  Proceeds from securities sold under
    repurchase agreements .............................       --     4,053         --
  Payments on securities sold under repurchase
    agreements ........................................   (2,008)   (2,046)        --
  Increase (decrease) in deposit accounts .............     (266)     (605)    (4,112)
  Increase (decrease) in advance payments
    by borrowers ......................................       --        --       (172)
  Payment of cash dividend ............................       --    (7,317)        --
                                                         -------   -------    -------
    Net cash provided (used) by financing activities ..   (5,733)   (1,985)    14,790
                                                         -------   -------    -------
    Increase (decrease) in cash and cash equivalents ..    1,298    (1,007)     3,278
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD ......    3,048     4,055        777
                                                         -------   -------    -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD ............  $ 4,346   $ 3,048    $ 4,055
                                                         =======   =======    =======

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for:
  Interest on deposit accounts ........................  $   147   $   148    $   183
  Income taxes ........................................      436       438        395
  Interest on borrowings ..............................      274       161         18

Noncash investing activities:
  Loans transferred to foreclosed properties
    and real estate in judgment .......................       --        --         --

Total increase in unrealized gains
    on securities available for sale ..................      398       432        236

Investments transferred to available for
  sale from held-to-maturity, at cost .................    3,818        --         --



Accounting Policies Note: Cash equivalents include demand deposits at other financial institutions and the Federal Home Loan Bank.

           See accompanying Notes to Consolidated Financial Statements

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of Reliance Bancshares, Inc. and Subsidiary (the Company) conform to generally accepted accounting principles and prevailing practices within the thrift industry. A summary of the more significant accounting policies follows:

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Reliance Bancshares, Inc. and its wholly-owned subsidiary, Reliance Savings Bank (the Bank). All significant intercompany accounts and transactions have been eliminated in consolidation.

BUSINESS

Reliance Bancshares, Inc. provides a full range of financial services to individual customers in southeastern Wisconsin through its wholly-owned insured banking subsidiary, Reliance Savings Bank. The Bank is a state chartered stock savings bank which conducts its business through one facility. The Bank emphasizes permanent and construction loans secured by real estate. The Bank's primary deposit products are savings accounts and certificates of deposit.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.
Actual results could differ from those estimates.

INVESTMENT SECURITIES

The Company's investments in securities are classified in two categories and accounted for as follows:

     SECURITIES HELD TO MATURITY -- Debt and mortgage-backed securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in interest using the interest method over the period to maturity.

      SECURITIES AVAILABLE FOR SALE -- Securities available for sale consist of equity securities and certain debt and mortgage-backed securities not classified as securities held to maturity. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of stockholders' equity until realized, if judged to be temporary.

The Company does not hold any trading securities at June 30, 1998.

Gains and losses on the sale of securities available for sale are determined using the specific identification method.

MORTGAGE-BACKED SECURITIES

The Company has a portfolio of mortgage-backed certificates which bear interest at stated rates ranging from 8.5% to 15% and which mature between 2005 and 2020. Most of the pools were acquired at a discount; a few were acquired at a nominal premium. Mortgage-backed certificates acquired at a discount after July 1, 1982 are being amortized and included in the Company's gross income using the interest method. Prior year discounts are being amortized on a straight-line basis over eleven to twelve years. The difference in prior year discount amortization on a straight-line basis versus the interest method is not material. The Company will continue to amortize discounts on mortgage-backed certificates purchased prior to July 1, 1982 on a straight-line basis. Premium amortizations are not material in amount. The Company has adequate liquidity and capital, and it is generally management's intention to hold such assets to maturity. Should any be sold, gains and losses will be recognized based on the specific identification method.

At June 30, 1998, 1997, the Company had no outstanding commitments to sell loans or securities.

LOANS RECEIVABLE

Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and net deferred loan origination fees and discounts.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

INTEREST ON LOANS

Interest on loans is recorded as income as the borrowers' payments become due. Interest collected in advance of the payment due date is deferred until the payment is due. Uncollected interest on loans in excess of 90 days delinquent is fully reserved (June 30, 1998 - $5,687, June 30, 1997 - $0).

LOAN ORIGINATION FEES AND RELATED COSTS

Prior to July 1, 1988, the Bank recognized loan origination fees as income over a period of ten years at ten percent a year, and the related costs associated with these loans were expensed as incurred.

Loan fees received on or after July 1, 1988, are accounted for in accordance with FASB Statement No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases."

Accordingly, loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Bank is generally amortizing these amounts over the contractual life of the related loans.

OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment are stated at cost less accumulated depreciation and include expenditures for new facilities and items which substantially increase the useful lives of existing buildings and equipment. Building and equipment are depreciated on the straight-line method over the estimated lives of the assets. Expenditures for normal repairs and maintenance are charged to operations as incurred. When properties are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the respective accounts and the resulting gain or loss is recorded in income. The estimated useful lives used to compute depreciation for financial reporting purposes are as follows:


            Office, buildings and improvements       10-42 years

            Furniture, fixtures and equipment        5-10 years

            Automobile                               6 years

INCOME TAXES

Deferred income taxes have been provided under the liability method. Deferred tax assets and liabilities result primarily from the Company and the Bank reporting taxable using the cash basis method of accounting which differs from the accrual method used in reporting income on the financial statements, as measured by the enacted tax rates which will be in effect when these differences are expected to reverse.

REAL ESTATE OWNED/REAL ESTATE IN JUDGMENT

Property acquired in settlement of loans is recorded at the lower of the related principal balance upon foreclosure or its fair value. Costs of developing and improving such properties are to be capitalized. Expenses related to holding such real estate, net of rental and other income, are charged against income as incurred. A provision for estimated losses is recorded when it is known that the net realizable value is less than the carrying value.

Profit on the sale of real estate is recognized as income in the year sold only to the extent that cash is received. Excess profit, if any, is deferred and recognized as income as principal payments are made on the loan or contract.

EARNINGS PER SHARE

On April 18, 1996, Reliance Savings Bank converted from a state-chartered mutual savings bank to a state-chartered stock savings bank with the concurrent formation of a holding company. As part of this conversion, Reliance Bancshares, Inc. sold 2,562,344 shares of stock.

Earnings per share are based on the weighted average number of common shares outstanding during each period and common stock equivalent shares, using the treasury share method. ESOP shares that are committed to be released are considered to be outstanding. Primary and fully diluted earnings per share are the same. The common stock equivalents consist entirely of stock options. The resulting weighted average number of shares used in computing earnings per share for the year ended June 30, 1998 and 1997 is 2,399,250 and 2,456,131 shares of common stock.

Earnings per share of common stock for the year ended June 30, 1996, were computed based on consolidated net income and weighted average outstanding shares of common stock computed as if Reliance Bancshares, Inc. initial public offering had taken place on July 1, 1995. In this computation, net income was not adjusted for the additional income which could have been earned had the net proceeds from the offering been available for investment as of July 1, 1995. Uncommitted ESOP shares (89,125) were not included in the weighted average outstanding shares per SOP 93-6. The resulting weighted average number of shares of common stock is 2,473,219.

ACCOUNTING FOR STOCK-BASED COMPENSATION

In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board "APB") Opinion No. 2,. "Accounting for Stock Issued to Employees." Entities electing to retain the accounting under APB Opinion No. 25 must make pro forma disclosure of net income and earnings per share, as if the fair value based method of accounting under SFAS No. 123 had been applied. Reliance Bancshares, Inc. has elected to retain the intrinsic value based method of accounting. See
Note 12 for additional information concerning SFAS No. 123.

RECLASSIFICATIONS

Certain prior year items have been reclassified to conform to current year presentation.

NOTE 2 - INVESTMENT SECURITIES AVAILABLE-FOR-SALE

The carrying value (amortized cost) and estimated market values of investment securities available-for-sale are as follows:


                                                                 JUNE 30, 1998
                                              ---------------------------------------------------
                                                             GROSS          GROSS       ESTIMATED
                                              AMORTIZED    UNREALIZED     UNREALIZED     MARKET
                                                COST         GAINS          LOSSES        VALUE
                                              ---------    ----------     ----------    ---------
                                                                 (IN THOUSANDS)
Equity securities - common stock ............   $   28       $1,265          $ --         $ 1,293
Mortgage-backed securities ..................      423           40            --             463
U. S. Government and other
  marketable securities .....................    4,585            5            --           4,590
Equity securities - mutual funds ............    4,725           --           122           4,603
                                                ------       ------          ----         -------
   Total ....................................   $9,761       $1,310          $122         $10,949
                                                ======       ======          ====         =======





                                                                 JUNE 30, 1997
                                              ---------------------------------------------------
                                                             GROSS          GROSS       ESTIMATED
                                              AMORTIZED    UNREALIZED     UNREALIZED     MARKET
                                                COST         GAINS          LOSSES        VALUE
                                              ---------    ----------     ----------    ---------
                                                                 (IN THOUSANDS)
Equity securities - common stock ............  $    28        $918           $ --         $   946
Corporate debt securities ...................    5,122          12              2           5,132
Equity securities - mutual funds ............    5,525          --            122           5,403
                                               -------        ----           ----         -------
      Total .................................  $10,675        $930           $124         $11,481
                                               =======        ====           ====         =======



Detail of sales of investment securities available-for-sale are as follows:

                                          PROCEEDS
                                            FROM        GROSS     GROSS
                                           SALES        GAINS     LOSSES
                                          --------      -----     ------
                                                  (IN THOUSANDS)
      YEAR ENDED
        June 30, 1998 ..................   $11,046       $ 32     $    4
        June 30, 1997 ..................     3,652          2         --
        June 30, 1996 ..................       500         --          3

NOTE 3 - INVESTMENT SECURITIES HELD-TO-MATURITY

The amortized cost and estimated market values of investment securities held-to-maturity are as follows:


                                                         JUNE 30, 1997
                                     -------------------------------------------------------
                                                        GROSS          GROSS       ESTIMATED
                                       AMORTIZED     UNREALIZED      UNREALIZED      MARKET
                                         COST           GAINS          LOSSES        VALUE
                                      ----------    -----------      ----------    ---------
                                                        (IN THOUSANDS)

Mortgage-backed securities .........      $  685        $50              $3         $  732

U.S. Treasury obligations and
obligations of U.S. agencies .......       3,189         13              --          3,203
                                          ------        ---              --         ------
                                          $3,874        $63              $3         $3,934
                                          ======        ===              ==         ======

The amortized cost and estimated market value of investment securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities on those securities where the borrowers may have the right to call or prepay the obligation with or without call or prepayment penalties.

Contractual maturities are as follows:


                                                              JUNE 30, 1998
                                           -------------------------------------------------
                                              HELD TO MATURITY       AVAILABLE FOR SALE
                                            --------------------  --------------------------
                                                       ESTIMATED                   ESTIMATED
                                            AMORTIZED    MARKET      AMORTIZED      MARKET
                                              COST       VALUE         COST         VALUE
                                            ---------  ---------     ---------     ---------
                                                              (IN THOUSANDS)
Within one year or no maturity ..........      $--        $--         $4,753       $ 5,896
Greater than one year but less
   than five years ......................       --         --             14            15
Greater than five years but less
   than ten years .......................       --         --            147           160
Greater than ten years ..................       --         --          4,847         4,878
                                               ---        ---          -----       -------
      Total .............................      $--        $--         $9,761       $10.949
                                               ===        ===         ======       =======

NOTE 4 - LOANS RECEIVABLE

Loans receivable are summarized as follows:

                                                      JUNE 30,
                                             --------------------------
                                              1998               1997
                                             -------            -------
                                                 (IN THOUSANDS)
        First mortgage loans:
          One-to-four family residential ..   $9,315            $11,035
          Multi-family residential ........    3,423              4,604
          Commercial ......................    7,489              5,376
          Construction ....................   10,320              8,420
        Consumer and other loans:
          Savings account .................        2                  2
          Second mortgages ................      177                355
                                             -------            -------
             Total loans ..................   30,726             29,792
                                             -------            -------

        Less:
          Undisbursed loan proceeds .......    4,595              1,890
          Deferred loan fees ..............      164                154
          Allowance for loan losses .......      169                147
                                             -------            -------
                                               4,928              2,191
                                             -------            -------
             Loans receivable - net .......  $25,798            $27,601
                                             =======            =======

Activity in the allowance for loan losses is summarized as follows:


                                                  YEARS ENDED JUNE 30,
                                            ------------------------------
                                            1998         1997        1996
                                            ------     -------     -------
                                                   (IN THOUSANDS)
    Balance at beginning of year .........  $147         $126        $104
      Provisions charged against income ..    22           21          22
      Charge-offs and recoveries - net ...    --           --          --
                                            ----       ------        ----
    Balance at end of year ...............  $169         $147        $126
                                            ====       ======        ====

The existing allowance for loan losses is considered neither inadequate nor excessive relative to credit risk.

Loans receivable from officers and directors aggregated $19,090 and $154,801 at June 30, 1998 and 1997.

The Bank did not have any specific allowance for loan losses at June 30, 1998 and 1997. The Bank's policy is to set up a specific loss allowance when it becomes evident that a specific loan would be disposed of at a loss.

The majority of the Bank's lending activity is with borrowers located in metropolitan Milwaukee, Wisconsin. Although the Bank has a diversified portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the general economic conditions of the area.

NOTE 5 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:


                                                                     JUNE 30,
                                                                   -------------
                                                                    1998   1997
                                                                    ----   ----
                                                                  (IN THOUSANDS)
            Investment securities . . . . . . . . . . . . . . .     $ 40    $107
            Mortgage-backed securities. . . . . . . . . . . . .        3       5
            Loans receivable. . . . . . . . . . . . . . . . . .       44      70
                                                                    ----    ----
                                                                    $ 87    $182
                                                                    ====    ====




NOTE 6 - OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment are summarized by major classifications as follows:


                                                                     JUNE 30,
                                                                  -------------
                                                                   1998   1997
                                                                   ----   ----
                                                                  (IN THOUSANDS)
            Land. . . . . . . . . . . . . . . . . . . . . . . .    $  7    $  7
            Office building . . . . . . . . . . . . . . . . . .     147     147
            Furniture, fixtures and equipment . . . . . . . . .     116     111
            Automobile. . . . . . . . . . . . . . . . . . . . .      32      32
                                                                   ----    ----
                                                                    302     297
            Less accumulated depreciation . . . . . . . . . . .     227     211
                                                                   ----    ----
                                                                   $ 75    $ 86
                                                                   ====    ====



Depreciation charged to operations totalled $16,000, $18,000 and $23,000 for the years ended June 30, 1998, 1997 and 1996.

NOTE 7 - DEPOSIT ACCOUNTS

Deposits are summarized as follows:


                                                 AT JUNE 30,
                           --------------------------------------------------------
                                      1998                         1997
                           ---------------------------  ---------------------------
                                              WEIGHTED                     WEIGHTED
                                    PERCENT   AVERAGE            PERCENT   AVERAGE
                                    OF TOTAL  NOMINAL            OF TOTAL  NOMINAL
                           AMOUNT   DEPOSITS    RATE    AMOUNT   DEPOSITS    RATE
                           -------  --------  --------  -------  --------  --------
                                              (IN THOUSANDS)
Demand accounts:
  Non-interest-bearing ..  $    68     0.39%        --  $    35     0.20%       --
  NOW ...................       35     0.20%     2.50%       92     0.52%     2.50%
  Passbook ..............    2,350    13.56%     2.77%    2,660    15.13%     2.78%
  Money market ..........      852     4.92%     3.40%      926     5.26%     3.45%
                           -------  --------            -------  --------

Total demand accounts ...  $ 3,305    19.07%     2.87%  $ 3,713    21.10%     2.89%
                           -------  --------            -------  --------

Certificate accounts:
  3.00% to 3.99% ........  $    11     0.06%     3.40%  $    11     0.06%     3.40%
  4.00% to 4.99% ........       --        --        --       --        --        --
  5.00% to 5.99% ........    9,938    57.35%     5.50%   11,138    63.30%     5.52%
  6.00% to 6.99% ........    3,797    21.91%     6.15%    2,467    14.02%     6.10%
  7.00% to 7.99% ........      227     1.31%     7.30%      216     1.23%     7.30%
  8.00% to 8.99% ........       52     0.30%     8.00%       51     0.29%     8.00%
                           -------  --------            -------  --------
Total certificates ......  $14,025    80.93%     5.71%  $13,883    78.90%     5.65%
                           -------  --------            -------  --------
Total deposit accounts ..  $17,330   100.00%     5.17%  $17,596   100.00%     5.07%
                           =======  ========            =======  ========



Deposit accounts with individual balances of $100,000 or more totalled $1,402,000 and $1,402,000 at June 30, 1998 and 1997, respectively.

On June 30, 1998, certificate accounts have scheduled maturity dates as follows:


                                           YEAR ENDING JUNE 30,
                          ------------------------------------------------------
                           1999     2000   2001  2002  2003  THEREAFTER  TOTALS
                          -------  ------  ----  ----  ----  ----------  -------
                                              (IN THOUSANDS)
3.00% to 3.99% . . . . .      $11     $--   $--   $--  $ --      $--     $    11
4.00% to 4.99% . . . . .       --      --    --    --    --       --          --
5.00% to 5.99% . . . . .    7,971   1,457   281    20   209       --       9,938
6.00% to 6.99% . . . . .    2,380     826   493     5    93       --       3,797
7.00% to 7.99% . . . . .       63     164    --    --    --       --         227
8.00% to 8.99% . . . . .       --      --    --    --    52       --          52
                          -------  ------  ----   ---  ----      ---     -------
                          $10,425  $2,447  $774   $25  $354      $--     $14,025
                          =======  ======  ====   ===  ====      ===     =======


Interest expense on deposit accounts consist of the following:


                                           YEARS ENDED JUNE 30,
                                     ----------------------------------
                                     1998          1997           1996
                                     ----          ----          ------
                                           (IN THOUSANDS)
         Passbook, money market and
           certificate accounts ...  $913          $908          $1,144
         NOW accounts .............     2             3               2
                                     ----          ----          ------
                                     $915          $911          $1,146
                                     ====          ====          ======

\


NOTE 8 - BORROWINGS

                                                        AT JUNE 30,
                                         -----------------------------------------
                                                1998              1997
                                         ----------------   -------    -----------
                                                 WEIGHTED               WEIGHTED
                                                 AVERAGE                AVERAGE
                               MATURITY  AMOUNT    RATE     AMOUNT       RATE
                               --------  ------  --------  -------       ----
                                              (IN THOUSANDS)
Securities sold under
  agreements to repurchase ..  1998      $   --       --    $2,007       5.70%

Advances from the
  Federal Home Loan Bank ....  1998       2,000     6.19%    4,000       5.97%
                                         ------             ------

                                         $2,000             $6,007       5.84%
                                         ======             ======



The securities underlying the repurchase agreement are book entry securities. The dealer may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations, but have agreed to resell to Reliance Bancshares, Inc. identical or substantially the same securities upon the maturities of the agreements. Securities sold under repurchase agreements averaged $532,000 for the year ended June 30, 1998, and the maximum outstanding at any month-end during 1998 was $2,0 million.

FHLB advances are collateralized by residential real estate loans with a carrying value of $12.4 million at June 30, 1998, and all Federal Home Loan Bank stock.

In addition, the Company has a $2.0 million line of credit with Bank One, Milwaukee. Any advances bear interest based on either the LIBOR or prime rate. Reliance Bancshares, Inc. has the option to select the interest rate.

NOTE 9 - STOCKHOLDERS' EQUITY

At the time of its stock conversion, the Bank established a liquidation account in an amount equal to its total net worth as of the date of the latest statement of financial condition. The amount of the liquidation account was determined to be $10,049,000. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then hold. Except for the purchase of stock and payment of dividends by the Bank, the existence of the liquidation account will not restrict use or application of stockholders' equity.

In connection with the insurance of its deposits by the Federal Deposit Insurance Corporation, the Bank is required to maintain a minimum level of capital. Also, Wisconsin chartered savings banks are required to meet minimum capital levels of 6%. The following table summarizes the Bank's capital requirements and ratios.


                                                     AT JUNE 30, 1998
                              -------------------------------------------------------------
                                        AMOUNT                              RATIOS
                              ACTUAL   REQUIRED       EXCESS    ACTUAL     REQUIRED  EXCESS
                              -------  --------  -----------  -----------  --------  ------
                                                 (DOLLARS IN THOUSANDS)
Tier 1 risk-based capital ..  $20,297    $1,165      $19,132       69.71%     4.00%  65.71%
Tier 2 risk-based capital ..   20,466     2,329       18,137       49.32%     8.00%  41.32%
Leverage ratio .............   20,297     1,245       19,052       48.92%     3.00%  45.92%
State of Wisconsin .........   21,195     2,489       18,706       51.08%     6.00%  45.08%


The Bank's capital exceeds all of the fully phased-in capital requirements imposed by federal and Wisconsin law and regulation.

The following table summarizes the differences between the Company's stockholders' equity and the Bank's regulatory capital at June 30, 1998:



                                                         TIER 1          TOTAL
                                                       RISK-BASED      RISK-BASED    LEVERAGE    STATE OF
                                                        CAPITAL         CAPITAL       RATIO      WISCONSIN
                                                       ----------      ----------    --------    ---------
                                                                            (IN THOUSANDS)
Total consolidated stockholders' equity ...........     $22,372         $22,372       $22,372     $22,372

Holding Company stockholders' equity
 not available for regulatory purposes ............      (1,346)         (1,346)       (1,346)     (1,346)

General loss allowances ...........................          --             169            --         169

Unrealized gain on securities available for sale ..        (729)           (729)         (729)         --
                                                        -------         -------       -------     -------
                                                        $20,297         $20,466       $20,297     $21,195
                                                        =======         =======       =======     =======

NOTE 10 - INCOME TAXES

The provision for income taxes consists of the following:


                                                            YEARS ENDED JUNE 30,
                                                  ------------------------------------
                                                   1998             1997         1996
                                                  --------       ----------    -------
                                                            (IN THOUSANDS)
   Current tax provision:
     Federal ..............................       $360              $341          $264
     State ................................         95                92            72
                                                  ----             -----          ----
        Total current .....................       $455              $433          $336
                                                  ====             =====          ====

   Deferred tax provision (credit):
     Federal ..............................        (71)              (52)           (4)
     State ................................        (18)              (14)           (1)
                                                  ----             -----          ----
        Total deferred ....................        (89)              (66)           (5)
                                                  ----             -----          ----

        Total provision for income taxes ..       $366              $367          $331
                                                  ====             =====          ====

At June 30, 1998 the Bank had a net capital loss carry-forward for tax return purposes of $14,781 which, if unused, $591 expires in 1999, and $11,172 expires in 2000, and $3,018 expires in 2001.

Actual income tax expense differs from the "expected" income tax expense, computed by applying the statutory federal corporate tax rate of 34% to income before income taxes as follows:


                                                            YEARS ENDED JUNE 30,
                                                  ------------------------------------
                                                   1998             1997         1996
                                                  --------       ----------    -------
                                                            (IN THOUSANDS)
   Federal taxes at statutory rates ......           $319         $334           $287

   Increase (decrease) resulting from:
       State income taxes - net of federal
          income tax benefit .............             49           51             44
       Increase in cash value of
          life insurance .................             (1)          (9)            --
       Other - net .......................             (1)          (9)            --
                                                     ----         ----           ----

   Provision for income taxes ............           $366         $367           $331
                                                     ====         ====           ====

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are presented below:


                                                      JUNE 30,
                                               -------------------
                                                1998          1997
                                               ------        -----
                                                  (IN THOUSANDS)
   Deferred tax assets:
     Deferred loan fees .....................  $   65        $  60
     Allowance for loan losses ..............      58           49
     Accrued expenses .......................      43           37
     Deferred compensation ..................      72           47
     Other ..................................      14           10
                                               ------        -----
        Gross deferred tax assets ...........  $  252        $ 203
                                               ======        =====

   Deferred tax liabilities:
     Accrued income .........................  $   38        $  75
     FHLB stock dividends ...................       6            6
     Depreciation ...........................       1            3
     Unrealized gain on securities ..........     470          316
                                               ------        -----
        Gross deferred tax liabilities ......  $  515        $ 400
                                               ======        =====

        Net deferred tax asset (liability) ..  $(263)        $(197)
                                               ======        =====


Previously, the Bank qualified under provisions of the Internal Revenue Code which permitted as a deduction from taxable income allowable bad debt deductions which significantly exceeded actual experience and the financial statement loan loss provisions. A deferred tax liability was not required on these excess tax bad debt reserves. At June 30, 1998, the Bank's tax bad debt reserves were approximately $1,401,000. The Bank is now required to establish a deferred tax liability for the excess of its tax bad debt reserves over the balance at the close of the base year. The amount of the base year reserves is considered to meet the indefinite reversal criteria of Accounting Principles Board Opinion No. 12, "Accounting for Income Taxes - Special Areas," and accordingly, is not subject to deferred taxes. The Bank's base year tax bad debt reserves were approximately $1,401,000. Income taxes would be imposed at the then-applicable rates if the Bank were to use these reserves for any other purpose other than to absorb bad debt losses. In August 1996, federal legislation was enacted which repealed the favorable bad debt method for savings and loan associations. Subsequent to this repeal, the Bank continues to be subject to this potential tax liability to the extent payments or distributions of these appropriated earnings occur.

NOTE 11 - FORECLOSED PROPERTIES AND REAL ESTATE IN JUDGMENT

Foreclosed properties and real estate in judgment is summarized as follows:


                                                      JUNE 30,
                                                  ---------------
                                                  1998       1997
                                                  ----       ----
                                                  (IN THOUSANDS)
Real estate in judgment subject to redemption ..  $  --     $  --
Foreclosed properties ..........................     --        --
Allowance for losses ...........................     --        --
                                                  -----     -----
                                                  $        $
                                                  =====    ======

NOTE 12 - OFFICER, DIRECTOR AND EMPLOYEE BENEFIT PLAN

The Bank is a participant in the multi-employer Financial Institutions Retirement Fund ("FIRF"). The FIRF covers substantially all of the Bank's employees and provides benefits based on compensation and years of service for employees age 21 and over after one year of eligibility service. The Bank's contributions are determined by FIRF and generally represent the normal cost of the plan. The plan provides benefits of approximately 1.5% of the average of the five highest years of compensation times the number of years of service. Pension costs and funding include normal costs and amortization of prior serv ice costs over 15 years. The FIRF does not make separate actuarial valuations or segregate plan assets by participating employer. As a result, disclosure required by SFAS No. 87, "Employer's Accounting for Pensions," cannot be made. Significant actuarial assumptions for the FIRF include a 7.5% return on plan investments. Pension expense is based on the Bank's contributions as determined by the FIRF. The market value of the net assets of the fund exceeds the liabilities for the present value of accrued benefits in the aggregate. Contributions of $1,000, $31,000 and $29,000 were made for the years ended June 30, 1998, 1997 and 1996, respectively.

Concurrent with the conversion from a mutual savings bank to a stock savings bank, the Bank borrowed funds from the holding company to purchase 89,125 shares of Reliance Bancshares, Inc. common stock to establish an Employee Stock Ownership Plan (ESOP) for substantially all of its employees. The loan is to be repaid over fifteen years and bears interest at 7.0%. Unallocated ESOP shares are reflected as a reduction from stockholders' equity in the Company's consolidated statements of financial condition. 6,164 and 16,196 shares were allocated to participants for the year ended June 30, 1998 and 1997. Expense to the ESOP was $54,000, and $127,000 for 1998 and 1997. ESOP shares as of June 30 were as follows:


                                                        JUNE 30,
                                                  ------------------
                                                    1998      1997
                                                  --------  --------
   Allocated shares ............................    22,360    16,196
   Shares ratably released for allocation ......        --        --
   Unreleased shares ...........................    66,765    72,929
                                                  --------  --------
   Total ESOP shares ...........................    89,125   89,1295
                                                  ========  ========

   Fair value of unreleased shares at June 30 ..  $550,811  $610,780
                                                  ========  ========



The Bank has a nonqualified deferred retirement plan for directors. The Plan was approved by the Commissioner of Savings and Loan of the State of Wisconsin on June 20, 1994. The Plan provides for each director to receive additional benefits at retirement. In the event of death during service, the same amounts are payable to a director designated beneficiary. The Bank has acquired permanent life insurance policies on the individuals to fund the Plans. The cash value of the policies totaled $219,000 at June 30, 1998. The directors have no rights, title or interest in the insurance policies. The deferred compensation liabilities are being accrued ratably from July 1994 to the respective normal retirement dates. As of June 30, 1998 and 1997, $121,114 and $88,450 had been accrued for the Plan.

RECOGNITION AND RETENTION PLAN

The Recognition and Retention Plan of the bank was adopted on May 15, 1997 to enable the Bank to reward and retain key officers. A total of 81,980 shares of common stock were awarded. One-third of the shares become vested on date of adoption, one-third vested on May 15, 1998, and the remaining one-third will vest on May 15, 1999. Compensation expense for stock rewarded under this plan is recorded over the vesting periods, and totaled $211,000 and $242,000 for the years ended June 30, 1998 and 1997. Since the plan was adopted during 1997, there are no expenses for the year ended June 30, 1996.

STOCK OPTION PLAN

The Stock Option Plan of the Company was adopted on May 15, 1997. A total of 256,234 shares of common stock were authorized to be reserved for the grant of both incentive and nonincentive stock options to officers and directors. The option exercise price is equal to the fair market value of the common stock on the date of the grant ($7.81 on May 15, 1997). The option term cannot exceed ten years. A total of 221,066 shares of common stock were granted under the plan on May 15, 1997. On April 8, 1998, 38,204 shares were granted under the plan. The options vested one-third on May 15, 1997 and one-third on May 15, 1998, and will vest one-third on May 15, 1999.

As disclosed in Note 1, the Company has elected to allow APB Opinion No. 25 "Accounting for Stock Issued to Employees," and related interpretations for accounting for its stock option grants. Accordingly, no compensation expense has been recognized for the Company's stock option grants. Had compensation cost for the Company's 1998 and 1997 grant for stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced by $96,000 and $171,000 and $.04 and $.07. Assumptions used to estimate the value was a risk free interest rate of 5.44%, expected life of ten years, volatility of 21% and no expected dividends.

The following is a summary of stock option transactions for the year ended June 30, 1998:


                                                                   WEIGHTED
                                                                   AVERAGE
                                                    NUMBER OF      EXERCISE
                                                      SHARES        PRICE
                                                    ---------      --------
         Initial grant date - May 15, 1997 .......    221,066       $7.81
         Granted .................................     38,204        9.25
         Exercised ...............................    (8,137)        7.81
         Forfeited ...............................    (4,036)        7.81
                                                      -------      ------
         Outstanding at June 30, 1998 ............    247,097        8.03
                                                      =======      ======

         Available for future grant at year-end ..      1,000
                                                      =======

NOTE 13 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND OTHER
COMMITMENTS

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. The financial instrument consists of commitments to extend credit. This instrument involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition. The contract amounts reflect the extent of involvement the Bank has in the particular class of financial instrument. The Bank's maximum exposure to credit loss for commitments to extend credit is represented by the contract amount of those instruments.

Financial instruments whose contract amounts represent credit risk are as follows:


                                              JUNE 30,
                                          ---------------
                                          1998       1997
                                          ----       ----
                                           (IN THOUSANDS)
           Commitments to extend credit:
              Fixed rate ...............  $946      $1,890




Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and generally require payment of a fee. As some commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates the creditworthiness of each customer on a case by case basis. The Bank generally extends credit only on a secured basis. Collateral obtained varies, but consists primarily of one- to four-family residences.

Commitments to extend credit on a fixed-rate basis expose the Bank to a certain amount of interest rate risk if market rates of interest substantially increase during the commitment period.

The Bank is a party to various legal actions normally associated with financial institutions, the aggregate effect of which, in management's and legal counsel's opinion, would not be material to the financial condition of Reliance Bancshares, Inc.


NOTE 14 - DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement No. 107, ("Disclosures about Fair Value of Financial Instruments"), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair market estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not necessarily represent the underlying value of Reliance Bancshares, Inc. Reliance Bancshares, Inc. does not routinely measure the market value of financial instruments because such measurements represent point-in-time estimates of value. It is generally not the intent of Reliance Bancshares, Inc. to liquidate and therefore realize the difference between market value and carrying value and even if it were, there is no assurance that the estimated market values could be realized. Thus, the information presented is not particularly relevant to predicting Reliance Bancshares, Inc.'s future earnings or cash flows.

The following methods and assumptions were used by Reliance Bancshares, Inc. in estimating its fair value disclosures for financial instruments.

CASH AND SHORT-TERM INVESTMENTS

The carrying values approximate the fair values for these assets.

SECURITIES AVAILABLE FOR SALE, INVESTMENTS, AND MORTGAGE-BACKED SECURITIES

Fair values are based on quoted market prices, where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS

Fair values are based on quoted market prices for loans with similar financial characteristics.

DEPOSITS

The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW accounts, money market, and checking accounts, is the amount payable on demand at the reporting date. The fair value of fixed rate time deposits is calculated using discounted cash flows applying interest rates currently being offered on similar certificates.

BORROWINGS

The carrying amounts of short-term borrowings approximate their fair values.

OFF-BALANCE SHEET INSTRUMENTS

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair value of these off-balance-sheet items approximates the recorded amounts of the related fees and is not material.

The carrying amounts and estimated fair value of financial instruments were as follows:


                                                      JUNE 30,
                                    ---------------------------------------------
                                            1998                   1997
                                    --------------------  -----------------------
                                    CARRYING  ESTIMATED   CARRYING    ESTIMATED
                                     AMOUNT   FAIR VALUE    AMOUNT   FAIR VALUE
                                    --------  ----------  --------  -------------
                                                   (IN THOUSANDS)
Financial Assets:
  Cash and cash equivalents ......    $4,346      $4,346    $3,048     $ 3,048
  Certificates of Deposit ........       493         493       294         294
  Securities available for sale ..    10,949      10,949    11,481      11,481
  Securities held to maturity ....        --          --     3,874       3,934
  Loans receivable ...............    25,798      26,947    27,601      28,859

Financial Liabilities:
  Deposits:
     Demand deposits .............     3,305       3,305     3,713       3,713
     Certificates ................    14,025      14,921    13,883      14,609
  Borrowed funds .................     2,000       2,000     6,008       6,008

NOTE 15 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed statements of financial condition as of June 30, 1998 and 1997 and condensed statements of income and cash flows for the period then ended for Reliance Bancshares, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.

                   CONDENSED STATEMENT OF FINANCIAL CONDITION
                                 (IN THOUSANDS)


                                                           JUNE 30,
                                                      -------------------
                                                         1998       1997
                                                         ----       ----
                                     ASSETS
         Cash .......................................  $    49  $   416
         Cash equivalent interest-bearing deposits ..    1,950      936
         Investment securities available for sale ...       --    1,005
         Investment securities held to maturity .....       --    1,992
         Investment in savings bank subsidiary ......   21,026   20,157
         Loan to ESOP ...............................      449      449
         Other assets ...............................  $   107  $    28
                                                       -------  -------
           Total assets .............................  $23,581  $24,983
                                                       =======  =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

      Borrowed funds ...............................  $     --   $ 2,008
      Liabilities ..................................         8         9
                                                      --------   -------
        Total liabilities ..........................  $      8   $ 2,017
                                                      ========   =======

      Stockholders' equity .........................    23,573    22,966
                                                      --------   -------
        Total liabilities and stockholders' equity .  $ 23,581   $24,983
                                                      ========   =======


                          CONDENSED STATEMENT OF INCOME
                                 (IN THOUSANDS)

                                                           YEAR ENDED      YEAR ENDED
                                                             JUNE 30        JUNE 30
                                                              1998            1997
                                                           ----------      ----------
      Interest income ................................       $ 180            $404
      Interest expense ...............................          34              75
                                                              ----             ---
        Net interest income ..........................         146             329

      Non-interest income ............................        --                 2
                                                              ----             ---
        Operating income .............................         146             331

      Non-interest expense
        Compensation and employee benefits ...........          11               6
        Professional services ........................          94              88
        Other ........................................          43              34
                                                              ----             ---
           Total non-interest expense ................         148             128
                                                              ----             ---
           Income (loss) before income taxes  equity
             in undistributed earnings of subsidiary .          (2)            203

      Income tax .....................................          (1)             80
                                                              ----             ---
          Income (loss) before equity in undistributed
             earnings of subsidiary ..................          (1)            123

      Equity in undistributed earnings of subsidiary .         815             753
                                                              ----             ---

          Net income .................................       $ 814            $876
                                                              ====             ===

                       CONDENSED STATEMENT OF CASH FLOWS
                                 (In thousands)

                                                                                YEAR ENDED  YEAR ENDED
                                                                                  JUNE 30     JUNE 30
                                                                                   1998        1997
                                                                                ----------  ----------
Cash flows from operating activities:
     Net income .............................................................   $    814    $    876
     Adjustments to reconcile net income to
       net cash provided by operating activities:
          Equity in undistributed earnings of subsidiary ....................       (869)     (1,114)
          Amortization ......................................................         (8)         (7)
          ESOP expenses .....................................................         54         126
          Net (increase) decrease in other assets ...........................        (79)         22
          Net increase (decrease) in other liabilities ......................          1          (5)
          Loss (gain) on investments ........................................         --          (2)
                                                                                --------    --------
     Net cash provided operating activities: ................................        (87)       (104)
                                                                                --------    --------

Cash flows from investing activities:
     Purchase of investment securities available for sale ...................         --      (4,000)
     Proceeds from sales/maturities of investment
        securities available for sale .......................................      3,000       3,462
     Proceeds from sales/maturities of investment
        securities held to maturity .........................................         --       5,000
     Payment received on loan to ESOP .......................................         --         248
                                                                                --------    --------
        Net cash provided (used) by investing activities ....................      3,000       4,710
                                                                                --------    --------


Cash flows from financing activities:
     Net proceeds from issuance of common stock upon conversion .............         --          --
     Cash dividends .........................................................         --      (7,317)
     Purchase of treasury stock .............................................       (526)       (283)
     Treasury stock issued ..................................................        268         213
     Proceeds from securities sold under repurchase agreements ..............         --       4,053
     Payments on securities sold under repurchase agreements ................     (2,008)     (2,046)
                                                                                --------    --------
        Net cash provided (used) by financing activities ....................     (2,266)     (5,380)
                                                                                --------    --------

     Increase (decrease) in cash and cash equivalents .......................        647        (774)

Cash and cash equivalents at beginning of year ..............................      1,352       2,126
                                                                                --------    --------

Cash and cash equivalents at end of year ....................................   $  1,999    $  1,352
                                                                                ========    ========

NOTE 16 - QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)



                                                   THREE MONTHS ENDED
                                        ----------------------------------------
                                        SEPT. 30   DEC. 31   MAR. 31,   JUNE 30,
                                          1997      1997       1998       1998
                                        --------  ---------  ---------  --------
                                                     (IN THOUSANDS)
Interest and dividend income .........  $    856  $     837  $     849  $    818
Interest expense .....................       315        302        286       286
                                        --------  ---------  ---------  --------
   Net interest income ...............       541        535        563       532
Provision for loan losses ............         5          5          6         6
                                        --------  ---------  ---------  --------
   Net interest income after provision
    for loan losses ..................       536        530        557       526
Non-interest income ..................        (2)        16          2        35
Non-interest expense .................       253        341        332       336
                                        --------  ---------  ---------  --------
   Income before income taxes ........       281        205        227       225
Income taxes .........................       118         76         80        92
                                        --------  ---------  ---------  --------
   Net income ........................  $    163  $     129  $     147  $    133
                                        ========  =========  =========  ========




                                                   THREE MONTHS ENDED
                                        ----------------------------------------
                                        SEPT. 30   DEC. 31   MAR. 31,   JUNE 30,
                                          1996      1996       1997       1997
                                        --------  ---------  ---------  --------
                                                     (IN THOUSANDS)
Interest and dividend income .........  $    836  $     891  $     839  $    906
Interest expense .....................       231        252        281       308
                                        --------  ---------  ---------  --------
   Net interest income ...............       605        639        558       598
Provision for loan losses ............         5          6          6         5
                                        --------  ---------  ---------  --------
   Net interest income after provision
    for loan losses ..................       600        633        552       593
Non-interest income ..................         3          5          2        26
Non-interest expense .................       346        229        262       594
                                        --------  ---------  ---------  --------
   Income before income taxes ........       257        409        292        25
Income taxes .........................        98        156        116        (3)
                                        --------  ---------  ---------  --------
   Net income ........................  $    159  $     253  $     176  $     28
                                        ========  =========  =========  ========

The following schedule is a summary of earnings per share and market information during the years ended June 30, 1998 and 1997.


                                          THREE MONTHS ENDED
                               ----------------------------------------
                               SEPT. 30   DEC. 31   MAR. 31,   JUNE 30,
                                 1997      1997       1998       1998
                               --------  ---------  ---------  --------
        Earnings per share ..     $0.07      $0.05      $0.07     $0.05
        Dividends paid ......        --         --         --        --

        Market information:
         Trading range
           High .............     9.000      9.750     10.125     8.875
           Low ..............     7.750      8.250      8.750     8.063
           Close ............     8.500      9.500      8.875     8.250


                                         THREE MONTHS ENDED
                               ----------------------------------------
                               SEPT. 30  DEC. 31    MAR. 31,   JUNE 30,
                               1996      1996       1997       1997
                               --------  ---------  ---------  --------
        Earnings per share ..    $ 0.06    $  0.10     $ 0.07    $ 0.02
        Dividends paid ......        --       3.00         --        --

        Market information:
         Trading range
           High .............     8.750     10.250      7.750     8.500
           Low ..............     7.625      6.125      6.375     7.000
           Close ............     8.625      6.750      7.250     8.375



NOTE 17 -- FEDERAL DEPOSIT INSURANCE CORPORATION SPECIAL ASSESSMENT

Federal legislation enacted on September 30, 1996 addressed inadequate funding of the Savings Association Insurance Fund ("SAIF"), which had resulted in a large deposit insurance premium disparity between banks insured by the Bank Insurance Fund ("BIF") and SAIF insured thrifts. As a result of this new legislation, a one-time special assessment was imposed on thrift institutions, and the Company recognized a $144,000 pretax charge for the year ended June 30, 1997 for assessment on its savings bank subsidiary. The after tax impact on earnings amounted to $87,000. The legislation also provides for a reduction in deposit insurance premiums in subsequent periods and other regulatory reforms.

NOTE 18 -- PENDING MERGER

On June 30, 1998, the Company signed a definitive Agreement and Plan of Reorganization that provides for the acquisition of the Company and thus the Bank by St. Francis Capital Corporation ("St. Francis"). Under the terms of the definitive agreement, St. Francis will acquire all of the outstanding shares of the Company through a merger transaction pursuant to which the Company's shareholders will elect to receive either cash or shares of St. Francis's common stock in exchange for their shares (the "Merger"). Consummation of the transaction is subject to regulatory approval, approval of the Company's shareholders and the satisfaction of certain other conditions.

                                   EXHIBIT A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                   EXHIBIT B

                          AGREEMENT AND PLAN OF MERGER

                                   EXHIBIT C

                 OPINION OF ROBERT W. BAIRD & CO. INCORPORATED

                                December 8, 1998



Board of Directors
Reliance Bancshares, Inc.
3140 S. 27th Street
Milwaukee, WI 53125

Ladies and Gentlemen:

         Reliance Bancshares, Inc. ("Reliance") has entered into an Agreement and Plan of Reorganization (the "Agreement") with St. Francis Capital Corporation ("St. Francis"). Pursuant to the Agreement, at the Effective Time (as defined in the Agreement), Reliance shall be merged with and into St. Francis and, immediately thereafter, Reliance Savings Bank, a wholly owned subsidiary of Reliance, will be merged with and into St. Francis Bank, F.S.B., a wholly owned subsidiary of St. Francis (collectively, the "Merger") and each share of the common stock, $1.00 par value per share ("Company Common Stock") of Reliance (other than Dissenting Shares (as defined in the Agreement) and shares held by Reliance, St. Francis or any of their respective subsidiaries) will be converted into the right to receive the Merger Consideration (as hereinafter defined).

         The "Merger Consideration" means an amount in cash equal to the Per Share Cash Distribution (as hereinafter defined) or a fractional share of St. Francis common stock, par value $0.01 per share ("Acquiror Common Stock") equal to the Per Share Stock Distribution (as hereinafter defined), as the holder of Company Common Stock may elect or deem to have elected pursuant to the Agreement (and subject to the limitations on such elections set forth in the Agreement). The "Per Share Cash Distribution" means (i) $10.00, if the Acquiror Average Stock Price (as defined in Section 1.05(d) of the Agreement) is $40.00 or less,
(ii) an amount equal to 0.250 of the Acquiror Average Stock Price, if the Acquiror Average Stock Price is between $40.01 and $42.00, (iii) $10.50, if the Acquiror Average Stock Price is between $42.01 and $45.74, and (iv) an amount equal to 0.2295 of the Acquiror Average Stock Price, if the Acquiror Average Stock Price is $45.75 or more. The "Per Share Stock Distribution" means a fractional share of Acquiror Common Stock equal to (i) $10.00, divided by the Acquiror Average Stock Price, if the Acquiror Average Stock Price is $40.00 or less, (ii) 0.250, if the Acquiror Average Stock Price is between $40.01 and $42.00, (iii) $10.50, divided by the Acquiror Average Stock Price, if the Acquiror Average Stock Price is between $42.01 and $45.74 and (iv) 0.2295 of the Acquiror Average Stock Price, if the Acquiror Average Stock Price is $45.75 or more.

Reliance Bancshares, Inc.
December 8, 1998
Page 2


         You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock (other than St. Francis and its affiliated companies).

         Robert W. Baird & Co. Incorporated ("Baird"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

         In conducting our investigation and analysis and in arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of Reliance and St. Francis furnished to us for purposes of our analysis, as well as publicly available information including but not limited to Reliance's and St. Francis' recent filings with the Securities and Exchange Commission and equity analyst research reports prepared by various investment banking firms including Baird; (ii) reviewed the Agreement; (iii) compared the historical market prices and trading activity of the Company Common Stock and Acquiror Common Stock with those of certain other publicly traded companies we deemed relevant; (iv) compared the financial position and operating results of Reliance and St. Francis with those of other publicly traded companies we deemed relevant; (v) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations involving thrift institutions we deemed relevant; and (vi) reviewed certain potential pro forma effects of the Merger on St. Francis. We have held discussions with members of Reliance's and St. Francis' respective senior managements concerning Reliance's and St. Francis' historical and current financial condition and operating results, as well as the future prospects of Reliance and St. Francis, respectively. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of Reliance. We have also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

         In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of Reliance and St. Francis, and have not been engaged to independently verify any such information. We have assumed, with your consent, (i) that all material assets and liabilities (contingent or otherwise, known or unknown) of Reliance and St. Francis are as set forth in their respective financial statements; (ii) the Merger will be accounted for under the purchase method of accounting; (iii) the Merger will be consummated in accordance with the terms of the Agreement without any amendment thereto and without waiver of any condition; (iv) the prospective cost savings and revenue enhancements contemplated by managements of both companies following the Merger will be realized; and (v) all shareholder and required regulatory approvals will be obtained in a timely manner. We have also assumed that the financial forecasts examined by us were reasonably prepared on bases reflecting the best

Reliance Bancshares, Inc.
December 8, 1998
Page 3


available estimates and good faith judgments of Reliance's and St. Francis' respective senior managements as to future performance of Reliance and St. Francis, respectively. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Reliance and St. Francis nor have we made a physical inspection of the properties or facilities of Reliance or St. Francis. Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. Furthermore, we express no opinion as to the price or trading range at which Reliance's or St. Francis' securities (including without limitations the Company Common Stock and Acquiror Common Stock) will trade following the date hereof.

         Our opinion has been prepared at the request and for the information of the Board of Directors of Reliance, and shall not be used for any other purpose or disclosed to any other party without the prior written consent of Baird; provided, however, that this letter may be reproduced in full in the Proxy Statement-Prospectus to be provided to Reliance's shareholders in connection with the Merger. This opinion does not address the relative merits of the Merger and any other potential transactions or business strategies considered by Reliance's Board of Directors, and does not constitute a recommendation to any shareholder of Reliance as to how any such shareholder should vote with respect to the Merger. Baird will receive a fee for rendering this opinion. In the past, we have provided investment banking and financial advisory services to Reliance and St. Francis, including in connection with both Reliance's and St. Francis' conversions from mutual to stock companies, for which we received our customary compensation.

         In the ordinary course of our business, we may from time to time trade the securities of Reliance and St. Francis for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

         Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than St.
Francis and its affiliated companies).

Very truly yours,

ROBERT W. BAIRD & CO. INCORPORATED

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant is incorporated under the Wisconsin Business Corporation Law ("WBCL"). Under Section 180.0851(1) of the WBCL, the Registrant is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Registrant. In all other cases, the Registrant is required by Section 180.0851(2) to indemnify a director or officer against liability incurred in a proceeding to which such a person was a party because he or she was a director or officer of the Registrant, unless it is determined that he or she breached or failed to perform a duty owed to the Registrant and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant's articles of incorporation, bylaws, a written agreement or a resolution of the Board of Directors or shareholders.

     Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required to be permitted under Sections 180.0850 to
180.0858 of the WBCL, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

     Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

     Section 180.0833 of the WBCL provides that with certain exceptions, directors of the Registrant against whom claims are asserted with respect to the declaration of improper dividends or distributions to shareholders or certain other improper acts which they approved are entitled to contribution from other directors who approved such actions and from shareholders who knowingly accepted an improper dividend or distribution, as provided therein. In addition, Articles VIII and IX of the Registrant's Articles of Incorporation provide as follows:

     "ARTICLE VII.  INDEMNIFICATION.

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of service as a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another corporation, including, without limitation, any subsidiary, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in their capacity as a director or officer or in any other capacity while serving as such, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the WBCL, as the same exists or may hereafter be amended (but, in the case of any amendment, only to the extent the amendment permits the Corporation to provide broader indemnification rights than such law permitted prior to amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnitee in connection therewith; provided, however, that, except as provided in Section C of this Article VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify such indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee only if the proceeding (or part thereof) was authorized by the Board pursuant to the WBCL on written request by the indemnitee to the Corporation.

     B. The right to indemnification conferred in Section A of this Article VIII shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition ("advancement of expenses"); provided, that if the WBCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking ("undertaking"), by or on behalf of the indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal ("final adjudication") that the indemnitee is not entitled to indemnification for expenses under this Section B or otherwise, together with a written affirmation by the indemnitee of his or her good faith belief that he or she has not breached or failed his or her duties to the Corporation. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     C. The rights to indemnifications and to advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, these Articles of Incorporation, By-laws, agreement, vote of shareholders or directors, or otherwise.

     D. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, regardless of whether the Corporation would have the power to indemnify such person against such expense, liability or loss under the WBCL.

     E. The Corporation may, as authorized from time to time by a majority vote of disinterested directors, grant indemnification and advancement of expenses to any employee or agent of the Corporation or any person who is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, including, without limitation, any subsidiary of the Corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of this Article VIII permits indemnification and advancement of expenses for directors and officers of the Corporation.

     ARTICLE IX.  LIMITATION OF LIABILITY.

          A director of this Corporation shall not be personally liable to the Corporation or its shareholders, or any person asserting rights on behalf of the Corporation or its shareholders, for monetary damages for breach or failure to perform any duty resulting from his or her status unless the person asserting liability proves that the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Corporation or its shareholders in a matter in which the director has a material conflict of interest, (ii) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful, (iii) a transaction from which the director received an improper personal benefit, or (iv) willful misconduct. If the WBCL is hereafter amended to authorize corporate action further alienating or limiting the personal liability of directors, the liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by such law as amended."

     The directors and officers of St. Francis Bank, F.S.B. ("St. Francis Bank") are included in the Registrant's directors' and officers' liability insurance policy. The Registrant's insurance policy provides that, subject to the applicable liability limits and retention amounts, the insurer will reimburse directors and officers of St. Francis Bank and the Registrant for a "loss" (as defined in the policy) sustained by a director or officer resulting from any claim made against them for a "wrongful act" (as defined in the policy). The policy also provides that, subject to the applicable liability limits and retention amounts, the insurer will reimburse the Registrant for a loss for which the Registrant has lawfully indemnified (or is required or permitted by law to indemnify) a director or officer resulting from any such claim. Subject to certain exclusions set forth in the policy, "wrongful act" is defined to mean any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers in the discharge of their duties solely in their capacities as such directors or officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS



 EXHIBIT
 NUMBER     DESCRIPTION OF DOCUMENT
 -------    -----------------------
   2.1      Agreement and Plan of Reorganization, dated June 30, 1998, by and between
            St. Francis Capital Corporation and Reliance Bancshares, Inc.(1)

   2.2      Agreement and Plan of Merger, dated September 22, 1998, between St.
            Francis Capital Corporation and Reliance Bancshares, Inc.(1)

   3.1      St. Francis' Articles of Incorporation (incorporated by reference to St.
            Francis' Form S-1 Registration Statement (33-58680) declared effective by the SEC on April 22, 1993).

   3.2      Articles of Amendment to St. Francis' Articles of Incorporation
            (incorporated by reference to Exhibit A of the Rights Agreement filed as
            Exhibit 3.5 to St. Francis' Current Report on Form 8-K filed September 26,
            1997).

   3.3      St. Francis' Bylaws (incorporated by reference to St. Francis' Annual
            Report on Form 10-K for the fiscal year ended September 30, 1995).

   4.1      Rights Agreement between St. Francis and Firstar Trust Company, as Rights
            Agent, dated September 25, 1997 (incorporated by reference to Exhibit 4.1 to St. Francis' Current Report on Form 8-K filed September 26, 1997).

   5.1      Opinion of Michael Best & Friedrich LLP regarding Legality of Securities being Issued.(1)

   8.1 Opinion of Michael Best & Friedrich LLP regarding federal income tax consequences.(1)

   10.1     Employment Agreement - Allan T. Bach.(1)

   10.2     Proposed Employment Agreement - Carol A. Barnharst.(1)

   10.3 Form of Voting Agreement by and between St. Francis and the executive officers and directors of Reliance in their individual capacity.(1)

   10.4     Form of Letter Agreement by and between St. Francis and "affiliates" of
            Reliance.(1)

   21.1     Subsidiaries of St. Francis.(1)

   23.1     Consent of Michael Best & Friedrich LLP as to the Legality of the
            Securities Being Issued (contained in its opinion filed as Exhibit 5.1).

   23.2     Consent of KPMG Peat Marwick LLP.

   23.3     Consent of Schenck & Associates, S.C.

   23.4     Consent of Michael Best & Friedrich LLP as to its tax opinion (contained in its opinion filed as Exhibit 8.1).

   23.5     Consent of Robert W. Baird & Co., Incorporated, Financial Advisor to
            Reliance Bancshares, Inc. (included in Exhibit C to the Proxy
            Statement/Prospectus).

24.1 Power of Attorney (contained in the Signature Page of this Registration Statement).(1)


-----------------

(1)  Previously filed.


99.1      Form of proxy to be mailed to shareholders of Reliance.

     (b)  FINANCIAL STATEMENT SCHEDULES

          Not applicable.

     (c)  REPORTS, OPINIONS OR APPRAISALS

          1. Opinion of Robert W. Baird & Co., Incorporated (included herein as Exhibit C to the Proxy Statement/Prospectus).

ITEM 22.  UNDERTAKINGS.

          (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                    Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                    (ii) To reflect in the prospectus any facts or events
                         arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                    (iii) To include any material information with respect to
                         the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange

               Act) which is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (C) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (D) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

               (2)  The undersigned Registrant undertakes that every prospectus
                    (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
                    Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (E) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any existing provision or arrangement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (F) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated document by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (G) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, St. Francis Capital Corporation has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookfield, State of Wisconsin on December 7 , 1998.

                                       ST. FRANCIS CAPITAL CORP.


                                       By: /s/ Thomas R. Perz
                                           -------------------------------------
                                           Thomas R.Perz,
                                           President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas R. Perz and Jon D. Sorenson or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any state of the United States, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS PRE-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.



      SIGNATURE                                       TITLE                           DATE
      ---------                                       -----                           ----
/s/ Thomas R. Perz                       President, Chief Executive                   December 7, 1998
------------------------                 Officer and Director (Principal
Thomas R. Perz                           Executive and Operating Officer)


/s/ Jon D. Sorenson*                     Chief Financial Officer and                  December 7, 1998
------------------------                 Treasurer (Principal Financial
Jon D. Sorenson                          and Accounting Officer)


/s/ John C. Schlosser*                   Chairman of the Board and                    December 7, 1998
------------------------                 Director
John C. Schlosser

/s/ David J. Drury*                      Director                                     December 7, 1998
------------------------
David J. Drury

/s/ Rudolph T. Hoppe*                    Director                                     December 7, 1998
------------------------
Rudolph T. Hoppe

/s/ Edward W. Mentzer*                   Director                                     December 7, 1998
------------------------
Edward W. Mentzer

/s/ Jeffrey A. Reigle*                   Director                                     December 7, 1998
------------------------
Jeffrey A. Reigle

/s/ Julia H. Taylor*                     Director                                     December 7, 1998
------------------------
Julia H. Taylor

/s/ Edmund O. Templeton*                 Director                                     December 7, 1998
------------------------
Edmund O. Templeton


* By:/s/ Thomas R. Perz
     --------------------------------
     Thomas R. Perz, Attorney-in-fact